As filed with the Securities and Exchange Commission on October 15, 2004
Registration No. 333-112314

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2

to
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sanofi-Aventis

(formerly known as Sanofi-Synthelabo)
(Exact name of registrant as specified in its charter)

N/A

(Translation of registrant name into English)

Republic of France (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	133529324 (I.R.S. Employer Identification No.)
174 avenue de France
75013 Paris, France
Tel: + 33 1 53 77 40 00
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

John Spinnato

General Counsel, Vice President and Secretary
Sanofi-Synthelabo Inc.
90 Park Avenue
New York, New York 10016
Tel: (212) 551-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dirk Oldenburg Senior Vice President and General Counsel Sanofi-Aventis 174 avenue de France 75013 Paris, France + 33 1 53 77 40 00	David A. Katz Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied or waived.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this information statement/prospectus remains subject to completion or amendment. This information statement/prospectus does not constitute an offer to sell these securities and does not constitute a solicitation of any offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED OCTOBER 15, 2004

November [ • ], 2004

Dear Aventis U.S. Shareholder:

As a result of the broad success of its revised offers, which were accepted by an overwhelming number of Aventis shareholders worldwide, Sanofi-Aventis (formerly known as Sanofi-Synthelabo) now owns 97.98% of the share capital of Aventis and has created the largest pharmaceutical group in Europe and the third largest in the world.

In order to create a more simplified legal structure that better reflects the operational organization of the new group, Sanofi-Aventis and Aventis have entered into a merger agreement, dated October 14, 2004, that provides for the merger of Aventis with and into Sanofi-Aventis, with Sanofi-Aventis continuing as the surviving company. In the merger, all of the assets and liabilities of Aventis will be transferred in accordance with French law to Sanofi-Aventis, and Aventis will be dissolved, without any liquidation distribution.

If you hold Aventis ordinary shares, as a result of the merger, by operation of French law, you will become a shareholder of Sanofi-Aventis and will be entitled to receive 27 newly issued Sanofi-Aventis ordinary shares, nominal value €2 per share, for every 23 Aventis ordinary shares, nominal value €3.82 per share, that you hold at the effective time of the merger (or approximately 1.1739 Sanofi-Aventis ordinary shares for each Aventis ordinary share). We expect the merger to be effective on December 31, 2004.

If you hold Aventis ADSs (each Aventis ADS representing one Aventis ordinary share), as a result of the merger, your Aventis ADSs will represent an ownership interest in the merger consideration received by the Aventis depositary in respect of the deposited Aventis ordinary shares underlying your Aventis ADSs. However, in connection with the merger, Aventis has amended, and intends to terminate, the Aventis deposit agreement with the result that you will be entitled to receive your interest in the merger consideration in the form of Sanofi-Aventis ADSs (each Sanofi-Aventis ADS representing one-half of one Sanofi-Aventis ordinary share). Accordingly, you will be entitled to receive 54 Sanofi-Aventis ADSs for every 23 Aventis ADSs that you hold at the effective time of the merger. See “Treatment of Aventis ADSs in Connection With the Merger”.

Aventis has scheduled an extraordinary general meeting of shareholders on December 13, 2004 to consider and vote upon a proposal to approve the merger agreement. In general, holders of Aventis ordinary shares that have properly registered their shares at least two days before the meeting will be entitled to vote at the extraordinary general meeting or any adjourned or postponed meeting. However, because Sanofi-Aventis owns 791,317,831 Aventis ordinary shares (representing 98.02% of the votes entitled to be cast at the extraordinary general meeting of shareholders), Sanofi-Aventis can cause the merger agreement to be approved by Aventis shareholders without the affirmative vote of any other Aventis shareholder and intends to do so. Therefore, neither Aventis nor Sanofi-Aventis is asking you for a proxy and you are requested not to send us a proxy.

The accompanying document provides a detailed description of the proposed merger and the merger consideration that you will receive. We urge you to read it carefully. For a discussion of the risk factors that you should consider carefully in evaluating the merger, see “Risk Factors” beginning on page 20.

Sincerely,	Sincerely,
[signature block]	[signature block]

Gérard Le Fur	Jean-François Dehecq
Chairman of the Aventis Management Board	Chairman of the Aventis Supervisory Board

Sanofi-Aventis expects to issue 19,122,885 Sanofi-Aventis ordinary shares in the merger, including 2,696,017 Sanofi-Aventis ordinary shares to be represented by Sanofi-Aventis ADSs issued to former holders of Aventis ADSs. Sanofi-Aventis ordinary shares are listed on Euronext Paris and trade on the Premier marché of Euronext Paris under the symbol “SAN”, and are listed on the New York Stock Exchange, or NYSE, for listing purposes only. Sanofi-Aventis ADSs are listed on the NYSE and trade under the symbol “SNY”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated November [ • ], 2004 and is first being mailed to shareholders on or about November [ • ], 2004

CERTAIN DEFINED TERMS

Unless otherwise specified or if the context so requires:

•	References in this document to the “U.S. offer” refer to the U.S. offer on the terms and conditions that existed at its expiration. References to the “offer” or the “offers” refer collectively to the French offer, the U.S. offer and the German offer, on the terms and conditions that existed at their expiration.

•	References to “Sanofi-Aventis,” the “company,” “we,” “us” or “our” refer to Sanofi-Aventis (formerly known as Sanofi-Synthelabo), a French société anonyme, and, where applicable, its consolidated subsidiaries. In certain contexts, discussing time periods before our acquisition of Aventis, we may refer to ourselves as “Sanofi-Synthelabo,” in order to prevent ambiguity.

•	References to “Aventis” refer to Aventis, a French société anonyme, and, where applicable, its consolidated subsidiaries.

•	References to “Aventis securities” refer collectively to the Aventis ordinary shares and the Aventis ADSs.

•	References to “Sanofi-Aventis securities” refer collectively to the Sanofi-Aventis ordinary shares and the Sanofi-Aventis ADSs.

•	References to “Aventis BSAs” refer to the two series of Aventis warrants (Bons de souscription d’actions) that were issued to two employee funds, the units of which were subscribed by German employees. In the French offer, we acquired all of the Aventis BSAs.

INFORMATION INCORPORATED BY REFERENCE

This document incorporates important business and financial information about Sanofi-Aventis and Aventis by reference and, as a result, this information is not included in or delivered with this document. For a list of those materials that are incorporated by reference into this document, see “Additional Information for Securityholders — Incorporation of Certain Documents by Reference” on page 154.

Documents incorporated by reference are available from us upon oral or written request without charge. You may also obtain documents incorporated by reference into this document from the Internet site of the United States Securities and Exchange Commission, or SEC, at the URL (or uniform resource locator) http://www.sec.gov or by requesting them in writing or by telephone from our information agent for the merger:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

To obtain timely delivery of these documents, you must request them by no later than December 7, 2004.

In evaluating the merger described in this document, you should rely only on the information contained in, or incorporated by reference into, this document. Neither Sanofi-Aventis nor Aventis has authorized any person to provide you with any information that is different from, or in addition to, the information that is contained in this document.

The information contained in this document speaks only as of the date indicated on its cover unless the information specifically indicates that another date applies.

REGULATORY STATEMENT

The merger described in this document is subject to the applicable laws and regulations of France, including the rules and regulations of the Autorité des marchés financiers, or AMF. The offer to sell and the sale and delivery of Sanofi-Aventis securities in the United States in connection with the completion of the merger is subject to the applicable laws and regulations of the United States, including the United States Securities Act of 1933, as amended, or the Securities Act, and the rules thereunder. This document, constitutes a prospectus under Section 5 of the Securities Act, with respect to the Sanofi-Aventis ordinary shares (including Sanofi-Aventis ordinary shares represented by Sanofi-Aventis ADSs) to be issued to U.S. holders of Aventis securities on completion of the merger. As foreign private issuers, neither Aventis nor Sanofi-Aventis is subject to Regulation 14A or Regulation 14C under the United States Securities Exchange Act of 1934, as amended, or Exchange Act. Pursuant to Rule 13e-3(g)(2), Rule 13e-3 does not apply to the merger described in this document. References in this document to the rules and regulations of, and filings made with, the AMF, include the rules and regulations of, and filings made with, the former Conseil des marchés financiers, or CMF, and the former Commission des opérations de bourse, or COB, as applicable. The CMF and the COB were merged to form the AMF, effective as of November 24, 2003.

This document does not constitute an offer to sell securities and it is not soliciting an offer to buy securities, nor shall there be any sale or purchase of securities pursuant hereto, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the laws of any such jurisdiction.

This document has not received the visa of the AMF, or been approved by the German Bundesanstalt für Finanzdienstleistungsaufsicht, or BAFin. Accordingly, this document may not be used in France or Germany in connection with the merger described herein.

ABOUT THIS DOCUMENT

This document constitutes a prospectus under Section 5 of the Securities Act with respect to the Sanofi-Aventis ordinary shares (including Sanofi-Aventis ordinary shares represented by Sanofi-Aventis ADSs) to be issued to U.S. holders of Aventis securities on completion of the merger. This document also constitutes the information statement, and a meeting notice, of Aventis with respect to the extraordinary general meeting of shareholders to be held to consider and vote on the proposed merger. Neither Aventis nor Sanofi-Aventis is asking any Aventis shareholder for a proxy and Aventis shareholders are requested not to send Aventis or Sanofi-Aventis a proxy.

NEITHER AVENTIS NOR SANOFI-AVENTIS IS ASKING ANY AVENTIS SHAREHOLDER FOR A PROXY AND AVENTIS SHAREHOLDERS ARE REQUESTED NOT TO SEND AVENTIS OR SANOFI-AVENTIS A PROXY.

NOTICE OF COMBINED ORDINARY AND EXTRAORDINARY GENERAL MEETING OF

SHAREHOLDERS

TO BE HELD DECEMBER 13, 2004

To the Shareholders of Aventis:

      We will hold a combined ordinary and extraordinary general meeting of Aventis shareholders on Monday, December 13, 2004, at 9:30 a.m., Paris time, at the Sofitel Bercy, 1 rue de Libourne, 75012 Paris, France, to consider and vote on resolutions:

•	to approve the agreement and plan of merger and the merger of Aventis with and into Sanofi-Aventis contemplated thereby, and

•	to approve the dissolution of Aventis, without liquidation.

      In addition, the Aventis shareholders will be asked to consider and vote on seven ordinary resolutions ratifying the appointment of the seven new members of the Aventis Supervisory Board who were first appointed on August 30, 2004.

      Pursuant to the merger agreement, at the effective time of the merger, Aventis will merge with and into Sanofi-Aventis, with Sanofi-Aventis continuing as the surviving corporation. At the effective time of the merger, holders of Aventis ordinary shares will receive 27 Sanofi-Aventis ordinary shares, nominal value €2 per share, for every 23 Aventis ordinary shares, nominal value €3.82 per share, that they hold.

      We will transact no other business at the Aventis combined ordinary and extraordinary general meeting, except for business properly brought before such meeting or any adjournment or postponement of it by the Aventis Management Board.

      In general, all Aventis shareholders who have properly registered their Aventis ordinary shares may participate in the Aventis combined ordinary and extraordinary general meeting. Shareholders may participate in the Aventis combined ordinary and extraordinary general meeting either in person or by proxy, and may vote in person, by proxy or by mail.

      In order to participate in the Aventis combined ordinary and extraordinary general meeting, holders of Aventis ordinary shares must have their Aventis ordinary shares registered in their name in a shareholder account maintained by or on behalf of Aventis by an agent appointed by Aventis before December 11, 2004, which is the date that is two days before the date of the meeting. Similarly, a holder of bearer shares must obtain, from the accredited financial intermediary (intermédiaire financier habilité) with which such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and evidencing the holding of such shares in its account until the date of the meeting. Such certificate must be deposited at Société Générale – Service Relations Sociétés Emettrices – Assemblées Générales – BP 81236–44312 Nantes Cedex 3 – France before December 11, 2004, which is the date that is two days before the meeting.

      For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying document and the merger agreement attached to it as Annex A.

      The Aventis Management Board has unanimously approved the merger agreement and the merger contemplated thereby and unanimously recommends that you vote for the approval of the proposed resolution. The Aventis Supervisory Board has approved the merger agreement and the merger contemplated thereby.

By Order of the Aventis Management Board,

[name]
[title]

November [ • ], 2004

TOC-1

TOC-2

TOC-3

Market Price and Dividend Data	146
Market Prices	146
Dividends	148
Non-GAAP Financial Measures	149
Adjusted Net Income	149
Comparable Sales	153
Developed Sales	153
Validity of the Securities	154
Experts	154
Additional Information for Securityholders	154
Where You Can Find More Information	154
Incorporation of Certain Documents by Reference	154
Service of Process and Enforceability of Civil Liabilities Under U.S. Securities Laws	156
Who Can Help Answer My Questions?	156

Annex A — Agreement and Plan of Merger for the Merger of Aventis With and Into Sanofi-Aventis
Annex B — Report of Merger Auditors on the Merger Consideration
Annex C — Report of Merger Auditors on the Valuation of the Assets and Liabilities Contributed by Aventis
Annex D — Background of the Acquisition of Aventis
EX-3.1 BYLAWS
EX-5.1 FORM OF OPINON OF PATRICIA KODYRA
EX-8.3 FORM OF OPINION OF WACHTELL, LIPTON, ROSEN & KATZ
EX-8.4 FORM OF OPINION OF LINKLATERS
EX-23.1 CONSENT OF PRICEWATERHOUSECOOPERS
EX-23.2 CONSENT OF ERNST & YOUNG
EX-23.6 CONSENT OF PRICEWATERHOUSECOOPERS

TOC-4

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

ACCOUNTING PRINCIPLES

Sanofi-Aventis

      Sanofi-Aventis prepares its consolidated financial statements in accordance with French generally accepted accounting principles (commonly known as French GAAP), which differ in certain significant respects from United States generally accepted accounting principles (commonly known as U.S. GAAP). For a detailed discussion of the differences between French GAAP and U.S. GAAP as they relate to Sanofi-Aventis’s consolidated financial statements, and for a reconciliation of net income and shareholders’ equity and condensed consolidated U.S. GAAP statements of income and balance sheets, as of the dates and for the periods indicated, please see Note G to Sanofi-Aventis’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference” on page 154.

Aventis

      Aventis prepares its consolidated financial statements in accordance with French GAAP. For a detailed discussion of the differences between French GAAP and U.S. GAAP as they relate to Aventis’s consolidated financial statements, and for a reconciliation of net income and shareholders’ equity and condensed consolidated U.S. GAAP statements of income, balance sheets and cash flow statements, as of the dates and for the periods indicated, please see Note 34 to Aventis’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference” on page 154.

CURRENCIES

In this document, unless otherwise specified or the context otherwise requires:

•	“$,” “U.S.$” or “U.S. dollar” each refers to the United States dollar; and

•	“€” or “euro” each refers to the euro, the single currency established for members of the European Economic and Monetary Union, or the EMU, since January 1, 1999.

Each of Sanofi-Aventis and Aventis publishes its consolidated financial statements in euros. This document may contain translations of some euro amounts into U.S. dollars. These amounts are provided solely for your convenience. On October 14, 2004, the most recent practicable date prior to the date of this document, the Federal Reserve Bank of New York noon buying rate was €1.00 = $1.2393. See “Exchange Rate Information” for additional information regarding the exchange rates between the euro and the U.S. dollar.

NO INTERNET SITE IS PART OF THIS DOCUMENT

Each of Sanofi-Aventis and Aventis maintains an Internet site. The Sanofi-Aventis Internet site is at the URL http://www.sanofi-aventis.com. The Aventis Internet site is at the URL http://www.aventis.com. Information contained in or otherwise accessible through these Internet sites is not a part of this document. All references in this document to these Internet sites are inactive textual references to these URLs and are for your information only.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Who is Sanofi-Aventis? (See page 69)

A:	Sanofi-Aventis was formerly known as Sanofi-Synthelabo. We changed our name to Sanofi-Aventis, effective as of the settlement of our offers for Aventis, on August 20, 2004. At that time, we acquired control of Aventis. Through our acquisition of Aventis, Sanofi-Aventis has created the largest pharmaceuticals group in Europe and the third largest in the world.

Q:	What is the relationship between Aventis and Sanofi-Aventis after the closing of the offers? (See page 39)

A:	After accepting for purchase or exchange all of the Aventis ordinary shares tendered into our offers during both the initial offering period ended July 30, 2004, and the subsequent offering period ended September 6, 2004, Sanofi-Aventis holds 791,317,831 Aventis ordinary shares, representing 97.98% of the share capital and 98.02% of the voting rights of Aventis outstanding as of October 8, 2004. Aventis is currently a subsidiary of Sanofi-Aventis.

Q:	Why is Aventis going to merge with Sanofi-Aventis? (See page 43)

A:	Sanofi-Aventis believes that merging Aventis with and into Sanofi-Aventis, with Sanofi-Aventis continuing as the surviving company, will result in a simplified legal structure, which will facilitate the integration of the two groups and allow a more direct and effective management of the combined group’s operating assets.

Sanofi-Aventis also believes that by exchanging their Aventis securities in connection with the merger, holders of Aventis securities (and holders of Aventis stock options) will be able to benefit from the greater liquidity of Sanofi-Aventis securities.

Q:	What will happen in the merger? (See page 44)

A:	At the effective time of the merger,

•	Aventis will transfer all its assets and liabilities to Sanofi-Aventis by operation of law;

•	Aventis will be dissolved, without any liquidating distribution, and will cease to exist; and

•	All of the Aventis ordinary shares (other than Aventis ordinary shares held by Aventis, if any, or by Sanofi-Aventis) will be exchanged for Sanofi-Aventis ordinary shares.

Q:	I hold Aventis ordinary shares; what consideration will I receive in the merger? (See page 45)

A:	If you hold Aventis ordinary shares, in the merger you will receive 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares that you hold as of the effective time of the merger (or approximately 1.17391 Sanofi-Aventis ordinary shares for each Aventis ordinary share).

Q:	I hold Aventis ordinary shares; how does the merger consideration compare to what I would have received had I tendered in my Aventis ordinary shares in the offers?

A:	The merger consideration is based on the consideration that Sanofi-Aventis offered under the all stock election in the revised offer, before the downward adjustment in respect of the Aventis 2003 dividend. Under the all stock election in the offer, before this adjustment, we offered to exchange 1.1739 Sanofi-Aventis ordinary shares for each Aventis ordinary share, which is substantially the same exchange ratio as the 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares that you will receive in the merger. After adjustment in respect of the €0.82 Aventis 2003 dividend, we offered to exchange 1.1600 Sanofi-Aventis ordinary shares for each Aventis ordinary share, which is less than the merger exchange ratio. However, you will not be entitled to receive the dividend that Sanofi-Aventis paid on September 30, 2004 in respect of its 2003 results on the Sanofi-Aventis ordinary shares that you receive in the merger.

Q:	I hold Aventis ordinary shares but do not hold a multiple of 23 Aventis ordinary shares. How will fractional shares be treated in the merger? (See page 46)

A:	Sanofi-Aventis will not issue any fractional interests in any Sanofi-Aventis ordinary shares in the merger. Accordingly, if you hold Aventis ordinary shares, you will only be entitled to receive your merger consideration in full in respect of round-number multiples of 23 Aventis ordinary shares that you hold. As a result, in order to receive all your merger consideration, you must purchase or sell a number of Aventis ordinary shares such that you hold a round-number multiple of 23 Aventis shares.

To facilitate this, after the effective time of the merger, Aventis ordinary shares (which will then represent only the right to receive the merger consideration) will continue to trade for one month on the Premier marché, and then for six months on the delisted securities market (Compartiment des valeurs radíées) of Euronext Paris. Subject to the effectiveness of the merger, until March 31, 2005, Sanofi-Aventis will pay the brokerage fees and value-added tax incurred by Aventis shareholders, up to 0.3% of the price of each Aventis ordinary share bought or sold and related to the purchase or sale of up to a maximum of 22 Aventis ordinary shares per holder.

Q:	I hold Aventis ADSs; what consideration will I receive in connection with the merger? (See page 52)

A:	In the merger, all of the Aventis ordinary shares deposited with the Aventis depositary and represented by your Aventis ADSs will be exchanged for Sanofi-Aventis ordinary shares. Without action on our part, your Aventis ADSs would otherwise come to represent Sanofi-Aventis ordinary shares. However, in connection with the merger, Aventis has caused the depositary to amend the deposit agreement to provide that on termination, your ownership interest in the deposited Sanofi-Aventis ordinary shares will be delivered to you in the form of Sanofi-Aventis ADSs, together with cash in lieu of any fractional interest in any Sanofi-Aventis ADS.

At the effective time of the merger, the Aventis deposit agreement will terminate. As a result, you will be entitled to receive 54 Sanofi-Aventis ADSs (each Sanofi-Aventis ADS representing one half of one Sanofi-Aventis ordinary share) for every 23 Aventis ordinary shares that you hold as of the effective time (or approximately 2.3478 Sanofi-Aventis ADSs for each Aventis ADS).

If you hold your Aventis ADSs in book-entry form, you will automatically receive your new Sanofi-Aventis ADSs after the effective time of the merger and on termination of the Aventis deposit agreement.

If you hold your Aventis ADSs in the form of a physical certificate or American depositary receipt, or ADR, you will have to surrender your physical ADR for cancellation to The Bank of New York, the depositary, before your new Sanofi-Aventis ADSs will be issued. The depositary, acting as exchange agent, will provide registered holders of Aventis ADRs with the forms necessary to make this exchange, which will include instructions on how to surrender your Aventis ADRs evidencing your Aventis ADSs to the depositary.

Q:	I hold Aventis ADSs; how does the merger consideration compare to what I would have received had I tendered my Aventis ADSs in the offers?

A:	The merger consideration is based on the consideration that Sanofi-Aventis offered under the all stock election in the revised offer, before the downward adjustment in respect of the Aventis 2003 dividend. Under the all stock election in the offer, before this adjustment, we offered to exchange 2.3478 Sanofi-Aventis ADSs for each Aventis ADSs, which is substantially the same exchange ratio as the 54 Sanofi-Aventis ADSs for every 23 Aventis ADSs that you will receive in the merger. After adjustment in respect of the €0.82 Aventis 2003 dividend, we offered to exchange 2.3200 Sanofi-Aventis ADSs for each Aventis ADS, which is less than the merger exchange ratio. However, you will not be entitled to receive the dividend that Sanofi-Aventis paid on September 30, 2004 in respect of its 2003 results on the Sanofi-Aventis ADSs that you receive in the merger.

Q:	I hold Aventis ADSs; will I have to pay any fees to the depositary in order to receive my new Sanofi-Aventis ADSs? (See page 53)

A:	No. If you hold Aventis ADSs, you will not have to pay any fees to the depositary in respect of the cancellation of your Aventis ADSs or the issuance of the new Sanofi-Aventis ADSs you will receive in connection with the merger.

Q:	I hold Aventis ADSs but do not hold a multiple of 23 Aventis ADSs. How will fractional ADSs be treated in the merger? (See page 52)

A:	If you hold Aventis ADSs, after the merger you will be entitled to receive 54 Sanofi-Aventis ADSs in respect of every 23 Aventis ADSs you hold immediately prior to the merger. However, no fractional Sanofi-Aventis ADSs will be issued in connection with the merger. In lieu of any fraction of a Sanofi-Aventis ADS that you would otherwise have been entitled to receive in connection with the merger, you will receive an amount in cash equal to the product of that fraction and the average sales price per Sanofi-Aventis ADS, net of expenses, realized on the NYSE in the sale by The Bank of New York, acting as the Sanofi-Aventis depositary, of all the aggregated fractional Sanofi-Aventis ADSs that otherwise would have been issued in connection with delivering to holders of Aventis ADSs their interests in the merger consideration.

Q:	I hold Aventis subscription stock options; what will happen to them in the merger? (See page 48)

A:	Pursuant to the merger agreement, Sanofi-Aventis has expressly assumed all of Aventis’s obligations under Aventis subscription stock option plans. After the merger, your subscription stock options will be exercisable for Sanofi-Aventis ordinary shares, with the exercise price and the number of shares subject to option adjusted to give effect to the exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares. All other terms and conditions of your subscription stock options will remain unaltered.

Q:	I hold Aventis purchase stock options; what will happen to them in the merger? (See page 48)

A:	With respect to the stock options granted by Aventis Inc. (formerly known as Rhône-Poulenc Rorer Inc.), a U.S. subsidiary of Aventis, and the stock options granted by Hoechst, a German subsidiary of Aventis, each of which entitle the holder to purchase Aventis shares, Sanofi-Aventis has undertaken to cause appropriate measures to be taken to allow holders of these stock purchase options to exercise them for Sanofi-Aventis ordinary shares after the merger, with the exercise price and the number of shares subject to option adjusted to give effect to the exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares. All other terms and conditions of your purchase stock options will remain unaltered.

Q:	I want to exercise my Aventis stock options; may I do so before the merger is completed? (See page 48)

A:	On September 27, 2004, as permitted under the terms of the Aventis subscription stock option plans, the Aventis management board voted to suspend the ability of holders to exercise their Aventis subscription stock options from October 8, 2004 (inclusive) to December 31, 2004 (inclusive). This suspension is necessary in connection with the merger in order to fix the number of Aventis ordinary shares that are outstanding. Accordingly, if you hold Aventis subscription stock options, you may not exercise them until January 1, 2005. You should already have received a separate explanation of this suspension from the human resources department of Aventis.

If you hold purchase stock options granted by Aventis Inc. or Hoechst, you may continue to exercise these options because the exercise of these options will not result in the issuance of any new Aventis ordinary shares.

Q:	How was the merger exchange ratio calculated? (See page 45)

A:	Because the proposed merger is viewed by the management of Sanofi-Aventis as the next step in the implementation of its strategic acquisition of Aventis, following its tender offer for the Aventis ordinary shares, the exchange ratio has been determined on the basis of the same analyses used to define the exchange ratio in the all stock election of the offer, updated as necessary. The merger exchange ratio of 27 Aventis ordinary shares for every 23 Sanofi-Aventis ordinary shares is substantially equivalent to 1.1739 Sanofi-Aventis ordinary shares for each Aventis ordinary share, which was the exchange ratio offered in the all stock election of the offers (before adjustment in respect of the Aventis 2003 dividend).

Q:	Has any independent appraiser given an opinion regarding the fairness of the merger and the merger exchange ratio? (See page 54)

A:	Yes. Under applicable French law, court-appointed merger auditors (Commissaires à la fusion) are required to produce written reports on the valuation of the assets contributed by Aventis in the merger and the fairness of the merger exchange ratio. As of the date of this document, the merger auditors have been appointed but have not yet delivered their written reports. When delivered, Sanofi-Aventis intends to include a summary of the reports of the merger auditors as part of the definitive form of this document that will be mailed to Aventis shareholders. Sanofi-Aventis also intends to file the complete reports (in English translation for information purposes only) by amendment as Annexes to this document.

Q:	Who must approve the merger? (See pages 33, 35)

A:	The agreement and plan of merger and the transactions contemplated thereby must be approved by an affirmative vote of two-thirds of the shares present (in person or by proxy) at separate duly convened extraordinary general meetings of the shareholders of Sanofi-Aventis and of Aventis.

Because Sanofi-Aventis holds 98.02% of the voting rights of Aventis, Sanofi-Aventis can cause the agreement and plan of merger to be approved by the Aventis shareholders without the affirmative vote of any other shareholder and intends to do so.

Q:	When and where is the combined ordinary and extraordinary general meeting of Aventis shareholders? (See page 32)

A:	A combined extraordinary and ordinary general meeting of Aventis shareholders, has been called for Monday, December 13, 2004, at 9:30 a.m., Paris time, at Sofitel Bercy, 1 rue de Libourne 75012 Paris, France, at which Aventis shareholders will be asked to consider and vote on the agreement and plan of merger and the transactions contemplated thereby.

Q:	I hold Aventis ordinary shares; may I attend and vote at the Aventis meeting? (See page 34)

A:	If you hold Aventis ordinary shares, in order to be able to vote at the meeting, you must have those Aventis ordinary shares registered in your name in a shareholder account maintained by or on behalf of Aventis before December 11, 2004, the date that is two days before the meeting of Aventis shareholders. If you hold bearer shares, in order to be able to vote at the meeting, you must obtain a certificate from an accredited financial intermediary, evidencing that you have deposited your bearer shares in account where they will be held until the date of the meeting. You must deposit this certificate at Société Générale – Service Relations Sociétés Emettrices – Assemblées Générales – BP 812236 – 44312 Nantes Cedex 3 – France before December 11, 2004, the date that is two days before the meeting of Aventis shareholders. In either case, you may vote in person or by proxy.

Because Sanofi-Aventis controls 98.02% of the votes entitled to be cast at the meeting of Aventis shareholders, Sanofi-Aventis can cause the merger agreement to be approved by the meeting of Aventis shareholders without the affirmative vote of any other Aventis shareholder and intends to do so. Therefore, neither Aventis nor Sanofi-Aventis is asking you for a proxy and you are requested not to send us a proxy.

Q:	I hold Aventis ADSs; may I attend and vote at the Aventis meeting?

A:	No. If you hold Aventis ADSs, you may not vote at the Aventis meeting. You may however instruct the Aventis depositary to vote the Aventis ordinary shares represented by your Aventis ADSs on your behalf. The Aventis depositary may not vote any Aventis ordinary shares held on deposit unless it has received an instruction from the holder of Aventis ADSs representing those Aventis ordinary shares. You will receive or have received a separate communication from the Aventis depositary, including instructions on how to direct the Aventis depositary to vote the underlying Aventis ordinary shares.

Q:	When do you expect to complete the merger? (See page 45)

A:	Subject to the satisfaction of certain conditions, the merger agreement provides that the merger will become effective on December 31, 2004.

v

SUMMARY

      To understand the merger and the businesses of Sanofi-Aventis and Aventis more fully, you should carefully read this entire document, and the materials incorporated by reference into this document, including the sections under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”, as well as Sanofi-Aventis’s consolidated financial statements and notes thereto incorporated by reference into this document, and Aventis’s consolidated financial statements and notes thereto incorporated by reference into this document.

The Companies

Sanofi-Aventis (See page 69)

174, avenue de France

75013 Paris, France
Tel: + 33 1 53 77 40 00

      Sanofi-Aventis is an international pharmaceuticals group engaged in the research, development, manufacture and marketing of pharmaceutical products for sale, principally in the prescription market. Prior to our acquisition of Aventis, we were known as Sanofi-Synthelabo. Prior to our acquisition of Aventis, our prescription pharmaceuticals business specialized in four therapeutic areas: cardiovascular/thrombosis; central nervous system; internal medicine and oncology. In 2003, our consolidated net sales were €8,048 million, our net income was €2,076 million, we invested €1,316 million in research and development and employed over 33,000 people worldwide. On the basis of sales for the twelve months ended September 30, 2003, and prior to our acquisition of Aventis, Sanofi-Aventis was the second largest pharmaceuticals group in France, the eighth largest pharmaceuticals group in Western Europe and among the twenty largest pharmaceuticals groups in the world (based on data from IMS Health).

      On August 20, 2004, we completed our acquisition of Aventis, pursuant to our offers. With our acquisition of Aventis, Sanofi-Aventis became the largest pharmaceuticals group in Europe and the third largest pharmaceuticals group in the world.

      As of December 31, 2003, on a combined basis, Sanofi-Aventis and Aventis were present in more than 100 countries in 5 continents and employed over 99,700 people worldwide (with a sales force of approximately 33,150 people). On a combined basis, based on 2003 figures, Sanofi-Aventis and Aventis had sales of approximately €25 billion (with a market share of approximately 5.6%) and invested approximately €4 billion in research and development.

Aventis (See page 73)

Espace Européen de l’Entreprise

67300 Schitigheim, France
Tel: + 33 3 88 99 11 00

      Aventis is a global pharmaceuticals group that discovers, develops, manufactures and markets branded prescription drugs and human vaccines to protect and improve the health of patients around the world. Aventis’s therapeutic innovations rank among the leading treatments for lung and breast cancer, thrombosis, seasonal allergies, diabetes and hypertension. In 2003, Aventis defined its core business as prescription drugs, human vaccines, its 50% interest in the Merial animal health joint venture, and its corporate activities. In 2003, according to Aventis’s published reports, in its core business Aventis generated net sales of €16,791 million, net income of €2,444 million, invested €2,863 million in research and development and employed approximately 69,000 people worldwide. On the basis of sales for the twelve months ended September 30, 2003, Aventis was the largest pharmaceuticals group in France, the third largest pharmaceuticals group in Western Europe and among the ten largest pharmaceuticals groups in the world (based on data from IMS Health).

      On August 20, 2004, on settlement of Sanofi-Aventis’s offer, Aventis became a subsidiary of Sanofi-Aventis.

Sanofi-Aventis Extraordinary General Meeting (See page 32)

      Sanofi-Aventis will hold an extraordinary general meeting of shareholders on Monday, December 13, 2004, if a quorum is present on the first call, or on Thursday, December 23, 2004, if held on the second call, at 10:00 a.m., Paris time, at Carrousel du Louvre, 99 rue de Rivoli, 75001 Paris, France. At the Sanofi-Aventis extraordinary general meeting, Sanofi-Aventis shareholders will be asked to consider and vote on the following resolutions:

•	to approve the agreement and plan of merger and the merger of Aventis with and into Sanofi-Aventis contemplated by the agreement, including the increase in share capital of Sanofi-Aventis and the issuance of the new Sanofi-Aventis ordinary shares in payment of the merger consideration;

•	to approve the accounting allocation of the merger premium and the write-off of the merger loss;

•	to approve the assumption of the obligations of Aventis with respect to the Aventis BSAs and to waive, to the extent necessary, any preferential subscription rights in respect of the Sanofi-Aventis ordinary shares to be issued to holders of the BSAs;

•	to approve the assumption of the obligations of Aventis with respect to the Aventis subscription stock options and to waive any preferential subscription rights in respect of the Sanofi-Aventis ordinary shares to be issued on exercise of the options;

•	to approve December 31, 2004 as the effective date of the merger and of the related increase in share capital of Sanofi-Aventis;

•	to approve the amendment of article VI of the bylaws (statuts) of Sanofi-Aventis to reflect the increase in the share capital of Aventis; and

•	to authorize the board of directors to increase the share capital of Sanofi-Aventis by issuing shares reserved for employees who are participants in a savings plan of Sanofi-Aventis or any group company and to suppress preferential subscription rights in favour of these participants.

      In general, holders of Sanofi-Aventis ordinary shares who have properly registered their shares at least five days prior to the Sanofi-Aventis extraordinary general meeting will be entitled to vote at the Sanofi-Aventis extraordinary general meeting or any adjourned or postponed meeting.

      The adoption of each resolution presented at the Sanofi-Aventis extraordinary general meeting will require the affirmative vote of two-thirds of the votes cast (either in person or by proxy or mail) at the Sanofi-Aventis extraordinary general meeting.

Aventis Combined Ordinary and Extraordinary Meeting (See page 34)

      Aventis will hold a combined ordinary and extraordinary general meeting of shareholders on Monday, December 13, 2004, at 9:30 a.m., Paris time, at Sofitel Bercy, 1 rue de Libourne, 75012 Paris, France. At the Aventis shareholder meeting, Aventis shareholders will be asked to consider and vote on the following extraordinary resolutions in connection with the merger of Aventis with and into Sanofi-Aventis:

•	to approve the agreement and plan of merger and the merger of Aventis with and into Sanofi-Aventis contemplated by the agreement; and

•	to approve the dissolution of Aventis, without liquidation.

      In addition, the Aventis shareholders will be asked to consider and vote on seven ordinary resolutions ratifying the appointment of the seven new members of the Aventis supervisory board who were first appointed on August 31, 2004. For further information, please see “Recent Developments — New Composition of Aventis Management Board and Aventis Supervisory Board”.

      In general, holders of Aventis ordinary shares who have properly registered their Aventis ordinary shares at least two days prior to the Aventis combined ordinary and extraordinary general meeting will be entitled to vote at the meeting or any adjourned or postponed meeting. However, because Sanofi-Aventis owns 791,317,831 Aventis ordinary shares (representing 98.02% of the votes entitled to be cast at the Aventis combined ordinary and extraordinary general meeting), Sanofi-Aventis can cause the merger agreement and the merger to be approved by Aventis shareholders without the affirmative vote of any other Aventis shareholder and intends to do so. Therefore, neither Aventis nor Sanofi-Aventis is asking you for a proxy and you are requested not to send us a proxy.

The Merger; Effective Time (See pages 44-45)

      In the merger, Aventis will merge with and into Sanofi-Aventis. Sanofi-Aventis will continue as the surviving company and Aventis will be dissolved. By operation of law, Sanofi-Aventis will succeed to all the rights and assets of Aventis and will assume all its liabilities.

      Provided that the conditions to the merger are satisfied, for legal purposes the merger will become effective on December 31, 2004. However, for French accounting and tax purposes, at the level of the parent companies, the merger will be given effect retroactively as of January 1, 2004. This will not affect the date on which the purchase of Aventis will be deemed to have occurred under French or U.S. GAAP or the date from which the results of Aventis will be consolidated with those of the Sanofi-Aventis Group.

Merger Exchange Ratio; Merger Consideration (See page 45)

      The merger exchange ratio has been set at 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares (or approximately 1.17391 Sanofi-Aventis ordinary shares for each Aventis ordinary share). Accordingly, if you hold Aventis ordinary shares, as a result of the merger, you will be entitled to receive 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares that you hold at the effective time of the merger.

      If you hold Aventis ADS, you will receive your ownership interest in the merger consideration in the form of Sanofi-Aventis ADSs. You will be entitled to receive 54 Sanofi-Aventis ADSs (each Sanofi-Aventis ADS representing one-half of one Sanofi-Aventis ordinary share) for every 23 Aventis ADSs that you hold as of the effective time (or approximately 2.34782 Sanofi-Aventis ADSs for each Aventis ADS).

      Based on a price of €58.72 per Sanofi-Aventis ordinary share, which was the average daily closing price, weighted by volume, for Sanofi-Aventis ordinary shares on Euronext Paris during the calendar month ended on January 21, 2004 (the last trading day before rumors and press articles significantly affected the share prices and trading volumes of Sanofi-Aventis ordinary shares and Aventis ordinary shares), the terms of the merger value each Aventis ordinary share at €68.93, representing a premium of 31.4% over the average daily closing price, weighted by volume, for Aventis ordinary shares on Euronext Paris during the same period, which was €52.46 per Aventis ordinary share. Based on the closing price of €59.05 for Sanofi-Aventis ordinary shares on Euronext Paris on August 30, 2004, the last trading day before the public announcement of the decision of Sanofi-Aventis to study the feasibility of the merger, the terms of the merger value each Aventis ordinary share at €69.32, representing a premium of 0.7% over the closing price of €68.85 for Aventis ordinary shares on Euronext Paris on that date.

      Based on the closing price of €57.85 for Sanofi-Aventis ordinary shares on Euronext Paris on October 13, 2004, the last trading day before the public announcement of the execution of the merger agreement, the terms of the merger value each Aventis ordinary share at €67.91, representing a premium of 0.8% over the closing price of €67.40 for Aventis ordinary shares on Euronext Paris on that date. Based on the closing price of €56.75 for Sanofi-Aventis ordinary shares on Euronext Paris on October 14, 2004, the most recent practicable trading day prior to the date of this document, the terms of the merger value each Aventis ordinary share at €66.62, representing a premium of 0.5% to the closing price of €66.30 for Aventis ordinary shares on Euronext Paris on that date.

      Based on a price of $37.05 per Sanofi-Aventis ADS, which was the average daily closing price, weighted by volume, for Sanofi-Aventis ADSs on the NYSE during the calendar month ended on January 21, 2004, the terms of the merger value each Aventis ADS at $86.96, representing a premium of 30.8% over the average daily closing price, weighted by volume, for Aventis ADSs on the NYSE during the same period, which was $66.50 per Aventis ADS. Based on the closing price of $36.68 for Sanofi-Aventis ADSs on the NYSE on August 30, 2004, the last trading day before the public announcement of the decision of Sanofi-Aventis to study the feasibility of the merger, the terms of merger value each Aventis ADS at $86.12, representing a premium of 1.7% over the closing price of $84.68 for Aventis ADSs on the NYSE on that date.

      Based on the closing price of $35.63 for Sanofi-Aventis ADSs on the NYSE on October 13, 2004, the last trading day before the public announcement of the execution of the merger agreement, the terms of the merger value each Aventis ADS at $83.65, representing a premium of 1.0% over the closing price of $82.81 for Aventis ADSs on the NYSE on that date. Based on the closing price of $35.21 for Sanofi-Aventis ADSs on the NYSE on October 14, 2004, the most recent practicable trading day prior to the date of this document, the terms of the merger value each Aventis ADS at $82.67, representing a premium of 0.7% to the closing price of $82.12 for Aventis ADSs on the NYSE on that date.

Treatment of Fractional Shares (See page 46)

      Sanofi-Aventis will not issue any fractional interests in any Sanofi-Aventis ordinary shares in the merger. Accordingly, if you hold Aventis ordinary shares, you will only be entitled to receive your merger consideration in full in respect of round-number multiples of 23 Aventis ordinary shares that you hold. As a result, in order to receive all your merger consideration, you must purchase or sell a number of Aventis ordinary shares such that you hold a round-number multiple of 23 Aventis shares.

      To facilitate this, after the effective time of the merger Aventis ordinary shares (which will then represent only the right to receive the merger consideration) will continue to trade for one month on the Premier marché, and then for six months on the delisted securities market (Compartiment des valeurs radiées) of Euronext Paris. Subject to the effectiveness of the merger, until March 31, 2004, Sanofi-Aventis will pay the brokerage fees and value-added tax incurred by Aventis shareholders, up to 0.3% of the price of each Aventis ordinary share bought or sold and related to the purchase or sale of up to a maximum of 22 Aventis ordinary shares per holder.

Treatment of Fractional ADSs (See page 53)

      No fractional Sanofi-Aventis ADSs will be issued in connection with the merger. In lieu of any fraction of a Sanofi-Aventis ADS that you would otherwise have been entitled to receive in connection with the merger, you will receive an amount in cash equal to the product of that fraction and the average sales price per Sanofi-Aventis ADS, net of expenses, realized on the NYSE in the sale by The Bank of New York, acting as the Sanofi-Aventis depositary of all the aggregated fractional Sanofi-Aventis ADSs that would have otherwise have been issued in connection with delivering to holders of Aventis ADSs their interests in the merger consideration.

Conditions to the Merger; Termination (See pages 47-48)

      The completion of the merger is subject to the following conditions precedent:

•	Approval by the Aventis shareholders at an extraordinary general meeting of the merger agreement, and of the merger of Aventis with and into Sanofi-Aventis and the dissolution of Aventis without liquidation contemplated by the agreement;

•	Approval by the Sanofi-Aventis shareholders at an extraordinary general meeting of:

•	the merger agreement, and the merger of Aventis with and into Sanofi-Aventis contemplated thereby;

•	the increase in Sanofi-Aventis’s share capital necessary to issue the merger consideration; and

•	the waiver of any preferential subscription rights of existing shareholders with respect to the Sanofi-Aventis ordinary shares to be issued on the exercise of the Aventis subscription stock options or, to the extent necessary, the Aventis BSAs assumed in the merger; and

•	The absence or dismissal of any objection filed in any court of competent jurisdiction in opposition to the decision by the AMF that there is no need to file a compulsory acquisition offer (offre publique de retrait) for the Aventis ordinary shares not held by Sanofi-Aventis.

      If any of the conditions to the merger are not satisfied on or prior to December 31, 2004, the merger agreement will automatically terminate, unless Sanofi-Aventis and Aventis agree otherwise. On termination, neither Sanofi-Aventis nor Aventis will have the right to seek any indemnity from the other party.

Treatment of Aventis Stock Options (See page 48)

      After the merger, Aventis subscription stock options will entitle their holders to subscribe for Sanofi-Aventis ordinary shares instead of Aventis ordinary shares. The number of shares subject to the options and the exercise price will be adjusted to give effect to the merger exchange ratio.

      At the Sanofi-Aventis extraordinary general meeting, the Sanofi-Aventis shareholders will also be asked to vote on a resolution to waive their preferential subscription rights with respect to the Sanofi-Aventis ordinary shares that will be issued on the exercise of these subscription stock options.

      After the merger, Aventis Inc. and Hoechst purchase stock options will entitle their holders to purchase Sanofi-Aventis ordinary shares, with the exercise price and the number of shares subject to option adjusted to give effect to the merger exchange ratio.

Assets Transferred and Liabilities Assumed in the Merger (See page 49)

      At the effective time of the merger, all of the rights and assets of Aventis will vest in Sanofi-Aventis in accordance with French law, and all of the liabilities of Aventis (including off-balance sheet liabilities) will be assumed by Sanofi-Aventis.

Reports of the Merger Auditors (See page 54)

      Under French law and regulations applicable to the merger, court-appointed merger auditors (Commissaires à la fusion) are required to produce a written report on the terms and conditions of the merger. Among other things, the role of the merger auditors is to check that the relative values ascribed to the shares of the constituent companies in the merger are appropriate and that the merger exchange ratio is fair. The merger auditors must also produce a written report on the valuation of the assets contributed in kind in the merger.

      As of the date of this document, the merger auditors have not yet delivered their written reports. When delivered, Sanofi-Aventis and Aventis intend to make the reports of the merger auditors available to their shareholders at their respective registered offices in accordance with applicable French law at least one month before the date of their respective extraordinary general meetings of shareholders. When delivered, Sanofi-Aventis and Aventis intend to file the report of the merger auditors on the valuation of the contributed assets with the Clerk of the Commercial Court of Paris and the Clerk of the Court of Grand Instance of Strasbourg, in accordance with applicable regulations. Sanofi-Aventis currently expects to make these court filings on November 5, 2004.

      Sanofi-Aventis intends to file the reports of the merger auditors in English translation (for information purposes) by amendment as exhibits to the registration statement of which this document forms part. Sanofi-Aventis intends to include a summary of the reports of the merger auditors as part of the definitive form of this information statement/prospectus that will be mailed to holders of Aventis securities resident in the United States.

Accounting Treatment (See page 116)

      The acquisition of the Aventis securities will be accounted for using the purchase method under both French and U.S. GAAP.

Comparison of the Rights of Aventis Shareholders and Sanofi-Aventis Shareholders (See page 139)

      There are differences between the rights of an Aventis shareholder and the rights of a Sanofi-Aventis shareholder. You should review the discussion under “Comparison of Shareholders’ Rights” for a summary of these differences.

Listing of Sanofi-Aventis Ordinary Shares and Sanofi-Aventis ADSs (See page 16)

      Sanofi-Aventis ordinary shares are currently listed and admitted to trade on the Premier marché Euronext Paris. Sanofi-Aventis ADSs are currently listed and admitted to trade on the NYSE. Sanofi-Aventis will also apply for the supplemental listing of the Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs to be issued in connection with the merger on Euronext Paris and on the NYSE, as applicable.

Interests of Directors and Executive Officers of Sanofi-Aventis and Aventis (See page 88)

      Based on the number of Sanofi-Aventis ordinary shares issued and outstanding on September 30, 2004, the directors and executive officers of Sanofi-Aventis, individually and the group as a whole, beneficially hold less than one percent of the issued and outstanding Sanofi-Aventis ordinary shares.

      Based on the number of Aventis ordinary shares issued and outstanding on October 8, 2004, all members of the Aventis management board (directoire) and all members of the Aventis supervisory board (conseil de surveillance), individually and the group as a whole, hold less than one percent of the share capital of Aventis, including any Aventis ordinary shares held indirectly and assuming the exercise of all of their options.

Material French Tax and U.S. Federal Income Tax Consequences of the Merger (See page 64)

French taxation

      The following applies to you if you are a nonresident of France for French tax purposes and you are not a member of a special class of taxpayers (as described under “Material French Tax and U.S. Federal Income Tax Consequences” below). You will not be subject to French tax on any capital gain or loss recognized, for French tax purposes, as a result of exchanging your Aventis securities pursuant to the merger, unless you have a permanent establishment or fixed base in France and the Aventis securities exchanged are part of the business property of that permanent establishment or fixed base.

United States federal income taxation

      The following applies to you if you are a U.S. holder (as defined under “Material French Tax and U.S. Federal Income Tax Consequences” below) and you are not a member of a special class of taxpayers (as described under “Material French Tax and

U.S. Federal Income Tax Consequences” below) for U.S. federal income tax purposes. As a result of exchanging your Aventis securities pursuant to the merger, you will generally recognize gain or loss, if any, for United States federal income tax purposes in an amount equal to the difference between the fair market value of the Sanofi-Aventis securities that you receive in the merger and the U.S. dollar value of your adjusted tax basis in your Aventis securities exchanged.

      In general, if you are a non-U.S. holder (as defined in “Material French Tax and U.S. Federal Income Tax Consequences” below), you will not be subject to United States federal income taxation on any gain or loss recognized in exchanging your Aventis securities in the merger. Exceptions, however, are described under “Material French Tax and U.S. Federal Income Tax Consequences — Tax Consequences of Acquiring Sanofi-Aventis Securities — United States federal income taxation — Non-U.S. Holders” below.

Regulatory Matters (See page 117)

      Sanofi-Aventis believes that all material regulatory approvals necessary for its acquisition of Aventis were obtained in connection with its offers. As a result, no further regulatory approvals are required in connection with the merger.

Appraisal Rights (See page 101)

      Neither holders of Aventis ordinary shares nor holders of Aventis ADSs are entitled to appraisal or dissenters’ rights with respect to the merger as a matter of French law.

Additional Information (See page 154)

      If you have questions or want copies of additional documents, you may contact the information agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF SANOFI-AVENTIS

      The following statements of income data for each of the three years in the three-year period ended December 31, 2003 and the balance sheet data at December 31, 2003, 2002 and 2001 have been derived from Sanofi-Aventis’s consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2003 and incorporated by reference into this document, which have been audited by PricewaterhouseCoopers Audit and Ernst & Young Audit, each independent accountants. The statements of income data for the years ended December 31, 2000 and 1999 and the balance sheet data at December 31, 2000 and 1999 have been derived from the following financial statements for those years, which are not incorporated by reference into this document:

•	Sanofi-Synthelabo’s audited consolidated financial statements as of, and for the year ended, December 31, 2000;

•	Sanofi-Synthelabo’s audited consolidated statement of income for the six months ended December 31, 1999;

•	Sanofi-Synthelabo’s unaudited pro forma statement of income for the year ended December 31, 1999;

•	the audited consolidated financial statements of Sanofi for the six months ended June 30, 1999; and

•	the audited consolidated financial statements of Synthelabo for the six months ended June 30, 1999 (gross profit and operating profit data are unaudited as they are derived from management accounts and reflect classification differences to conform to the presentation of the selected financial data of Sanofi for such periods).

      The data derived from Sanofi-Aventis’s pro forma statement of income for the year ended December 31, 1999 are presented for illustrative purposes only, and do not necessarily reflect the actual results that would have been realized had Sanofi and Synthelabo operated on a combined basis for all of 1999. Due to the merger of Sanofi and Synthelabo, the selected financial data of Sanofi and Synthelabo, as well as Sanofi-Aventis’s selected financial data for the second half of 1999, are not comparable to Sanofi-Aventis’s selected financial data for 2000, 2001, 2002 and 2003.

      The first table below presents selected financial data for Sanofi-Aventis for the second half of 1999, and all of 2000, 2001, 2002 and 2003, as well as selected pro forma financial data for 1999. The second table presents selected financial data for Sanofi and Synthelabo for the first half of 1999.

      The statement of income data for each of the six-month periods ended June 30, 2004 and 2003 and the balance sheet data at June 30, 2004 have been derived from Sanofi-Aventis’s unaudited consolidated financial statements for the six-month period ended June 30, 2004, furnished to the SEC as Exhibit 99.1 to the Form 6-K, dated September 14, 2004, which have been incorporated by reference into this document. Balance sheet data at June 30, 2003 has been derived from Sanofi-Aventis’s unaudited consolidated financial statements for the six-month period ended June 30, 2003, furnished to the SEC on Form 6-K, dated January 29, 2004,which have been incorporated by reference into this document.

      You should read the data below in conjunction with Sanofi-Aventis’s consolidated financial statements (including the notes thereto) and Item 5 “Operating and Financial Review and Prospects” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003 and the Management Report on the Consolidated Financial Statements of Sanofi-Aventis for the six months ended June 30, 2004, furnished to the SEC as Exhibit 99.3 to the Form 6-K, dated September 14, 2004, both of which are incorporated by reference into this document.

      Sanofi-Aventis reports its financial results in euros and in conformity with French GAAP, with a reconciliation to U.S. GAAP. Sanofi-Aventis also publishes condensed U.S. GAAP information. A description of the principal differences between French GAAP and U.S. GAAP as they relate to Sanofi-Aventis’s consolidated financial statements are set forth in Note G to Sanofi-Aventis’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document.

							As of and for the
							six months ended
	Six months ended	As of and for the year ended December 31,					June 30,
	December 31,
	1999	1999	2000	2001	2002	2003	2003	2004

		(pro forma
		unaudited)					(Unaudited)

	(In millions of euros, except per share data)
Income statement data: (b)
French GAAP
Net sales	2,658	5,350	5,963	6,488	7,448	8,048	3,903	4,460
Gross profit	1,889	3,744	4,521	5,235	6,070	6,620	3,153	3,660
Operating profit	531	971	1,577	2,106	2,614	3,075	1,391	1,733
Net income	342	625	985	1,585	1,759	2,076	944	1,138
Earnings per share: basic (a) and diluted	0.47	0.85	1.35	2.17	2.42	2.95	1.34	1.63
Balance sheet data: (b)
French GAAP
Property, plant and equipment, net	1,143		1,217	1,229	1,395	1,449	1,421	1,509
Total assets	6,824		7,845	9,967	9,459	9,749	8,837	10,557
Long-term debt	137		121	119	65	53	59	49
Total shareholders’ equity	3,578		4,304	5,768	6,035	6,323	5,591	6,834
U.S. GAAP Data: (c)
French GAAP net income			985	1,585	1,759	2,076	944	1,138

Purchase accounting adjustments			(606)	(445)	(311)	(269)	(188)	(190)
Provisions and other liabilities			(99)	(23)	–	–	–	–
Stock-based compensation			(5)	(8)	(8)	(50)	(25)	(31)
Revenue recognition - U.S. BMS alliance			(8)	(136)	117	33	26	–
Other			104	(42)	31	(16)	6	26
Income tax effects			221	167	52	91	47	56

Subtotal U.S. GAAP adjustments			(393)	(487)	(119)	(211)	(134)	(139)

U.S. GAAP net income	–	–	592	1,098	1,640	1,865	810	999

French GAAP shareholders’ equity			4,304	5,768	6,035	6,323	5,591	6,834

Purchase accounting adjustments			9,479	8,927	8,576	8,267	8,390	8,070
Provisions and other liabilities			110	35	–	–	–	–
Revenue recognition - U.S. BMS alliance			(21)	(160)	(35)	–	(7)	–
Other			(168)	(456)	(695)	(635)	(661)	(673)
Income tax effects			(1,563)	(1,365)	(1,282)	(1,219)	(1,250)	(1,135)

Subtotal U.S. GAAP adjustments			7,837	6,981	6,564	6,413	6,472	6,262

U.S. GAAP shareholders’ equity	–	–	12,141	12,749	12,599	12,736	12,063	13,096

U.S. GAAP earnings per share
Basic (d)			0.82	1.52	2.30	2.71	1.17	1.46
Diluted (e)			0.82	1.51	2.28	2.70	1.17	1.46

(a)	Based on the weighted average number of shares outstanding in each year, equal to 731,232,525 shares in 2000, 731,711,225 shares in 2001, 727,686,372 shares in 2002, 702,745,208 shares in 2003, and 706,514,070 shares for the six-month period ended June 30, 2003 and 696,271,508 shares for the six-month period ended June 30, 2004. Each Sanofi-Aventis ADS represents one-half of one Sanofi-Aventis ordinary share.

(b)	As discussed in Note B.2 to the consolidated financial statements as of, and for the year ended, December 31, 2003 included in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, Sanofi-Aventis changed its method of accounting for liabilities as of January 1, 2002. The impact of this change on shareholders’ equity was €24 million.

(c)	As discussed in Note G.3.1 to Sanofi-Aventis’s consolidated financial statements as of, and for the year ended December 31, 2003, included in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, Sanofi-Aventis applied Statement of Financial Accounting Standard 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

(d)	Based on the weighted average number of shares outstanding in each period used to compute basic earnings per share, equal to 723,095,521 shares in 2000, 720,726,645 shares in 2001, 714,322,379 shares in 2002, 689,018,905 shares in 2003, and 692,656,612 shares for the six-month period ended June 30, 2003 and 683,056,982 shares for the six-month period ended June 30, 2004.

(e)	Based on the weighted average number of shares outstanding in each period used to compute diluted earnings per share, equal to 726,783,765 shares in 2000, 725,665,764 shares in 2001, 718,041,806 shares in 2002, 691,120,198 shares in 2003, and 694,786,075 shares for the six-month period ended June 30, 2003 and 685,189,821 shares for the six-month period ended June 30, 2004.

(f)	As discussed in Note G.1.C to Sanofi-Aventis’s consolidated financial statements as of, and for the year ended December 31, 2003, included in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, Sanofi-Aventis voluntarily adopted the fair value recognition provisions of Financial Accounting Standard 123, Accounting for Stock-Based Compensation, as of January 1, 2003.

	Sanofi	Synthelabo

	Six months ended	Six months ended
	June 30, 1999	June 30, 1999

		(unaudited) (b)

	(In millions of euros,
	except per share data)
Income statement data:
French GAAP
Net sales	1,880	995
Gross profit	1,264	734
Operating profit	272	180
Net income	146	109
Earnings per share: basic and diluted (a)	0.30	2.26
Balance sheet data:
French GAAP
Property, plant and equipment, net	753	281
Total assets	6,197	2,021
Long-term debt	39	58
Total shareholders’ equity	4,331	1,155

(a)	Due to the merger of Sanofi and Synthelabo, per share data for Sanofi and Synthelabo are not meaningful.

(b)	Gross profit and operating profit data are unaudited. All other data are audited.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AVENTIS

      The following statements of income data for each of the three years in the three-year period ended December 31, 2003 and the balance sheet data at December 31, 2003, 2002 and 2001 have been derived from Aventis’s consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2003 and incorporated by reference into this document, which have been audited by PricewaterhouseCoopers, independent auditors. The statements of income data for the years ended December 31, 2000 and 1999 and the balance sheet data at December 31, 2000 and 1999 have been derived from Aventis’s (Rhône-Poulenc’s for periods before December 15, 1999) audited consolidated financial statements for those years, which have not been incorporated by reference into this document.

      The statement of income data for each of the six-month periods ended June 30, 2004 and 2003 and the balance sheet data at June 30, 2004 and 2003 have been derived from Aventis’s unaudited condensed consolidated financial statements for the six-month period ended June 30, 2004, furnished to the SEC as Exhibit 99.2 to the Form 6-K, dated August 6, 2004, which have been incorporated by reference into this document.

      You should read the data below in conjunction with Aventis’s consolidated financial statements (including the notes thereto) and Item 5 “Operating and Financial Review and Prospects” in Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document and the Activity Report for the First Half Year 2004 included as Exhibit 99.1 to Aventis’s Current Report on Form 6-K, furnished to the SEC on August 6, 2004, which has not been incorporated by reference into this document.

      Aventis reports its financial results in euros and in conformity with French GAAP, with a reconciliation to U.S. GAAP. Aventis also publishes condensed U.S. GAAP information. A description of the principal differences between French GAAP and U.S. GAAP as they relate to Aventis’s consolidated financial statements is set forth in Note 34 to Aventis’s audited consolidated financial statements included in its Annual Report on Form 20-F for the year ended December 31, 2004 and Note 14 to Aventis’s unaudited condensed consolidated financial statements included as Exhibit 99.2 to Aventis’s Current Report on Form 6-K, furnished to the SEC on August 6, 2004, both of which have been incorporated by reference into this document.

						As of and for
						the six months
	As of and for the year ended December 31,					ended June 30,

	1999	2000	2001	2002	2003	2003	2004

	(In millions of euros, except per share data)
Income statement data:
French GAAP
Net sales	12,598	22,304	22,941	20,622	17,815	8,622	8,166
Gross profit (1)	6,247	13,835	14,998	14,044	12,438	6,205	5,981
Operating profit	(544)	617	3,639	2,830	3,670	1,838	1,969
Net income	(970)	(147)	1,505	2,091	1,901	813	1,166
Earnings per share — Basic (2)	(2.49)	(0.19)	1.91	2.64	2.42	1.03	1.50
Earnings per share — Diluted (3)	(2.49)	(0.19)	1.89	2.61	2.41	1.03	1.49

Balance sheet data:
French GAAP
Property, plant and equipment, net	7,496	7,498	5,740	4,455	4,130	4,340	4,166
Total assets	41,578	42,183	39,234	31,073	28,277	30,040	27,498
Long-term debt (4)	6,437	8,216	4,652	1,787	3,158	1,640	3,177
Total shareholders’ equity	10,371	10,561	12,021	11,335	10,434	10,539	11,112

U.S. GAAP Data:
French GAAP net income		(147)	1,505	2,091	1,901	813	1,166

Purchase accounting adjustments		(1,209)	(791)	(901)	(430)	(193)	(195)
Adjusting result on disposal of Aventis CropScience		–	–	(837)	–	–	–
Application of FAS 142		–	–	1,048	491	249	233
Other adjustments		(90)	(86)	51	(71)	(81)	59
Income tax effects		634	81	433	137	48	36
Minority interests		104	29	8	–	–	–

Sub-total U.S. GAAP adjustments		(561)	(767)	(198)	127	23	133

U.S. GAAP net income		(708)	738	1,893	2,028	836	1,299

French GAAP shareholders’ equity	–	10,561	12,021	11,335	10,434	10,538	11,112

Purchase accounting adjustments and application of FAS 142		8,620	7,991	6,489	6,173	6,402	6,297
Other adjustments		585	(267)	(818)	(955)	(760)	(907)
Income tax effects		(2,587)	(2,285)	(1,225)	(958)	(1,136)	(954)
Minority interests		80	122	3	(10)	3	(10)

Sub-total U.S. GAAP adjustments		6,698	5,561	4,449	4,250	4,509	4,426

U.S. GAAP shareholders’ equity		17,258	17,582	15,784	14,684	15,047	15,538

U.S. GAAP earnings per share
Basic		(0.91)	0.94	2.39	2.58	1.06	1.67
Diluted		(0.91)	0.93	2.37	2.57	1.05	1.66

(1)	“Gross profit”, which is derived from the historical financial statements of Aventis by subtracting “Production costs and expenses” from “Net Sales”. “Gross profit”, as presented by Sanofi-Aventis, is not presented as a subtotal in the historical statement of operations of Aventis and has been added to conform to Sanofi-Aventis’s presentation.

(2)	Based on the weighted average number of shares outstanding in each period, equal to 390,147,598 shares in 1999, 780,546,131 shares in 2000, 787,553,585 shares in 2001, 793,412,151 shares in 2002, and 785,905,944 shares in 2003 and 790,604,173 shares for the six-month period ended June 30, 2003 and 779,564,515 shares for the six-month period ended June 30, 2004. Each Aventis ADS represents one Aventis ordinary share.

(3)	Based on the weighted average number of shares outstanding in each period used to compute diluted earnings per share, equal to 390,147,598 shares in 1999, 791,588,693 shares in 2000, 796,025,518 shares in 2001, 800,079,916 shares in 2002, and 788,252,669 shares in 2003 and 793,134,589 shares for the six-month period ended June 30, 2003 and 784,376,004 shares for the six-month period ended June 30, 2004.

(4)	Long-term debt includes the debt relating to capitalized leases but does not include the current portion of long-term debt.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following selected unaudited pro forma condensed combined financial information, which gives effect to the offers and the merger, is presented in euros and reflects the combination of Sanofi-Aventis and Aventis using the purchase method under French GAAP. The pro forma adjustments are based upon available information and certain assumptions that Sanofi-Aventis believes are reasonable, including the assumptions that pursuant to the offers and the merger:

•	98.03% of the outstanding Aventis securities are exchanged pursuant to the offers for cash and Sanofi-Aventis securities, with an aggregate cash component of €15,791 million (including €643 million in dividends paid on Sanofi-Aventis securities issued) and a share component valued at €35,071 million;

•	1.97% of the outstanding Aventis securities are exchanged pursuant to the merger for Sanofi-Aventis securities at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares;

•	all of the outstanding Aventis BSAs were purchased for cash in the French offer, for aggregate consideration of €6 million;

•	all of the outstanding Aventis stock options are exchanged pursuant to the merger for Sanofi-Aventis stock options. The number of Sanofi-Aventis ordinary shares subject to these options and the exercise price of the options will be adjusted to reflect the merger exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares; and

•	the net cash consideration paid in the offers (after taking into account the expected proceeds of €885 million from the disposals discussed below) is financed by €14,906 million of new Sanofi-Aventis debt at an interest rate of 3.6%.

      In addition, the pro forma adjustments reflect the sale to GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets on the terms announced on April 13, 2004, as well as the sale of Campto® to Pfizer Inc. on the terms announced on June 25, 2004. For more information on these disposals, see “Regulatory Matters — Competition and Antitrust — Sale of Arixtra® and Fraxiparine®” and “— Sale of Campto®”. The pro forma adjustments also include adjustments that have been made to Aventis historical financial statements in order to conform their presentation to the pro forma presentation. In addition, pro forma adjustments have been made to Aventis historical statement of income for the year ended December 31, 2003, in order to reflect the disposal of Aventis Behring to CSL, which was completed on March 31, 2004. For further information, see Exhibit 99.3 to Aventis’s Form 6-K, dated April 30, 2004, which is incorporated into this document by reference.

      The selected unaudited pro forma combined financial information also gives effect to the mandatory offer that Sanofi-Aventis is required to make under the German Securities and Corporate Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the 1.9% of the ordinary shares of Hoechst AG not held by Aventis or any of its subsidiaries. For further information, see “Recent Developments — Sanofi-Aventis Mandatory Offer for Hoechst; Aventis Squeeze-Out Offer for Hoechst”. The selected unaudited pro forma combined financial information also gives effect to the mandatory offer that Sanofi-Aventis is required to make under applicable Indian law for up to 4,606,125 shares of Aventis Pharma Limited India representing 20% of its outstanding share capital. For further information, see “Recent Developments — Sanofi-Aventis Mandatory Offer for 20% of the Share Capital of Aventis Pharma Limited India”.

      The selected unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the offers and the merger been completed during the periods presented, nor is the selected unaudited pro forma combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma combined financial information does not reflect any cost savings or other synergies which may result from the acquisition of Aventis or the effect of asset dispositions, if any, that have been or may be required by regulatory authorities, other than the contemplated sale to GlaxoSmithKline of Arixtra® and Fraxiparine®and related assets and the sale of Campto® to Pfizer Inc. In particular, the unaudited pro forma condensed combined financial information does not reflect the impact of the disposals and/or grants of licenses of certain products, in addition to Arixtra®, Fraxiparine® and Campto®, requested by the European Commission as conditions to its approval of the proposed acquisition of Aventis by Sanofi-Aventis, announced on

April 26, 2004 because definitive agreements with respect to the disposal or licensing of these products have not yet been entered into. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the acquisition. Further, because prior to the settlement of the offers on August 20, 2004, Sanofi-Aventis only had access to publicly available financial information about Aventis’s accounting policies, and because of the limited time available since the settlement to conduct a thorough review of those accounting policies, there can be no assurance that the accounting policies of Aventis conform to those of Sanofi-Aventis.

      This selected unaudited pro forma combined financial information has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements of Sanofi-Aventis and Aventis” and the related notes included in this document, and with the respective consolidated financial statements of Sanofi-Aventis and Aventis, as of and for the six month period ended June 30, 2004, and as of, and for the year ended, December 31, 2003, which are incorporated by reference into this document. All amounts are stated in euros. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations” and “Risk Factors — In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.”

      The selected unaudited pro forma combined financial information is based on preliminary estimates and assumptions, which Sanofi-Aventis believes to be reasonable. The pro forma adjustments and allocation of purchase price are preliminary. In general, due to the limited financial and other information related to Aventis available to Sanofi-Aventis management prior to the settlement of the offers, the excess of purchase price over the book value of the assets to be acquired has been allocated according to a preliminary analysis by Sanofi-Aventis’s management based on available public information. The final allocation of the purchase price will be completed after the asset and liability valuations are finalized by Sanofi-Aventis’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation.

Selected Unaudited Pro Forma Condensed Combined Financial Information

	Six-month period	Year Ended
	ended June 30, 2004	December 31, 2003

	(Unaudited and in millions of euros,
	except per share amounts)
French GAAP:
Combined pro forma net sales	12,283	24,287
Combined pro forma gross profit	9,386	16,539
Combined pro forma operating profit	3,672	1,088
Combined pro forma net income	989	(3,574)
Combined pro forma net income before non-recurring charges or credit directly attributable to the transaction	1,092	1,613
Earnings per share — basic; based on pro forma net income (1)	0.73	(2.64)
Earnings per share — diluted; based on pro forma net income (2)	0.72	(2.52)
Earnings per share — basic; based on pro forma net income before non-recurring charges or credit directly attributable to the transaction (1)	0.81	1.19
Earnings per share — diluted; based on pro forma net income before non-recurring charges or credit directly attributable to the transaction (2)	0.80	1.18
U.S. GAAP Data:
French GAAP combined pro forma net income before non-recurring charges or credit directly attributable to the transaction	1,092	1,613

Differences between U.S. GAAP and French GAAP, as they relate to Sanofi-Aventis	(139)	(211)
Differences between U.S. GAAP and French GAAP, as they relate to Aventis	133	127
Reversal of French GAAP pro forma adjustments already accounted for in U.S. GAAP	23	123
Reversal of the write-off of historical goodwill amortization under French GAAP	(228)	(480)
Elimination of additional historical goodwill and intangible assets amortization and impairment under U.S. GAAP	142	302
Charge related to stock-option plans (FAS 123)	(72)	(145)
Reversal of goodwill amortization under French GAAP	424	849
Income tax effect on the above adjustments	(71)	(152)

Sub-total U.S. GAAP adjustments	212	413

U.S. GAAP combined pro forma net income from continuing operations before non-recurring charges or credit directly attributable to the transaction	1,304	2,026

U.S. GAAP earnings per share, based on combined pro forma net income from continuing operations before non-recurring charges or credit directly attributable to the transaction
Basic (3)	0.98	1.51
Diluted (4)	0.98	1.51

(1)	Based on the pro forma weighted average number of shares outstanding of 1,352,146,319 for the year ended December 31, 2003 and 1,345,672,619 for the six month period ended June 30, 2004.

(2)	Based on the pro forma weighted average number of shares outstanding of 1,402,777,622 for the year ended December 31, 2003 and 1,404,249,219 for the six month period ended June 30, 2004.

(3)	Based on the pro forma weighted average number of shares outstanding of 1,338,420,016 for the year ended December 31, 2003 and 1,332,458,093 for the six month period ended June 30, 2004.

(4)	Based on the pro forma weighted average number of shares outstanding of 1,343,276,160 for the year ended December 31, 2003 and 1,335,779,822 for the six month period ended June 30, 2004.

As of
June 30, 2004

(Unaudited and in
millions of euros)
French GAAP:
Goodwill and other intangible assets	57,249
Property, plant and equipment, net	5,751
Total assets	86,701
Long-term debt	18,778
Total shareholders’ equity	39,073

U.S. GAAP Data:
French GAAP combined pro forma shareholders’ equity	39,073

Differences between French GAAP and U.S. GAAP, as they relate to Sanofi-Aventis	6,253
Differences between French GAAP and U.S. GAAP, as they relate to Aventis	4,426
Differences between French GAAP and U.S. GAAP, as they relate to the measurement of purchase price	(697)
To remove the U.S. GAAP differences of Aventis on shareholders’ equity	(4,426)

Sub-total U.S. GAAP adjustments	5,556
U.S. GAAP combined pro forma shareholders’ equity	44,629

Unaudited Capitalization

Pro Forma
Combined Entity
June 30, 2004
(French GAAP)

(Unaudited and in
millions of euros)
Short-term borrowings	1,200
Debt maturing within one year	28
Debt not maturing within one year (1)	18,778
Total debt	20,006
Shareholders’ Equity
Ordinary shares	2,764
Other	36,309
Total shareholders’ equity	39,073
Consolidated Capitalization	59,079

(1)	For purposes of the unaudited pro forma combined balance sheet, the new credit facility has been classified as debt not maturing within one year.

COMPARATIVE PER SHARE MARKET INFORMATION

      Sanofi-Aventis ordinary shares are listed on the Premier marché of Euronext Paris under the symbol “SAN”, and Sanofi-Aventis ADSs are listed on the NYSE under the symbol “SNY”. Aventis ordinary shares are listed on Euronext Paris under the symbol “AVE” and Aventis ADSs are listed on the NYSE under the symbol “AVE”. The following table presents the closing market prices per security for Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs and Aventis ordinary shares and Aventis ADSs in euros or U.S. dollars, as the case may be:

•	as reported on Euronext Paris for Sanofi-Aventis ordinary shares and Aventis ordinary shares; and

•	as reported on the NYSE for Sanofi-Aventis ADSs and Aventis ADSs.

In each case the prices are given:

•	as of January 21, 2004, which was the last full trading day on Euronext Paris before rumors and press articles significantly affected the share prices and trading volumes of Sanofi-Aventis ordinary shares and Aventis ordinary shares;

•	as of January 23, 2004, which was the last full trading day on the Euronext Paris and on the NYSE, prior to the public announcement of the original offers;

•	as of April 23, 2004, which was the last full trading day on the Euronext Paris and on the NYSE, prior to the public announcement of the revised offers;

•	as of August 30, 2004, which was the last full trading day on the Euronext Paris and on the NYSE, prior to the public announcement of the decision to study the feasibility of a merger;

•	as of October 13, 2004, which was the last full trading day on the Euronext Paris and on the NYSE, prior to the public announcement of the execution of the definitive merger agreement; and

•	as of October 14, 2004, which was the most recent practicable trading day on the Euronext Paris and on the NYSE, prior to the date of this document.

See “Market Price and Dividend Data” for further information about historical market prices of these securities.

      The following table also presents the implied equivalent value per security for Aventis ordinary shares in euros and Aventis ADSs in U.S. dollars. The implied equivalent value of an Aventis ordinary share was calculated by multiplying the closing market price per Sanofi-Aventis ordinary share by 27/23, or approximately 1.17391, the exchange ratio for each Aventis ordinary share in the merger. The implied equivalent value of an Aventis ADS was calculated by multiplying the closing market prices per Sanofi-Aventis ADS by 54/23, or approximately 2.34782, which is the number of Sanofi-Aventis ADSs that you will be entitled to receive on termination of the Aventis ADS deposit agreement in connection with the merger. For further information, please see “Treatment of Aventis ADSs in Connection With the Merger”.

					Implied Equivalent
					Value per Aventis
	Sanofi-Aventis		Aventis		Security

	Ordinary		Ordinary		Ordinary
	Shares	ADSs	Shares	ADSs	Shares	ADSs
	(Euros)	(U.S. $)	(Euros)	(U.S. $)	(Euros)	(U.S. $)

January 21, 2004	€60.00	$38.11	€53.80	$68.50	€70.43	$89.47
January 23, 2004	€57.75	$37.01	€57.55	$73.00	€67.79	$86.98
April 23, 2004	€55.95	$32.83	€66.25	$79.76	€65.68	$77.08
August 30, 2004	€59.05	$36.68	€68.85	$84.68	€69.32	$86.12
October 13, 2004	€57.85	$35.63	€67.40	$82.81	€67.91	$83.65
October 14, 2004	€56.75	$35.21	€66.30	$82.12	€66.62	$82.67

      The market prices of Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs and Aventis ordinary shares and Aventis ADSs are likely to fluctuate prior to the expiration date of these offers and cannot be predicted. We urge you to obtain current market information regarding Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs and Aventis ordinary shares and Aventis ADSs.

SUMMARY SELECTED COMPARATIVE HISTORICAL

AND PRO FORMA PER SHARE DATA

      The following selected unaudited pro forma condensed combined financial information, which gives effect to the offers and the merger, is presented in euros and reflects the combination of Sanofi-Aventis and Aventis using the purchase method under French GAAP. The pro forma adjustments are based upon available information and certain assumptions that Sanofi-Aventis believes are reasonable, including the assumptions that pursuant to the offers and the merger:

•	98.03% of the outstanding Aventis securities were exchanged pursuant to the offers for cash and Sanofi-Aventis securities, with a cash component of €15,791 million (including €643 million in dividends paid on Sanofi-Aventis securities issued) and a share component valued at €35,071 million;

•	1.97% of the outstanding Aventis securities are exchanged pursuant to the merger for Sanofi-Aventis securities at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares;

•	all of the outstanding Aventis BSAs are purchased for cash in the French offer, for aggregate consideration of €6 million;

•	all of the outstanding Aventis stock options are exchanged pursuant to the merger for Sanofi-Aventis stock options. The number of Sanofi-Aventis ordinary shares subject to these options and the exercise price of the options will be adjusted to reflect the merger exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares; and

•	the net cash consideration paid in the offers (after taking into account the expected proceeds of €885 million from the disposals discussed below) is financed by €14,906 million of new Sanofi-Aventis debt at an interest rate of 3.6%.

      In addition, the pro forma adjustments reflect the sale to GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets on the terms announced on April 13, 2004, as well as the sale of Campto® to Pfizer Inc. on the terms announced on June 25, 2004. For more information on these disposals, see “Regulatory Matters — Competition and Antitrust — Sale of Arixtra® and Fraxiparine®” and “— Sale of Campto®”. The pro forma adjustments also include adjustments that have been made to Aventis historical financial statements in order to conform their presentation to the pro forma presentation. In addition, pro forma adjustments have been made to Aventis historical statement of income for the year ended December 31, 2003, in order to reflect the disposal of Aventis Behring to CSL, which was completed on March 31, 2004. For further information, see Exhibit 99.3 to Aventis’s Form 6-K, dated April 30, 2004, which is incorporated into this document by reference.

      The summary selected comparative historical and pro forma per share data also give effect to the mandatory offer that Sanofi-Aventis is required to make under the German Securities and Corporate Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the 1.9% of the ordinary shares of Hoechst AG not held by Aventis or any of its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Hoechst AG”. The summary selected comparative historical and pro forma per share data also give effect to the mandatory offer that Sanofi-Aventis is required to make under applicable Indian law for up to 4,606,125 shares of Aventis Pharma Limited India not already held by Aventis or its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Aventis Pharma Limited India”.

      The summary selected comparative historical and pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the offers and the merger been completed during the periods presented, nor is the summary selected comparative historical and pro forma per share data necessarily indicative of the future operating results or financial position of the combined entities.

      The summary selected comparative historical and pro forma per share data have been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements of Sanofi-Aventis and Aventis” and the related notes included in this document, and with the respective consolidated financial statements of Sanofi-Aventis and Aventis, as of and for the six month period ended June 30, 2004, and as of, and for the year ended, December 31, 2003, which are incorporated by reference into this document. All amounts are stated

in euros. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations” and “Risk Factors — In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.”

      The pro forma per share data are based on preliminary estimates and assumptions, which Sanofi-Aventis believes to be reasonable. The pro forma adjustments and allocation of purchase price are preliminary. Due to the limited financial and other information related to Aventis available to Sanofi-Aventis management prior to the settlement of the offers, the excess of purchase price over the book value of the assets to be acquired has been allocated according to a preliminary analysis by Sanofi-Aventis’s management based on available public information. The final allocation of the purchase price will be completed after the asset and liability valuations are finalized by Sanofi-Aventis’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation.

	Sanofi-Aventis				Aventis

						Equivalent
		Pro Forma				Pro Forma
	Historical	Combined			Historical	Combined
	per	per		Pro Forma	per	per
	Ordinary	Ordinary	Historical	Combined	Ordinary	Ordinary
French GAAP	Share	Share	per ADS	per ADS	Share/ADS	Share/ADS

	(all data in euros)
Six Months Ended June 30, 2004
Net income	1.63	0.73	0.82	0.37	1.50	0.61
Net income before non-recurring charges or credits directly attributable to the transaction (1)	N/A	0.81	N/A	0.41	N/A	0.68
Dividends (2)	N/A	N/A	N/A	N/A	N/A	N/A
Shareholders’ equity (3)	9.82	29.04	4.91	14.52	14.25	24.20

Year Ended December 31, 2003
Net income	2.95	(2.64)	1.48	(1.32)	2.42	(2.20)
Net income before non-recurring charges or credits directly attributable to the transaction (1)	N/A	1.19	N/A	0.60	N/A	0.99
Dividends (4)	1.02	1.02	0.51	0.51	0.82	0.85

(1)	Represents income (loss) before non-recurring charges or credits directly attributable to the acquisition, which differs from income (loss) from continuing operations before non-recurring charges or credits directly attributable to the acquisition which is required under Form F-4 and Article 11 of Regulation S-X, because “continuing operations” is not a defined concept under French GAAP. Income (loss) from continuing operations before non-recurring charges or credits directly attributable to the acquisition under U.S. GAAP is presented in Note 6.2 under “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”.

(2)	Not applicable; Sanofi-Aventis pays a single annual dividend in respect of the previous year’s results.

(3)	Represents stockholders’ equity as of June 30, 2004 under French GAAP, divided by the weighted average number of shares outstanding for the six month period ended June 30, 2004.

(4)	The Sanofi-Aventis pro forma dividends per share represent the historical per share dividends paid by Sanofi-Aventis during the year ending December 31, 2004 in respect of the results for 2003.

EXCHANGE RATE INFORMATION

      The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the euro. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York, which we refer to as the “noon buying rates.” The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period. This information is provided solely for your information, and we do not represent that euros could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Sanofi-Aventis or Aventis in the preparation of their respective consolidated financial statements incorporated by reference into this document.

      The data provided in the following table are expressed in U.S. dollars per euro and are based on noon buying rates published by the Federal Reserve Bank of New York for the euro. On October 14, 2004, the most recent practicable date prior to the printing of this document, the exchange rate was €1.00 = $1.2393. The data provided in the following table for the period prior to January 1999 are based on noon buying rates for the French franc converted into the euro at the fixed rate established by the European Council of Ministers of FF 6.55957 = €1.00.

	Period-end	Average
	Rate (1)	Rate (2)	High	Low

Recent Monthly Data
October 2004 (through October 14)	$1.2393	$1.2331	$1.2418	$1.2271
September 2004	1.2417	1.2224	1.2417	1.2052
August 2004	1.2183	1.2191	1.2368	1.2025
July 2004	1.2032	1.2266	1.2437	1.2032
June 2004	1.2179	1.2146	1.2320	1.2006
May 2004	1.2217	1.2000	1.2274	1.1801
April 2004	1.1975	1.1989	1.2358	1.1802
March 2004	1.2092	1.2261	1.2431	1.2088
February 2004	1.2441	1.2640	1.2848	1.2426
January 2004	1.2452	1.2638	1.2853	1.2389
Interim Period Data
Nine months ended September 30, 2004	$1.2417	$1.2243	$1.2853	$1.1801
Six months ended June 30, 2004	1.2179	1.2259	1.2853	1.1801
Three months ended March 31, 2004	1.2292	1.2499	1.2853	1.2088
Nine months ended September 30, 2003	1.1650	1.1193	1.1870	1.0361
Six months ended June 30, 2003	1.1502	1.1144	1.1870	1.0361
Nine months ended September 30, 2002	0.9879	0.9293	1.0156	0.8594
Six months ended June 30, 2002	0.9856	0.9027	0.9885	0.8594
Annual Data (Year ended December 31,)
2003	$1.2597	$1.1411	$1.2597	$1.0361
2002	1.0485	0.9495	1.0485	0.8594
2001	0.8901	0.8909	0.9535	0.8370
2000	0.9388	0.9207	1.0335	0.8270
1999	1.0070	1.0588	1.1812	1.0016

(1)	The period-end rate is the noon buying rate on the last business day of the applicable period.

(2)	The average rates for the monthly periods were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York. The average rates for the interim periods and annual periods were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period.

RISK FACTORS

      In evaluating the merger, you should carefully consider the following risks that relate to the business combination of Aventis and Sanofi-Aventis, as well as the risk factors incorporated by reference into this document from Item 3.D of Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, and from Item 3 of Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, together with the other information contained in or incorporated by reference into this document. Any of these risks could have an adverse effect on our business, financial condition, results of operations or prospects, which could in turn affect the price of Sanofi-Aventis ordinary shares or Sanofi-Aventis ADSs.

The integration of the companies will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

      The benefits and synergies expected to result from the combination of Sanofi-Aventis and Aventis will depend in part on whether the operations of Aventis can be integrated in a timely and efficient manner with those of Sanofi-Aventis. Sanofi-Aventis faces significant challenges in consolidating Sanofi-Aventis’s functions with those of Aventis, and integrating the organizations, procedures and operations of the two businesses. The integration of the two businesses will be complex and time-consuming, and management will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of Sanofi-Aventis and Aventis could result in the failure to achieve some or all of the anticipated benefits from the transaction, including synergies and other operating efficiencies, and could have an adverse effect on the business, results of operations, financial condition or prospects of Sanofi-Aventis.

The value of the Sanofi-Aventis securities to be received by the holders of Aventis securities pursuant to the merger will fluctuate.

      At the effective time of the merger, the Aventis ordinary shares (including Aventis ordinary shares represented by Aventis ADSs) will be exchanged for Sanofi-Aventis ordinary shares, at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares (or approximately 1.17391 Sanofi-Aventis ordinary shares for each Aventis ordinary share). There will be no adjustment to the exchange ratio for changes in the market price of either Aventis ordinary shares or Sanofi-Aventis ordinary shares. Accordingly, the market value of the Sanofi-Aventis ordinary shares that holders of Aventis securities will receive upon completion of the merger will depend on the market value of Sanofi-Aventis ordinary shares at the time of completion of the merger and could vary significantly from the market value on the date of this document or the date on which the definitive merger agreement was signed and the merger exchange ratio agreed. The market value of the Sanofi-Aventis securities to be issued in connection with the merger will also continue to fluctuate after completion of the merger. For historical and current market prices of Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs, please refer to “Market Price and Dividend Data”. You should obtain current market quotations for Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs and for Aventis ordinary shares and Aventis ADSs.

      Fluctuations in the exchange rate between the U.S. dollar and the euro will also affect the dollar equivalent of the euro price of Sanofi-Aventis ordinary shares traded on Euronext Paris, and, as a result, may affect the market price of the Sanofi-Aventis ADSs traded on the NYSE.

On settlement of the offers, we incurred a substantial amount of debt to finance the cash portion of the consideration for the Aventis securities acquired in the offers; in the future, this debt could restrict our ability to engage in additional transactions or incur additional indebtedness.

      In connection with our acquisition of the Aventis securities, on April 24, 2004, we entered into a credit facility agreement that permitted us to borrow up to €16,000 million under this facility. We have borrowed €10,500 million under this credit facility, which we have used to finance part of the cash portion of the consideration paid to holders of Aventis securities pursuant to the offers. We may also borrow funds under this facility to refinance certain debt of Aventis and its subsidiaries. The credit facility includes terms and conditions customary for agreements of this type, which could restrict our ability to engage in additional transactions or incur additional indebtedness. For more information on the terms and conditions of the credit facility, please see “Source and Amount of Funds”.

We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations.

      In commencing and completing the offers, we relied solely and exclusively upon publicly available information relating to Aventis, including periodic and other reports for Aventis as filed with or furnished to the SEC on Form 20-F and Form 6-K, as well as Aventis’s 2003 document de référence, as filed with the AMF. Prior to settlement of the offers on August 20, 2004, on which date we acquired control of Aventis, we had no access to the books and records of Aventis and we were not able to conduct an independent due diligence review of, nor did we have access to, any nonpublic information about Aventis. As a result, after our acquisition of Aventis, we may be subject to unknown liabilities of Aventis, which liabilities might have otherwise been discovered if we had been permitted by Aventis to conduct a complete due diligence review and which liabilities may have an adverse effect on our profitability, results of operations, financial condition or prospects, and may, if known, have led us to determine different terms and conditions for the offers.

In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.

      In respect of information relating to Aventis in periods before our acquisition of Aventis presented in, or incorporated by reference into, this document, including Aventis’s financial information, we have relied exclusively upon publicly available information, including information publicly filed by Aventis with securities regulatory authorities. Although we have no knowledge that would indicate that any statements contained in this document based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and, in the limited time since our acquisition of Aventis we have not been able to verify the accuracy, completeness or truth of all such information or any failure by Aventis to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. Any financial information regarding Aventis in periods prior to our acquisition of Aventis that may be detrimental to the combined entity and that has not been publicly disclosed by Aventis, or errors in our estimates due to reliance on information relating to such periods publicly filed by Aventis, may have an adverse effect on the benefits we expect to achieve from the acquisition of Aventis and could result in material inaccuracies in the pro forma financial information included in this document.

Because some existing holders of Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs are entitled to two votes for every share they hold, the percentage of the voting rights of Sanofi-Aventis that you will own immediately after the merger will be less than the percentage of the outstanding share capital of Sanofi-Aventis that you will own.

      Under Sanofi-Aventis’s existing bylaws (statuts), holders of Sanofi-Aventis ordinary shares who hold their shares in the same registered name for at least two years have the right to two votes for every share thus held. Under the ADS deposit agreement, holders of Sanofi-Aventis ADSs who have held their Sanofi-Aventis ADSs in the same registered name for at least two years also have the right to double-voting rights. As a result, new holders of Sanofi-Aventis ordinary shares (including Sanofi-Aventis ordinary shares represented by Sanofi-Aventis ADSs), including holders of Aventis securities who receive Sanofi-Aventis ordinary shares in connection with the merger, will qualify to obtain double-voting rights only after holding those Sanofi-Aventis ordinary shares in the same registered name for two years. See “Description of Sanofi-Aventis Ordinary Shares — Voting Rights”. As of September 30, 2004, 336,569,393 Sanofi-Aventis ordinary shares carried double-voting rights, representing approximately 24.2% of our outstanding share capital, approximately 25.6% of our outstanding share capital that is held by holders other than Sanofi-Aventis and its subsidiaries, including Aventis, and approximately 20.4% of our voting rights. Immediately after the effective time of the merger, and taking into account the Sanofi-Aventis securities that were issued to holders of Aventis securities in settlement of the offers, the former holders of Aventis securities will own approximately 48.8% of our outstanding share capital (other than share capital held by Sanofi-Aventis and its subsidiaries) and approximately 38.9% of our voting rights and the holders of Sanofi-Aventis securities that were not issued in connection with either the merger or the offers, other than Sanofi-Aventis, will hold approximately 51.2% of our outstanding share capital and approximately 61.1% of our voting rights. Similarly, the percentage of Sanofi-Aventis’s voting rights that you will own immediately after the merger will be less than the percentage of the outstanding share capital of Sanofi-Aventis that you will own and may be less than the percentage of Sanofi-Aventis’s voting rights owned by some Sanofi-Aventis shareholders who own the same number or fewer Sanofi-Aventis ordinary shares.

Sanofi-Aventis’s two largest shareholders immediately before the settlement of the offers continue to own a significant percentage of the enlarged share capital and voting rights of Sanofi-Aventis after the merger.

      Immediately after the merger, Total and L’Oréal, Sanofi-Aventis’s two largest shareholders, will own approximately 13.4% and approximately 10.7%, respectively, of the share capital (other than share capital held by Sanofi-Aventis and its subsidiaries) and approximately 21.4% and approximately 17.1%, respectively, of the voting rights in Sanofi-Aventis. On November 24, 2003, Total and L’Oréal amended the shareholders’ agreement so that it terminates on December 2, 2004 according to its terms, the parties having indicated that they do not intend to act in concert with respect to their shareholdings in Sanofi-Aventis as from that date. See “Recent Developments — Shareholders’ Agreement”.

      Even after termination of the shareholders’ agreement, to the extent these shareholders maintain such level of shareholding, Total and L’Oréal will remain in a position to exert heightened influence in the election of the directors and officers of Sanofi-Aventis and in other corporate actions that require shareholders’ approval, including the merger. Continued ownership of a large percentage of the share capital and voting rights of Sanofi-Aventis by these two principal shareholders, affiliates of whom may also continue to be members of the Sanofi-Aventis board of directors, may have the effect of delaying, deferring or preventing a future change in the control of Sanofi-Aventis and may discourage future bids for Sanofi-Aventis other than with the support of these shareholders.

      Upon the termination of the existing shareholders’ agreement between those two shareholders, on December 2, 2004, all of the Sanofi-Aventis ordinary shares owned by these shareholders will become available to be sold in the public market, subject to applicable laws and regulations. Sales of a substantial number of Sanofi-Aventis ordinary shares, or a perception that such sales may occur, could adversely affect the market price for Sanofi-Aventis ordinary shares and Sanofi-Aventis ADSs. See “Item 10. Additional Information — Share Capital — Shares Eligible for Future Sale” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, for a more detailed description of the eligibility of Sanofi-Aventis ordinary shares for future sale.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      Certain statements made or incorporated by reference into this document are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include but are not limited to:

•	projections of operating revenues, net income, net earnings per share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to products, clinical trials, regulatory approvals and competition;

•	statements about our future economic performance or that of France, the United States or any other country in which we operate; and

•	statements of assumptions underlying such statements.

      Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

      Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such factors, some of which are discussed under “Risk Factors”, include but are not limited to:

•	our ability to continue to expand our presence profitably in the United States;

•	the success of our research and development programs;

•	our ability to protect our intellectual property rights; and

•	the risks associated with reimbursement of healthcare costs and pricing reforms, particularly in the United States and Europe.

      We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

      Forward-looking statements speak only as of the date they are made. Except as otherwise required by applicable law, we do not undertake any obligation to update them in light of new information or future developments.

RECENT DEVELOPMENTS

Dividends

      On April 2, 2004, Aventis announced that its supervisory board had proposed a resolution authorizing a net dividend of €0.82 per share in respect of Aventis’s 2003 results to be presented to Aventis shareholders for their approval at the next annual general meeting of Aventis shareholders. At the annual general meeting held on June 11, 2004, the Aventis shareholders approved this dividend. The dividend was paid to holders of Aventis ordinary shares on July 15, 2004, with an ex-dividend date of June 15, 2004. In the United States, the dividend was paid on July 22, 2004, to holders of record of Aventis ADSs on June 14, 2004, after conversion into U.S. dollars pursuant to the Aventis deposit agreement. For further information, see Aventis’s Report on Form 6-K, dated June 14, 2004, which is incorporated into this document by reference.

      As a result of the approval of the Aventis dividend, pursuant to the terms and conditions of the offers, the consideration offered in Sanofi-Aventis’s offers was reduced by an amount equal to €0.82 per Aventis ordinary share. For the final terms of the consideration offered, see “Existing Relationship between Aventis and Sanofi-Aventis — Acquisition of Aventis Pursuant to the Offers”.

      On February 16, 2004, Sanofi-Aventis announced that the annual general meeting of Sanofi-Aventis shareholders would be asked to approve a dividend of €1.02 per share, an increase of 21.4% over the €0.84 per share paid in respect of 2002 results. On April 15, 2004, Sanofi-Aventis announced that, in accordance with a resolution adopted on February 13, 2004, at its meeting held on April 14, 2004, the board of directors of Sanofi-Aventis had decided to distribute an interim dividend of €0.97 per Sanofi-Aventis ordinary share to be paid on May 5, 2004. For further information, see Aventis’s Report on Form 6-K, dated April 15, 2004, which is incorporated into this document by reference.

      On June 23, 2004, the combined extraordinary and annual meeting of Sanofi-Aventis shareholders voted to approve the €1.02 dividend per Sanofi-Aventis ordinary share. On September 16, 2004, in connection with its announcement of the definitive results of the offers, Sanofi-Aventis confirmed a payment date of September 30, 2004 for the 2003 dividend. Holders of Sanofi-Aventis ordinary shares issued as a result of the offers received the full dividend in amount of €1.02 per Sanofi-Aventis ordinary share. Holders of Sanofi-Aventis ordinary shares with respect to which the interim dividend of €0.97 was paid on May 5, 2004, received the €0.05 balance outstanding on the 2003 dividend.

      Sanofi-Aventis ordinary shares issued in exchange for Aventis ordinary shares pursuant to the merger will have full dividend rights with respect to any dividend declared after their issuance, including any dividend paid in respect of Sanofi-Aventis’s results for 2004. Sanofi-Aventis ordinary shares issued in exchange for Aventis ordinary shares pursuant to the merger will not be entitled to the €1.02 payment in respect of the 2003 dividend.

Sanofi-Aventis First-Half Results 2004

      On August 31, 2004, Sanofi-Aventis announced its results for the first half of 2004. Consolidated net sales rose 14.3% (18.9% on a comparable basis (1)) to €4,460 million. Developed sales (1) rose 25.5% on a comparable basis to €5,832 million. Net income rose 20.6% to €1,138 million and earnings per share rose 21.6% to €1.63 per share. As the six month period ended June 30, 2004 closed before the acquisition of Aventis, these results do not include any amounts in respect of Aventis’s results for the period. For further information, see Sanofi-Aventis’s Reports on Form 6-K, dated August 31, 2004, and September 14, 2004, which are incorporated into this document by reference.

      On August 31, 2004, in a press release announcing Sanofi-Aventis’s results for the first half of 2004 and during a conference call for analysts, institutional investors and journalists, management of Sanofi-Aventis confirmed that it

(1)	For important information on the non-GAAP financial measures, “Comparable Sales” and “Developed Sales”, including a reconciliation to “Net Sales” as reported under French GAAP, see “Non-GAAP Financial Measures — Comparable Sales” and “Non-GAAP Financial Measures — Developed Sales”.

expected the acquisition of Aventis to be accretive to earnings for 2004, based on pro forma adjusted net income per share. (2)

Aventis First-Half Results 2004

      On July 28, 2004, Aventis announced its results for the first half of 2004. Consolidated net sales were €8,166 million for the period compared to €8,622 million for the first half of 2003. (The consolidated net sales for the first half of 2003 included net sales of €453 million from the therapeutic proteins business Aventis Behring, which was divested on March 31, 2004.) Group net income rose 43.4% to €1,166 million and earnings per share rose 45.6% to €1.50 per share. For further information, see Aventis’s Report on Form 6-K, dated July 28, 2004 which is incorporated into this document by reference and Exhibit 99.2 of Aventis’s Report on Form 6-K, dated August 6, 2004, which exhibit (but not the entirety of the report) is incorporated into this document by reference.

Sanofi-Aventis Mandatory Offer for Hoechst; Aventis Squeeze-Out Offer for Hoechst

      As previously announced in the documentation for Sanofi-Aventis’s offers for Aventis, under the German Securities Acquisition and Corporate Takeover Act (Wertpapiererwerbs- und Ubernahmegesetz), on acquiring control of Aventis, and thereby indirect control of Hoechst AG, a company listed in Germany on the official market of the Frankfurt stock exchange, Sanofi-Aventis became obligated to make a mandatory public offer to acquire all the outstanding ordinary shares of Hoechst not held by Aventis or any of its subsidiaries. As of September 30, 2004, Aventis owned 548,451,852 non-par-value bearer shares of Hoechst (ISDN DE 005758007), representing approximately 98.09% of the 559,153,690 shares outstanding.

      On August 23, 2004, Sanofi-Aventis published a notice pursuant to the German securities laws of its intention to make a mandatory offer for Hoechst. On October 1, 2004, Sanofi-Aventis launched a public offer for all the outstanding shares of Hoechst not held by Sanofi-Aventis, Aventis or any of their respective subsidiaries. The offer consideration is €51.23 per share, for a maximum aggregate transaction amount of approximately €550 million, including transaction costs. The offer is open for acceptance from October 1, 2004 until midnight (Central European Time) on December 10, 2004. The offer is being made to, and is open for acceptance by, holders of Hoechst shares resident in the United States. For further information, see Sanofi-Aventis’s Reports on Form 6-K, dated August 24, 2004, and October 1, 2004, neither of which is incorporated into this document by reference.

      As of October 14, 26,612 Hoechst shares, representing less than 0.01% of the share capital and voting rights of Hoechst had been tendered into the mandatory offer. For further information, see Sanofi-Aventis’s Report on Form 6-K, dated October 15, 2004, which is not incorporated into this document by reference.

      Pursuant to applicable German law, a majority shareholder holding at least 95% of the shares of a subsidiary may make a squeeze-out offer to compulsorily acquire the minority shares in exchange for adequate cash compensation. On August 23, 2004, Aventis announced that it intended to acquire all the outstanding shares of Hoechst through a squeeze-out offer. The evaluation of Hoechst’s capitalized earnings value (Ertragswert) is currently ongoing in order to determine the level of adequate cash compensation to be offered.

      Because the valuation methods required by applicable law in the context of a squeeze-out offer differ from the valuation methods in the context of a mandatory offer, there can be no assurance that the consideration offered in any Aventis squeeze-out offer for Hoechst will not exceed the price of €51.23 per share in Sanofi-Aventis’s mandatory offer. However, the terms of Sanofi-Aventis’s mandatory offer for Hoechst provide that if Aventis undertakes a squeeze-out of the minority shareholders of Hoechst within one year of the publication of the results of the Sanofi-Aventis mandatory offer and the price stipulated in the squeeze-out resolution exceeds €51.23 per share, Sanofi-Aventis will pay the difference to any holder that tendered Hoechst shares into the Sanofi-Aventis mandatory offer.

(2)	For important information on this non-GAAP financial measure, including a reconciliation to “Net Income” as reported under French GAAP, please see “Non-GAAP Financial Measures — Adjusted Net Income”.

Sanofi-Aventis Mandatory Offer for 20% of the Share Capital of Aventis Pharma Limited India

      In accordance with the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997, or Indian takeover regulations, on August 11, 2004 Sanofi-Aventis announced that it intends to acquire up to 4,606,125 fully paid up equity shares of Aventis Pharma Limited India, a company that is 50.1% owned by Hoechst through its wholly owned subsidiary Aventis Pharma Holding GmbH, for a cash offer price of Rupee 792.20 ($17.30) per fully paid up equity share and aggregate consideration of $79.7 million (€65 million). The shares of Aventis Pharma Limited India are listed on the Stock Exchange, Mumbai and the National Stock Exchange of India Limited. The offer to the shareholders of Aventis Pharma Limited India is being made as a result of the offers pursuant to which Sanofi-Aventis acquired indirect control of Aventis Pharma Limited India.

      The board of directors of Aventis Pharma Limited India has approved the acquisition of up to 4,606,125 fully paid up equity shares by Sanofi-Aventis pursuant to the Indian takeover regulations. The board of directors of Sanofi-Synthelabo (India) Limited, a wholly owned subsidiary of Sanofi-Aventis, has expressed that it has no objection to the proposed acquisition. The offer to the shareholders of Aventis Pharma Limited India is subject to the receipt of approval from the Foreign Investment Promotion Board and the Reserve Bank of India, under the Foreign Exchange Management Act, 1999.

      As of the date of this document, the offer documentation for the proposed acquisition is still under review by the competent Indian authorities.

New Composition of Aventis Management Board and Aventis Supervisory Board

      At the meeting of the Aventis supervisory board held in Paris on August 30, 2004, the 12 members of the supervisory board representing the shareholders resigned. The following seven new members of the Aventis supervisory board were appointed: Jean-François Dehecq; René Sautier; René Barbier de la Serre; Jean-Paul Léon; Pierre Lepienne; Pierre Simon; and Gérard Van Kemmel. The following four members of the Aventis supervisory board representing the employees of Aventis continued in office: Joachim Betz; Werner Bischoff; Alain Dorbais and Christian Neveu. The newly composed Aventis supervisory board then elected Jean-François Dehecq as Chairman of the Board and René Sautier as Vice Chairman of the Board.

      At the same meeting, the newly composed Aventis supervisory board resolved to dismiss the following five members of the Aventis management board: Igor Landau; Patrick Langlois; Richard J. Markham; Frank Douglas and Thierry Soursac. The Aventis supervisory board appointed the following as members of the Aventis management board: Jean-Claude Armbruster; Gérard Le Fur; Jean-Claude Leroy; Gilles Lhernould and Hanspeter Spek. In addition, Heinz-Werner Meier and Dirk Oldenburg remained in office as members of the Aventis management board. The Aventis supervisory board appointed Gérard Le Fur as the Chairman of the Aventis management board.

      The term of office for the new appointees to the Aventis supervisory board and the Aventis management board shall expire at the close of the annual general meeting of Aventis Shareholders called to approve the results of Aventis for the 2006 financial year. For further information, see Aventis’s Report on Form 6-K, dated August 31, 2004 which is incorporated into this document by reference.

New Board of Directors of Sanofi-Aventis

      On August 20, 2004, with the settlement of the purchase and exchange of the Aventis ordinary shares tendered during the initial offering period ended July 30, 2004, Sanofi-Aventis acquired control of Aventis. At that time, in accordance with the agreement, dated April 25, 2004, between Aventis and Sanofi-Aventis (then known as Sanofi-Synthelabo) and pursuant to resolutions approved by the annual general meeting of Sanofi-Aventis shareholders held on June 23, 2004, the name of Sanofi-Synthelabo was officially changed to Sanofi-Aventis and the following individuals, each of whom had been nominated by the Aventis supervisory board in May 2004, took office as members of the Sanofi-Aventis board of directors:

Jean-Marc Bruel;
Jürgen Dormann;
Jean-René Fourtou;
Serge Kampf;
Igor Landau;
Hubert Markl;
Klaus Pohle; and
Hermann Scholl.

      The following members of the Sanofi-Aventis board of directors, elected at the general meeting of Sanofi-Aventis shareholders held on June 23, 2004, continued in office:

Jean-François Dehecq;
René Barbier de la Serre;
Robert Castaigne;
Thierry Desmarest;
Lord Douro;
Christian Mulliez;
Lindsay Owen-Jones;
Gérard Van Kemmel; and
Bruno Weymuller.

      Jean-François Dehecq remains the Chairman and Chief Executive Officer (Président Directeur Général) of Sanofi-Aventis.

New Management Committee of Sanofi-Aventis

      On August 20, 2004, with the acquisition of control of Aventis by Sanofi-Aventis, in accordance with the agreement, dated April 25, 2004, between Aventis and Sanofi-Aventis (then known as Sanofi-Synthelabo), and as previously announced by Sanofi-Aventis on June 21, 2004, the new management committee (comité de direction) of Sanofi-Aventis took office. The members of the management committee are:

Jean-François Dehecq, Chairman and Chief Executive Officer
Gérard Le Fur, Senior Executive Vice President, Science and Medical Affairs
Hanspeter Spek, Executive Vice President, Pharmaceutical Operations

Tim Rothwell, Senior Vice President, Pharmaceutical Operations USA
Pascal Soriot, Senior Vice President, Commercial Operations USA
Gilles Brisson, Senior Vice President, Pharmaceutical Operations Europe
Christian Lajoux, Senior Vice President, Pharmaceutical Operations France
Heinz-Werner Meier, Senior Vice President, Pharmaceutical Operations Germany
Bernard Reculeau, Senior Vice President, Pharmaceutical Operations Intercontinental
James Mitchum, Senior Vice President, Pharmaceutical Operations Japan
Pierre Chancel, Senior Vice President, Global Marketing

Jean-Claude Armbruster, Senior Vice President, Human Resources
Nicole Cranois, Senior Vice President, Communications
Olivier Jacquesson, Senior Vice President, Business Development
Jean-Claude Leroy, Senior Vice President, Chief Financial Officer
Gilles Lhernould, Senior Vice President, Industrial Operations
Dirk Oldenburg, Senior Vice President, Legal Affairs & General Counsel
Philippe Peyre, Senior Vice President, Corporate Affairs
David Williams, Senior Vice President, Vaccines

      In addition, Marie-Hélène Laimay, Senior Vice President, Audit and Evaluation of Internal Control, reports directly to Jean-François Dehecq, and Jean-Pierre Kerjouan, formerly General Counsel of Sanofi-Synthelabo, continues to serve as a Senior Vice President and Advisor to the Chairman.

      The following diagram depicts the senior management team of Sanofi-Aventis and its reporting structure:

      On September 6, 2004, Sanofi-Aventis announced that it had appointed approximately 100 managers in more than 70 countries. These management appointments comprised the Managers of Geographical Zones, the Regional Directors, General Managers, Heads of Commercial Operations and the Heads of Product Franchises within the Global Marketing function. The newly appointed General Managers will play a major role in developing the new group organization for Sanofi-Aventis. They have been tasked with defining the key management positions in their respective countries by the end of September 2004 and to ensure that the operations of Sanofi-Aventis and Aventis in their respective countries are fully integrated before the beginning of 2005.

      On September 22, 2004, Sanofi-Aventis announced that it had appointed the managers of the new Group within the following departments:

•	Scientific and Medical Affairs;

•	Finance;

•	Industrial Affairs;

•	Communications;

•	Legal; and

•	Audit and Internal Control Assessment.

      For further information, please see Sanofi-Aventis’s Reports on Form 6-K, dated September 22, 2004, September 6, 2004, August 30, 2004, and June 21, 2004, each of which is incorporated into this document by reference.

Shareholders’ Agreement

      As previously disclosed, the shareholders’ agreement, dated April 9, 1999 between Elf Aquitaine (subsequently acquired by Total) and its subsidiary Valorisation et Gestion Financière, on the one hand, and L’Oréal, on the other hand, each acting as shareholders of Sanofi-Aventis (the terms of which are described under Item 7.A “Major Shareholders and related Party Transactions — Major Shareholders — Shareholders’ Agreement” of our Annual Report on form 20-F for the year ended December 31, 2003) was amended on November 24, 2003. This amendment was notified to the AMF, which published a related notice on November 28, 2003 under the reference 203C2012. A copy of the amendment (in English translation for information purposes only) has been filed as an exhibit to the registration statement of which this document forms part.

      During their mutual consultations relating to the offers on their original terms, in the context of the shareholders’ agreement discussed above, Total (which was joined as a party to the shareholders’ agreement by the amendment discussed above), Elf Aquitaine and Valorisation et Gestion Financière, on the one hand, and L’Oréal, on the other hand, entered into a protocol of agreement, dated January 25, 2004, in order to establish their common position on the offers. This protocol of agreement was notified to the AMF, and a summary of it was published in a notice dated February 6, 2004, under the reference 204C0196. A copy of this protocol of agreement (in English translation for information purposes only) is filed as an exhibit to the registration statement of which this document forms part.

      During their mutual consultations relating to the offers on their revised terms, Total, Elf Aquitaine and Valorisation et Gestion Financière, on the one hand, and L’Oréal, on the other hand, entered into a protocol of agreement, dated April 24, 2004, in order to establish their common position on the revised offers. This protocol of agreement was notified to the AMF, and a summary of it was published in a notice dated May 5, 2004, under the reference 204C0583. A copy of this protocol of agreement (in English translation for information purposes only) is filed as an exhibit to the registration statement of which this document forms part.

      In addition, on August 30, 2004, Total, Elf Aquitaine and Valorisation et Gestion Financière, on the one hand, and L’Oréal, on the other hand, entered into Amendment No. 2 to the shareholders’ agreement, which was notified to the AMF and the following is an English translation of a summary that was published by the AMF in a notice dated September 9, 2004, under the reference 204C1085:

      “Regarding the Organization of the Board of Directors

      The parties to the shareholders’ agreement undertake to act such that the eight directors that are to be nominated by them will be distributed in the following manner:

•	three directors will be chosen from among the candidates proposed by the Total group;

•	two directors will be chosen from among the candidates proposed by L’Oréal; and

•	three directors will be chosen by mutual agreement by the Total group and L’Oréal from among candidates that are independent of both the Total group and L’Oréal.

      Regarding the Number of Shares Subject to the Transfer Restriction

      The parties to the shareholders’ agreement have agreed to amend the number of shares subject to the original transfer restrictions in order to take into account the split in the nominal value of the shares that has occurred since the signature of the original agreement. Therefore, it is understood that the following shall be subject to the transfer restrictions provided by the shareholders’ agreement:

•	The number of Sanofi-Aventis shares held by L’Oréal, as of the date of Amendment No. 2 to the shareholder’s agreement, equal to 142,235,088 shares, plus the number of shares that L’Oréal may come to hold as a result of acquisitions, subscriptions or other grants resulting in the shares mentioned above; and

•	The number of Sanofi-Aventis shares held by the Total group, as of the date of Amendment No. 2 to the shareholder’s agreement, equal to 142,235,088 shares, plus the number of shares that the Total group may come to hold as a result of acquisitions, subscriptions or other grants resulting in the shares mentioned above.

      The parties reconfirm that until the expiration of the shareholders’ agreement in the manner agreed in Amendment No. 1, which will occur on December 2, 2004, they are acting, and will continue to act, as a concert, in accordance with Article L.233-10 of the French Commercial Code (Code de commerce), with a view to pursuing a common policy with respect to Sanofi-Aventis”.

Actonel® Alliance

      Aventis is party to an agreement with the Procter & Gamble Company, or P&G, pursuant to which Aventis and P&G jointly commercialize Actonel® (risedronate sodium tablets), a third-generation bisphosphonate indicated for the prevention and treatment of osteoporosis in postmenopausal women. For the twelve-month period ended June 30, 2004, total global sales of Actonel® exceeded one billion dollars, up over 65% from the previous year. In accordance with their Actonel® alliance agreements, Aventis shares in Actonel®’s results in all of the countries where Actonel® is commercialized. Previously, Aventis had identified the Actonel® alliance as one of the significant joint ventures that was subject to a change of control provision that may have been triggered as a result of the acquisition of control of Aventis by Sanofi-Aventis. For further information, see Note 11 to the consolidated financial statements of Aventis, filed as Exhibit 99.2 to Aventis’s Report on Form 6-K, dated August 6, 2004, which is incorporated by reference into this document.

      On October 8, 2004, Sanofi-Aventis and P&G announced that they had signed an agreement to maintain the collaboration on Actonel®. Sanofi-Aventis and P&G believe that this agreement will enhance the global market presence of Actonel®. The Actonel® alliance will continue to promote bone health and disease awareness through numerous activities to support physicians and patients. A common commitment has been formalized covering research and development and commercial efforts in support of Actonel®. In addition, P&G will jointly promote Actonel® with Sanofi-Aventis in some additional territories.

      Separately, an option has been granted to P&G providing the right to acquire certain oral health care brands from Sanofi-Aventis — namely the Fluorcaril and Parogencyl brands. The agreement makes it possible to preserve employment within Sanofi-Aventis, thanks to an exclusive supply contract entered into with Sanofi-Aventis for a 5-year period. This activity represented sales less than €55 million in 2003.

      For further information, see Sanofi-Aventis’s Report on Form 6-K, dated October 8, 2004, which is incorporated by reference into this document.

Exubera® Alliance

      A German and a U.S. subsidiary of Aventis are party to various agreements with Pfizer, Inc. in connection with an alliance between Aventis and Pfizer for the development, production and global commercialization of an inhalation device for recombinant human insulin, or Exubera®. The global agreement governing this Exubera® alliance contains a change in control provision, which, if triggered, would give Pfizer the right either to sell its interest in the Exubera® alliance to Aventis or to purchase Aventis’s interest in the Exubera® alliance, in each case at fair market value. Under the agreement, Pfizer has 45 days from an alleged change in control to request that the fair market value of the parties’ interests in the Exubera® alliance be determined by internationally recognized investment banking firms appointed according to the agreement. After the investment banks have submitted their determination of fair market value, Pfizer would have the right, but not the obligation, to elect to sell its interests in the Exubera® alliance to Aventis or to purchase Aventis’s interests.

      Since late August, 2004, Pfizer and Sanofi-Aventis have exchanged correspondence in which Pfizer has indicated its belief that the change in control provision under the global agreement has been triggered and Sanofi-Aventis has indicated its contrary view. On September 10, 2004, Pfizer formally notified Aventis that it had elected to cause the valuation of the parties’ interests in the Exubera® alliance to be determined and had selected and retained its investment bank. Aventis has replied to Pfizer’s formal notice of September 10, 2004 and reiterated Aventis’s position that no change in control has occurred under the terms of the global agreement. Without conceding or admitting that a change in control has occurred, Aventis has also notified Pfizer that Aventis has selected and retained its investment bank to value the parties’ respective interests in the Exubera® alliance.

      On September 24, 2004, Pfizer filed suit in the Supreme Court of the State of New York against the Aventis subsidiaries that are party to the global agreement, seeking a declaratory judgment that the acquisition of Aventis by Sanofi-Aventis constitutes a change in control under the global agreement. The Aventis subsidiaries have not yet answered the complaint but intend to do so in a timely manner. Aventis has been informally notified that a law suit alleging a change in control under the Exubera® alliance has been commenced in Germany, although Aventis has not yet been formally served.

      At this time, Sanofi-Aventis is considering its options regarding the relationship between Aventis and Pfizer within the Exubera® alliance and under the terms of the global agreement. There can be no assurance that a change in control will not be found to have occurred under the global agreement or, if so, that Pfizer will not exercise its rights to terminate the Exubera® alliance by electing either to buy out Aventis’s interest or to require Aventis to purchase Pfizer’s interest.

Redemption of 8 1/8% Guaranteed Cumulative Preference Shares, Series A of Rhône-Poulenc Overseas Limited

      On October 15, 2004, Rhône-Poulenc Overseas Limited, a wholly owned financing subsidiary of Aventis, announced that, in accordance with their terms, it was calling all of its outstanding 8 1/8% Guaranteed Cumulative Preference Shares, Series A, for redemption with a redemption date of November 19, 2004. The total redemption price payable will be US$402.5 million, plus accrued and unpaid dividends through the redemption date in an aggregate amount of approximately US$4.5 million. In accordance with their terms, on deposit of the total redemption amount, including accrued and unpaid dividends, with the paying agent, as of noon on November 19, 2004, the preference shares will cease to be outstanding and the sole right of the holders will be to receive the redemption proceeds on surrender of their share certificates for cancellation. In accordance with the terms of the preference shares, all payments in respect of the preference shares are irrevocably and unconditionally guaranteed by Aventis. As of the deposit of funds on the redemption date, the Aventis guarantee will also cease to be outstanding. Upon redemption, both the preference shares and the Aventis guarantees will be delisted from the NYSE and deregistered under Section 12 of the Exchange Act in accordance with the rules of the SEC and the NYSE. For further information, see Aventis’s Report on Form 6-K, dated October 15, 2004, which is incorporated by reference into this document.

SANOFI-AVENTIS EXTRAORDINARY GENERAL MEETING

Date, Time and Place

      Sanofi-Aventis will hold an extraordinary general meeting of shareholders on Monday, December 13, 2004, if a quorum is present on the first call, or on Thursday, December 23, 2004, if held on the second call, at 10:00 a.m., Paris time, at Carrousel du Louvre, 99 rue de Rivoli, 75001 Paris, France.

Purpose of the Sanofi-Aventis Extraordinary General Meeting

      At the Sanofi-Aventis extraordinary general meeting, Sanofi-Aventis shareholders will be asked to consider and vote on the following resolutions in connection with the merger of Aventis with and into Sanofi-Aventis:

•	to approve the agreement and plan of merger and the merger of Aventis with and into Sanofi-Aventis contemplated thereby, including the increase in share capital of Sanofi-Aventis and the issuance of the new Sanofi-Aventis ordinary shares in payment of the merger consideration;

•	to approve the accounting allocation of the merger premium and the write-off of the merger loss;

•	to approve the assumption of the obligations of Aventis with respect to the Aventis BSAs and to waive, to the extent necessary, any preferential subscription rights in respect of the Sanofi-Aventis ordinary shares to be issued to holders of the Aventis BSAs;

•	to approve the assumption of the obligations of Aventis with respect to the Aventis subscription stock option plans and to waive any preferential subscription rights in respect of the Sanofi-Aventis ordinary shares to be issued on exercise of the options;

•	to approve December 31, 2004 as the effective date of the merger and of the related increase in share capital of Sanofi-Aventis;

•	to approve the amendment of article VI of the bylaws (statuts) of Sanofi-Aventis to reflect the increase in the share capital of Aventis; and

•	to authorize the board of directors to increase the share capital of Sanofi-Aventis by issuing shares reserved for employees who are participants in a savings plan of Sanofi-Aventis or any group company and to suppress preferential subscription rights in favour of these participants.

      The Sanofi-Aventis board of directors unanimously recommends that the Sanofi-Aventis shareholders vote to approve these resolutions.

Shares Entitled to Vote

      In general, all Sanofi-Aventis shareholders who have properly registered their Sanofi-Aventis ordinary shares may participate in the Sanofi-Aventis extraordinary general meeting. Shareholders may participate in the Sanofi-Aventis extraordinary general meeting either in person or by proxy, and may vote in person, by proxy or by mail.

      In order to participate in the Sanofi-Aventis extraordinary general meeting, holders of Sanofi-Aventis ordinary shares must have their Sanofi-Aventis ordinary shares registered in their name in a shareholder account maintained by or on behalf of Sanofi-Aventis by an agent appointed by Sanofi-Aventis on or before December 8, 2004 or December 18, 2004, as the case may be, five days prior to the date of the meeting. Similarly, a holder of bearer shares must obtain, from the accredited financial intermediary (intermédiaire financier habilité) with whom such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and evidencing the holding of such shares in its account until the date of the meeting. Such certificate must be deposited at BNP Paribas Securities Service — Service Emetteurs — Immeuble Tolbiac — 75450 Paris Cedex 09, France, the place specified in the notice of the meeting, on or before December 8, 2004 or December 18, 2004, as the case may be, five days before the Sanofi-Aventis extraordinary general meeting.

      As of September 30, 2004, 1,392,281,432 Sanofi-Aventis ordinary shares were issued and outstanding representing 1,652,635,092 voting rights. In general, each Sanofi-Aventis shareholder is entitled to one vote per

Sanofi-Aventis ordinary share at the Sanofi-Aventis extraordinary general meeting. However, any fully paid-up Sanofi-Aventis shares that have been held in registered form under the name of the same shareholder for at least two years acquire double voting rights. As of September 30, 2004, there were 336,569,393 Sanofi-Aventis shares that were entitled to double voting rights, representing approximately 25.6% of the total share capital (other than share capital held by Sanofi-Aventis and its subsidiaries, including Aventis) and approximately 20.4% of the total voting rights of Sanofi-Aventis.

      Under the French Commercial Code, shares of Sanofi-Aventis held in treasury or by entities controlled by Sanofi-Aventis are not entitled to voting rights.

Quorum

      A quorum will be present at the Sanofi-Aventis extraordinary general meeting if the holders of at least one-third of the Sanofi-Aventis shares entitled to vote are present, either in person or by proxy, at the Sanofi-Aventis extraordinary general meeting.

      If a quorum is not present at the Sanofi-Aventis extraordinary general meeting, the meeting will be adjourned. When an adjourned meeting is resumed, the quorum requirement is 25% of the shares entitled to vote, present in person or voting by mail or by proxy. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. No deliberation or action by the shareholders may take place without a quorum.

      Double voting rights are not taken into account in determining whether a quorum exists, and Sanofi-Aventis shares held in treasury or by entities controlled by Sanofi-Aventis do not count for quorum purposes.

Vote Required

      The adoption of the resolutions by the Sanofi-Aventis shareholders requires the affirmative vote of two-thirds of the votes cast (either in person or by proxy or mail) at the Sanofi-Aventis extraordinary general meeting. Abstention from voting by those Sanofi-Aventis shareholders present at the Sanofi-Aventis extraordinary general meeting (either in person or by proxy or mail) will have the same effect as a vote against the resolutions submitted at such meeting.

Proxies and Votes by Mail

      All shares represented by properly executed proxies received in time for the Sanofi-Aventis extraordinary general meeting will be voted at the Sanofi-Aventis extraordinary general meeting in the manner specified by the shareholders giving those proxies. In order to be counted, such proxies must be received at the address indicated on the notice convening the meeting at least three days prior to the date of the meeting. A Sanofi-Aventis shareholder may grant proxies only to his or her spouse or to another Sanofi-Aventis shareholder. A Sanofi-Aventis shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the Sanofi-Aventis shareholder may send Sanofi-Aventis a blank proxy. In this case, the chairman of the Sanofi-Aventis extraordinary general meeting will vote the blank proxies in favor of all resolutions proposed or approved by the Sanofi-Aventis board of directors and against all others.

      With respect to votes by mail, Sanofi-Aventis will send Sanofi-Aventis shareholders a voting form upon request, received no later than six days prior to the date of the general meeting. The completed form must be returned to Sanofi-Aventis at least three days prior to the date of the Sanofi-Aventis extraordinary general meeting.

      By mailing this document, Sanofi-Aventis is not asking any Sanofi-Aventis shareholder for a proxy and Sanofi-Aventis shareholders are requested not to send one.

AVENTIS COMBINED ORDINARY AND EXTRAORDINARY GENERAL MEETING

Date, Time and Place

      Aventis will hold a combined ordinary and extraordinary general meeting of shareholders on Monday, December 13, 2004, at 9:30 a.m., Paris time, at Sofitel Bercy, 1 rue de Libourne, 75012 Paris, France.

Purpose of the Aventis Extraordinary General Meeting

      At the Aventis combined ordinary and extraordinary general meeting, Aventis shareholders will be asked to consider and vote on the following resolutions in connection with the merger of Aventis with and into Sanofi-Aventis:

•	to approve the agreement and plan of merger and the merger of Aventis with and into Sanofi-Aventis contemplated thereby, and

•	to approve the dissolution of Aventis, without liquidation.

      In addition, the Aventis shareholders will be asked to consider and vote on seven ordinary resolutions, in general ratifying the appointment of the seven new members of the Aventis supervisory board who were first appointed on August 30, 2004.

      The Aventis management board unanimously recommends that the Aventis shareholders vote to approve these resolutions.

Shares Entitled to Vote

      In general, all Aventis shareholders who have properly registered their Aventis ordinary shares may participate in the Aventis combined ordinary and extraordinary general meeting. Shareholders may participate in the Aventis combined ordinary and extraordinary general meeting either in person or by proxy, and may vote in person, by proxy or by mail.

      In order to participate in the Aventis combined ordinary and extraordinary general meeting, holders of Aventis ordinary shares must have their Aventis ordinary shares registered in their name in a shareholder account maintained by or on behalf of Aventis by an agent appointed by Aventis before December 11, 2004, two days prior to the date of the meeting. Similarly, a holder of bearer shares must obtain, from the accredited financial intermediary (intermédiaire financier habilité) with whom such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and evidencing the holding of such shares in its account until the date of the meeting. Such certificate must be deposited at Société Générale – Service Relations Sociétés Emettrices – Assemblées Générales – BP 812236 – 44312 Nantes Cedex 3 – France, the place specified in the notice of the meeting, before December 11, 2004, two days before the Aventis combined ordinary and extraordinary general meeting.

      On October 8, 2004, approximately 807,607,696 Aventis ordinary shares were issued and outstanding, representing 807,277,210 voting rights. Each Aventis shareholder is entitled to one vote per Aventis ordinary share at the Aventis combined ordinary and extraordinary general meeting.

      Under the French Commercial Code, shares of Aventis held in treasury or by entities controlled by Aventis are not entitled to voting rights.

Quorum

      A quorum will be present at the Aventis combined ordinary and extraordinary general meeting if the holders of at least one-third of the Aventis shares entitled to vote are present, either in person or by proxy, at the Aventis combined ordinary and extraordinary general meeting.

      If a quorum is not present at the Aventis combined ordinary and extraordinary general meeting, the meeting will be adjourned. When an adjourned meeting is resumed, the quorum requirement for the ordinary part is 25% of the shares entitled to vote, present in person or voting by mail or by proxy with no quorum requirement for the ordinary part. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. No deliberation or action by the shareholders may take place without a quorum.

Vote Required

      The adoption of the resolutions by the Aventis shareholders requires the affirmative vote of two-thirds of the votes cast (either in person or by proxy or mail) at the Aventis combined ordinary and extraordinary general meeting. Abstention from voting by those Aventis shareholders present at the Aventis combined ordinary and extraordinary general meeting (either in person or by proxy or mail) is counted as a vote against the resolutions submitted at such meeting. However, because Sanofi-Aventis owns 791,317,831 Aventis ordinary shares (representing 98.02% of the votes entitled to be cast at the Aventis combined ordinary and extraordinary general meeting), Sanofi-Aventis can cause the merger agreement and the merger to be approved by Aventis shareholders without the affirmative vote of any other Aventis shareholder and intends to do so. Therefore, neither Aventis nor Sanofi-Aventis is asking you for a proxy and you are requested not to send us a proxy.

Proxies and Votes by Mail

      All shares represented by properly executed proxies received in time for the Aventis combined ordinary and extraordinary general meeting will be voted at the Aventis combined ordinary and extraordinary general meeting in the manner specified by the shareholders giving those proxies. In order to be counted, proxies related to registered shares must be received at Société Générale – Service Relations Sociétés Emettrices – Assemblées Générales – BP 812236 – 44312 Nantes Cedex 3 – France prior to December 11, 2004. For proxies relating to bearer shares, your financial institution may set an earlier deadline for submission. An Aventis shareholder may grant proxies only to his or her spouse or to another Aventis shareholder. An Aventis shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the Aventis shareholder may send Aventis a blank proxy. In this case, the chairman of the Aventis combined ordinary and extraordinary general meeting will vote the blank proxies in favor of all resolutions proposed or approved by the Aventis management board and against all others.

      With respect to votes by mail, Aventis will send Aventis shareholders a voting form upon request. The completed form must be returned to Aventis at least three days prior to the date of the Aventis combined ordinary and extraordinary general meeting.

BACKGROUND AND REASONS FOR THE MERGER

Background of the Merger

      A full chronology of the background to and implementation of Sanofi-Aventis’s acquisition of Aventis pursuant to the offers, restating and supplementing the sections entitled “Background and Reasons for the Offers — Background of the Offers” in our prospectus dated April 9, 2004 and “Background and Reasons for the Revised Offers — Background of the Revised Offers” in our prospectus dated May 27, 2004 is set forth in Annex D to this document. The following chronology describes the events leading up to the merger.

      On July 30, 2004, the tender period for Sanofi-Aventis’s offer for Aventis expired.

      On August 9, 2004, Sanofi-Aventis announced that the AMF had published the provisional results of Sanofi-Aventis’s offers for Aventis, indicating that 769,920,773 Aventis ordinary shares had been tendered into the offers before their expiration on July 30, 2004, representing a 95.47% of the share capital and 95.52% of the voting rights of Aventis, on an issued and outstanding basis as of July 31, 2004. For further information, see Sanofi-Aventis’s Report on Form 6-K, dated August 9, 2004, which is incorporated into this document by reference.

      On August 11, 2004, Sanofi-Aventis announced its intention to acquire up to 4,606,125 fully paid up equity shares of Aventis Pharma Limited India. For further information, see “Recent Developments — Sanofi-Aventis Mandatory Offer for 20% of the Share Capital of Aventis Pharma Limited India”.

      On August 12, 2004, Sanofi-Aventis announced that the AMF had published the definitive results of the offers, confirming that 769,920,773 Aventis shares, representing 95.47% of the capital and 95.52% of the voting rights of Aventis (based on 806,437,011 shares and 806,044,276 voting rights as of July 31, 2004) had been tendered to the offers and that the AMF had determined that the minimum tender condition to the offers had been satisfied and that the offers had been successful. See “— Existing Relationship between Aventis and Sanofi-Aventis — Acquisition of Aventis pursuant to the offers” for a further discussion of the results of the offers. Sanofi-Aventis also announced that, having obtained greater than two-thirds of the total share capital and voting rights of Aventis, it would provide a subsequent offering period in each of the French, German and U.S. offers of 17 French trading days (commencing on August 13, 2004) in which the terms and amounts of the consideration offered would be identical to those offered during the initial offering periods. On August 12, Sanofi-Aventis also confirmed that in settlement of the offers it would change its name to “Sanofi-Aventis” and that the eight directors nominated by the Aventis supervisory board would take office. For further information, see Sanofi-Aventis’s Report on Form 6-K, dated August 12, 2004, which is incorporated into this document by reference.

      On August 13, 2004 the subsequent offering periods in the offers commenced.

      On August 20, 2004, Sanofi-Aventis announced that the settlement of its offers for Aventis had occurred, and that Sanofi-Aventis controlled Aventis with 95.47% of Aventis’s share capital. The company also announced that it had officially changed its name from “Sanofi-Synthelabo” to “Sanofi-Aventis”. For further information, see Sanofi-Aventis’s Report on Form 6-K, dated August 20, 2004, which is incorporated into this document by reference.

      On August 24, 2004, Sanofi-Aventis announced its intention to make a mandatory offer for all the shares of Hoechst AG not already owned by Aventis. For further information, see “Recent Developments — Mandatory Offer for Hoechst AG; Aventis’s Squeeze-out Offer for Hoechst”.

      On August 31, 2004, Sanofi-Aventis announced, in its press release setting out its results for the first half of 2004, that the Sanofi-Aventis board of directors, at a meeting held on August 30, 2004, had authorized the study of a merger of Aventis with and into Sanofi-Aventis with Sanofi-Aventis continuing as the surviving corporation in the merger, on the basis of an exchange ratio of 1.1739 Sanofi-Aventis ordinary shares for each Aventis ordinary share (which is equivalent to exchange ratio under the all stock election in the offers, before the adjustment in respect of the 2003 Aventis dividend).

      On September 2 and 3, 2004, the works’ council (comité d’entreprise) of Aventis was informed about the proposed merger.

      On September 4, 2004 and on September 6, 2004, respectively, at the request of the AMF, Sanofi-Aventis published notices in Le Figaro and Les Echos, announcing that the Sanofi-Aventis board of directors had authorized the study of a merger of Aventis with and into Sanofi-Aventis on the basis of an exchange ratio equivalent to that offered under the all stock election in the offers.

      On September 6, 2004, the subsequent offering period of Sanofi-Aventis’s offer for Aventis expired.

      On September 7, 2004, the merger auditors, Messrs. Ricol and Ledouble, were appointed by decision of the President of the Paris Court of Commerce on joint application of Sanofi-Aventis and Aventis.

      On September 16, 2004, Sanofi-Aventis announced that the AMF had published the definitive results of its offers for Aventis after the subsequent offering periods, indicating that, on settlement of the subsequent offering period, Sanofi-Aventis would hold 791,317,811 Aventis shares, representing 98.03% of the share capital and 98.09% of the voting rights of Aventis, based on 807,204,134 shares and 806,750,129 voting rights outstanding on August 31, 2004. See “— Existing Relationship between Aventis and Sanofi-Aventis — Acquisition of Aventis pursuant to the offers” for a discussion of the final results of the offers. After giving effect to the offers, on a fully-diluted basis, Sanofi-Aventis will hold 92.44% of the share capital and 92.49% of the voting rights of Aventis. In its press release, Sanofi-Aventis again reconfirmed that the Sanofi-Aventis board of directors, at a meeting held on August 30, 2004, had authorized the study of a merger of Aventis with and into Sanofi-Aventis on the basis of an exchange ratio equivalent to that offered under the all stock election in the offers.

      On September 24, 2004, the works’ council (comité d’entreprise) of Aventis issued a notice regarding the merger, one member of the council having voted to approve the merger, two members voting against the merger and five members abstaining.

      On September 30, 2004, Sanofi-Aventis paid a dividend in respect of its 2003 results of €1.02 per Sanofi-Aventis ordinary share. Holders of Sanofi-Aventis ordinary shares that were issued in settlement of the offers were entitled to receive the full annual dividend, while holders of Sanofi-Aventis ordinary shares that existed before the settlement of the offers were entitled to receive the balance of €0.05 per Sanofi-Aventis ordinary share, an interim dividend of €0.97 having been paid in respect of these shares on May 5, 2004. See “Recent Developments — Dividends”.

      On October 6, 2004, the AMF published its decision (Décision et information n204C1182), announcing that Sanofi-Aventis had informed the AMF, in accordance with Article 5.6.6 of the General Regulation, that it intended to submit the proposed merger to general meetings of shareholders of both Sanofi-Aventis and Aventis and announcing the AMF’s determination that there was no cause to require Sanofi-Aventis to make a compulsory acquisition offer (offre publique de retrait) to the minority Aventis shareholders.

      On October 8, 2004, the AMF published in the Bulletin des Annonces Légales Obligatoires, or BALO, the French official legal gazette. As a result, the period during which this decision may be challenged in the French courts will expire at the close of business on October 18, 2004.

      On October 8, 2004, Sanofi-Aventis caused its draft prospectus (Document E) relating to the merger to be filed with the AMF.

      On October 13, 2004, the Aventis management board met and voted unanimously to approve, among other things, the agreement and plan of merger of Aventis with and into Sanofi-Aventis, and particularly the proposed merger exchange ratio, the net asset value of Aventis’s contribution, the assumption of the obligations of Aventis under the Aventis subscription stock options and Aventis BSAs, the consequences of the merger with respect to the Aventis debt securities and the substitution of Sanofi-Aventis in all the obligations of Aventis. The Aventis management board also approved the current drafts of the French Document E and the registration statement on Form F-4 of which this document forms part. The Aventis management board also voted unanimously to recommend that Aventis shareholders vote in favor of the transaction, and convened a combined ordinary and extraordinary general meeting of Aventis shareholders to consider and approve the resolutions set forth in the notice included with this document.

      On October 14, 2004, the Aventis supervisory board met, with one member not present, and voted (with one member abstaining) to approve the agreement and plan of merger of Aventis with and into Sanofi-Aventis, and particularly the proposed merger exchange ratio, the net asset value of Aventis’s contribution, the assumption of the obligations of Aventis under the Aventis subscription stock options and Aventis BSAs, the consequences of the merger with respect to the Aventis debt securities and the substitution of Sanofi-Aventis in all the obligations of Aventis. The Aventis supervisory board therefore authorized the Aventis management board generally to take all steps necessary to effect the merger.

      On October 14, 2004, the Sanofi-Aventis board of directors met (with all members present or represented) and voted unanimously to approve the agreement and plan of merger of Aventis with and into Sanofi-Aventis, and particularly the proposed merger exchange ratio, the net asset value of Aventis’s contribution, the assumption of the obligations of Aventis under the Aventis subscription stock options and Aventis BSAs, the consequences of the merger with respect to the Aventis debt securities and the substitution of Sanofi-Aventis in all the obligations of Aventis. The Sanofi-Aventis board of directors also approved the current drafts of the French Document E and the registration statement on Form F-4 of which this document forms part. The Sanofi-Aventis board of directors also voted unanimously to recommend that Sanofi-Aventis shareholders vote in favor of the transaction, and convened an extraordinary general meeting of Sanofi-Aventis shareholders to consider and approve the resolutions set forth under “Sanofi-Aventis Extraordinary General Meeting”.

      On October 14, 2004, Gérard Le Fur, President of the Aventis management board and Jean-Claude Leroy, Senior Vice President and Chief Financial Officer of Sanofi-Aventis, each duly authorized by the Aventis management board and the Sanofi-Aventis board of directors, respectively, entered into the agreement and plan of merger providing for the merger on the terms and conditions described herein.

      On October 15, 2004, Sanofi-Aventis caused a post-effective amendment to its existing registration statement (file no.: 333-112314) on Form F-4, including a preliminary form of this prospectus, to be filed with the SEC.

Existing Relationship between Aventis and Sanofi-Aventis

     Acquisition of Aventis pursuant to the offers

      As a result of the approval by the Aventis annual general meeting held on June 11, 2004 of Aventis’s dividend of €0.82 per share in respect of Aventis’s 2003 results, in accordance with Sanofi-Aventis’s revised offers, the adjusted and final terms of the revised offers were as follows:

•	Standard Entitlement: 5 Sanofi-Aventis ordinary shares and €115.08 in cash for 6 Aventis ordinary shares (or 0.8333 of a Sanofi-Aventis ordinary share and €19.18 in cash for each Aventis ordinary share; and 1.6667 Sanofi-Aventis ADSs and an amount in U.S. dollars equal to €19.18 in cash for each Aventis ADS);

•	All Stock Election: 1.1600 Sanofi-Aventis ordinary shares for each Aventis ordinary share (or 2.3200 Sanofi-Aventis ADSs for each Aventis ADS); and

•	All Cash Election: €68.11 in cash for each Aventis ordinary share (or an amount in U.S. dollars equal to €68.11 in cash for each Aventis ADS).

      As of September 24, 2004, on the settlement of the purchase and exchange of the Aventis ordinary shares tendered into the subsequent offering periods ended September 6, 2004, Sanofi-Aventis has acquired an aggregate of 791,317,811 Aventis ordinary shares representing 98.03% of the share capital and 98.09% of the voting rights of Aventis, based on 807,204,134 shares and 806,750,129 voting rights outstanding as of August 31, 2004. After giving effect to the offers, on a fully diluted basis, Sanofi-Aventis will hold 92.44% of the share capital and 92.49% of the voting rights of Aventis.

      The following table summarizes the number of Aventis ordinary shares (including Aventis ordinary shares represented by Aventis ADSs) that were accepted pursuant to the standard entitlement, the all stock election and the all cash election, respectively, after giving effect to the proration and allocation adjustments of the offers:

	Initial Offering	Subsequent Offering
	Period (ended	Period (ended
Accepted pursuant to:	July 30, 2004)	September 6, 2004)	Total

Standard entitlement	664,561,361	14,754,784	679,316,145
All stock election	75,690,733	4,771,829	80,462,562
All cash election	29,668,679	1,870,425	31,539,104

Total	769,920,773	21,397,038	791,317,811

      In addition, Sanofi-Aventis acquired 257,248 Aventis BSAs on August 20, 2004 on settlement of the French offer.

      For details of the financing of the consideration paid in respect of the settlements, see “Source and Amount of Funds”.

      On October 14, 2004, in contemplation of the merger, and in order to ensure that the number of Aventis ordinary shares held by holders other than Sanofi-Aventis and its subsidiaries is exactly divisible by 23, Sanofi-Aventis acquired 20 Aventis ordinary shares. As a result, as of the date of this document Sanofi-Aventis holds 791,317,831 Aventis ordinary shares.

      As of October 8, 2004, as a result of the 23,575,234 Aventis ordinary shares formerly held in treasury by Aventis and tendered into the offer pursuant to an all stock election, Aventis holds 27,347,271 Sanofi-Aventis ordinary shares.

     Directors and Managers in common

      As of the date of this document, the following individuals were at the same time members of the Sanofi-Aventis board of directors and either a member of the Aventis management board or a member of the Aventis supervisory board:

•	Jean-François Dehecq, Chairman and Chief Executive Officer of Sanofi-Aventis and Chairman of the Supervisory Board of Aventis;

•	René Barbier de la Serre, a director of Sanofi-Aventis and member of the Supervisory Board of Aventis; and

•	Gérard Van Kemmel, a director of Sanofi-Aventis and member of the Supervisory Board of Aventis.

     Agreement, dated April 25, 2004, between Aventis and Sanofi-Synthelabo

      The following is a summary of the main terms of the Agreement, dated April 25, 2004, between Aventis and Sanofi-Synthelabo, which was amended on May 19, 2004. The following summary is qualified by reference to the complete text of the Agreement, which has been filed as an exhibit to the registration statement of which this document forms a part and is incorporated into this document by reference.

      Revised Offers. Sanofi-Synthelabo agreed to make an improved offer having the financial terms and other terms and conditions set forth in this prospectus supplement. Sanofi-Synthelabo also agreed (i) not to decrease the minimum tender condition in the revised offers or in any subsequent recommended offer, (ii) not to include an antitrust condition in the revised offers and (iii) to file the necessary documentation for the revised offers with the appropriate regulatory authorities as promptly as practicable.

      Aventis Supervisory Board Recommendation. As a condition precedent to the revised offers, the Aventis supervisory board determined that the revised offers were in the interests of Aventis, its shareholders and its employees and has recommended that all holders of Aventis securities tender those securities in the revised offers. Aventis agreed to issue a press release announcing its recommendation and stating that a majority of the members of the Aventis supervisory board have agreed to tender all their Aventis securities in the revised offers. The Aventis press release will also state that the Aventis supervisory board has agreed to reschedule the Aventis Annual General Meeting in the manner set forth below. Aventis has agreed to file the necessary documentation for the Aventis supervisory board’s recommendation of the revised offers with the appropriate regulatory authorities as promptly as practicable.

      Company Name. Subject to the approval of Sanofi-Synthelabo shareholders at a duly called general meeting (which Sanofi-Synthelabo will use all reasonable efforts to call and which will in any event take place prior to the completion of the revised offers), Sanofi-Synthelabo will change its name to “Sanofi-Aventis”, effective immediately following the completion of the revised offers. The worldwide working languages of the combined entity after the completion of the revised offers will be French and English.

      Board of Directors; Committees. After the successful completion of the revised offers, the Sanofi-Synthelabo board of directors (conseil d’administration) will be composed of 17 persons, including Mr. Dehecq, as chairman and chief executive officer, 8 directors selected by the Aventis supervisory board (“Aventis Directors”), and 8 directors selected by the Sanofi-Synthelabo board of directors (“Sanofi-Synthelabo Directors”). The vice chairman of the board will be a German Aventis Director. The Sanofi-Synthelabo board of directors will include employee representatives as non-voting members. Immediately following the successful completion of the revised offers and subject to the approval of Sanofi-Synthelabo shareholders at a duly called general meeting (which Sanofi-Synthelabo will use all reasonable efforts to call and which will in any event take place prior to the completion of the revised offers), Sanofi-Synthelabo will provide for the tenure of members of the board of directors to be four years. After the successful completion of the revised offers, and subject to the requirements of applicable law and stock exchanges, and with the aim to comply with best corporate governance practices, the Audit, Remuneration and Nominating and Scientific Committees of the Sanofi-Synthelabo board of directors will be composed of an equal number of Aventis Directors and Sanofi-Synthelabo Directors. In addition, Sanofi-Synthelabo will form a Strategic Committee that will consist of an equal number of Aventis Directors and Sanofi-Synthelabo Directors. Sanofi-Synthelabo Directors will be president of two of the foregoing committees and Aventis Directors will be president of the other two foregoing committees.

      Integration Committee. An Integration Committee, chaired by Mr. Dehecq, will be established as soon as practicable to oversee the integration of the two companies’ operations. The selection of managers of the combined company will be based upon criteria to discern the “best of the best” for the conduct of the ongoing operations of the combined enterprise.

      Comité de Direction. A Management Committee (Comité de Direction) will be established, chaired by Mr. Dehecq and composed of equal numbers of Sanofi-Synthelabo and Aventis executives. The Management Committee will include the key officers and managers from the combined enterprise.

      Termination Packages; Severance Policies. For 18 months following successful completion of the revised offers, Sanofi-Synthelabo will permit the Aventis employees who are members of the Aventis management board or the Aventis Operations Management Committee (a total of 12 people, not including Mr. Igor Landau) and whose employment is terminated (including if they decide to leave for professional dissatisfaction, but excluding termination for willful misconduct) to receive the compensation specified in their existing written termination packages, and Sanofi-Synthelabo will not contest the termination packages. Aventis represents that, to its best knowledge, such termination packages have been approved in accordance with applicable law. For 12 months following expiration of the revised offers, Sanofi-Synthelabo will maintain Aventis’s existing severance policies.

      Stock Option Liquidity Contracts. Sanofi-Synthelabo will treat Aventis stock options in general in a manner that preserves their economic value for their holders and enables the holders not to be affected by the revised offers and to benefit from their terms once the stock options become exercisable, without undue cost to the holders, Sanofi-Synthelabo or Aventis.

      Statements by Sanofi-Synthelabo Shareholders. Total and L’Oréal have confirmed the following statements: “Total confirms that its strategy to divest over the medium term is unchanged and that there is no urgency to divest” and “L’Oréal is going to maintain its shareholding in the combined company.” Sanofi-Synthelabo has been advised by Total and L’Oréal that, subject to the Agreement, they will vote in favor of the required share increase for Sanofi-

Synthelabo and in favor of the other matters provided by the Agreement that require the approval of Sanofi-Synthelabo’s shareholders.

      Plavix® Disclosure. Sanofi-Synthelabo represents to Aventis that the disclosure in its Registration Statement on Form F-4 (including documents incorporated therein by reference) regarding the Plavix® litigation is true and correct in all material respects and in general is not materially misleading.

      Warrants for German Aventis Employees. If requested by Aventis, Sanofi-Synthelabo will undertake as part of the revised offers to acquire the German BSAs (as defined below) for reasonable and equitable consideration in view of the terms of the German BSAs and the terms of the revised offers.

      Franco-German Heritage; Frankfurt Operations. Sanofi-Synthelabo recognizes and affirms the importance of Aventis’s Franco-German heritage, which will provide a stronger and wider European presence while expanding the international breadth of the combined enterprise in the United States, Japan and other Asian markets. The board of directors of the combined company will include German representation. Sanofi-Synthelabo considers the Aventis factory and research facilities located in Frankfurt Germany to be key assets and will maintain these operations and facilities for the foreseeable future.

      Conduct of Business. Pending the completion of the revised offers, Sanofi-Synthelabo and Aventis will in general conduct their businesses in the ordinary and usual course and will generally preserve intact the value of their businesses, provided that Sanofi-Synthelabo will be permitted to negotiate and execute agreements for the disposal of assets in order to obtain regulatory approvals required in connection with the revised offers.

      Cooperation. In general, each of Sanofi-Synthelabo and Aventis will use their respective reasonable efforts to consummate the transaction contemplated by the Agreement, including but not limited to cooperation in the preparation and filing of the documents relating to the revised offers and any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      No Solicitation. In general, and except to the extent required by the AMF, Aventis will not solicit, initiate or encourage or in any way seek to engage in any other business combination transaction. In the event that any third party files an offer, or makes an approach or publicly discloses its interest in acquiring Aventis, in accordance with applicable law, Aventis and Sanofi-Synthelabo will cooperate to determine the best conduct and most appropriate response.

      Agreement to Withdraw Litigation. Aventis will withdraw with prejudice all litigation pending against the AMF and/or Sanofi-Synthelabo in connection with the offers and agrees not to contest the AMF’s decision of April 23, 2004 regarding the Plavix® warrants.

      Agreement to Cancel and Reschedule Aventis Annual General Meeting. Aventis will cancel its Annual General Meeting and will reschedule that meeting on the agenda previously published, except that the agenda will exclude any resolution relating to the Plavix® warrants or to the limitation of voting rights. The Aventis supervisory board agrees to recommend that shareholders vote against any similar resolution or any other resolution that may negatively impact the consummation of the revised offers.

      Press Releases. Sanofi-Synthelabo and Aventis will use all reasonable efforts to consult with each other prior to issuing any press release in connection with the revised offers.

     Letter Agreement with Igor Landau

      On April 25, 2004, Sanofi-Synthelabo, represented by Mr. Jean-François Dehecq, and Mr. Igor Landau entered into a letter agreement confirming Mr. Landau’s existing and previously publicly disclosed severance benefits and other employment-related benefits. The letter agreement has been filed as an exhibit to the registration statement of which this document forms part and is incorporated in this document by reference.

     Confidentiality Agreement

      On May 5, 2004, Sanofi-Aventis and Aventis entered into a confidentiality agreement, effective as of April 26, 2004, relating to information to be exchanged between the two companies in connection with obtaining regulatory approvals for the acquisition of Aventis by Sanofi-Aventis and, to the extent permitted by applicable law, the planning for the eventual integration of the two businesses. The confidentiality agreement provided customary terms and conditions for the protection and use of the nonpublic information of the two companies. According to its terms, the confidentiality agreement terminated on settlement of the offers and is no longer in effect.

*     *     *

      Other than as set forth in this document, or in documents incorporated herein by reference, including the agreement and plan of merger set forth in Annex A, and the chronology set forth in Annex D to this document, each of which is incorporated into this document by reference, there have been no material contacts between Sanofi-Aventis and its affiliates and Aventis and its affiliates since January 1, 1999 relating to any merger, consolidation or acquisition; any tender offer or similar acquisition of securities; any election of directors; or any sale or other transfer of a material amount of assets.

Reasons for the Acquisition of Aventis

      The reasons for the acquisition of Aventis set forth below should be considered in addition to the reasons for the offers set forth in the section “Background and Reasons for the Offers — Reasons for the Offers” in the prospectus dated April 9, 2004 and in the section “Background and Reasons for the Revised Offers — Reasons for the Revised Offers” in the prospectus supplement dated May 27, 2004.

      Sanofi-Aventis made its offers for Aventis in order to acquire, in the most expedient manner possible, control of Aventis through the acquisition of all, or a controlling majority, of the outstanding Aventis ordinary shares, including Aventis ordinary shares represented by Aventis ADSs. Sanofi-Aventis sought to acquire Aventis because Sanofi-Aventis believes that the combination of the two companies will create the number one pharmaceutical company in Europe and the number three worldwide. Sanofi-Aventis believes that the enhanced scale, financial strength and research and development resources of the combined company should allow it to serve patients worldwide and to enhance shareholder value in ways that were not likely to be achieved by either Sanofi-Aventis or Aventis on a stand-alone basis. Sanofi-Aventis believes that the strategic rationale for the acquisition is compelling for Aventis shareholders as well as for Sanofi-Synthelabo shareholders. Sanofi-Aventis also believes that it has the capabilities to realize the potential benefits discussed in this section, “Reasons for the Acquisition of Aventis” and in the sections “Reasons for the Offers” and “Reasons for the Revised Offers” in the prospectus dated April 9, 2004, and the prospectus supplement dated May 27, 2004. However, as with any investment decision, there can be no assurance that these benefits will be realized. For a discussion of the risk factors that you should consider carefully in evaluating the merger, see “Risk Factors”.

      Sanofi-Aventis believes that both groups of shareholders have overwhelmingly endorsed the acquisition of Aventis. At the general meeting of Sanofi-Aventis shareholders convened on June 23, 2004 to approve, among other things, the increase in the share capital of Sanofi-Aventis and the issuance of the Sanofi-Aventis ordinary shares to be issued in exchange for the Aventis ordinary shares tendered in the offers, 98.99% of the Sanofi-Aventis shareholders represented at the meeting voted in favor of the resolutions, representing 76.26% of the total voting rights then outstanding. On September 16, 2004, the AMF announced that as a result of the offers, including the subsequent offering period, Sanofi-Aventis had acquired 791,317,811 Aventis ordinary shares, representing 98.03% of the Aventis ordinary shares outstanding as of August 31, 2004.

      The strategic rationale for combining Aventis and Sanofi-Aventis includes the following:

•	the increased size and scale of the combined group;

•	the complementary aspects available by combining the existing strengths of Sanofi-Aventis and Aventis, which in particular create significant opportunities for the combined group in the United States and other fast-growing markets;

•	the quality and complementary nature of the existing product portfolio of the combined group;

•	the enhanced research and development capabilities and new product pipeline of the combined group, which will benefit from a larger number of molecules under development; and

•	the opportunity to realize significant cost savings and other synergies.

      Sanofi-Aventis believes that combining Aventis’s and Sanofi-Aventis’s resources to create the number one pharmaceuticals company in Europe and the number three worldwide has a genuine industrial logic and a compelling strategic rationale and has the potential to deliver strong, sustainable and profitable growth. In particular, Sanofi-Aventis believes that the combined company, under the leadership of Sanofi-Aventis, will be able to benefit from:

•	a remarkable portfolio of pharmaceutical products in seven high-growth therapeutic categories: cardiovascular; thrombosis; oncology; diabetes; central nervous system; internal medicine and human vaccines;

•	a strong base in Europe with a significant and growing presence in all the major world markets, particularly the United States;

•	a dynamic sales and marketing policy, tailored to specific products and specific markets; and

•	financial and human resources optimized for developing research into marketable products and thereby delivering medium- and long-term growth.

Reasons for the Merger

      The proposed merger is viewed by the management of Sanofi-Aventis as the next step in the implementation of its strategic acquisition of Aventis and the creation of the largest pharmaceuticals group in Europe and the third largest pharmaceuticals group in the world.

      In particular, the merger is intended to simplify the legal structure of the combined group and facilitate the integration of the business of the groups by allowing a more direct and effective management of the group’s operating assets.

      Sanofi-Aventis and Aventis also believe that by exchanging Aventis securities in connection with the merger, holders of Aventis securities (and holders of Aventis stock options) will be able to benefit from the greater liquidity of Sanofi-Aventis securities.

Decision of the Aventis Supervisory Board

      At its meeting held on October 14, 2004, the Aventis supervisory board voted (with one member not present, and one member abstaining) to approve the agreement and plan of merger and the transactions contemplated by that agreement, including the merger of Aventis with and into Sanofi-Aventis and the dissolution of Aventis, without liquidation.

Recommendation of the Aventis Management Board

      At its meeting on October 13, 2004, the Aventis management board voted unanimously to approve the agreement and plan of merger and the transactions contemplated by that agreement, including the merger of Aventis with and into Sanofi-Aventis and the dissolution of Aventis without liquidation, and voted unanimously to recommend that holders of Aventis ordinary shares vote to approve the merger.

Recommendation of the Sanofi-Aventis Board of Directors

      At its meeting on October 14, 2004, the Sanofi-Aventis board of directors (with all directors present or represented at the meeting) voted unanimously to approve the agreement and plan of merger and the transactions contemplated by that agreement, including the merger of Aventis with and into Sanofi-Aventis, and voted unanimously to recommend that holders of Sanofi-Aventis ordinary shares vote to approve the merger.

MERGER AGREEMENT

      Sanofi-Aventis believes that the following summary describes all the material terms of the merger agreement and the operation of a merger (fusion par absorption) under French law. However, because the merger agreement is the primary legal document that governs the merger, you should read carefully the complete text of the merger agreement as it contains information that may be important to you. An English translation of the complete text of the merger agreement (including its material schedules) is included as Annex A to this document and is incorporated into this document by reference. The English translation is provided for information purposes, and only the original version of the merger agreement in the French language has any legal force.

Mergers under French Law

      As provided under Chapter VI of Title III of Book 2 of the French Commercial Code (Code de commerce), a merger (fusion par absorption) under French law is a transaction by which one company transfers all of its assets, rights and liabilities (patrimoine) to another company under the principle of the universal transfer of assets (transmission universelle de patrimoine). The company that transfers its assets and liabilities (la société absorbée) is dissolved, without any liquidation distribution, and ceases to exist. The surviving company (la société absorbante) succeeds to all of the assets and rights (subject to specific exceptions provided either by law or contract) of the dissolved company and assumes all of its liabilities.

      At the effective time of the merger, the surviving company issues new shares to the holders of shares in the dissolving company in exchange for those shares, according to terms that are agreed in the merger agreement. Any shares of the dissolving company that are held by the dissolving company itself or by the surviving company are not exchanged for newly issued shares in the surviving company.

      The constituent companies in a merger must enter into an agreement and plan of merger (projet de fusion). The merger must be approved by an extraordinary general meeting of the shareholders of each constituent company. The board of directors (conseil d’administration) or the management board (directoire) of the constituent companies must produce a written report on the merger that must be made available to their respective shareholders. Court-appointed merger auditors (commissaires à la fusion) must produce written reports on the merger consideration and on the valuation of the assets contributed by the dissolving company in the merger, as more fully described under “Reports of the Merger Auditors”.

Description of the Parties; Motives and Objectives; Accounts; Valuation Methodologies

      As required by the applicable regulations, the first chapter of the merger agreement sets forth a detailed legal description of Aventis, as the dissolving company in the merger, and Sanofi-Aventis, as the surviving company in the merger. For both Aventis and Sanofi-Aventis, among other things, the merger agreement sets forth the date of their incorporation, their share capital, the stock markets on which they are listed to trade, the various equity and debt securities that they have outstanding and the purposes for which they were incorporated. The first chapter of the merger agreement also sets forth the existing relationships between Aventis and Sanofi-Aventis and the motives and objectives for the merger. The first chapter of the merger agreement also summarizes any transactions that have had an effect on the capital of Aventis or Sanofi-Aventis since January 1, 2004 and other significant events that have occurred since January 1, 2004. In all material respects, this information is provided elsewhere in this document or has been incorporated into this document by reference.

      The first chapter of the merger agreement also provides that the terms and conditions of the merger will be based on the financial accounts of Sanofi-Aventis and Aventis as of December 31, 2003.

The Merger

      In the merger, Aventis will merge with and into Sanofi-Aventis. Sanofi-Aventis will continue as the surviving company and Aventis will be dissolved. Pursuant to the merger agreement and in accordance with articles L.236-1 et seq. of the French Commercial Code (Code de commerce), Aventis will contribute to Sanofi-Aventis, and Sanofi-Aventis will accept and assume, all of the assets and liabilities that make up the entire estate (patrimoine) of Aventis. Because for accounting and tax purposes, the merger will be given retroactive effect as of January 1, 2004, the merger contribution of Aventis will include all of the assets and liabilities taken into account on the balance sheet of Aventis, as of December 31, 2003, and all the subsequent transactions of Aventis, whether affecting its assets or its liabilities, will be deemed to have been carried out by Sanofi-Aventis.

Effective Time

      For legal purposes, the merger agreement provides that the merger will become effective on December 31, 2004. At the effective time:

•	all of the assets and liabilities of Aventis will be transferred to Sanofi-Aventis in accordance with French law through the universal transfer of assets (transmission universelle de patrimoine);

•	Aventis will be dissolved and its separate corporate existence will cease;

•	the holders of Aventis ordinary shares (other than Aventis and Sanofi-Aventis) will receive 27 Sanofi-Aventis shares for every 23 Aventis shares that they held immediately before the effective time.

      As permitted by applicable French law and regulations, the merger agreement provides that, for French accounting and tax purposes, the merger will be given effect retroactively as of January 1, 2004. For French accounting and tax purposes, all transactions undertaken by Aventis between January 1, 2004 and December 31, 2004, the effective time of the merger, will be deemed to have been undertaken by Sanofi-Aventis.

Merger Exchange Ratio

      Because the proposed merger is viewed by the management of Sanofi-Aventis as the next step in the implementation of its strategic acquisition of Aventis, following its tender offer for the Aventis ordinary shares, the merger exchange ratio has been determined on the basis of the same analyses used to define the exchange ratio in the all stock election of the offer, updated as necessary. The analyses used were:

•	the average stock market prices, weighted by volumes, of Sanofi-Aventis ordinary shares and Aventis ordinary shares preceding January 21, 2004, the last full trading day on Euronext Paris before rumors and press articles affected the share prices and trading volumes for Sanofi-Aventis ordinary shares and Aventis ordinary shares;

•	the average stock market prices, weighted by volumes, of Sanofi-Aventis ordinary shares and Aventis ordinary shares preceding August 30, 2004, the last full trading day on Euronext Paris before Sanofi-Aventis announced its intention to study the merger;

•	the relative consolidated net earnings per share (EPS) of the two groups; and

•	the relative net dividend per share of the two groups.

      For a translation of the financial analyses of the terms of the merger as prepared by Sanofi-Aventis, please see “Financial Analysis of the Merger”.

      As a result of this valuation, the merger exchange ratio in the merger has been set at 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares (or approximately 1.17391 Sanofi-Aventis ordinary shares for each Aventis ordinary share).

Merger Consideration

      In accordance with article L.236-3 of the French Commercial Code (Code de commerce), the merger agreement provides that no Sanofi-Aventis shares will be issued in exchange for any Aventis ordinary shares held by Sanofi-Aventis. As of the date of the merger agreement, Sanofi-Aventis holds 791,317,831 Aventis ordinary shares.

      After giving effect in the merger to the exchange ratio of 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares, in aggregate, 19,122,885 new Sanofi-Aventis ordinary shares will be issued in exchange for 16,289,865 Aventis ordinary shares held by Aventis shareholders, other than Sanofi-Aventis.

      Assuming that the number of Aventis ordinary shares held respectively by Aventis and Sanofi-Aventis does not change before the effective time of the merger, the share capital of Sanofi-Aventis will be increased by 38,245,770 euros, taking it from 2,784,562,864 euros to 2,822,808,634 euros, divided into 1,411,404,317 ordinary shares of €2 nominal value per share. These new Sanofi-Aventis ordinary shares will be issued to the Aventis shareholders other than Sanofi-Aventis, according to the exchange ratio of 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares.

Treatment of Fractional Shares

      The merger agreement provides that it is the responsibility of shareholders themselves who hold an insufficient number of Aventis ordinary shares to allow them to exercise all of their rights to purchase or to sell the number of Aventis shares necessary to hold a round-number multiple of 23 Aventis shares.

      Sanofi-Aventis will not issue any fractional interests in any Sanofi-Aventis ordinary shares in the merger. If you hold Aventis ordinary shares, you will only be entitled to receive your merger consideration in full in respect of round-number multiples of 23 Aventis ordinary shares that you hold. As a result, in order to receive all your merger consideration, you must purchase or sell a number of Aventis ordinary shares such that you hold an exact multiple of 23 Aventis shares.

      To facilitate this, after the effective time of the merger, Aventis ordinary shares (which will then represent only the right to receive the merger consideration) will continue to trade for one month on the Premier marché, and then for six months on the delisted securities market (Compartiment des valeurs radiées) of Euronext Paris. Under the merger agreement, subject to the effectiveness of the merger, until March 31, 2005, Sanofi-Aventis has agreed to pay the brokerage fees and value-added tax incurred by Aventis shareholders, up to 0.3% of the price of each Aventis ordinary share bought or sold and related to the purchase or sale of up to a maximum of 22 Aventis ordinary shares per holder.

      For a description of the treatment of fractional interests in Sanofi-Aventis ADSs, please see “Treatment of Aventis ADSs in Connection with the Merger”.

Sanofi-Aventis Ordinary Shares Issued in the Merger

      The new Sanofi-Aventis ordinary shares issued in the merger will have exactly the same rights and privileges as the existing Sanofi-Aventis ordinary shares, subject to all the provisions of Sanofi-Aventis bylaws (statuts). In particular, the newly issued Sanofi-Aventis ordinary shares will have full rights to the distribution of dividends, interim dividends or reserves declared after their issuance. The newly issued Sanofi-Aventis ordinary shares will not therefore have dividend rights to the dividend paid by Sanofi-Aventis in 2004, in respect of its 2003 results. For a further description of the rights and privileges of Sanofi-Aventis ordinary shares, see “Description of Sanofi-Aventis Ordinary Shares”.

      In addition, from and after the effective time of the increase in Sanofi-Aventis’s share capital as merger consideration, the merger agreement provides that all of the newly issued Sanofi-Aventis ordinary shares will be freely tradable and an application will be made to have them admitted to trade on the Premier marché of Euronext Paris S.A. An application also will be made to have the Sanofi-Aventis ordinary shares issued to U.S. holders of Aventis shares admitted to trade on the New York Stock Exchange in the form of Sanofi-Aventis ADSs. See “Regulatory Matters — Stock Exchanges”.

      As a result of Aventis holding 27,347,271 Sanofi-Aventis ordinary shares immediately prior to the merger, immediately after the merger, Sanofi-Aventis will hold 76,215,733 of its own shares, taking into account the 48,868,462 shares that it already holds as of the date of the merger agreement, representing a total of approximately 5.40% of its share capital.

Increase in Share Capital of Sanofi-Aventis; Expected Merger Premium; Loss on Cancelled Shares

      Article 12 of the merger agreement sets forth the calculations for the increase of the share capital of Sanofi-Aventis from €2,784,562,864 to €2,822,808,634. It also sets forth the calculations of the expected merger premium of €508,561,335, which will be recorded in a “merger premium” account under stockholders’ equity under the liabilities of Sanofi-Aventis. In addition, Article 12 of the merger agreement provides that the extraordinary general meeting of Sanofi-Aventis shareholders will be asked to consider and approve the allocation of an additional €27,894,216 to the “merger premium” account, representing the aggregate amount of the Sanofi-Aventis 2003 dividend that Aventis received in respect of the 27,347,271 Sanofi-Aventis ordinary shares that Aventis acquired in the offer in exchange for the tender of the Aventis treasury shares.

      The merger agreement therefore provides that the total amount expected to be allocated to the merger premium account is €536,455,551. The merger agreement further provides that the merger premium may be applied in any manner that complies with French GAAP and is approved by the general meeting of Sanofi-Aventis shareholders. In particular, the merger agreement provides that the extraordinary general meeting of Sanofi-Aventis shareholders convened to approve the merger agreement will be asked to authorize the Sanofi-Aventis board of directors to apply the merger premium to any of the following:

•	reconstituting on the liabilities side on the balance sheet of Sanofi-Aventis the statutory provisions and reserves that existed on the balance sheet of Aventis, in particular restoring the special reserve for long-term capital gain in an amount of €319,518,918;

•	all or part of the fees, costs and expenses resulting from the merger; and

•	reconstituting the legal reserve to 10% of the share capital of Sanofi-Aventis, after giving effect to the merger.

      Article 12 of the merger agreement also sets forth the calculation for the merger loss of €25,277,722,121, and provides that it will be proposed to the extraordinary general meeting of Sanofi-Aventis shareholders to charge this loss, without any economic impact, against the share issuance account and the additional paid-in capital recorded in the offers.

      For a detailed description of this calculation, you should refer to Article 12 of the merger agreement, included as Annex A to this document.

Dissolution of Aventis

      In accordance with article L.236-3 of the French Commercial Code (Code de commerce), the merger of Aventis with and into Sanofi-Aventis will be effective on December 31, 2004, subject to the satisfaction of the conditions precedent set forth in the merger agreement and will result in the dissolution of Aventis without liquidation and the universal transfer of all of the assets and liabilities of Aventis to Sanofi-Aventis.

Conditions

      Completion of the merger is subject to the following conditions precedent:

•	approval by the Aventis shareholders at an extraordinary general meeting of the merger agreement, and of the merger of Aventis with and into Sanofi-Aventis contemplated thereby, and of the dissolution of Aventis without liquidation contemplated thereby;

•	approval by the Sanofi-Aventis shareholders at an extraordinary general meeting of:

•	the merger agreement and the merger of Aventis with and into Sanofi-Aventis contemplated thereby;

•	the increase in the share capital of Sanofi-Aventis necessary to issue the merger consideration;

•	the waiver of the preferential subscription rights of existing Sanofi-Aventis shareholders with respect to the Sanofi-Aventis ordinary shares to be issued from time to time on exercise of the Aventis subscription stock options, and, to the extent necessary, the Aventis BSAs; and

•	The absence or dismissal of any objection filed in any court of competent jurisdiction in opposition to the decision of the AMF pursuant to Article 5-6-6 of the General Regulation of the Conseil des

marchés financiers determining that there is no need to file a compulsory acquisition offer (offre publique de retrait) for the Aventis ordinary shares not held by Sanofi-Aventis.

Termination

      If all of the conditions to the merger are not satisfied on or prior to December 31, 2004, the proposed merger would automatically lapse, unless Sanofi-Aventis and Aventis agree otherwise. On termination, neither party will have the right to seek an indemnity from the other party.

Treatment of Aventis Stock Options

      The merger agreement expressly provides that Sanofi-Aventis, as successor to Aventis, agrees to be bound by Aventis’s obligations under its subscription stock options. After the effective time of the merger, the Aventis subscription stock options will entitle their holders to subscribe for Sanofi-Aventis ordinary shares instead of Aventis ordinary shares. The number of shares subject to the options and their exercise price will be adjusted to give effect to the merger exchange ratio in the following manner:

•	the number of Sanofi-Aventis ordinary shares that each holder of Sanofi-Aventis options shall have the right to subscribe under any given subscription option plan shall equal that number of Aventis ordinary shares that could formerly have been subscribed under that plan multiplied by the merger exchange ratio of 27/23 (or approximately 1.17391) applicable to shareholders, rounded down to the nearest whole number; and

•	the exercise price per Sanofi-Aventis ordinary share shall be equal to the exercise price per Aventis ordinary share divided by the merger exchange ratio of 27/23 (or approximately 1.17391) applicable to shareholders, rounded down to the nearest whole euro centime;

with all other terms of exercise remaining unaltered.

      At the extraordinary general meeting of Sanofi-Aventis shareholders called to approve the merger, the Sanofi-Aventis shareholders will also be asked to vote on a resolution to waive their preferential subscription rights with respect to the Sanofi-Aventis ordinary shares that will be issued on the exercise of these subscription stock options.

      With respect to the purchase option plans issued by Aventis Inc. (formerly known as Rhône-Poulenc Rorer, Inc.) and Hoechst which provide for the purchase of Aventis shares, the merger agreement provides that Sanofi-Aventis shall cause the regulations of these plans to be amended to provide that, after the effective time of the merger, holders of these purchase options may purchase Sanofi-Aventis shares after adjusting the purchase price and the number of shares subject to option by the merger exchange ratio in the same manner as set forth above, with all other terms of exercise remaining unaltered.

Treatment of Aventis BSAs

      The merger agreement provides that in accordance with Article L. 228-101 of the French Commercial Code (Code de commerce), Sanofi-Aventis assumes all the obligations of Aventis in relation to the Aventis BSAs.

      As a result, the number of Sanofi-Aventis ordinary shares for which the holders of Aventis BSAs may exercise the BSAs will be determined by applying the merger exchange ratio to the number of Aventis ordinary shares subject to the warrants. In aggregate, the BSAs issued in 2002 therefore will be exercisable for 108,812 Sanofi-Aventis ordinary shares and the BSAs issued in 2003 will be exercisable for 193,174 Sanofi-Aventis ordinary shares, subject to any other financial adjustments. The number of Sanofi-Aventis ordinary shares for which the Aventis BSAs will be exercisable will be the subject of a notice issued by the merger auditors, acting in their capacity as contribution accountants (Commissaires aux apports) in accordance with Article L.228-101 of the French commercial code.

      In accordance with Article L. 228-101 of the French commercial code, the approval of the merger by the general meeting of Sanofi-Aventis shareholders involves the waiver by Sanofi-Aventis shareholders of their preferential subscription rights under Article L. 228-91 of the French commercial code. At the Sanofi-Aventis extraordinary general meeting called to approve the merger, to the extent necessary, the Sanofi-Aventis shareholders will also be asked to vote on a resolution to waive their preferential subscription rights with respect to the Sanofi-Aventis ordinary shares that will be issued from time to time on the exercise of the BSAs.

Representations of Aventis

      Pursuant to Article 19 of the merger agreement, Gérard Le Fur, as the authorized representative of Aventis, made certain customary representations on behalf of Aventis, including that Aventis:

•	is not and has not been subject to any insolvency, bankruptcy, liquidation or similar proceedings;

•	is not subject to any criminal penalty or other measure that could adversely affect its legal capacity or its ability to transfer its assets freely;

•	is duly registered under the reference 542 064 308 RCS Strasbourg;

•	has made all tax and social security payments currently due and payable;

•	will deliver all of its books and records to Sanofi-Aventis at the effective time of the merger; and

•	has not taken any measures since January 1, 2004 that could affect the merger exchange ratio.

      Gérard Le Fur, as the authorized representative of Aventis also made certain customary representations on behalf of Aventis regarding the assets and liabilities to be transferred in the merger, including that:

•	Aventis has identified on a schedule all of the real estate and real property rights, including all of the leases, that will be transferred to Sanofi-Aventis pursuant to the merger;

•	the assets and liabilities to be transferred to Sanofi-Aventis pursuant to the merger are not subject to any liens or other encumbrances, other than liens incurred in the ordinary course of business;

•	the assets and liabilities to be transferred include no financial leases (contrat de credit-bail) relating to real property, or to equipment that are still in force and effect;

•	the assets and liabilities to be transferred do not include any contract that could affect the merger exchange ratio; and

•	the assets and liabilities to be transferred do not include any obligation, financial or otherwise, that could affect the merger exchange ratio.

Tax Representations and Tax Obligations

      Pursuant to Article 15 of the merger agreement, Jean-Claude Leroy and Gérard Le Fur, as authorized representatives of Sanofi-Aventis and Aventis, respectively, make certain representations and undertakings on behalf of the parties to the merger agreement. These representations and undertakings are required by Article 210A of the French Tax Code (Code Général des Impots) in order for the merger to qualify for preferential tax treatment. In particular, Article 210A provides that:

•	Aventis will not be taxed on any capital gains realized in the merger; and

•	Sanofi-Aventis will not be liable for any corporate income tax on any gain on the cancellation of its own shares that it acquires pursuant to the merger.

Description and Valuation of Assets Transferred and Liabilities Assumed

      In the merger, Aventis will transfer to Sanofi-Aventis all of the assets on its balance sheet as of December 31, 2003. In accordance with applicable French law and regulations, the merger agreement sets forth the gross value, the accumulated depreciation and net book value, as of December 31, 2003, of the following classes of assets, each of which are described in further detail on a schedule to the merger agreement:

•	fixed assets, including tangible and intangible assets and long-term investments;

•	current assets; and

•	prepayments and deferred income.

      The total net book value, as December 31, 2003, of the assets to be contributed by Aventis to Sanofi-Aventis pursuant to the merger is stated as €40,998,606,469, which is to be increased by the proceeds from the exercise of Aventis subscription stock options after January 1, 2004, in the amount of €209,938,407 to €41,208,544,876.

      The merger agreement provides that the transfer of Aventis’s assets to Sanofi-Aventis is in consideration of the assumption by Sanofi-Aventis of all the liabilities of Aventis on its balance sheet as of December 31, 2003. The merger agreement sets forth the amount of the following classes of liabilities, each of which is described in further detail in a schedule to the merger agreement:

•	participating shares and perpetual floating rate notes;

•	provisions for risks and losses;

•	debts; and

•	accrued liabilities.

      The value, as of December 31, 2003, of the liabilities to be assumed by Sanofi-Aventis pursuant to the merger is stated as €13,460,770,787, which is to be increased by the €638,548,410 dividend payable as of July 15, 2004, to a total of €14,099,319,197.

      The net asset value of the property contributed by Aventis in the merger is therefore €27,109,225,679, the difference between the net book value of the assets contributed and the net book value of the liabilities assumed.

      As a result of the merger, all of the liabilities of Aventis (including those liabilities that do not appear on the balance sheet of Aventis) will be assumed by Sanofi-Aventis. This assumption of liabilities will not cause a novation in favor of the creditors of Aventis. As a consequence, pursuant to articles L.236-14 and L.236-15 of the French Commercial Code (Code de commerce), Aventis and Sanofi-Aventis’s creditors whose debt was created prior to the publication of the merger shall have the right to oppose its transfer for a thirty-day period running from the date of the latest publication in a journal of the legal notice of the merger or in the Bulletin des Announces Légales Obligatoires (or BALO) publicizing the merger.

Off-Balance Sheet Commitments

      In addition to the assets and liabilities set forth on Aventis’s balance sheet, the merger agreement provides that Sanofi-Aventis will benefit from all of the commitments given in favor of Aventis, and will assume all of the commitments given by Aventis. A non-exclusive list of Aventis’s commitments is set forth on a schedule to the merger agreement.

Vesting of Rights and Assets; Covenants

      All of the rights and assets transferred by Aventis will vest in Sanofi-Aventis, at the effective time of the merger on December 31, 2004, subject to the satisfaction of the conditions precedents described above.

      In accordance with applicable law, from and after the date of the merger agreement, Sanofi-Aventis undertakes to accept at the effective time of the merger all of the assets and liabilities held by Aventis, whatever they then may be.

      Aventis undertakes that, until the effective time of the merger, without the prior written consent of Sanofi-Aventis, it will not:

•	dispose of any of its assets;

•	act in any manner that will adversely affect or encumber any of its assets (particularly the Sanofi-Aventis shares that it holds); or

•	act in any manner that will reduce the net asset value of its contribution or alter the fairness of the exchange presented by the merger.

TREATMENT OF AVENTIS ADSs IN CONNECTION WITH THE MERGER

      An Aventis ADS represents an ownership interest in one Aventis ordinary share that has been deposited with the depositary, under the Aventis deposit agreement. Under the Aventis deposit agreement, a holder of an Aventis ADS has the right to receive the deposited Aventis ordinary shares against surrender of the Aventis ADS. In general, if the deposited Aventis ordinary shares are converted or exchanged for another security, including as a result of any reorganization, merger or consolidation of Aventis, the Aventis ADSs issued by the depositary will represent the security into which the Aventis ordinary shares are exchanged or converted.

      In connection with the merger, Sanofi-Aventis has caused Aventis to remove Citibank, as depositary under the Aventis deposit agreement and to appoint The Bank of New York, as successor depositary.

      In the merger, all of the deposited Aventis ordinary shares held by The Bank of New York, as the Aventis depositary, will be exchanged for Sanofi-Aventis ordinary shares, according to the exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares. As a result, immediately after the merger, one Aventis ADS will represent an ownership interest in approximately 1.17391 Sanofi-Aventis ordinary shares. In this section, we refer to the Aventis ordinary shares that are deposited under the Aventis deposit agreement, and the Sanofi-Aventis ordinary shares for which they will be exchanged in the merger, as the “deposited securities”.

      In order to avoid the confusion over having two classes of ADSs in issue, each class representing a different number of Sanofi-Aventis ordinary shares, Aventis has agreed to cause the Aventis depositary to terminate the deposit agreement effective immediately after the effective time of the merger. Pursuant to the deposit agreement, upon termination, the depositary will discontinue the registration of transfers of Aventis ADRs, will suspend the distribution of dividends to the holders, and will not give any further notices or perform any further acts under the deposit agreement, other than collecting dividends and other distributions in respect of the deposited securities and delivering the deposited securities (and any dividends or distributions received in respect of the deposited securities) in exchange for Aventis ADRs surrendered to the depositary.

      In contemplation of the merger, Aventis and the depositary have also amended the deposit agreement to provide that in connection with its termination, the following will occur:

•	If you hold your ADSs in book-entry form, as of the termination of the Aventis deposit agreement:

•	you will be deemed to have surrendered your Aventis ADSs against delivery to you of your ownership interest in the deposited securities;

•	you will be deemed to have consented to, and authorized and instructed, the delivery to you of your ownership interest in the deposited securities in the form of Sanofi-Aventis ADSs, together with cash in lieu of any fractional interest in any Sanofi-Aventis ADSs; and

•	you will be deemed to have waived all rights under the deposit agreement other than the right to receive the deposited securities in the form of Sanofi-Aventis ADSs.

•	If you hold certificates, commonly known as American depositary receipts, or ADRs, evidencing your Aventis ADS, as of the termination of the Aventis deposit agreement:

•	you will be deemed to have consented to the delivery of your ownership interest in the deposited securities in the form of Sanofi-Aventis ADSs, together with cash in lieu of any fractional interest in any Sanofi-Aventis ADSs;

•	you will be deemed to have waived all rights under the deposit agreement other than the right to receive the deposited securities in the form of Sanofi-Aventis ADSs; but

•	your interest in the deposited securities will only be delivered to you against physical surrender of your Aventis ADRs. As soon as practicable after the last of the conditions to the merger is satisfied, we will cause the Aventis depositary to deliver to you appropriate transmittal materials with which you may surrender your Aventis ADRs in order to receive your Sanofi-Aventis ADSs.

      After giving effect to the amended Aventis deposit agreement, on its termination at the effective time of the merger, you will be entitled to receive 54 Sanofi-Aventis ADSs (each Sanofi-Aventis ADS representing one-half of one Sanofi-Aventis ordinary share) for every 23 Aventis ADSs that you hold immediately prior to the effective time of the merger, or approximately 2.3478 Sanofi-Aventis ADSs for each Aventis ADS that you hold.

      In no event will you be entitled to receive any fractional Sanofi-Aventis ADSs. In lieu of any fraction of a Sanofi-Aventis ADS that you would otherwise have been entitled to receive in consideration of your Aventis ADS, you will receive an amount in cash equal to the product of that fraction and the average sale price per Sanofi-Aventis ADS, net of expenses, realized on the NYSE in the sale of all the fractional Sanofi-Aventis ADSs that would otherwise be delivered in connection with the merger and the termination of the Aventis ADS deposit agreement.

      In no event will interest be paid on the cash to be received in lieu of any fraction of a Sanofi-Aventis ADS, regardless of any delay in making the payment to the holder entitled to receive it, including any delay by a holder in surrendering any Aventis ADRs.

      You will not be required to pay any cancellation fees under the Aventis deposit agreement in connection with the surrender of your Aventis ADSs or any deposit fees under the Sanofi-Aventis deposit agreement in connection with the issuance of the Sanofi-Aventis ADSs to be delivered to you. Sanofi-Aventis has agreed to pay these charges, if any, on your behalf.

      The amendment to the deposit agreement and the arrangements described above are intended to protect and preserve the rights of the holders of Aventis ADSs to receive the deposited securities represented by their Aventis ADS at any time, against surrender of those ADSs, while at the same time providing them with the opportunity to exchange their Aventis ADSs for Sanofi-Aventis ADSs without having to incur cancellation or deposit fees.

      If you do not wish to receive your interest in the merger consideration in the form of Sanofi-Aventis ADSs, and wish to receive the merger consideration directly in the form of Sanofi-Aventis ordinary shares, you must surrender your Aventis ADS against issuance of your underlying interest in the deposited securities before the effective time of the merger. By doing so, you will become the holder of Aventis ordinary shares before the effective time of the merger and as a result will be entitled to receive 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares that you hold. However, you will incur a cancellation fee of U.S.$5 for every lot (or part thereof) of 100 Aventis ADSs that you surrender to the Aventis depositary. In addition, you will not have the right to receive cash in lieu of any fractional interest in Sanofi-Aventis ordinary shares and will only be able to receive the full merger consideration to which you are entitled in respect of your Aventis ordinary shares if you arrange to hold an integer multiple of 23 Aventis ordinary shares. For further information, please see “Merger Agreement — Treatment of Fractional Shares”.

REPORTS OF THE MERGER AUDITORS

      Under French law and regulations applicable to the merger, court-appointed merger auditors (commissaires à la fusion) are required to produce a written report on the terms and conditions of the merger. Among other things, the role of the merger auditors is to check that the relative values ascribed to the shares of the constituent companies in the merger are appropriate and that the exchange ratio is fair. The report must describe the methodologies used for determining the exchange ratio and must indicate whether these methodologies are appropriate under the circumstances. The report must set forth the values implied by each of these methodologies and indicate the relative importance of each of these methodologies in determining the value that was adopted. The report must also detail any particular valuation difficulties if they arose. The merger auditors must also produce a report on the valuation of the assets contributed in the merger.

      The report of the merger auditors on the exchange ratio must be made available to shareholders at the registered offices of the constituent companies in the merger at least one month before the date of the extraordinary general meeting of shareholders convened to approve the plan of merger. The report of the merger auditors on the valuation of the assets contributed in the merger must be filed with the clerk of the commercial court (tribunal de commerce) at the place where the constituent companies have their registered offices.

      Messrs. Ricol (of the firm Ricol-Lasteryie at 2, avenue Hoche – 75008 Paris) and Ledouble (of the firm Cabinet CDL at 99, boulevard Haussmann – 75008 Paris) have been appointed merger auditors by order of Madame President of the Commercial Court of Paris on September 7, 2004, at the joint request of Sanofi-Aventis and Aventis.

      Messrs. René Ricol and Dominique Ledouble are auditors and accounting experts. In the previous two years, neither Mr. Ricol nor Mr. Ledouble has had any material relationship with either Sanofi-Aventis or Aventis. The estimated collective fees that will be paid to the merger auditors are one million euros.

      In rendering their opinion on the fairness of the merger exchange ratio, the merger auditors have followed the procedures according to the standards of the National Society of Auditors (Compagnie nationale des commissaires aux comptes) applicable to this assignment. In particular, these standards require the merger auditors to undertake a careful investigation aimed, on the one hand, at verifying that the relative values ascribed to the shares of the two companies involved in the merger are appropriate and, on the other hand, analyzing the merger exchange ratio in comparison to relative values deemed to be appropriate.

      As of the date of this document, the merger auditors have not yet delivered their written reports. When delivered, Sanofi-Aventis and Aventis intend to make the reports of the merger auditors available to their shareholders at their respective registered offices in accordance with applicable French law at least one month before the date of their respective extraordinary general meetings of shareholders. When delivered, Sanofi-Aventis and Aventis intend to file the report of the merger auditors on the valuation of the contributed assets with the Clerk of the Commercial Court of Paris (Tribunal de Commerce de Paris) and the Clerk of the Court of Grand Instance of Strasbourg (Tribunal de Grande Instance de Strasbourg) in accordance with applicable regulations. Sanofi-Aventis currently expects to make these filings on or before December 5, 2004.

      Sanofi-Aventis intends to file the reports of the merger auditors in English translation (for information purposes only) by amendment as exhibits to the registration statement of which this document forms a part. Sanofi-Aventis intends to include a summary of the reports of the merger auditors as part of the definitive form of this document that will be mailed to holders of Aventis securities.

FINANCIAL ANALYSIS OF THE MERGER

      The following is a translation from French of the disclosure regarding the financial analysis of the merger set forth in the French merger prospectus (Document E) and as Annex 6 to the merger agreement. Certain terminology has been conformed to the defined terms used in this document and certain typographical conventions have been conformed to United States usage. The analysis was made available to the merger auditors for their review in preparing their report on the fairness of the merger exchange ratio. However, the analysis was prepared by Sanofi-Aventis and not by the merger auditors.

      While it is a requirement of applicable French law that the merger auditors be appointed by a court and that they review and render an opinion on the fairness of the merger exchange ratio provided by the agreement and plan of merger, the merger auditors do not themselves determine the merger exchange ratio. The merger exchange ratio is provided by the agreement and plan of merger as approved by the boards of the constituent companies and by the extraordinary general meetings of their shareholders.

Merger Exchange Ratio Determined by the Boards of Sanofi-Aventis and Aventis

      The merger exchange ratio determined by the Sanofi-Aventis board of directors and the Aventis management board and the Aventis supervisory board is 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares, or approximately 1.17391 Sanofi-Aventis ordinary shares for each Aventis ordinary share.

Financial Analyses Used in Determining the Merger Exchange Ratio

      Because the proposed merger is viewed by the management of Sanofi-Aventis as the next step in the implementation of its strategic acquisition of Aventis, following its tender offers for the Aventis ordinary shares, the merger exchange ratio has been determined on the basis of the same analyses used to define the exchange ratio in the all stock election of the offer, updated as necessary. The analyses used were:

•	the average stock market prices, weighted by volumes, of Sanofi-Aventis ordinary shares and Aventis ordinary shares preceding January 21, 2004, the last full trading day on Euronext Paris before rumors and press articles affected the share prices and trading volumes for Sanofi-Aventis ordinary shares and Aventis ordinary shares;

•	the average stock market prices, weighted by volumes, of Sanofi-Aventis ordinary shares and Aventis ordinary shares preceding August 30, 2004, the last full trading day on Euronext Paris before Sanofi-Aventis announced its intention to study the merger;

•	the relative consolidated net earnings per share (EPS) of the two groups; and

•	the relative net dividend per share of the two groups.

Average Stock Market Price

      The following table summarizes the level of premiums implied by the merger exchange ratio, as compared to the implied exchange ratio based on:

•	the average closing price, weighted by volumes, of Aventis ordinary shares and of Sanofi-Aventis ordinary shares between January 26, 2004, the date that Sanofi-Aventis announced its offers for Aventis, and August 30, 2004, the last full trading day before Sanofi-Aventis announced that it was studying the feasibility of merging Aventis with and into Sanofi-Aventis; and

•	the average closing price, weighted by volumes, of Aventis ordinary shares and of Sanofi-Aventis ordinary shares between April 26, 2004, the date that Sanofi-Aventis and Aventis announced that they had entered into an agreement providing, among other things, for the terms and conditions of the revised offers, and August 30, 2004.

      It also sets forth the implied exchange ratios based on the highest and lowest prices of Aventis ordinary shares and Sanofi-Aventis ordinary shares during the periods indicated, as well as the implied exchange ratios based on the average closing prices weighted by volumes of each company for the selected periods ended on:

•	January 21, 2004, the last full trading day on Euronext Paris before rumors and press articles affected the share prices and trading volumes for Sanofi-Aventis ordinary shares and Aventis ordinary shares, and

•	August 30, 2004, the last full trading day on Euronext Paris before Sanofi-Aventis announced its intention to study the merger.

		Sanofi-
	Aventis	Aventis	Implied	Merger	Premium/
	stock price (€)	stock price (€)	exchange ratio	exchange ratio	(discount)

Average* between January 26, 2004 and August 30, 2004	63.04	54.05	1.1664	1.1739	0.6%
Average* between April 26, 2004 and August 30, 2004	63.53	53.57	1.1858	1.1739	(1.0)%
Highest prices between January 26, 2004 and August 30, 2004	68.85	59.05	1.1660	1.1739	0.7%
Lowest prices between January 26, 2004 and August 30, 2004	59.25	49.77	1.1905	1.1739	(1.4)%
Highest prices between April 26, 2004 and August 30, 2004	68.85	59.05	1.1660	1.1739	0.7%
Lowest prices between April 26, 2004 and August 30, 2004	60.80	49.77	1.2216	1.1739	(3.9)%
At January 21, 2004	53.80	60.00	0.8967	1.1739	30.9%
1-month average* (1)	52.46	58.72	0.8934	1.1739	31.4%
2-month average* (1)	50.90	57.59	0.8838	1.1739	32.8%
3-month average* (1)	49.40	56.46	0.8750	1.1739	34.2%
6-month average* (1)	47.22	53.99	0.8746	1.1739	34.2%
9-month average* (1)	47.41	53.70	0.8829	1.1739	33.0%
12-month average* (1)	46.08	52.16	0.8834	1.1739	32.9%
12-month high (1)	54.75	60.40	0.9065	1.1739	29.5%
12-month low (1)	38.06	41.75	0.9116	1.1739	28.8%
At August 30, 2004	68.85	59.05	1.1660	1.1739	0.7%
1-month average* (2)	65.81	56.07	1.1736	1.1739	0.0%
2-month average* (2)	63.90	54.84	1.1652	1.1739	0.7%
3-month average* (2)	63.67	54.33	1.1720	1.1739	0.2%
6-month average* (2)	63.42	53.79	1.1791	1.1739	(0.4)%
9-month average* (2)	61.26	54.51	1.1240	1.1739	4.4%
12-month average* (2)	58.41	54.44	1.0729	1.1739	9.4%
12-month high (2)	68.85	62.05	1.1096	1.1739	5.8%
12-month low (2)	44.55	49.77	0.8951	1.1739	31.1%

(1)	Through January 21, 2004.

(2)	Through August 30, 2004.

*	Averages are calendar, weighted by volumes and calculated based on daily closing prices. (Source: Datastream).

     The premium implied by the merger exchange ratio ranges from 31.4% to 34.2% compared to the implied exchange ratios based on the average closing prices weighted by daily volumes of Aventis and Sanofi-Aventis ordinary shares over the 12 months prior to January 21, 2004, and the premium/(discount) implied by the merger exchange ratio ranges from (0.4)% to 9.4% compared to the implied exchange ratios based on the average closing prices weighted by daily volumes of Aventis and Sanofi-Aventis ordinary shares over the 12 months prior to August 30, 2004.

Consolidated net earnings per share (EPS)

      The net earnings per share of each of Sanofi-Aventis and Aventis are presented on a non-diluted basis. The number of shares of Sanofi-Aventis and Aventis taken into account in determining the net earnings per share are as follows:

	Sanofi-Aventis	Aventis

2001	731,711,225	787,553,585
2002	727,686,372	793,412,151
2003	702,745,208	785,905,944
2004 (Six months ended June 30)	696,271,508	779,564,515

      The following table presents the level of premiums implied by the merger exchange ratio compared to the implied exchange ratios derived from the consolidated net income per share, before amortization of goodwill and exceptional items, of Sanofi-Aventis and Aventis for each of the years 2001, 2002 and 2003 and for the six month period ended June 30, 2004.

		Sanofi-
	Aventis	Aventis
	net income	net income	Implied
	per share	per share	exchange	Merger	Premium/
	(€) (1)	(€) (1)	Ratio	exchange ratio	(discount)

2001	2.84	1.88	1.51	1.1739	(22.3)%
2002	3.01	2.42	1.25	1.1739	(5.9)%
2003	3.66	2.94	1.24	1.1739	(5.6)%
2004 (Six months ended June 30)	2.07	1.63	1.27	1.1739	(7.6)%

(1)	On a non-diluted basis, before amortization of goodwill, non-recurrent charges and exceptional items. Non-recurrent or exceptional items include capital gains/losses on disposals of assets, provisions for restructuring, provisions for loss on investments and costs related to the offers.

Dividends per share

      The following table presents the level of premiums implied by the exchange ratio under the all stock election, as compared to the implied ratios derived from the amount of dividends paid, without dividend tax credit (avoir fiscal), by Sanofi-Aventis and Aventis in respect of the years 2001, 2002 and 2003.

		Sanofi-
	Aventis	Aventis	Implied
	dividends	dividends	exchange	Merger	Premium/
	paid (€)	paid (€)	ratio	exchange ratio	(discount)

2001	0.58	0.66	0.88	1.1739	33.6%
2002	0.70	0.84	0.83	1.1739	40.9%
2003	0.82	1.02	0.80	1.1739	46.0%

Financial Analysis Presented for Informational Purposes Only

Premiums offered in selected precedent transactions in the pharmaceutical industry

      This analysis consisted of comparing the premiums implied by the merger exchange ratio over the average stock market prices in the periods preceding the first announcement of Sanofi-Aventis’s offer for Aventis on January 26, 2004 with the premiums over the stock market price of the target companies in selected significant transactions in the pharmaceutical sector since 1998.

      It should be noted that these selected transactions were effected exclusively through share exchanges. Except as noted below, the premiums were calculated based on the closing price or the average closing prices of the common or ordinary shares of the target company during the selected periods of between one day and one year prior to the public announcement of the relevant transaction, except as noted below.

      The difference between the premiums implied by the offer price under the all cash election and the premiums in the selected transactions was calculated by subtracting the average and median of the premiums in the precedent transactions for each of the selected periods from the premiums implied by the offer price under the all cash election for the corresponding periods.

				Premium/	Premium/	Premium/	Premium/
				(discount) on	(discount)	(discount)	(discount) over
	Reference			day before	over 1-month	over 3-month	12-month
Announcement date	date (1)	Acquirer	Target	announcement	average	average	average

15-July-02	12-July-02	Pfizer	Pharmacia	52.3%	44.4%	39.8%	52.5%
17-Jan-00	13-Jan-00	GlaxoWellcome	SmithKline Beecham	0.1%	(0.5% )	0.9%	1.3%
20-Dec-99	17-Dec-99	Pharmacia Upjohn	Monsanto	1.1%	5.8%	11.4%	7.9%
04-Nov-99	02-Nov-99	Pfizer	Warner Lambert	33.7%	45.0%	49.8%	55.0%
14-May-99(2)	13-May-99	Rhône Poulenc	Hoechst	(2.8%)	(12.2% )	(13.1% )	(6.3% )
09-Dec-98	08-Dec-98	Zeneca	Astra	14.1%	13.8%	12.0%	6.8%
02-Dec-98	01-Dec-98	Sanofi	Synthelabo	5.7%	12.9%	6.0%	2.4%

Average (last five years)				14.9%	15.6%	15.3%	17.1%
Median (last five years)				5.7%	12.9%	11.4%	6.8%
Based on average market price, weighted by volume, through January 21, 2004:
Premium offered in this offer				30.9%	31.4%	34.1%	32.9%
Difference between the premium offered in this offer and the average premium of selected transactions				16.0%	15.8%	18.8%	15.8%
Difference between the premium offered in this offer and the median premium of selected transactions				25.2%	18.5%	22.6%	26.1%

(1)	Reference date: the date used to calculate the premiums may differ from the date of the announcement in order to avoid taking into account speculative movements in share prices.

(2)	Transaction was first announced on December 1, 1998.

Financial Analyses Not Used

Discounted cash flow analysis

      It should be recalled that during the preparation of Sanofi-Aventis’s offers for Aventis, and in particular in connection with the determination of the exchange ratio, the management of Sanofi-Aventis did not have access to forecasts prepared by Aventis and did not have any discussions with Aventis’s management team regarding forecasts.

      The financial aspects of the tender offers were therefore determined on the basis of forecasts for the two companies provided by the consensus of available financial analyst’s reports. (With respect to the original offer announced on January 26, 2004, the consensus forecasts were based on seven financial analysts’ reports published since November 2003; with respect to the revised offer announced on April 26, 2004, the consensus forecasts were based on eleven financial analysts’ reports published after the announcement of Aventis results for 2003 in February 2004.)

      Sanofi-Aventis only began to have access to the nonpublic information of Aventis after the settlement of the offers on August 20, 2004. It is further noted that the information that Sanofi-Aventis has had knowledge of since that date does not call into question the forecasted outlook for the two companies that emerges from the consensus of financial analysts on which Sanofi-Aventis relied for determining the financial conditions of the tender offers.

      At this time, the process of developing budgets is under way and the combined figures, developed according to consistent methodologies approved by the senior management of the new group, will not be available before the beginning of 2005.

      As a result, Sanofi-Aventis did not deem it appropriate to use discounted forecasted cash flow analysis to determine the merger exchange ratio.

Book value and fair market value of net assets

      These methods of financial analysis have not been used because the values of pharmaceutical companies are not necessarily properly reflected by the historical values of their assets.

      Furthermore, Sanofi-Aventis and Aventis have had a sufficiently long operating history such that their market values have diverged significantly from their book value.

      The method of analyzing net revalued assets, which for pharmaceutical companies cannot be undertaken without using a discounted cash flow valuation (for the revaluation of drug portfolios, licenses, etc.), was not undertaken for the reasons set forth under “— Discounted cash flow analysis”.

Selected transaction multiples

      Many precedent stock transactions have been effected in a stock market environment where the valuations of companies in the pharmaceutical sector in general were much higher than current stock market valuations in the sector. As a result, the transaction multiples derived from precedent transactions would generally be higher than the corresponding multiples implied in a transaction effected under the current stock market environment. Further, because the economic characteristics of Sanofi-Aventis and Aventis are similar, the method would have led to the application of the same multiples to Sanofi-Aventis and to Aventis and would for this reason have been redundant with the consolidated net earnings per share analysis.

      For this reason, implied multiples derived from precedent transactions were not used to evaluate the consideration in the offers.

Summary of the Analyses Used

	Implied
	exchange	Premium/
	ratio	(discount)

Market Price
Average between January 26, 2004 and August 30, 2004	1.1664	0.6%
Average between April 26, 2004 and August 30, 2004	1.1858	(1.0%)
As of January 21, 2004	0.8967	30.9%
1-month average* (1)	0.8934	31.4%
2-month average* (1)	0.8838	32.8%
3-month average* (1)	0.8750	34.2%
6-month average* (1)	0.8746	34.2%
9-month average* (1)	0.8829	33.0%
12-month average* (1)	0.8834	32.9%
12-month high (1)	0.9065	29.5%
12-month low (1)	0.9116	28.8%
As of August 30, 2004	1.1660	0.7%
1-month average* (2)	1.1736	0.0%
2-month average* (2)	1.1652	0.7%
3-month average* (2)	1.1720	0.2%
6-month average* (2)	1.1791	(0.4)%

	Implied
	exchange	Premium/
	ratio	(discount)

9-month average* (2)	1.1240	4.4%
12-month average* (2)	1.0729	9.4%
12-month high (2)	1.1096	5.8%
12-month low (2)	0.8951	31.1%
Net income before amortization of goodwill and exceptional items per share
2001	1.51	(22.3%)
2002	1.25	(5.9%)
2003	1.24	(5.6%)
2004 (Six months ended June 30)	1.63	(7.6%)
Dividends per share
2001	0.88	33.6%
2002	0.83	40.9%
2003	0.80	46.0%

(1)	Through January 21, 2004.

(2)	Through August 30, 2004.

*	Averages are calendar, weighted by volumes and calculated based on daily closing prices. (Source: Datastream)

PRO FORMA OWNERSHIP AND GROUP STRUCTURE AFTER THE MERGER

Legal Organizational Structure of Sanofi-Aventis before the Merger

      The following diagram depicts the structure of Sanofi-Aventis and Aventis before the merger:

*	Subject to change as result of current offer for Hoechst shares.

Legal Organizational Structure of Sanofi-Aventis after the Merger

      The following diagram depicts the pro forma structure of Sanofi-Aventis after the merger, assuming that the number of Sanofi-Aventis ordinary shares that were held by Sanofi-Aventis as of September 30, 2004, the number of Aventis ordinary shares outstanding as of October 8, 2004 and the number of Sanofi-Aventis ordinary shares held by Aventis as of October 8, 2004 do not change before the merger.

*	Based on the assumption that the number of shares of Sanofi-Aventis held by Sanofi-Aventis and the number of shares of Sanofi-Aventis held by Aventis has not changed since September 30, 2004.

**	Subject to change as a result of current offer for Hoechst shares.

Effect of Merger on Ownership of Share Capital and Voting Rights

      The following table sets forth the pro forma ownership of share capital and voting rights on the basis of the data available as of September 30, 2004:

	Number of	Percent of Share	Number of	Percent of Voting
Shareholder	Shares	Capital	Voting Rights	Rights

Total*	178,476,513	12.65%	356,953,026	21.36%
L’Oréal*	143,041,202	10.13%	286,082,404	17.12%
Held by Sanofi-Aventis or its subsidiaries*	76,603,694	5.43%	NA	NA
of which held by Sanofi-Aventis (1)	76,215,733	5.40%	NA	NA
Employees (2)*	20,256,264	1.43%	27,734,300	1.66%
Public Shareholders	993,026,644	70.36%	1,000,600,286	59.86%
Total	1,411,404,317	100%	1,671,370,016	100%

*	As of September 30, 2004

(1)	Based on the assumption that the number of Sanofi-Aventis ordinary shares that were held by Sanofi-Aventis as of September 30, 2004, the number of Aventis ordinary shares outstanding as of October 8, 2004 and the number of Sanofi-Aventis ordinary shares held by Aventis as of October 8, 2004 do not change before the merger.

(2)	Sanofi-Aventis ordinary shares held by employee share savings plans of Sanofi-Aventis or Aventis.

MATERIAL FRENCH TAX AND U.S. FEDERAL INCOME TAX CONSEQUENCES

Scope and Definitions

      This section summarizes the material French tax and United States federal income tax consequences of acquiring Sanofi-Aventis securities for your Aventis securities in connection with the merger. It applies to you only if you hold your Aventis securities, and will hold your Sanofi-Aventis securities, as a capital asset for United States federal income tax purposes. This section does not apply to you if you are a resident of France for French tax purposes, or a member of a special class of holders subject to special rules, including:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a life insurance company, bank or financial institution;

•	a person liable for alternative minimum tax;

•	a person that acquired Aventis securities by exercising employee stock options or otherwise as compensation;

•	a person that actually or constructively owns 10% or more of Aventis voting stock or Sanofi-Aventis voting stock;

•	a partnership, S corporation or other pass-through entity;

•	with respect to French taxation, a person that together with his or her spouse, if any, and their ascendants and descendants, directly or indirectly, hold or have held more than 25% of the rights to Aventis earnings (droits aux bénéfices sociaux) at any time during the five years preceding the exchange;

•	a person that holds Aventis securities, or, after the merger, will hold Sanofi-Aventis securities, as part of a straddle or a hedging or conversion transaction; and

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

      This section does not purport to be a complete analysis of all potential tax effects that may apply to you. This section does not constitute legal or tax advice. This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and the French tax laws, as well as on the income tax convention between the United States of America and the Republic of France (the “French Treaty”), all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, pending legislation, H.R. 4520 “American Jobs Creation Act of 2004”, contains provisions that, if enacted, may alter the tax consequences described in this summary. The Conference Agreement for H.R. 4520 was approved by the House of Representatives on October 7, 2004 and the Senate on October 11, 2004, and has been presented to the President for his signature.

      You are a resident of France for French tax purposes if you are:

•	an individual (1) whose principal residence is located in France, (2) who maintains his or her household in France, (3) who carries out his or her professional activity in France, or (4) whose principal center of economic interests is located in France; or

•	an enterprise with its registered office located in France.

      You are a non-resident of France if you are not a resident of France for French tax purposes.

      You are a U.S. holder if you are a beneficial owner of Aventis securities that receives Sanofi-Aventis securities in connection with the merger, and you are for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any State;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      You are a non-U.S. holder if you are a beneficial owner of Aventis securities that receives Sanofi-Aventis securities in connection with the merger, and you are not a U.S. holder.

You should consult your own tax advisor regarding the United States federal, State and local, and the French and other tax consequences of acquiring Sanofi-Aventis securities in the merger and of owning and disposing of Sanofi-Aventis securities in your particular circumstances. In particular, you should confirm whether you are eligible for the benefits of the French Treaty with your advisor and should discuss any possible consequences of failing to be so eligible.

Tax Consequences of Acquiring Sanofi-Aventis Securities in Connection with the Merger

French taxation

      For French income tax purposes, if you are a non-resident of France, you will not be subject to French tax on any capital gain or loss recognized upon acquiring Sanofi-Aventis securities in connection with the merger unless you have a permanent establishment or fixed base in France and the Aventis securities exchanged are part of the business property of that permanent establishment or fixed base.

United States federal income taxation

      U.S. Holders. Subject to the special rules described below, if you are a U.S. holder, you will generally recognize capital gain or loss, if any, as a result of acquiring Sanofi-Aventis securities in connection with the merger. Such capital gain or loss will be equal to the difference between:

•	the sum of the value of the Sanofi-Aventis securities, determined in U.S. dollars (referred to as the amount realized); and

•	your tax basis, determined in U.S. dollars, in the Aventis securities for which you received your Sanofi-Aventis securities.

For this purpose, the value of the Sanofi-Aventis securities received will equal the fair market value of such securities on the date of the exchange, determined in U.S. dollars. Fair market value is the price at which property would change hands between a willing buyer and a willing seller, neither being under compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Thus, one approach to determining the fair market value of the Sanofi-Aventis securities may be to treat the mean between the highest and lowest selling prices of Sanofi-Aventis securities on the date of exchange as fair market value.

      Your tax basis in each Sanofi-Aventis security that you receive in connection with the merger will equal its fair market value, as taken into account in determining the amount realized, and your holding period in each such share will begin on the day after the merger.

      Special rules may apply to disallow or defer a loss recognized by a U.S. holder. In addition, special rules may apply in the event that the direct, indirect and constructive holders of Aventis securities owned, directly, indirectly or constructively, at least 50 percent of the Sanofi-Aventis securities (by vote or value) after the merger. Holders of Aventis securities who expect to recognize a loss should consult their tax advisors regarding the amount and character of income, gain or loss to them on the exchange.

      For foreign tax credit purposes, gain or loss that you recognize upon acquiring Sanofi-Aventis securities in connection with the merger generally will be income or loss from sources within the United States if such gain or loss is capital gain or loss. Any gain or loss that you recognize upon acquiring Sanofi-Aventis securities in connection with the merger will generally be treated as “passive income,” which is treated separately from other types of income for foreign tax credit limitation purposes.

      If you are a non-corporate U.S. holder, capital gain will be taxable at a maximum rate of 15% if your holding period in the Aventis security that you hold exceeds one year on the date of exchange. The deductibility of capital losses is subject to limitations.

      Non-U.S. Holders. You will generally not be subject to United States federal income tax on any gain or loss recognized as a result of acquiring Sanofi-Aventis securities in connection with the merger unless:

•	the gain or loss is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis; or

•	you are an individual who is present in the United States for at least 183 days in the taxable year of the sale, and certain other requirements are met.

      If you are a corporate non-U.S. holder that under the rules described above is subject to United States federal income tax on acquiring your Sanofi-Aventis securities in connection with the merger, you may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     Passive foreign investment company status

      A non-U.S. corporation will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if at least 75 percent of its gross income consists of passive income (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests), or at least 50 percent of the average value of its assets consists of assets that produce, or are held for the production of, passive income. If either Aventis or Sanofi-Aventis were characterized as a PFIC, U.S. holders would suffer adverse tax consequences, and U.S. federal income tax consequences different from those described above may apply. These consequences may include having gains realized on the disposition of securities treated as ordinary income rather than capital gain and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of securities. U.S. holders should consult their own tax advisors regarding the potential application of the PFIC rules to their acquisition of Sanofi-Aventis securities in connection with the merger and their ownership of Sanofi-Aventis securities or Sanofi-Aventis ADSs acquired in connection with the merger.

Tax Consequences of Holding Sanofi-Aventis Shares and Sanofi-Aventis ADSs

      For information regarding the tax consequences of owning and disposing of Sanofi-Aventis securities, see “Item 10.E. Taxation” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated in this document by reference.

SOURCE AND AMOUNT OF FUNDS

Sanofi-Aventis Ordinary Shares Issued in the Offers and Expected to be Issued in the Merger

      In connection with our acquisition of Aventis, on August, 20 we issued 641,602,384 Sanofi-Aventis ordinary shares in settlement of the exchange of the 769,920,773 Aventis ordinary shares tendered into the offers during the initial offering period ended July 30, 2004. Of these, 27,347,271 Sanofi-Aventis ordinary shares were issued in respect of the 23,575,234 Aventis ordinary shares tendered by Aventis pursuant to an all stock election. On September 24, 2004, we issued a further 17,830,975 Sanofi-Aventis ordinary shares in settlement of the exchange of the 21,397,038 Aventis ordinary shares tendered into the offers during the subsequent offering period ended September 6, 2004. Based on the 807,204,134 Aventis ordinary shares issued and outstanding as of August 31, 2004, and assuming that no further Aventis ordinary shares are issued on the exercise of subscription stock options, we expect to issue an additional 18,649,162 Sanofi-Aventis ordinary shares pursuant to the merger in consideration of 15,886,323 Aventis ordinary shares held by holders other than Sanofi-Aventis or Aventis. In total, as of immediately after the effective time of the merger, and taking into account the Sanofi Aventis ordinary shares issued in settlement of the offers, we expect to have issued 650,735,250 Sanofi-Aventis ordinary shares (excluding the 27,347,271 Sanofi-Aventis ordinary shares issued in respect of the Aventis treasury stock tendered into the offers), having an estimated aggregate value, according to French GAAP, of €35,144 million.

      In connection with our offer for Aventis, we entered into a credit facility agreement dated April 24, 2004 permitting borrowing in the amount of up to €16,000 million, which was used mainly to finance the cash consideration to be paid to holders of Aventis securities pursuant to the offer and may also be used to refinance certain debt of Aventis and its subsidiaries. This facility was, subject to certain conditions, entirely underwritten by BNP Paribas and an affiliate of Merrill Lynch & Co.

      The credit facility agreement provides that the credit facility is to be divided into a €5,000 million term loan facility (“Tranche A”) with a final maturity date of January 24, 2005 (which may be extended in two six-month increments), a €5,500 million term loan facility (“Tranche B”) with a final maturity date of January 25, 2007, and a €5,500 million revolving loan facility (“Tranche C”) with a final maturity date of January 25, 2009.

      Each Tranche is required to be repaid in its entirety on its final maturity date, except that we have an option to extend the final maturity date of Tranche A in two six-month increments until a date that falls one year following the original final maturity date.

      Amounts borrowed under Tranche A and Tranche B may only be used to finance part of the cash consideration to be paid to holders of Aventis securities pursuant to the revised offers. Amounts borrowed under Tranche C may be used for various purposes, including to finance part of the cash consideration to be paid to holders of Aventis securities pursuant to the offers, to pay fees, costs and expenses incurred in connection with the offers and to refinance certain indebtedness of Aventis and its subsidiaries. Borrowings under Tranche A and Tranche B will be made available in euros only, whereas borrowings under Tranche C will be made available in euros and, if used other than to finance part of the cash consideration to be paid pursuant to the revised offers, may be available in U.S. dollars, pounds sterling and Japanese yen.

      The credit facility is subject to terms and conditions customary for facilities of this type, including mandatory prepayment provisions (for example, in the event of certain asset disposals or a change of control of Sanofi-Aventis), events of default (for example, in the event of cross-default or insolvency), representations and warranties (such as in relation to status, power and authority and financial statements), covenants (such as information undertakings, negative pledge and financial ratio), indemnities, provisions to protect the margin due to the lenders and commitment fee arrangements. In particular, under the financial covenants our consolidated net debt (generally defined as our total financial borrowings less our total cash, cash equivalents and marketable securities) may not exceed 2.5 times our consolidated EBITDA (generally defined as our operating profit plus (1) any amortization and depreciation charges, (2) any purchase-accounting charge in respect of in-process research and development or a write-up of inventory to fair value that we are required to take as a result of the acquisition of Aventis, and (3) any restructuring charge of up to €1 billion per year incurred in 2004 or 2005 that is incurred directly in connection with the acquisition of Aventis). Also, in general, the total financial borrowings of our subsidiaries on a consolidated basis (excluding any borrowings under the credit facility) may not exceed our consolidated EBITDA. There are also customary restrictions on our ability, in general, to create any security interest in our assets, to sell, lease, transfer or dispose of our assets (unless, in general, the net proceeds are applied to prepaying borrowings under the credit facility), to make acquisitions or investments outside the ordinary course of business in an aggregate amount in excess of €10 billion, to enter into a merger or amalgamation (other than with a subsidiary) or to issue any bonds (unless, in general, the net proceeds are applied to prepaying borrowings under the credit facility).

      The applicable margin for each Tranche under the credit facility varies according to the credit ratings that will be assigned to us at the relevant time. The margin under Tranche A will be initially 0.40% per annum and may range from 0.35% per annum to 0.525% per annum, the margin under Tranche B will be initially 0.45% per annum and may range from 0.40% per annum to 0.575% per annum and the margin under Tranche C will be initially 0.50% per annum and may range from 0.45% per annum to 0.625% per annum. The margins determined above will be decreased by five basis points once more than 50% of the credit facility has been repaid and cancelled. Interest on euro-based borrowings shall accrue at the applicable margin plus EURIBOR, and interest on U.S. dollars, pounds sterling or Japanese yen shall accrue at the applicable margin plus LIBOR.

      Sanofi-Aventis reasonably expects that it will be able to repay the amounts borrowed under the credit facility within five years out of internal cash flow. Sanofi-Aventis currently has no plans to refinance the credit facility.

      On April 24, 2004, Sanofi-Aventis terminated the €12,000 million credit facility agreement dated January 25, 2004, which Sanofi-Aventis had entered into in connection with the proposed acquisition of Aventis on the terms and subject to the conditions of the original offers. See “Source and Amount of Funds” in Sanofi-Aventis’s prospectus dated April 9, 2004.

Cash Consideration in the Offers

      On May 26, 2004, Sanofi-Aventis announced the successful completion of the first round of syndication of the €16,000 million credit facility. For further information, see Exhibit 99.1 to Sanofi-Aventis’s Report on Form 6-K, dated May 26, 2004, which is incorporated into this document by reference.

      On August, 20, Sanofi-Aventis paid an aggregate cash consideration of €14,767 million in settlement of the purchase of the 769,920,773 Aventis ordinary shares tendered into the offers during the initial offering period ended July 30, 2004. Sanofi-Aventis paid an additional €6 million in settlement of the purchase of the 257,248 Aventis BSAs tendered into the French offer. Sanofi-Aventis financed the cash consideration paid by drawing in full on the €5 billion Tranche A and the €5.5 billion Tranche B under the April 24, 2004 credit facility, by issuing commercial paper in the amount of €900 million and financing the balance from available cash.

      On September 24, 2004, Sanofi-Aventis paid aggregate cash consideration of €410 million in settlement of the purchase of the 21,397,038 Aventis ordinary shares tendered into the offers during the subsequent offering period ended September 6, 2004. Sanofi-Aventis financed the cash consideration paid by issuing commercial paper in the amount of €50 million and financing the balance from available cash.

      On September 30, 2004, Sanofi-Aventis paid an aggregate cash dividend of €645 million in respect of the Sanofi-Aventis ordinary shares issued in settlement of the Aventis ordinary shares tendered in the initial and the subsequent offering periods (excluding the 27,347,271 Sanofi-Aventis ordinary shares issued in respect of the Aventis treasury stock tendered into the offers). Sanofi-Aventis financed this dividend by issuing commercial paper in the amount of €430 million and financing the balance from available cash.

INFORMATION ABOUT SANOFI-AVENTIS

      The legal and commercial name of our company is Sanofi-Aventis. We were formerly known as Sanofi-Synthelabo. We changed our name to Sanofi-Aventis, effective as of the settlement of our offers for Aventis, on August 20, 2004. We are a French société anonyme, a form of limited liability joint stock company, formed in 1994 pursuant to the French Commercial Code for a term of 99 years. Our registered office is located at 174 avenue de France, 75013 Paris, France. Our telephone number is: +33(0) 1 53 77 40 00.

Business Description

      Sanofi-Aventis is an international pharmaceutical group engaged in the research, development, manufacture and marketing of pharmaceutical products for sale principally in the prescription market. In 2003, prior to our acquisition of Aventis, our consolidated net sales were €8,048 million ($10,138 million); our net income was €2,076 million ($2,615 million); and we invested €1,316 million in research and development and employed over 33,000 people worldwide. On the basis of sales for the last twelve months ended September 30, 2003, without taking into account Aventis, Sanofi-Aventis was the second largest pharmaceuticals group in France, the eighth largest pharmaceutical group in Western Europe and among the twenty largest pharmaceuticals groups in the world (based on data from IMS Health).

      In our prescription business, prior to our acquisition of Aventis we specialized in four therapeutic areas:

•	Cardiovascular/Thrombosis. Our Cardiovascular/Thrombosis products include two of the fastest-growing products on the Cardiovascular/Thrombosis market today: the blood pressure medication Aprovel®/Avapro® and the anti-clotting agent Plavix®.

•	Central Nervous System, or CNS. Our CNS medicines include Stilnox®/Ambien®, the world’s leading prescription insomnia medication, and Depakine®, one of the leading treatments for epilepsy.

•	Internal Medicine. Our Internal Medicine products include Xatral®, a leading treatment for benign prostatic hypertrophy. In November, 2003, we launched a once-a-day formulation in the United States under the brand name, Uroxatral®.

•	Oncology. Our lead product in this strategic market is the cancer drug Eloxatin®, which is marketed in Europe and the United States as a first- and second-line treatment against colorectal cancer in combination with 5- FU/LV.

      Prior to our acquisition of Aventis, our five strategic products are Aprovel®/Avapro®, Eloxatin®, Plavix®, Stilnox®/Ambien® and Xatral®, which together accounted for 54.7% of our total consolidated net sales, or €4,399 million, in 2003.

      We have a strong commitment to research and development. We have 14 research centers and have over 6,800 employees devoted to research and development. At February 16, 2004, we had 56 compounds in development in the four therapeutic areas, 25 of which were in Phase II or Phase III clinical trials.

      Taken together, Sanofi-Aventis and Aventis are the largest pharmaceutical group in Europe and the third largest pharmaceutical group in the world. As of December 31, 2003, on a combined basis, Sanofi-Aventis and Aventis were present in more than 100 countries in 5 continents and employed over 99,700 people worldwide (with a sales force of approximately 33,150). On a combined basis based on 2003 figures, Sanofi-Aventis and Aventis had sales of approximately €25 billion (with a market share of approximately 5.6%) and invested approximately €4 billion in research and development.

      Together, Sanofi-Aventis and Aventis now specialize in seven therapeutic areas: cardiovascular, thrombosis, oncology, diabetes, central nervous system, internal medicine and vaccines.

History

      Sanofi-Synthelabo was the result of the 1999 merger of Sanofi and Synthelabo, two major French pharmaceutical companies. Since the merger, we have combined the resources of the two companies to expand our global presence, particularly in the United States, and to increase our focus on research and development for products with strong future potential. In 2003, we celebrated the thirtieth anniversary of our group worldwide. On August 20, 2004, Sanofi-Synthelabo acquired control of Aventis on the settlement of its offers. At that time, we changed our name to Sanofi-Aventis.

      Sanofi was founded in 1973 by Elf Aquitaine, a French oil company, when it took control of the Labaz Group (a pharmaceutical company) for diversification purposes. Sanofi launched its first major product on the market, Ticlid®, in 1978. At the time of the merger in 1999, Sanofi was the second largest pharmaceutical group in France in terms of sales. A majority of its share capital was owned by Elf Aquitaine, which was subsequently acquired by Total. Sanofi made a significant venture into the United States market in 1994, when it acquired the prescription pharmaceuticals business of Sterling Winthorp, an affiliate of Eastman Kodak. Sanofi launched its first major product on the U.S. market, Aprovel®, in 1997, followed by Plavix® in 1998.

      Synthelabo was founded in 1970 through the merger of two French pharmaceutical laboratories, Laboratories Dausse (founded in 1834) and Laboratories Robert & Carriére (founded in 1899). In 1973, L’Oréal acquired the majority of its share capital and in 1988, Synthelabo launched two major products on the French market: Stilnox® and Xatral®. At the time of the merger, Synthelabo was the third largest pharmaceutical group in France in terms of sales. A majority of its share capital was still owned by the French cosmetics group L’Oréal. In 1993, Synthelabo launched Stilnox® in the United States under the brand name Ambien®. By 1994, Stilnox® had become the leading insomnia prescription medication worldwide according to data from IMS Health.

      Sanofi and Synthelabo agreed to merge at the end of 1998, and the merger became effective in the second quarter of 1999. Following the merger, Elf Aquitaine and L’Oréal were the largest shareholders of the new group, although neither held a majority of the share capital. The two principal shareholders entered into a shareholders’ agreement that lasts until 2004. The terms of the shareholders’ agreement are described under Item 7.A “Major Shareholders and Related Party Transactions — Major Shareholders — Shareholders’ Agreement” of our Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document. See “Additional Information for Securityholders”. On November 24, 2003 and on August 30, 2004, Total and L’Oréal amended the shareholders’ agreement, as further described under “Recent Developments — Shareholders’ Agreement”. A copy of the shareholders’ agreement and a copy of the amendments (in English translation for information purposes only) are filed as exhibits to our registration statement on Form F-4 of which this document forms a part.

      Part of our strategy following the merger was to concentrate on our core prescription pharmaceuticals business. To implement this strategy, we divested non-core businesses, including:

•	in 1999, Sanofi’s beauty business, our diagnostics business, our animal health and nutrition business and an equity affiliate in the cheese business; and

•	in 2001, our custom chemicals business and two medical equipment businesses, as well as our direct shareholding in Laboratories de Biologie Végétale Yves Rocher.

For a description of our principal capital expenditures and divestitures since 2001, our expectations as to future capital expenditures and divestitures and the impact of the merger and these divestitures on our results of operations and financial condition, see Item 5 “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference into this document. We currently have no material capital expenditures or divestitures in progress.

      For more information on Sanofi-Aventis and its business, please see “Additional Information for Securityholders”.

Plavix® Litigation

      In February 2002, Sanofi-Aventis learned that Apotex, a Canadian generic drug manufacturer, filed an Abbreviated New Drug Application, or ANDA, with the Food and Drug Administration, or FDA, challenging two of its U.S. patents relating to Plavix®. In April 2002, Sanofi-Aventis learned that Dr. Reddy’s Laboratories, an Indian generic drug manufacturer, filed an ANDA with the FDA challenging three of Sanofi-Aventis’s U.S. patents relating to Plavix®. More recently, in August 2004, Sanofi-Aventis was notified that Teva, an Israeli generic drug manufacturer, had amended an earlier filed ANDA and was challenging the validity of one of the U.S. patents relating to Plavix®. An ANDA is an application by a drug manufacturer to receive authority to market a generic version of an approved product, by demonstrating that it has the same properties as the original approved product. For more information on ANDAs, see Item 4 “Information on the Company — Business Overview — Regulation” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated in this prospectus by reference. In general, an ANDA may not be filed until the expiration of the five-year market exclusivity period that applies to the original product following its initial market authorization. If the product is protected by a patent listed in the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the “Orange Book”, and owned by or licensed to the manufacturer of the original version, however, the ANDA cannot be approved until the patent expires unless the ANDA applicant challenges the patent. In that case, the ANDA may be filed four years following the initial market authorization of the original product.

      On March 21, 2002, Sanofi-Aventis, Sanofi-Synthelabo Inc. and Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership (or BMS Sanofi Holding, Sanofi-Aventis’s joint venture with Bristol-Myers Squibb) filed suit in the United States District Court for the Southern District of New York against Apotex for the infringement of two of the U.S. patents relating to Plavix®. The lawsuit is captioned Sanofi-Synthelabo, Sanofi-Synthelabo Inc., and Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership v. Apotex Inc. and Apotex Corp., 02-CV-2255 (SHS). The first patent, U.S. Patent No. 4,847,265, which expires in 2011, discloses and claims the compound clopidogrel, the active ingredient in Plavix®. The second patent, U.S. Patent No. 5,576,328, which expires in 2014, discloses and claims, among other things, the use of clopidogrel in the treatment of patients to prevent a secondary ischemic event. On May 14, 2002, Sanofi-Aventis, Sanofi-Synthelabo Inc. and BMS Sanofi Holding filed suit in the United States District Court for the Southern District of New York against Dr. Reddy’s Laboratories for infringement of these same two patents. That lawsuit is captioned Sanofi-Synthelabo, Sanofi-Synthelabo Inc. and Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership v. Dr. Reddy’s Laboratories, LTD, and Dr. Reddy’s Laboratories, Inc., 02-CV-3672 (SHS).

      On June 20, 2003, Sanofi-Aventis announced that U.S. Patent No. 5,576,328 has been withdrawn from the patent infringement lawsuits discussed above and Sanofi-Aventis is seeking to have it delisted from the FDA’s “Orange Book.” The withdrawal of this method patent from the lawsuit has no effect on U.S. Patent No. 4,847,265, which Sanofi-Aventis is vigorously defending (together with its alliance partner, Bristol-Myers Squibb, or BMS). As regards the proceedings, fact discovery was substantially completed on October 15, 2003. Expert deposition is expected to last until November 2004. The pre-trial order is currently set for December 8, 2004. The trial may reasonably be expected to take place in the first half of 2005, at a date to be fixed by the court.

      On September 23, 2004, Sanofi-Aventis, Sanofi-Synthelabo Inc. and BMS Sanofi Holding filed suit in the United States District Court for the Southern District of New York against Teva for infringement of the 2011 patent. That lawsuit is captioned Sanofi-Aventis, Sanofi-Synthelabo Inc. and Bristol-Myers Squibb Sanofi Pharmaceuticals Holding Partnership v. Teva Pharmaceuticals USA, Inc., Teva Pharmaceuticals Industries, Ltd., 04-CV-07548. Sanofi-Aventis has indicated to the court that this suit is related to the other two law suits pending in the same court, but it is not yet known whether the suits will be consolidated.

      If any of the challenges to U.S. Patent No. 4,847,265 were successful, the prevailing party would have the right to produce a generic version of Plavix® and market it in the United States in competition with Sanofi-Aventis and its alliance partner, BMS. Under U.S. law, the FDA will not be able to approve the ANDAs filed by Apotex, Dr. Reddy’s Laboratories or Teva until the earlier of May 17, 2005 (i.e., five years plus 30 months after the approval date of Sanofi-Aventis’s Plavix® NDA) or the issuance of a court decision that is adverse to Sanofi-Aventis’s U.S. Patent No. 4,847,265. Sanofi-Aventis believes that Plavix® will continue to benefit from its patent protection in the United States. Sanofi-Aventis intends to defend its interests in this matter vigorously.

      In September 2002 and in January 2003, Sanofi-Aventis obtained two additional U.S. patents related to Plavix®. At the present time, Sanofi-Aventis does not believe that it has a basis to assert these patents against Apotex or Dr. Reddy’s Laboratories. In August 2004, Sanofi-Aventis learned that Watson Laboratories Inc., a U.S. generic company, filed an ANDA with the FDA challenging the earlier of these two patents and alleging noninfringement of the second patent. On October 7, 2004, Sanofi-Aventis, Sanofi-Synthelabo Inc. and BMS Sanofi Holding filed suit in the United States District Court for New Jersey against Watson Laboratories for infringement of the first patent.

      In March 2003, Sanofi-Aventis learned that Apotex filed an application with Canadian authorities for a marketing authorization for a generic version of Plavix®, alleging that Sanofi-Aventis’s Canadian patent for clopidogrel was invalid and not infringed. On April 28, 2003, Sanofi-Aventis’s Canadian subsidiary commenced an application for judicial review in the Federal Court of Canada and the hearing is scheduled to take place from February 21 to February 25, 2005. Sanofi-Aventis expects that the Court will render a decision before April 28, 2005, which is the expiry of the applicable 24-month review period. Sanofi-Aventis believes that its Canadian patent, which protects Plavix® in Canada until August 2012, is valid and is defending its interests in this matter vigorously.

      The Plavix® patent rights are material to Sanofi-Aventis’s business, and if Sanofi-Aventis were unsuccessful in asserting them or they were deemed invalid, any resulting introduction of a generic prescription version of Plavix® in the United States would reduce the price that Sanofi-Aventis receives for this product and the volume of the product that Sanofi-Aventis would be able to sell. See Item 3 “Key Information — Risk Factors — Risks Relating to Our Industry — If we are unable to protect our proprietary rights, we may not compete effectively or operate profitably” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated in this document by reference.

      As a reference, the developed sales of Plavix® in 2003 in the United States amounted to €1,817 million out of total worldwide developed sales of Sanofi-Aventis of €10,560 million. In 2003, Sanofi-Aventis’s share of profits generated by Plavix® and Avapro® in North America, a territory managed by BMS under the alliance agreements, amounted to €436 million, versus €348 million in 2002. See Item 5 “Operating and Financial Review and Prospects — Results of Operations — Year Ended December 31, 2003 Compared to Year Ended December 31, 2002” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003 which is incorporated into this document by reference. In the first six months of 2004, developed sales of Plavix® in the United States amounted to €1,007 million out of total worldwide developed sales of Sanofi-Aventis of €5,832 million. In the first six months of 2004, Sanofi-Aventis’s share of profits generated by Plavix® and Avapro® in North America amounted to €254 million, versus €153 million in the first six months of 2003. See Exhibit 99.3 to Sanofi-Aventis’s Report on Form 6-K, dated September 14, 2004, which is incorporated in this prospectus by reference. The alliances with BMS are further explained in Item 4 “Information on the Company — B. Business Overview — Marketing and Distribution — Alliances” and Item 5 “Operating and Financial Review and Prospects — Overview — Financial Presentation of Alliances” in Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003 and in Note B to the consolidated financial statements as of, and for the six-month period ended, June 30, 2004 included in Sanofi-Aventis’s Report on Form 6-K dated September 14, 2004, each of which is incorporated in this document by reference.

INFORMATION ABOUT AVENTIS

      Aventis is a stock corporation (société anonyme) organized under the French Commercial Code. According to Aventis’s bylaws, its corporate existence shall run through July 17, 2030, except in the event of earlier dissolution or extension by its shareholders. Aventis was formed in December 1999 through the business combination of former pharmaceutical-chemical conglomerates Hoechst of Germany and Rhône-Poulenc of France.

      Aventis’s registered office is 67917 Strasbourg, France, cedex 9; its telephone number is +33 3 88 99 11 00. Aventis’s principal U.S. office is Aventis Pharmaceuticals Inc., 300 Somerset Corporate Boulevard, Bridgewater, NJ 08807-2854.

Business Description

      According to its Annual Report on Form 20-F for the year ended December 31, 2003, Aventis is a global pharmaceutical company that discovers, develops, manufactures and markets branded prescription drugs and human vaccines to protect and improve the health of patients around the world. Aventis claims its therapeutic innovations rank among the leading treatments for lung and breast cancer, thrombosis, seasonal allergies, diabetes and hypertension.

      According to Aventis’s published reports, in 2003, in its core business Aventis generated sales of €16,791 million, net income of €2,444 million, invested €2,863 million in research and development and employed approximately 69,000 people worldwide.

      Aventis’s core business comprises its activities in branded prescription drugs and human vaccines as well as its 50% interest in the animal health joint venture Merial with Merck & Co., and corporate activities. Aventis does not consolidate sales of Merial; however, Aventis’s 50% interest in Merial’s earnings is included under the equity method of accounting.

      Since 2000 Aventis has pursued a strategy of strengthening and focusing on its core pharmaceutical business. The divestments of two former non-core businesses, Aventis Animal Nutrition and Aventis CropScience, closed in April and June of 2002, respectively. From June 2002, Aventis’s therapeutic proteins business, Aventis Behring, was no longer considered a “core” business. On December 8, 2003, Aventis announced that it had entered an agreement to sell Aventis Behring to CSL Limited for total proceeds of up to U.S. $925 million. This transaction closed on March 31, 2004. For further information, please refer to Exhibit 99.3 to Aventis’s Report on Form 6-K, dated April 30, 2004, which is incorporated into this document by reference. In May, 2004 Aventis announced that its subsidiary, Hoechst, had entered into an agreement, together with Bayer and BASF — the other owners — to sell Dystar to Platinum Equity, a Californian private equity investor. The transaction closed on August 5, 2004. Aventis expects to divest its minority interests in Rhodia and Wacker, its two remaining significant non-core holdings, in the future.

      Aventis is recognized as a pharmaceutical industry leader — valued by patients and healthcare providers, sought after as an employer, and respected by the scientific community and by its competitors.

      For more information on Aventis and its business, please see “Additional Information for Securityholders”.

Litigation Update

      The following updates the information set forth under the caption “Information on Legal or Arbitration Proceedings” under Item 8 of Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003, as updated by Note 11.2 to Aventis’s unaudited condensed consolidated financial statements for the six month period ended June 30, 2004 which are incorporated into this document by reference. For further information, please see Exhibit 99.2 to Aventis’s Report on Form 6-K, dated August 6, 2004, which is incorporated in this document by reference.

Allegra®

      Defendants in the Allegra® patent infringement suits filed by Aventis Pharmaceuticals Inc. in the U.S. District Court of New Jersey moved to dismiss five of Aventis’s formulation patent claims in summary judgment. No motions were filed with respect to Aventis’s method-of-use patents or process patents also cited in Aventis’s infringement claims. On September 17, 2004, the U.S. District Court of New Jersey rejected defendants’ motion with respect to the ‘947 patent, but dismissed infringement claims relating to three other patents. The court has conducted a Markman hearing, which concluded on September 28, 2004, on defendants’ motion to dismiss Aventis’s infringement claim with respect to a fifth patent (‘872). The court is expected to issue its opinion shortly. No dates are currently set for trial.

Actonel®

      Patent infringement litigation has been initiated by P&G Pharmaceuticals and Merck Inc. in the U.S. District Court of Delaware against Teva Pharmaceuticals USA in response to Teva’s application to market a generic version of Actonel® (risedronate sodium tablets) in the U.S. Aventis is not currently named as a co-plaintiff in either suit. Actonel® is marketed by the Alliance for Better Bone Health, an alliance between P&G Pharmaceuticals and Aventis Pharmaceuticals Inc.

Rhodia

      On June 29, 2004, an action similar to the Rhodia shareholder suit pending in France was filed in the Supreme Court of the State of New York on behalf of two Rhodia shareholders, including one that had withdrawn its claims from the French suit. The suit has been removed by the defendants to the U.S. District Court for the Southern District of New York. Plaintiffs have responded by filing a motion to remand the case back to state court.

Rilutek®

      On August 30, 2004, the District Court of Delaware ruled that Aventis Pharmaceuticals Inc.’s patent related to the use of Rilutek® for the treatment of amyotrophic lateral sclerosis (ALS), also known as Lou Gehrig’s disease, is valid, enforceable and infringed by IMPAX’s proposed generic product. The Court has not yet entered final judgment in conjunction with its ruling. Plaintiff has moved the Court to stay entry of judgment and sought re-argument of the case, in light of a potential post trial deposition. Plaintiff’s motion is currently before the Court.

Lovenox®

      On October 1, 2004, Aventis Pharmaceuticals Inc. received a subpoena issued by the U.S. Attorney’s office in Chicago which seeks information concerning sales and marketing practices relating to Lovenox® from January 1, 1999 to the present. Aventis Pharmaceuticals Inc. will respond to the subpoena and provide all information required.

MCAA Industry Litigation and Investigation

      The investigation by the EU Commission is ongoing, and a hearing was held in September 2004.

Exubera® Alliance

      For information on litigation pending with respect to the Exubera® Alliance, see “Recent Developments — Exubera® Alliance”.

INFORMATION ABOUT DIRECTORS AND SENIOR OFFICERS OF SANOFI-AVENTIS

Biographical Information

Directors

      In accordance with Sanofi-Aventis’s bylaws (statuts), Sanofi-Aventis is managed by a board of directors (conseil d’administration), which must be composed of a minimum of 3 and a maximum of 18 members. Each member of the board of directors is appointed for a term of 5 years. Sanofi-Aventis cannot have more than one-third of its directors be older than 70 years of age. Under French law, the Sanofi-Aventis board of directors has broad authority to take actions in the name of Sanofi-Aventis within the scope of Sanofi-Aventis’s corporate purpose (subject to the authority expressly reserved by law to the shareholders). In accordance with Sanofi-Aventis’s bylaws (statuts), each director must be the direct legal owner of at least one Sanofi-Aventis ordinary share throughout his or her term of office.

      Sanofi-Aventis’s board of directors is currently composed of 17 members. The names and positions of the members of the Sanofi-Aventis board of directors in 2004, their ages, business experience, dates of initial appointment, the year in which their term expires and information on their principal business activities outside of Sanofi-Aventis are as follows:

Directors		Selected Information

Jean-François Dehecq	Age:	64
Chairman and Chief Executive Officer	First elected:	May 18, 1999
	Term expires:	2008 (1)
	Principal occupation:	Chairman and Chief Executive Officer of Sanofi-Aventis
Other directorships and business experience:
Mr. Dehecq has a degree from the Ecole Nationale des Arts et Metiers. He began his career as a mathematics professor and then served in the Army as a research scientist at the Nuclear Propulsion Department. From 1965 until 1973, he served in a variety of positions at the Société Nationale des Pétroles d’Aquitaine (SNPA) before joining Sanofi as Managing Director (Directeur Général) in 1973. From 1982 to 1988, Mr. Dehecq served as Vice President and Managing Director (Vice Président Directeur Général) of Sanofi, before being appointed Chairman and Chief Executive Officer (Président Directeur Général) of Sanofi in 1988. Following the merger in 1999, he was appointed to his present position. From 1988 through 1999, he also served as Managing Director of Health for the Elf Aquitaine Group. Mr. Dehecq is also the President of the Supervisory Board of Aventis; President and director of Sanofi-Synthelabo Daiichi Pharmaceuticals Co. Ltd. (Japan); director of Sanofi-Synthelabo Inc. (USA) and of Fujisawa Sanofi-Synthelabo (Japan); and a director of Air France.

Directors		Selected Information

Jürgen Dormann	Age:	64
Vice President	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Chairman of the Board of Directors and CEO of ABB Ltd. (Switzerland).
	Other directorships and business experience:	Mr. Dormann is also Chairman of the Supervisory Board of Lion Bioscience AG, and a Member of the Board of Directors of Adecco.

René Barbier de la Serre	Age:	64
Director	First elected:	May 18, 1999
	Term expires:	2008 (1)
	Principal occupation:	Retired
Other directorships and business experience:
Mr. Barbier de la Serre is a Member of the Supervisory Board of Aventis. He is also Chairman of TAWA UK Ltd., and a Director of Schneider Electric. He also is a Member of the Supervisory Boards of Pinault-Printemps-Redoute, Compagnie Financière St. Honoré, Compagnie Financière Edmond de Rothschild Banque (a subsidiary of Compagnie Financière St. Honoré) and Euronext N.V. (Netherlands). He is an Observer of Fimalac and Nord-Est. He is a Managing Director of Harwanne Compagnie de Participations Industrielles et Financières SA (Switzerland). He is retired and a former Executive Vice Chairman of CCF and former Chairman of the Conseil des marchés financiers, a predecessor of the current Autorité des marchés financiers.

Jean-Marc Bruel	Age:	67
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Chairman of Firmenich
	Other directorships and business experience:	Mr. Bruel is Chairman of the Foundation Villette- Entreprise, a Director of L’Ecole Centrale (Paris), L’Institut Curie and Rhodia

Directors		Selected Information

Robert Castaigne	Age:	58
Director	First elected:	February 21, 2000
	Term expires:	2008 (1)
	Principal occupation:	Chief Financial Officer of Total, Chairman and CEO of Total Chimie and of Total Nucléaire (a subsidiary of Total Chimie).
Other directorships and business experience:
Mr. Castaigne also serves as a Director of Atofina (a subsidiary of Total), and Hutchinson (subsidiary of Total Chimie) and Eramet. In addition, he serves as a Director of Omnium Insurance & Reinsurance Company Ltd. (Bermuda), Petrofina (Belgium), Total Exploration Holdings UK (United Kingdom) and Total Exploration UK (United Kingdom).

Thierry Desmarest	Age:	58
Director	First elected:	February 21, 2000
	Term expires:	2008 (1)
	Principal occupation:	Chairman and Chief Executive Officer of Total SA and Elf Aquitaine
	Other directorships and business experience:	Mr. Desmarest is a member of the Supervisory Boards of AREVA and L’Air Liquide.

Lord Douro	Age:	58
Director	First elected:	May 22, 2002
	Term expires:	2006 (2)
	Principal occupation:	Chairman, Richemont Holdings (U.K.)
Other directorships and business experience:
Lord Douro also serves as Chairman of Framlington Holdings Ltd., Director of Compagnie Financière Richemont AG (Switzerland), Global Asset Management Worldwide (UK) and Pernod Ricard S.A. He is also a Commissioner of English Heritage.

Jean-René Fourtou	Age:	65
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Chairman of the Board of Directors and CEO of Vivendi Universal
Other directorships and business experience:
Mr. Fourtou is also Chairman of the Supervisory Board of Group Canal+, Vice Chairman of the Supervisory Board of AXA, a Member of the Boards of AXA Financial Inc. (USA), the Equitable Life Assurance and AXA Millesime SAS; Member of the Board of Directors of Cap Gemini and President of International Chamber of Commerce (ICC).

Directors		Selected Information

Serge Kampf	Age:	70
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Chairman of the Board of Directors and CEO of Cap Gemini S.A., Cap Gemini Service S.A., Cap Sogeti S.A. and Cap Sogeti Com S.A.
Other directorships and business experience:
Mr. Kampf is also Chairman of Cap Gemini (Suisse) S.A., a Director of Cap Gemini France S.A., Cap Gemini Telecom S.A., Cap Gemini Gouvieux S.A., Cap Gemini America Inc. (USA), Cap Gemini UK–PLC, a Permanent Representative of Cap Gemini S.A. on the Board of Cap Gemini Université S.A. and Managing Director of Cap Gemini Europe BV (Netherlands) and Cap Gemini Benelux BV (Netherlands).

Igor Landau (1)	Age:	60
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Company director
Other directorships and business experience:
Mr. Landau is also Director of CCF, Adidas Saloron, Dresdner Bank AG, Essilor, IDI (Institut de Développement Industriel), INSEAD, Thomson; Member of the Board of Directors of Rhône-Poulenc AGCO Ltd, Aventis Inc. (USA), and Fisons Ltd. Mr. Landau was the former Chairman of the Management Board of Aventis.

Hubert Markl (1)	Age:	66
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Retired, formerly Professor of Biology
	Other directorships and business experience:	Mr. Markl is also a Member of the Supervisory Board of BMW AG (Germany), Royal Dutch Shell (Netherlands) and Münchener Rückversicherungs-Gesellschaft (Germany).

Christian Mulliez	Age:	43
Director	First elected:	August 20, 2004 (3)
	Term expires:	2008 (1)
	Principal occupation:	Executive Vice President, Administration and Finance of L’Oréal (France) since January 1, 2003
Other directorships and business experience:
Mr. Mulliez was formerly the Chief Financial Officer of Sanofi-Aventis. He formerly held various positions in the financial function at Synthelabo, having joined Synthelabo in 1984. He left Sanofi-Aventis on April 30, 2002. He is President of Regefi SA and a Director of DG17 Invest and L’Oréal USA Inc. (USA).

Directors		Selected Information

Lindsay Owen-Jones	Age:	58
Director	First elected:	May 18, 1999
	Term expires:	2008 (1)
Principal occupation:
Chairman and Chief Executive Officer of L’Oréal Lindsay Owen-Jones joined L’Oréal in 1969. He was appointed Deputy Chairman and Chief Executive Officer in 1984 and Chairman and Chief Executive Officer in 1988. He has been a member of the Board since 1984, and his term of office was renewed in 2002.

Other directorships and business experience:
Mr. Owen-Jones also serves as a Director of BNP Paribas (France), Vice President and member of the Supervisory Board of L’Air Liquide (France), and Director and Chairman of Galderma Pharma SA (Switzerland). He is also Chairman and Director of L’Oréal USA Inc. (United States) and L’Oréal UK Ltd (United Kingdom).

Klaus Pohle	Age:	67
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
	Principal occupation:	Chairman of the German Accounting Standards Board
Other directorships and business experience:
Vice-President and Member of the Supervisory Board of Lion Bioscience AG; Member of the Supervisory Board of DWS Investment GmbH (Frankfurt); Director of COTY Inc. (USA) and Vice Chairman and member of the Supervisory Board of HYPO Real Estate Holding AG.

Hermann Scholl	Age:	69
Director	First elected:	August 20, 2004
	Term expires:	2008 (1)
Principal occupation:
	Other directorships and business experience:	Mr. Scholl is also Chairman of the Supervisory Board of Robert Bosch GmbH (Germany) and a Member of the Supervisory Boards of Allianz AG (Germany) and of BASF AG (Germany).

Directors		Selected Information

Gérard Van Kemmel	Age:	65
Director	First elected:	May 19, 2003
	Term Expires:	2007 (4)
	Principal occupation:	Chairman of Novell for Europe, the Middle East and Africa (EMEA)
Other directorships and business experience:
Mr. Van Kemmel is also a Member of the Supervisory Board of Aventis. Mr. Van Kemmel was previously President of Novell EMEA. He held various senior positions as chief operating officer for Cambridge Technology Partners, senior advisor to the French Minister of Finance, and, within Andersen Consulting and Arthur Andersen, as worldwide board chairman and executive committee member.

Bruno Weymuller	Age:	55
Director	First elected:	May 18, 1999
	Term expires:	2008 (1)
	Principal occupation:	Executive Vice President, Strategy and Risk Assessment of Total SA
	Other directorships and business experience:	Mr. Weymuller is also a Director of Elf Aquitaine and a Member of the Supervisory Board of Technip- Coflexip.

(1)	Terms will expire at the end of the general meeting of the Sanofi-Aventis shareholders held to approve the financial statements for the year ending December 31, 2007.

(2)	Term will expire at the end of the general meeting of the Sanofi-Aventis shareholders held to approve the financial statements for the year ending December 31, 2005.

(3)	Christian Mulliez had originally served on the Sanofi-Aventis board as L’Oréal’s permanent representative effective November 15, 2003. He has been a director in his personal capacity since August 20, 2004.

(4)	Term will expire at the end of the general meeting of the Sanofi-Aventis shareholders held to approve the financial statements for the year ending December 31, 2006.

     None of the Sanofi-Aventis directors has any family relationship with any of other Sanofi-Aventis director or member of Sanofi-Aventis’s senior management. None of the Sanofi-Aventis directors has entered into a service contract with Sanofi-Aventis or any of its subsidiaries providing for benefits upon termination of his or her service as a director.

Non-Director Senior Officers

      The names, positions and business experience of Sanofi-Aventis’s senior officers (other than senior officers who are directors of Sanofi-Aventis) are as follows:

Non-Director Senior Officers		Selected Information

Gérard Le Fur	Age:	54
Senior Executive Vice President, Scientific and Medical Operations	Other directorships and business experience:
Mr. Le Fur began his career at Laboratories Pharmuka as Chief of Laboratories and later served as Assistant Director of Research and Development before joining Laboratories Rhône-Poulenc as Director of Biology. He began his career at Sanofi in 1986 as Assistant Director of Research and Development, and was named Director of Research and Development in 1995, prior to being named to Executive Vice President, Scientific Affairs in June 1999 following the merger. Mr. Le Fur was appointed Senior Executive Vice President (Directeur Général Délégué) by the Sanofi-Aventis Board of Directors on December 11, 2002. In August 2004, Mr. Le Fur was appointed as President of the Management Board of Aventis.

Hanspeter Spek	Age:	55
Executive Vice President, Pharmaceutical Operations	Other directorships and business experience:
Mr. Spek graduated from business school in Germany and then completed an apprenticeship. In 1974, Mr. Spek completed a management training program for Pfizer International and then joined Pfizer RFA as a junior product manager. He served in various positions at Pfizer RFA, including as manager of the marketing division. Mr. Spek joined Sanofi Pharma GmbH, Sanofi’s German affiliate, in 1985 as Marketing Director, and served in various positions in Germany and then at Sanofi in France, before being named Senior Vice President Europe following the merger in 1999. He served as Executive Vice President, International Operations from October 2000 until January 2003, when he was named to his present position. In August 2004, Mr. Spek was named as a Member of the Management Board of Aventis.

Jean-Claude Armbruster	Age:	59
Senior Vice President, Human Relations	Other directorships and business experience:
Mr. Armbruster has both a diploma (DES) and a bachelor’s degree (maîtrise) in private law and a diploma (DES) in criminal science. He joined Sanofi’s legal staff in 1980 and served in a variety of positions, including Director of Human Resources at Sanofi, prior to being named to his present position in October 2000. Mr. Armbruster is a director of Sanofi-Synthélabo Gestion SA (Swiss). In August 2004, he was appointed as a Member of the Management Board of Aventis.

Non-Director Senior Officers		Selected Information

Gilles Brisson	Age:	52
Senior Vice President, Pharmaceutical Operations, Europe	Other directorships and business experience:
Mr. Brisson is a graduate of HEC (Ecole des Hautes Etudes Commerciales for Business Administration). Mr. Brisson began his career at Smith Corona, and since 1980 has held various senior positions in companies that are now part of Sanofi-Aventis in the areas of strategic planning, operations and business development, as well as the post of Senior Corporate Vice President Communications and Public Affairs for Aventis from 2002 to 2003. Mr. Brisson has served as Chairman of the Management Board of Aventis Pharma SA since the formation of Aventis in 1999 and currently serves as Senior Vice President Pharmaceutical Operations Europe.

Pierre Chancel	Age:	48
Senior Vice President, Global Marketing	Other directorships and business experience:
Mr. Chancel is a qualified Pharmacist and holds a degree from the Institut de Pharmacie Industrielle de Paris. Mr. Chancel is currently the Senior Vice President, Global Marketing, of Sanofi-Aventis. Since 2003, Mr. Chancel has served as Chief Executive Officer of Aventis operations in the United Kingdom and Ireland. Prior to this position, Mr. Chancel led the development of Aventis’s worldwide strategy to make Lantus, a new treatment for diabetes. At Rhône-Poulenc, he was a Business Unit Head for the company in France from 1997 to 1999, in charge of products in three areas: Central Nervous System, Rheumatology and Hormone Replacement Therapy. From 1994 to 1996, he was Marketing Director of Theraplix.

Nicole Cranois	Age:	56
Senior Vice President, Communication	Other directorships and business experience:
Mrs. Cranois has a bachelors degree (maîtrise) in literature from the Sorbonne, a degree from the Ecole Française des Attachés de Presse and has a degree from Sydney University (Australia). Mrs. Cranois previously worked for Elf France as a press executive and served as the Director of Communication for the French Ministry for Family Affairs (Ministère de la Famille) from 1981 to 1983. She joined Sanofi in 1985 as Director of Communication, and was named to her present position in June 1999 following the merger of Sanofi and Synthelabo.

Non-Director Senior Officers		Selected Information

Olivier Jacquesson	Age:	55
Senior Vice President, Business Development	Other directorships and business experience:
Mr. Jacquesson joined the Aventis group in 1976. He was head of the Roussel-Uclaf subsidiaries in Belgium and Mexico. After having managed several divisions, he became head of Roussel-Uclaf worldwide. Since 1997, he has managed the France-based businesses of Hoechst Marion Roussel and then the marketing activities of Aventis in France.

Jean-Pierre Kerjouan	Age:	65
Senior Vice President and Advisor to the Chairman	Other directorships and business experience:
Mr. Kerjouan has a degree in business from HEC (Ecole des Hautes Etudes Commerciales) as well as a law degree. From 1968 until 1981, Mr. Kerjouan worked for Yves Rocher, first as Chief Financial Officer (Directeur Financier) and then as the Vice President and Managing Director of Yves Rocher (Vice Président Directeur Général). He joined Sanofi Pharma International in 1981 as Managing Director (Directeur Général) and worked in a variety of positions at Sanofi, including Managing Director of Sanofi’s beauty division before being appointed Senior Vice President Legal Affairs of Sanofi in 1996. Mr. Kerjouan served as General Counsel of Sanofi-Aventis from May 1999 until December 31, 2003 before being named to his present position in January 2004.

Marie-Hélène Laimay	Age:	45
Senior Vice President, Audit and Evaluation of Internal Controls	Other directorships and business experience:
Mrs. Laimay has a degree in business from a French business school (Ecole Supérieure de Commerce et d’Administration des Entreprises) and a DECS, an accounting qualification. She worked as an auditor for Ernst and Young for three years prior to joining Sanofi in 1985. During her career at Sanofi, Mrs. Laimay has served in a variety of finance positions, including Financial Director of Sanofi’s beauty division, and as Sanofi-Aventis’s Deputy Financial Director following the merger in 1999. She served as Sanofi-Aventis’s Vice President, Internal Audit from November 2000 to May 2002 and Sanofi-Aventis’s Chief Financial Officer from May 2002 until August 2004, at which time she was named to her present position at Sanofi-Aventis.

Non-Director Senior Officers		Selected Information

Christian Lajoux	Age:	56
Senior Vice President, Pharmaceutical Operations, France	Other directorships and business experience:
Mr. Lajoux has a masters degree (DEUG) in psychology, a bachelors degree (maîtrise) in philosophy and a masters degree (DESS) in management from the Institut d’Administration des Entreprises (Paris). Mr. Lajoux served in a variety of positions at Sandoz, including Division Director, before joining Sanofi Winthrop in 1993. He then served in various positions, including as Director of Operations and Managing Director (Directeur Général) of Sanofi Winthrop France, before being named Senior Vice President, France, just prior to the merger in 1999. He served in that position until being named Senior Vice President, Europe, in January 2003. In August 2004, he was named to his present position at Sanofi-Aventis.

Jean-Claude Leroy	Age:	52
Senior Vice President and Chief Financial Officer	Directorships and business experience:
Mr. Leroy has a degree in business (DESCAF) from the Ecole Supérieure de Commerce of Reims, France. He began his career at Elf Aquitaine in 1975 as an internal auditor, and worked in a variety of financial positions prior to joining Sanofi as the Financial Director of Bio Industries in 1985. Mr. Leroy served in a variety of positions at Sanofi, including Financial Director, and was named Senior Vice President — Finance of Sanofi-Synthelabo following the merger of Sanofi and Synthelabo, before being appointed in October 2000 to Senior Vice President — Strategy. In August 2004, Mr. Leroy was appointed to his present position at Sanofi-Aventis. He was also appointed as a Member of the Management Board of Aventis.

Gilles Lhernould	Age:	49
Senior Vice President, Industrial Affairs	Directorships and business experience:
Mr. Lhernould has a diploma in pharmacy and a master’s degree (DEA) in industrial pharmaceutics. He began his career as manufacturing supervisor at Laboratories Bruneau and joined one of Sanofi’s subsidiaries in 1983 where he managed the production and later the factory. Mr. Lhernould then served in a variety of positions within the Sanofi group, including Director of Human Resources — Pharmacy for Sanofi Pharma, and Director of Operational Human Resources at Sanofi. Following the merger, he served as Sanofi-Aventis’s Vice President for integration and then Vice President of Information Systems before being named to his present position in March 2001. In August 2004, Mr. Lhernould was appointed as a Member of the Management Board of Aventis.

Non-Director Senior Officers		Selected Information

Heinz-Werner Meier	Age:	52
Senior Vice President, Pharmaceutical Operations, Germany	Directorships and business experience:	Mr. Meier is a Member of the Management Board of Aventis, a Member of the Management Board of Hoechst AG and Chairman and Managing Director of the Management Board of Aventis Pharma Deutschland GmbH.
James Mitchum	Age:	52
Senior Vice President, Pharmaceutical Operations, Japan	Directorships and business experience:
Mr. Mitchum holds an MBA from the University of Tennessee and a Bachelor of Science degree in Business Administration and Math from Milligan College. A certified public accountant (CPA) in the United States, Mr. Mitchum began his career as an auditor at Coopers & Lybrand in the United States and has held a variety of positions in the area of finance and operations at Eli Lilly and several companies that are now part of Sanofi-Aventis, in addition to serving as Chief Executive Officer of Hoechst Marion Roussel Ltd. (UK) and Aventis Pharma Ltd. (UK). Mr. Mitchum is currently Sanofi-Aventis’s Senior Vice President Pharmaceutical Operations, Japan, and has served as the Chief Executive Officer of Aventis Pharma Japan since 2002.

Dirk Oldenburg	Age:	47
Senior Vice President, Legal Affairs & General Counsel	Directorships and business experience:
Mr. Oldenburg is a Member of the Management Board of Aventis. He is also Chairman of the Board of Management of the Aventis Foundation (Germany), Chairman of the Supervisory Board of Aventis Pharma Deutschland GmbH, Managing Director of Aventis Pharma Holding GmbH and a Member of the Management Board of Hoechst AG. Mr. Oldenburg is also a Member of the Supervisory Board of Wacker-Chemie GmbH. Mr. Oldenburg was appointed to his present position at Sanofi-Aventis in August 2004.

Philippe Peyre	Age:	53
Senior Vice President, Corporate Affairs	Directorships and business experience:
Mr. Peyre is a graduate of the Ecole Polytechnique, and commenced his career in consulting at the Bossard and then the Cap Gemini groups. In 1998, Mr. Peyre joined the group as Senior Vice-President, Special Projects and Corporate Executive Secretary of Rhône-Poulenc Rorer, and subsequently served as the Head of Integration of Aventis Pharma as well as the Company Secretary and Senior Vice President in charge of Business Transformation of Aventis. Mr. Peyre currently serves as Senior Vice President Corporate Affairs of Sanofi-Aventis.

Non-Director Senior Officers		Selected Information

Bernard Reculeau	Age:	54
Senior Vice President, Pharmaceutical Operations, Intercontinental	Directorships and business experience:
Mr. Reculeau is a graduate of the Ecole Nationale d’Administration and the Institut d’Etudes Politiques de Paris. Since September 2004, Mr. Reculeau has served as Senior Vice President, Pharmaceutical Operations Intercontinental. Mr. Reculeau has previously served as Senior Vice President and General Manager of the Aventis InterContinental Region, as well as senior management positions in pharmaceuticals throughout the Rhône-Poulenc group. Prior to joining the Rhône-Poulenc group in 1984, Mr. Reculeau held positions at the French Ministry of Finance and Ministry of Industry.

Timothy Rothwell	Age:	53
Senior Vice President, Pharmaceutical Operations, USA	Directorships and business experience:
Mr. Rothwell has a B.A. from Drew University (New Jersey) and a J.D. from Seton Hall University. He began his career in 1972 as a patent attorney at Sandoz Pharmaceuticals, where he worked in a variety of operational positions, including as Chief Operating Officer for U.S. Business, until he left Sandoz in 1989. From 1989 to 1991, Mr. Rothwell worked in marketing and sales both at Squibb Corporation and Burroughs Wellcome before returning to Sandoz in 1992 as its Chief Executive Officer, U.S. Pharmaceuticals, a position that he held through 1995. From 1995 to 1998, Mr. Rothwell served in a variety of senior management positions at Rhône-Poulenc Rorer, including President of Global Pharmaceutical Operations, and then joined Pharmacia in 1998. At Pharmacia he also served in a variety of managerial positions, including as Executive Vice President and President of Global Prescription Business, until leaving Pharmacia to join Sanofi-Aventis in May 2003.

Pascal Soriot	Age:	45
Senior Vice President, USA Commercial Operations	Directorships and business experience:
Pascal Soriot holds both a doctoral degree in Veterinary Medicine from the École Nationale Vétérinaire de Maisons-Alfort and an MBA from the Haute École de Commerce-Institut supérieur des affaires (HEC-ISA). Prior to his current position as Senior Vice President Commercial Operations USA of Sanofi-Aventis, Mr. Soriot served as Senior Vice President and Chief Operating Officer of U.S. Commercial Operations for Aventis. Mr. Soriot has held senior marketing and financial posts in companies making up the Sanofi-Aventis Group since his being named Financial Controller, Asia Pacific Zone of Roussel Uclaf in 1986.

Non-Director Senior Officers		Selected Information

David Williams	Age:	55
Senior Vice President, Vaccines	Directorships and business experience:
Mr. Williams is the Chairman and Chief Executive Officer of Aventis Pasteur. Mr. Williams has a degree in accounting & management with Minor in Philosophy from the University of Scranton (Scranton, Pennsylvania). He began his career at Connaught Laboratories, Inc. in 1978, after four years at Coopers & Lybrand. He served in several progressive finance and commercial positions with Connaught, before becoming the company’s Vice President and General Manager in 1981. In 1988, Mr. Williams was appointed President of Pasteur-Merieux-Connaught USA, a position he held until 1998, at which time he was named President and Chief Executive Officer of Aventis Pasteur USA. In 1998, he was appointed President and Chief Operating Officer of Aventis Pasteur, a position he held simultaneously with that of the USA position. Since 2001, he has been President and Chief Executive Officer of Aventis Pasteur, his present position. He is chairman of Aventis Pasteur Board of Directors and Executive Committee and Chairman and Member of the Supervisory Board of Aventis Pasteur MSD. He has been appointed to the Management Committee of the sanofi aventis Group.

      None of these non-director senior officers has any principal business activities outside of Sanofi-Aventis. None of these individuals has any family relationship with any director or nominee for director or other member of Sanofi-Aventis senior management.

      Under French law, Mr. Dehecq and Mr. Le Fur qualify as mandataires sociaux (corporate officers) of Sanofi-Aventis.

Options

      Under French law, directors may not receive options solely as compensation for service on the Sanofi-Aventis board. Thus, only those directors who are also employees of Sanofi-Aventis may receive stock options. However, because Christian Mulliez was formerly an officer of Sanofi-Aventis, he holds Sanofi-Aventis options. In addition, because Jürgen Dormann, Jean-René Fourtou and Igor Landau were formerly executive officers of Aventis (or its predecessor companies) they hold Aventis stock options that will be converted into options on Sanofi-Aventis ordinary shares at the effective time of the merger. For further information, see “The Merger Agreement — Treatment of Aventis Stock Options”.

      Under Sanofi-Aventis’s option plans existing as of September 30, 2004, Sanofi-Aventis senior management (21 persons total at September 30, 2004) held 1,964,200 stock options, of which 680,000 were held by Sanofi-Aventis’s Chairman and Chief Executive Officer and 345,000 were held by Sanofi-Aventis’s Senior Executive Vice President, Scientific and Medical Affairs.

      Under Aventis’s option plans existing as of October 8, 2004, members of the Sanofi-Aventis board of directors and of Sanofi-Aventis’s senior management held a total of 5,992,752 Aventis options that, at the effective time of the merger, will become options to subscribe for or purchase an aggregate of 7,034,970 Sanofi-Aventis ordinary shares.

      Therefore, in aggregate, immediately after the effective time of the merger, the directors and senior management of Sanofi-Aventis will hold options on 8,999,170 Sanofi-Aventis ordinary shares, representing approximately 0.6% of the outstanding share capital of Sanofi-Aventis.

Ownership of Sanofi-Aventis Ordinary Shares

      As of September 30, 2004, Total and L’Oréal were the only two entities that held more than 5% of the outstanding Sanofi-Aventis ordinary shares. As of such date, Total held 178,476,513 Sanofi-Aventis ordinary shares, representing 13.4% of Sanofi-Aventis’s outstanding ordinary shares (other than ordinary shares held by Sanofi-Aventis and its subsidiaries, including Aventis) and 21.4% of Sanofi-Aventis’s aggregate voting rights, and L’Oréal held 143,041,202 Sanofi-Aventis ordinary shares, representing 10.7% of Sanofi-Aventis’s outstanding ordinary shares (other than ordinary shares held by Sanofi-Aventis and its subsidiaries, including Aventis) and 17.1% of Sanofi-Aventis’s aggregate voting rights.

      On August 20, 2004, the Kuwait Petroleum Corporation, or KPC, which had been the largest single shareholder of Aventis, filed a statement on Schedule 13G with the SEC, on which it disclosed that it had received 85,040,230 Sanofi-Aventis ordinary shares, representing approximately 6.19% of the outstanding Sanofi-Aventis ordinary shares, and aggregate cash consideration of €2,364,329,139 in exchange for the 108,027,006 Aventis ordinary shares that it had tendered into the offer. On September 13, 2004, following a secondary offering of its Sanofi-Aventis ordinary shares, KPC filed an amendment to its statement on Schedule 13G with the SEC, on which it disclosed that, as of that date, it held 47,040,230 Sanofi-Aventis ordinary shares, representing approximately 3.4% of the outstanding Sanofi-Aventis ordinary shares, and that therefore no longer held more than 5% of the Sanofi-Aventis ordinary shares.

      As of September 30, 2004, the Sanofi-Aventis directors and senior management (21 persons as at such date) beneficially held less than 1% of the total Sanofi-Aventis ordinary shares outstanding as of such date.

Ownership of Aventis Ordinary Shares

      As of October 14, 2004, Sanofi-Aventis was the only entity to hold more than 5% of the outstanding Aventis ordinary shares. As of such date, Sanofi-Aventis held 791,317,831 Aventis ordinary shares, representing 97.98% of Aventis’s outstanding ordinary shares (other than ordinary shares held by Aventis) and 98.02% of Aventis’s aggregate voting rights.

      As of October 14, 2004, the members of the Aventis supervisory board and the members of the Aventis management board beneficially held less than 1% of the total Aventis ordinary shares outstanding as of such date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF

SANOFI-AVENTIS

      The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income, which give effect to the offers and the merger, are presented in euros and reflect the combination of Sanofi-Aventis and Aventis using the purchase method under French GAAP. The pro forma adjustments are based upon available information and certain assumptions that Sanofi-Aventis believes are reasonable, including the assumptions that pursuant to the offers and the merger:

•	98.03% of the outstanding Aventis securities were exchanged pursuant to the offers for cash and Sanofi-Aventis securities, with a cash component of €15,791 million (including €643 million in dividends paid on Sanofi-Aventis securities issued) and a share component valued at €35,071 million;

•	1.97% of the outstanding Aventis securities are exchanged pursuant to the merger for Sanofi-Aventis securities at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares;

•	all of the outstanding Aventis BSAs are purchased for cash in the French offer, for aggregate consideration of €6 million;

•	all of the outstanding Aventis stock options are exchanged pursuant to the merger for Sanofi-Aventis stock options. The number of Sanofi-Aventis ordinary shares subject to these options and the exercise price of the options will be adjusted to reflect the merger exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares; and

•	the net cash consideration paid in the offers (after taking into account the expected proceeds of €885 million from the disposals discussed below) is financed by €14,906 million of new Sanofi-Aventis debt at an interest rate of 3.6%.

      In addition, the pro forma adjustments reflect the sale to GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets on the terms announced on April 13, 2004, as well as the sale of Campto® to Pfizer Inc on the terms announced on June 25, 2004. For more information on these disposals, see “Regulatory Matters — Competition and Antitrust — Sale of Arixtra® and Fraxiparine®” and “— Sale of Campto®”. The pro forma adjustments also include adjustments that have been made to Aventis’s historical financial statements in order to conform their presentation to the pro forma presentation. In addition, pro forma adjustments have been made to Aventis’s historical statement of income for the year ended December 31, 2003, in order to reflect the disposal of Aventis Behring to CSL, which was completed on March 31, 2004. For further information, see Exhibit 99.3 to Aventis’s Form 6-K, dated April 30, 2004, which is incorporated into this document by reference.

      The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income also give effect to the mandatory offer that Sanofi-Aventis is required to make under the German Securities and Corporate Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the 1.9% of the ordinary shares of Hoechst AG not held by Aventis or any of its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Hoechst AG; Aventis’s Squeeze-out Offer for Hoechst”. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income also give effect to the mandatory offer that Sanofi-Aventis is required to make under applicable Indian law for up to 4,606,125 shares of Aventis Pharma Limited India not already held by Aventis or its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Aventis Pharma Limited India”.

      The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the offers and the merger been completed during the periods presented, nor is the selected unaudited pro forma combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income do not reflect any cost savings or other synergies which may result from the acquisition of Aventis or the effect of asset dispositions, if any, that have been or may be required by regulatory authorities, other than the sale to

GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets and the sale of Campto® to Pfizer Inc. In particular, the unaudited pro forma condensed combined financial information does not reflect the impact of the disposals and/or grants of licenses of certain products, in addition to Arixtra®, Fraxiparine® and Campto®, requested by the European Commission as conditions to its approval of the proposed acquisition of Aventis by Sanofi-Aventis, announced on April 26, 2004 because definitive agreements with respect to the disposal or licensing of these products have not yet been entered into. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the acquisition. Further, because prior to the settlement of the offers on August 20, 2004, Sanofi-Aventis only had access to publicly available financial information about Aventis’s accounting policies, and because of the limited time available since the settlement to conduct a thorough review of those accounting policies, there can be no assurance that the accounting policies of Aventis conform to those of Sanofi-Aventis.

      The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income have been derived from and should be read in conjunction with the respective consolidated financial statements of Sanofi-Aventis and Aventis, as of and for the six month period ended June 30, 2004, and as of, and for the year ended, December 31, 2003, which are incorporated by reference into this document. All amounts are stated in euros. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors — We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations” and “Risk Factors — In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.”

      The pro forma combined financial information is based on preliminary estimates and assumptions, which Sanofi-Aventis believes to be reasonable. The pro forma adjustments and allocation of purchase price are preliminary. In general, due to the limited financial and other information related to Aventis available to Sanofi-Aventis’s management prior to the settlement of the offers, the excess of purchase price over the book value of the assets to be acquired has been allocated according to a preliminary analysis by Sanofi-Aventis’s management based on available public information. The final allocation of the purchase price will be completed after the asset and liability valuations are finalized by Sanofi-Aventis’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation.

SANOFI-AVENTIS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2004

					Pro Forma
			Reclassifications	Pro Forma	Acquisition of
			to Conform	Disposal of	Minority
			Historical	Arixtra®	Interests in
	Historical		Aventis to	and	Hoechst and	Pro Forma		Combined
	Sanofi-	Historical	Historical	Fraxiparine®,	Aventis Pharma	Adjustments		Pro Forma
	Aventis	Aventis	Sanofi-Aventis	and Campto®	Limited India	French GAAP		French
	French GAAP	French GAAP	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		GAAP
	(Unaudited)	(Unaudited)	(Note 3)	(Note 6)	(Note 7)	(Note 8)		(Unaudited)

	(In millions of euros)
ASSETS
Goodwill and other intangible assets	1,317	9,435	–	(667)	478	46,686	(a)(b)	57,249
Property, plant and equipment	1,509	4,166	–	(86)	–	162	(b)	5,751
Investments in/advances to equity investees and non-consolidated companies and other long term assets	257	4,895	(1,408)	–	–	299	(a)(b)	4,043
Deferred income taxes	410	–	2,234	(17)	–	35	(b)	2,662
Inventories	844	2,136	–	(269)	–	2,100	(b)	4,811
Accounts receivable	1,805	2,407	–	–	–	–		4,212
Assets held for sale	–	47	–	–	–	–		47
Other current assets	1,197	2,660	(826)	–	–	(75) (b)		2,956
Cash, marketable securities and short- term deposits	3,218	1,752	–	–	–	–		4,970

Total assets	10,557	27,498	0	(1,039)	478	49,207		86,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity	6,834	11,112	–	101	–	21,026	(a)(b)(g)	39,073
Minority interests	16	184	–	–	(137)	665	(i)	728
Long-term debt	49	3,177	–	(885)	615	15,822	(h)	18,778
Provision and other long-term liabilities	795	5,006	(958)	–	–	345	(b)	5,188
Deferred income taxes	11	–	1,314	(174)	–	11,349	(b)(j)	12,500
Accounts payable	765	1,350	–	–	–	–		2,115
Other current liabilities	1,813	5,715	(356)	(81)	–	–		7,091
Short-term debt and current portion of long-term debt	274	954	–	–	–	–		1,228

Total liabilities and shareholders’ equity	10,557	27,498	0	(1,039)	478	49,207		86,701

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SANOFI-AVENTIS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2004

							Pro Forma
						Pro Forma	Acquisition of
			Reclassifications			Disposal of	Minority
			to Conform			Arixtra®	Interests in
	Historical		Historical			and	Hoechst and
	Sanofi-	Historical	Aventis to		Sale of	Fraxiparine®	Aventis
	Aventis	Aventis	Historical		Aventis	and	Pharma	Pro Forma
	French	French	Sanofi-Aventis		Behring	Campto®	Limited India	Adjustments		Combined
	GAAP	GAAP	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		Pro Forma
French GAAP	(Unaudited)	(Unaudited)	(Note 3)		(Note 5)	(Note 6)	(Note 7)	(Note 8)		(Unaudited)

	(In millions of euros)

Net sales	4,460	8,166	–			(343)		–		12,283
Cost of goods sold	(800)	(2,185)	8	(a)	–	94		(14)		(2,897)

Gross profit (1)	3,660	5,981	8		–	(249)		(14)		9,386

Research and development expenses	(704)	(1,268)	10	(a)	–	75				(1,887)
Selling and general expenses (2)	(1,356)	(3,168)	53	(a)	–	85		70	(e)	(4,316)
Other operating income/(expenses), net (3)	133	424	(71	) (b)(c)	–	3		–		489

Operating profit	1,733	1,969	0		0	(86)		56		3,672
Intangible — Amortization and impairment	(65)	–	(74	) (a)	–	26 (b)		(1,444	) (a)(c	) (1,557)
Financial income (expense), net	22	(78)	–		–	15	(11)	(284	) (f)	(336)
Exceptional items	9	1	302	(a)(b)	(1)			–		311
Other income/(expense)	–	(223)	–			–		–		(223)
Income taxes	(576)	(568)	–		–	16	4	609	(j)	(515)
Income from equity investees, net	21	107	–		–	–		(34)		94
Goodwill amortization	(4)	–	(228	) (c)	–	–	(8)	(188	) (a)(d)	(428)
Minority interests	(2)	(24)	(18	) (d)	–	–	15	–		(29)
Preferred remuneration	–	(18)	18	(d)	–	–	–	–		–

Net income/(loss)	1,138	1,166	0		(1)	(29)	0	(1,285)		989
Less:			–		–
In-process research and development	–	–	–		–	–		–		–
Inventory step-up (after tax)	–	–	–		–	–		–		–
To eliminate other non-recurring items, net of tax	–	103	–		–					103
To eliminate the estimated gain on disposal of Arixtra®, Fraxiparine®, and related assets, net of tax	–	–	–		–	–		–		–

Net income before non-recurring charges or credits directly attributable to the transaction	1,138	1,269	0		(1)	(29)	0	(1,285)		1,092
Weighted average shares outstanding:
Basic	696,271,508	779,564,515								1,345,672,619
Diluted	700,104,091	784,376,004								1,404,249,219
Earnings per share:
Basic	1.63	1.50								0.73
Diluted	1.63	1.49								0.72
Earnings per share, based on net income before non-recurring charges or credits directly attributable to the transaction:
Basic										0.81
Diluted										0.80

(1)	Aventis does not present a sub-total for “Gross profit” in its historical consolidated statement of operations. This sub-total has been added to conform to Sanofi-Aventis’s presentation.

(2)	For Historical Aventis figures, this line includes restructuring charges.

(3)	For Historical Aventis figures, this line includes co-promotion revenue and goodwill amortization.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SANOFI-AVENTIS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

							Pro Forma
			Reclassifications				Acquisition of
			to Conform			Pro Forma	Minority
	Historical		Historical			Disposal of	Interests in	Pro Forma
	Sanofi-	Historical	Aventis to		Sale of	Arixtra® and	Hoechst and	Adjustments		Combined
	Aventis	Aventis	Historical		Aventis	Fraxiparine®,	Aventis Pharma	French		Pro Forma
	French	French	Sanofi-Aventis		Behring	and Campto®	Limited India	GAAP		French
	GAAP	GAAP	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		GAAP
	(Audited)	(Audited)	(Note 3)		(Note 5)	(Note 6)	(Note 7)	(Note 8)		(Unaudited)

	(In millions of euros)

Net sales	8,048	17,815	–		(974)	(602)	–	–		24,287
Cost of goods sold	(1,428)	(5,377)	23	(a)	921	170	–	(2,057	) (k)	(7,748)

Gross profit (1)	6,620	12,438	23		(53)	(432)		(2,057)		16,539

Research and development expenses	(1,316)	(2,924)	29	(a)	57	85	–	(4,000	) (b)(g)	(8,069)
Selling and general expenses (2)	(2,477)	(6,449)	111	(a)	192	164	–	63	(e)	(8,396)
Other operating income/(expenses), net (3)	248	605	126	(b)(c)	28	7	–	–		1,014

Operating profit	3,075	3,670	289		224	(176)		(5,994)		1,088

Intangible — Amortization and impairment	(129)	–	(163	) (a)	–	40 (b)	–	(2,873	) (a)(c)	(3,125)
Financial income (expense), net	155	(151)	–		14	32	(23)	(568	) (f)	(541)
Exceptional items	24	–	354	(b)	–	190 (a)	–	–		568
Other income/(expense)	–	(501)	–		164	–	–	–		(337)
Income taxes	(1,058)	(929)	–		(85)	(42)	8	1,955	(j)	(151)
Income from equity investees, net	20	(107)	–		–	–		(71)		(158)
Goodwill amortization	(8)	–	(480	) (c)		–	(16)	(353	) (a)(d)	(857)
Minority interests	(3)	(29)	(52	) (d)		–	23			(61)
Preferred remuneration	–	(52)	52	(d)		–		–		–

Net income/(loss)	2,076	1,901	0		317	44	(8)	(7,904)		(3,574)
Less:
In-process research and development						–	–	4,000		4,000
Inventory step-up (after tax)						–	–	1,298		1,298
To eliminate the estimated gain on disposal of Arixtra®, Fraxiparine®, and related assets, net of tax						(111)	–	–		(111)

Net income before non-recurring charges or credits directly attributable to the transaction	2,076	1,901	0		317	(67)	(8)	(2,606)		1,613
Weighted average shares outstanding:
Basic	702,745,208	785,905,944						–		1,352,146,319
Diluted	702,920,945	788,252,669						–		1,402,777,622
Earnings per share:
Basic	2.95	2.42								(2.64)
Diluted	2.95	2.41								(2.52)
Earnings per share, based on net income before non-recurring charges or credits directly attributable to the transaction:
Basic										1.19
Diluted										1.18

(1)	Aventis does not present a sub-total for “Gross profit” in its historical consolidated statement of operations. This sub-total has been added to conform to Sanofi-Aventis’s presentation.

(2)	For Historical Aventis figures, this line includes restructuring charges.

(3)	For Historical Aventis figures, this line includes co-promotion revenue and goodwill amortization.

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

SANOFI-AVENTIS — FRENCH GAAP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of Transaction and Basis of Presentation

      The transaction will be accounted for as a purchase by Sanofi-Aventis under the accounting principles generally accepted in France. Under the purchase method of accounting, the assets and liabilities of Aventis will be recorded as of the acquisition date, at their respective fair values, and added to those of Sanofi-Aventis.

      The unaudited pro forma consolidated condensed financial statements have been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of Sanofi-Aventis and Aventis. For Sanofi-Aventis, consolidated financial statements as of, and for the year ended, December 31, 2003 are included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated into this document by reference. Sanofi-Aventis’s consolidated financial statements as of, and for the six-months ended June 30, 2004, are included as Exhibit 99.1 to its Current Report on Form 6-K, dated September 14, 2004, which is incorporated into this document by reference.

      For Aventis, consolidated financial statements for the year ended December 31, 2003 are included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated into this document by reference. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference”. Aventis’s consolidated financial statements as of, and for the six-months ended June 30, 2004, are included as Exhibit 99.2 to its Current Report on Form 6-K, dated August 6, 2004, which Exhibit (but not the entirety of the
Form 6-K) is incorporated into this document by reference.

      For further information on how you obtain these financial statements, see “Additional Information for Securityholders — Incorporation of Certain Documents by Reference”.

The transaction

      The business combination of Sanofi-Aventis and Aventis comprises two steps: a public offer for all the outstanding Aventis ordinary shares followed by a merger of Aventis with and into Sanofi-Aventis, with Sanofi-Aventis continuing as the surviving corporation. The offer (including the subsequent offering period) was completed on September 6, 2004 and fully settled on September 24, 2004. Subject to the satisfaction of all conditions, the merger is expected to be effective on December 31, 2004.

      The Offer. Sanofi-Aventis made a public offer to acquire all of the outstanding Aventis ordinary shares, including Aventis ordinary shares represented by Aventis ADSs. For legal reasons, in order to satisfy regulatory requirements, Sanofi-Aventis made three separate offers, a French offer, a German offer and a U.S. offer, which were made on substantially similar terms and were subject to the same conditions. Under the terms of the revised offers, which were recommended by the Aventis supervisory board and the Aventis management board, and after giving effect to the adjustment in respect of the 2003 Aventis dividend, holders of Aventis ordinary shares received €19.18 in cash and 0.8333 of a Sanofi-Aventis ordinary share in exchange for each Aventis ordinary share validly tendered in the offers. Holders of Aventis ADSs received an amount in U.S. dollars equal to €19.18 in cash and 1.6667 Sanofi-Aventis ADSs in exchange for each Aventis ADS validly tendered in the U.S. offer. See “Background and Reasons for the Merger — Existing Relationship between Aventis and Sanofi-Aventis — Acquisition of Aventis pursuant to the offers”. The revised French offer was also made to acquire all of the outstanding Aventis BSAs for an aggregate consideration of approximately €6 million. The revised offers included a mix and match feature whereby holders of Aventis securities could elect to receive only Sanofi-Aventis ordinary shares or Sanofi-Aventis ADSs, as applicable, or only cash in exchange for any or all of the Aventis securities that they tendered. Under the all stock election, holders of Aventis securities could elect to receive 1.1600 Sanofi-Aventis ordinary shares for each Aventis ordinary share (or 2.3200 Sanofi-Aventis ADSs for each Aventis ADS). Under the all cash election holders of Aventis securities could elect to receive €68.11 in cash for each Aventis ordinary share (or an amount in U.S. dollars equal to €68.11 in cash for each Aventis ADS). However, these elections were subject to proration and allocation adjustments that ensured that, in the aggregate (after giving effect to the adjustment in respect of the 2003 Aventis dividend) 71.84% of the Aventis ordinary shares (including Aventis ordinary shares represented by Aventis ADSs) tendered in the offers were exchanged for Sanofi-Aventis ordinary shares (including Sanofi-Aventis ordinary shares represented by Sanofi-Aventis ADSs) and 28.16% were exchanged for cash. The initial offering period in the revised offers closed on July 30, 2004 and, on the settlement date of August 20, 2004, Sanofi-Aventis acquired 769,920,773 Aventis ordinary shares representing 95.47% of the share capital and 95.52% of the voting rights of Aventis, on an issued and outstanding basis as at July 31, 2004. Sanofi-Aventis provided a subsequent offering period in the offers, on the same terms and conditions, from August 21 to September 6, 2004. On September 24, 2004, the settlement date for the subsequent offering periods, Sanofi-Aventis acquired an additional 21,397,038 Aventis ordinary shares. Therefore, as of September 24, 2004, pursuant to the offers, Sanofi-Aventis had acquired, in aggregate, 791,317,811 Aventis ordinary shares representing 98.03% of the share capital and 98.09% of the voting rights of Aventis, on an issued and outstanding basis as at August 31, 2004.

      The Merger. Following the acquisition of control of Aventis, Sanofi-Aventis decided to seek to merge Aventis with and into Sanofi-Aventis, with Sanofi-Aventis continuing as the surviving company, in order to create a more streamlined legal structure that will better reflect the operational organization of the new Group. At their respective meetings held on October 13, 2004 and October 14, 2004, the Sanofi-Aventis board of directors and the Aventis supervisory board and the Aventis management board each approved an agreement and plan of merger. Pursuant to this merger agreement and applicable French Law, at the effective time, all of the assets and liabilities of Aventis will be transferred in accordance with French law to Sanofi-Aventis, Aventis will be dissolved, without liquidation, and the holders of Aventis ordinary shares (other than Sanofi-Aventis or Aventis) will receive 27 newly-issued Sanofi-Aventis ordinary shares in exchange for every 23 Aventis ordinary shares that they hold (or approximately 1.1739 Sanofi-Aventis ordinary shares for each Aventis ordinary share). Completion of the merger is subject to the approval of both Aventis shareholders and Sanofi-Aventis shareholders and must be approved by the affirmative vote of two-thirds of the voting power present at their respective extraordinary general meetings of shareholders. However, because Sanofi-Aventis holds 98.09% of the voting rights of Aventis, approval by the Aventis shareholders is assured.

Pro forma adjustments

      Because prior to the settlement of the offers, Sanofi-Aventis had access only to publicly available financial information about Aventis, the pro forma adjustments include a number of assumptions and adjustments, which the management of Sanofi-Aventis believes to be reasonable. See “Risk Factors — We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations” and “Risk Factors — In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.”

      The pro forma adjustments are directly attributable to the transaction. The pro forma financial information does not reflect any cost savings potentially realizable from the elimination of certain expenses and from the synergies expected to be created and the anticipated costs of implementing such cost savings or synergies or the effect of asset dispositions, if any, that may be required by regulatory authorities, other than the announced sale to GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets and the announced sale of Campto® to Pfizer Inc. In particular, the unaudited pro forma condensed combined financial information does not reflect the impact of the disposals and/or grants of licenses of certain products (in addition to Arixtra®, Fraxiparine® and Campto®) requested by the European Commission as conditions to its approval of the proposed acquisition of Aventis by Sanofi-Aventis, announced on April 26, 2004, because definitive agreements with respect to the disposal or licensing of these products have not yet been entered into. Based on IMS Health data, aggregate revenues for these products were approximately €32 million for the six month period ended June 30, 2004 and €53 million for the year ended December 31, 2003. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the transaction.

      The unaudited pro forma financial information is based on preliminary estimates and assumptions set forth below and in Notes 2, 6, 7 and 8, which Sanofi-Aventis believes to be reasonable. The pro forma adjustments and allocation of purchase price are preliminary. Due to the limited financial and other information related to Aventis available to Sanofi-Aventis’s management prior to the settlement of the offers, the excess of the purchase price over the book value of the assets to be acquired has been allocated according to a preliminary analysis by Sanofi-Aventis’s management based on available public information. The final allocation of the purchase price will be completed after asset and liability valuations are finalized by Sanofi-Aventis’s management. There can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation.

      The pro forma financial information assumes that pursuant to the offers and the merger:

•	98.03% of the outstanding Aventis securities were exchanged pursuant to the offers for cash and Sanofi-Aventis securities, with a cash component of €15,791 million (including €643 million in dividends paid on Sanofi-Aventis securities issued) and a share component valued at €35,071 million;

•	1.97% of the outstanding Aventis securities are exchanged pursuant to the merger for Sanofi-Aventis securities at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares;

•	all of the outstanding Aventis BSAs are purchased for cash in the French offer, for aggregate consideration of €6 million;

•	all of the outstanding Aventis stock options are exchanged pursuant to the merger for Sanofi-Aventis stock options. The number of Sanofi-Aventis ordinary shares subject to these options and the exercise price of the options will be adjusted to reflect the merger exchange ratio of at an exchange ratio of 27 Sanofi-Aventis ordinary shares for every 23 Aventis ordinary shares; and

•	the net cash consideration paid in the offers (after taking into account the expected proceeds of €885 million from the disposals discussed below) is financed by €14,906 million of new Sanofi-Aventis debt at an interest rate of 3.6%.

      In addition, the pro forma adjustments reflect the sale to GlaxoSmithKline of Arixtra® and Fraxiparine® and related assets on the terms announced on April 13, 2004, as well as the sale of Campto® to Pfizer Inc on the terms announced on June 25, 2004. For more information on these disposals, see “Regulatory Matters — Competition and Antitrust — Sale of Arixtra® and Fraxiparine®” and “— Sale of Campto®”. The pro forma adjustments also include adjustments that have been made to Aventis’s historical financial statements in order to conform their presentation to the Sanofi-Aventis presentation. In addition, pro forma adjustments have been made to Aventis’s historical statement of income for the year ended December 31, 2003, in order to reflect the disposal of Aventis Behring to CSL, which was completed on March 31, 2004. For further information, see Exhibit 99.3 to Aventis’s Form 6-K, dated April 30, 2004, which is incorporated into this document by reference.

      The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income also give effect to the mandatory offer that Sanofi-Aventis is required to make under the German Securities and Corporate Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the 1.9% of the ordinary shares of Hoechst AG not held by Aventis or any of its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Hoechst AG; Aventis Squeeze-Out Offer for Hoechst”. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of income also give effect to the mandatory offer that Sanofi-Aventis is required to make under applicable Indian law for up to 4,606,125 shares of Aventis Pharma Limited India not already held by Aventis or its subsidiaries. For further information, see “Recent Developments — Sanofi-Aventis Mandatory Offer for 20% of the Share Capital of Aventis Pharma Limited India”.

      The unaudited pro forma condensed combined balance sheet as of June 30, 2004 assumes that the transactions were consummated as of that date. The unaudited pro forma condensed combined statements of income for the six-month period ended June 30, 2004 and for the year ended December 31, 2003, give effect to the transactions as if they had been consummated as of January 1, 2003 the first day of the earliest financial period presented.

      The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the transactions been consummated on the respective dates assumed and are not necessarily indicative of the future operating results or financial condition of the combined businesses of Sanofi-Aventis and Aventis.

Sensitivity analysis

      The stock price used to compute the estimated purchase price for the remaining Aventis ordinary shares to be acquired pursuant to the merger is based on the closing price of one Sanofi-Aventis ordinary share on September 16, 2004, the measurement date for the value of Sanofi-Aventis’s ordinary shares issued in settlement of the subsequent offering period. However, the actual measurement date for the value of Sanofi-Aventis’s ordinary shares will occur on the date that the extraordinary general meeting of Sanofi-Aventis shareholders votes to approve the merger agreement. For each €1.00 increase or decrease in the price of a Sanofi-Aventis ordinary share, the aggregate consideration payable pursuant to the terms of merger would increase or decrease by approximately €18.6 million and annual amortization would increase or decrease by approximately €0.6 million.

Note 2 — Purchase Price Computation and Allocation

      The following is a preliminary estimate of the purchase price for Aventis:

      The following table sets out the calculation of a preliminary estimate of the aggregate purchase price for Aventis, in accordance with French GAAP. The table sets forth the actual purchase price for the 769,920,773 Aventis ordinary shares tendered during the initial offering period ended July 30, 2004, the actual purchase price for the 21,397,038 Aventis ordinary shares tendered during the subsequent offering period ended September 6, 2004, as well as an estimate of the purchase price for the remaining 15,886,323 Aventis ordinary shares not held by Sanofi-Aventis, Aventis or any of their subsidiaries, pursuant to the merger. The estimated purchase price also includes the actual cash consideration paid for the Aventis BSAs acquired in the French offer, as well as an estimate of transaction costs, net of tax. The aggregate estimated purchase price calculated in this manner is €52,105 million. The estimate is based on the 807,204,134 Aventis ordinary shares outstanding as of August 31, 2004, including 23,575,234 Aventis ordinary shares tendered into the French offer by Aventis, pursuant to an all stock election, and now held by Sanofi-Aventis.

      As of June 30, 2004, there were 805,615,946 Aventis shares outstanding, of which 23,575,234 were held as treasury shares by Aventis. The second two columns in the following table set forth the calculations of an estimated pro forma purchase price for those 805,615,946 Aventis ordinary shares, assuming that these Aventis ordinary shares (other than the Aventis treasury shares) were tendered into the initial offering period and the subsequent offering period of the offers in the same proportion as the actual shares tendered into the offers and pursuant to the same mix of elections. The calculation assumes that all the Aventis treasury shares were tendered into the French offer, pursuant to an all stock election and that the balance of shares not tendered is exchanged pursuant to the merger. The pro forma estimated purchase price includes the actual cost of the Aventis BSAs and the same assumption with respect to estimated transaction costs. The pro forma estimated purchase price calculated in this manner is €52,000 million.

      The unaudited pro forma combined financial information presented in this document has been prepared based on the estimated pro forma purchase price of €52,000 million, in order not to take into account in the purchase price the 1,588,188 Aventis shares issued after June 30, 2004 because the effects of these share issuances (pursuant to the exercise of options) are not otherwise reflected in financial statements of Aventis as of June 30, 2004.

			Estimated Pro Forma
	Estimated Purchase Price,		Purchase Price, based on
	based on Aventis shares		Aventis shares outstanding as
	outstanding as of		of
	August 31, 2004		June 30, 2004 (1)

Number of Sanofi-Aventis shares issued in exchange for Aventis shares tendered pursuant to standard entitlement in initial offering period (664,561,361 Aventis shares × 0.8333 (five Sanofi-Aventis shares exchanged for six Aventis shares tendered))	553,801,134		552,711,521
Number of Sanofi-Aventis shares issued in exchange for Aventis shares tendered for all stock election in initial offering period (75,690,733 Aventis shares × 1.16 (1.16 Sanofi-Aventis shares exchanged for each Aventis share tendered))	87,801,250		87,628,500

Total Sanofi-Aventis shares issued in initial offering period	641,602,384		640,340,021
Less: Sanofi-Aventis shares held in treasury as a result of Aventis treasury shares tendered into offer pursuant to all-stock election (23,575,234 × 1.16)	(27,347,271)		(27,347,271)

	614,255,113		612,992,749
Multiplied by price of Sanofi-Aventis ordinary share at close of business on August 12, 2004	€55.55	€34,122 million	€55.55	€34,052 million
Cash consideration paid for Aventis shares tendered pursuant to standard entitlement (664,561,361 Aventis shares x €19.18)		€12,746 million		€12,721 million
Cash consideration paid for Aventis shares tendered pursuant to all cash election (29,668,679 Aventis shares × €68.11)		€2,021 million		€2,017 million
Cash dividend paid in respect of Sanofi-Aventis shares issued, other than on Sanofi-Aventis shares held in treasury (614,255,113 Sanofi-Aventis shares × €1.02)		€627 million		€625 million

Subtotal purchase price of Aventis shares acquired in initial offering period		€49,515 million		€49,415 million

			Estimated Pro Forma
	Estimated Purchase Price,		Purchase Price, based on
	based on Aventis shares		Aventis shares outstanding as
	outstanding as of		of
	August 31, 2004		June 30, 2004 (1)

Number of Sanofi-Aventis shares issued in exchange for shares tendered pursuant to standard entitlement in subsequent offering period (14,754,784 × 0.8333 (five Sanofi-Aventis shares exchanged for six Aventis shares tendered))	12,295,653		12,271,461
Number of Sanofi-Aventis shares issued in exchange for Aventis shares tendered for all stock election in subsequent offering period (4,771,829 × 1.16 (1.16 Sanofi-Aventis shares exchanged for each Aventis ordinary share tendered))	5,535,322		5,524,431

Total Sanofi-Aventis shares issued in subsequent offering period	17,830,975		17,795,892
Multiplied by price of Sanofi-Aventis ordinary share at close of business on September 16, 2004	€57.30	€1,022 million	€57.30	€1,020 million
Cash consideration paid for Aventis shares tendered pursuant to standard entitlement in subsequent offering period (14,754,784 Aventis shares × €19.18)		€283 million		€282 million
Cash consideration paid for Aventis shares tendered pursuant to all cash election in subsequent offering period (1,870,425 Aventis shares × €68.11)		€127 million		€127 million
Cash dividend paid in respect of Sanofi-Aventis shares issued in subsequent offering period (17,830,975 Sanofi-Aventis shares × €1.02)		€18 million		€18 million

Subtotal purchase price of shares acquired in subsequent offering period		€1,450 million		€1,447 million
Number of Aventis shares outstanding	807,204,134		805,615,946
Less number acquired in offers by Sanofi-Aventis	(791,317,811)		(789,760,880)

	15,886,323		15,855,066
Multiplied by exchange ratio in merger (27 Sanofi-Aventis shares for 23 Aventis shares)	1.17391		1.17391

Estimated Pro Forma
	Estimated Purchase Price,		Purchase Price, based on
	based on Aventis shares		Aventis shares outstanding as
	outstanding as of		of
	August 31, 2004		June 30, 2004 (1)

Number of Sanofi-Aventis shares issued pursuant to merger in exchange for Aventis shares (other than Aventis shares held by Sanofi-Aventis or Aventis)	18,649,162		18,612,469

Multiplied by price of Sanofi-Aventis ordinary share at close of business on September 16, 2004	€57.30	€1,069 million	€57.30	€1,066 million

Total purchase price for Aventis ordinary shares		€52,034 million		€51,929 million
		€6 million		€6 million
Purchase price for Aventis BSAs

Estimated direct transaction costs, net of tax		€65 million		€65 million

Estimated total purchase price for Aventis ordinary shares and BSAs		€52,105 million		€52,000 million

(1)	Estimated number of shares tendered as of June 30, 2004 is based on actual results of initial offering period and subsequent offering period in offers and ratio of actual shares outstanding as of August 31, 2004 and June 30, 2004, respectively.

     The estimated total costs relating to the transaction amount to €190 million, of which €100 million are direct transaction costs relating to the acquisition. The balance of €90 million relates to the fees attributable to the financing facility, which the management of Sanofi-Aventis considered to be primarily comprised of fees related to the establishment of the line of credit.

      For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired:

(In millions of euros)

Shareholders’ equity	11,112

Less: book value of participating and preference shares and capital equity notes, which are not purchased or exchanged in the offer	(681)

Book value of net assets acquired, adjusted to exclude equity securities which will remain outstanding upon consummation of the offer	10,431
Write-off of existing goodwill and other intangible assets (1)	(9,313)

Adjusted value of net assets acquired	1,118

(In millions of euros)

Remaining allocation:

Increase inventory to fair value	2,100

In-process research and development charge	4,000

Identifiable intangible assets at fair value	30,830

Identifiable tangible assets at fair value	162

Equity investees at fair value	1,420

Decrease participating and preference shares and capital equity notes to fair value	16

Increase benefit plan liability to fair value (based on deferred actuarial losses of Aventis as of December 31, 2003)	(1,268)

Deferred taxes on income	(11,348)

Goodwill	24,970

Estimated purchase price	52,000

(1)	Excluding software.

     As required by Rule 99-02 of the Comité de la Réglementation Comptable (“CRC”) issued on April 29, 1999, the purchase price allocated to in-process research and development will be immediately expensed. Goodwill will be amortized over 30 years.

      We do not have sufficient information at this time to provide specifics with regard to individual products, valuation methods and appraisal methods.

      A valuation performed in accordance with the generally accepted accounting guidance would entail a determination of fair value using the income approach on a project-by-project basis utilizing the following information: a forecast of the estimated future net cash flows expected for a successful outcome of the project, adjusted by an estimate of the probability of success based on the stage of completion (risk) of the project, and then discounting these adjusted estimated future net cash flows to their present value using an appropriate discount rate. This adjustment would reflect the probability of success of each project based upon the nature of the product, the scientific data associated with the technology, the current patent situation and the stage of completion of the project. The forecast of future cash flows would require the following assumptions to be made:

•	revenue that is likely to result from specific in-process research and development projects, if they are successful, including the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product-life cycles;

•	cost of sales related to the potential products using historical data, industry data or other sources of market data;

•	sales and marketing expense using historical financial data of the acquired company, industry data or other market data;

•	general and administrative expenses; and

•	research and development, or R&D, expenses.

      In the absence of more detailed information, we defined identifiable intangible assets as developed technology and the associated trademarks. We tentatively approximated the identifiable intangible assets value using an income approach, applied to consensus sales forecasts publicly available in the pharmaceutical industry, with a discount rate of 10%, and using certain other assumptions consistent with our first-hand knowledge of the industry. Identifiable intangible assets were amortized on a linear basis over a period equal to the number of years it would take to contribute 90% of the value of the identifiable intangible asset. These assumptions do not reflect any input from Aventis’s management or accountants.

      With respect to in-process research and development, Sanofi-Aventis only had access to publicly available financial information about Aventis prior to the settlement of the offers and has not had sufficient time since the settlement of the offers to gather the detailed data that would be needed to conduct a valuation of specific projects in the manner described above. Therefore, Sanofi-Aventis determined that the €4,000 million in-process research and development charge included as part of the pro forma condensed combined financial statements was a reasonable estimate based upon what is known about the various products within the Aventis pipeline, the market for the potential products it has been able to identify from publicly available information, including the probabilities of success of compounds in various stages of completion, Sanofi-Aventis’s own extensive experience with R&D activities, as well as a review of publicly available information for precedent combination and acquisition transactions in the healthcare industry. The estimation was performed using a discount rate of 10%, applied to the above publicly available market information adjusted by an estimate of the probability of success based on the stage of completion (risk) of the project. These assumptions do not reflect any input from Aventis’s management or accountants.

      Although Sanofi-Aventis believes that its estimate of the identifiable intangible assets valuation and of the in-process research and development charge arising from the acquisition of Aventis is reasonable based upon publicly available information, no assurance can be given that a compound-by-compound valuation based upon the above cited factors will confirm Sanofi-Aventis’s estimate. If the actual compound-by-compound valuation, which Sanofi-Aventis expects to be completed within twelve months from the consummation of the offers, differs from the €30,830 million estimate and the €4,000 million estimate, respectively, for the identifiable intangible assets valuation and for the in-process research and development charge, Sanofi-Aventis will adjust the expected accounting entries and write-off to those amounts. The expected accounting entries, write-off and related disclosures will be included in Sanofi-Aventis’s annual filings with the AMF and the SEC.

Note 3 — Accounting Policies and Financial Statement Classifications

      Because prior to the settlement of the offer Sanofi-Aventis had access only to publicly available financial information about Aventis’s accounting policies, there can be no assurance that the accounting policies of Aventis conform to those of Sanofi-Aventis. Please see “Risk Factors — We were not given the opportunity to conduct a due diligence review of the nonpublic records of Aventis before commencing or completing our offers for Aventis. Therefore, we may be subject to unknown liabilities of Aventis which may have an adverse effect on our profitability and results of operations” and “Risk Factors — In the limited time since our acquisition of Aventis, we have not been able to verify the reliability of all the information regarding Aventis in periods prior to the acquisition included in, or incorporated by reference into, this document and, as a result, our estimates of the impact of the acquisition of Aventis on the pro forma financial information in this document may be inaccurate.”

      Upon completion of the transaction, accounting policies and financial statement classifications will be reviewed. As a result of that review, it may become necessary to make certain additional reclassifications to the combined company’s financial statements to conform to those accounting policies and classifications that are determined to be more appropriate.

      Based upon publicly available information, we identified certain differences in the presentation of the balance sheet and of the statement of income between Sanofi-Aventis and Aventis. Accordingly, we have reclassified certain items in the statement of income of Aventis to conform to Sanofi-Aventis’s presentation.

      Adjustments included in the column under the heading “Reclassifications to Conform Historical Aventis to Historical Sanofi-Aventis” primarily relate to the following:

(a)	To reclassify amounts recording amortization and impairment of intangible assets from various captions under which they are recorded on Aventis’s historical statements of income to the caption “Intangible — Amortization and Impairment” to conform to Sanofi-Aventis’s presentation, for an aggregate amount of €74 million for the six month period ended June 30, 2004, and €163 million a for the year ended December 31, 2003.

(b)	To reclassify net gains on disposal of intangibles from under the caption “Other operating income/(expenses), net” in Aventis historical accounts to “Exceptional items” under Sanofi-Aventis’s presentation, in an amount of €299 million for the six month period ended June 30, 2004, and €354 million for the year ended December 31, 2003.

(c)	To reclassify goodwill amortization from under the caption “Other operating income/(expenses), net” in the column Aventis historical accounts to “Goodwill amortization” under Sanofi-Aventis’s presentation, in an amount of €228 million for the six month period ended June 30, 2004, and €480 million for the year ended December 31, 2003.

(d)	To reclassify preferred renumeration to minority interests (€18 million and €52 million respectively as of, and for the six month period June 30, 2004 and year December 31, 2003).

      Certain other differences were identified that should have been reclassified to conform Aventis’s historical financial statements to Sanofi-Aventis’s presentation; however, such reclassification could not be performed in the absence of more detailed information. These differences relate in particular to license income, restructuring provisions, product sales and foreign exchange gains and losses on the consolidated statement of income.

Note 4 — Intercompany Transactions

      Upon completion of the transaction, any transactions that occurred between Sanofi-Aventis and Aventis would be considered intercompany transactions. Balances and transactions between Sanofi-Aventis and Aventis as of and for the period presented are not significant.

Note 5 — Disposal of Aventis Behring

      This column reflects the impact of the disposal of Aventis Behring to CSL, which was completed on March 31, 2004, in the manner and for the amounts disclosed in note 30 to Aventis’s consolidated financial statements as of, and for the year ended, December 31, 2003, which are incorporated into this document by reference.

Note 6 — Disposal of Arixtra® and Fraxiparine®, and Campto®

      This column reflects adjustments that give effect to the sale to GlaxoSmithKline of Arixtra®, Fraxiparine® and related assets, including the manufacturing facility located at Notre Dame de Bondeville, France. Sanofi-Aventis announced on April 13, 2004 that it had entered into an agreement regarding the divestment of these assets to GlaxoSmithKline having previously announced on January 26, 2004 that it had begun a sales process to divest its interests in Arixtra® and Fraxiparine® in order to be able to respond to possible demands of the competition authorities. See “Regulatory Matters — Competition and Antitrust — Sale of Arixtra® and Fraxiparine®”. The disposal of these assets to GlaxoSmithKline was conditioned on the successful completion of the offers and was completed on September 1, 2004. The adjustments reflected in the unaudited pro forma condensed combined financial statements are based on historical figures as included in Sanofi-Aventis’s consolidated financial statements for the year ended December 31, 2003, and as of and for the six months ended June 30, 2004 which are incorporated into this document by reference. For purposes of these unaudited pro forma condensed combined financial statements, proceeds from the disposal have been estimated at €453 million. Prior to entering into the agreement with GlaxoSmithKline, Sanofi-Aventis had acquired in February 2004 all of NV Organon’s interests relating to Arixtra® (fondaparinux sodium), idraparinux and other oligosaccharides in consideration of certain payments largely based on future sales. The unaudited pro forma condensed combined financial statements reflect only the effects of this transaction with Organon related to Arixtra®. These effects are based on preliminary estimates made by management. Sanofi-Aventis is in the process of determining the expected accounting entries and related disclosures, which will be included in Sanofi-Aventis’s filings with the AMF and with the SEC.

      This column also reflects adjustments that give effect to the contemplated sale to Pfizer Inc. of Aventis’s interests in Campto® (irinotecan) that Sanofi-Aventis announced on June 25, 2004 in response to requests made by the competition authorities. The agreement to divest these interests was conditioned on the successful completion of Sanofi-Aventis’s offer for Aventis. Subject to obtaining the necessary clearances from the US Federal Trade Commission, Pfizer will take over key clinical studies for Campto® that are currently conducted by Aventis, together with certain patents and other assets pertaining to territories where Pfizer currently markets irinotecan, including the United States. Subject to certain conditions, including obtaining the necessary clearances from the European competition authority, Pfizer will also acquire all the other assets relating to Campto® held by Aventis. The aggregate consideration for the transaction is $620 million, which includes milestone payments for the registration of future indications. See “Regulatory Matters — Competition and Antitrust — Sale of Campto®”. Aventis’s sales of Campto® reached €264 million in 2003 and €150 million in the six months ended June 30, 2004.

(a)	Net gains on the sale of Fraxiparine® and Arixtra® have been recorded on the line “exceptional items” in an amount of €190 million as at December 31, 2003.

(b)	Campto® net assets have been valued at their net realizable value through the purchase price allocation, the only effects on net results are:

•	financial interest at a rate of 3.6% calculated on the consideration received; and

•	the reversal of the amortization of the intangible Campto® (€17 million as at June 30, 2004 and €35 million as at December 2003).

      The unaudited pro forma condensed combined balance sheet as at June 30, 2004 gives effect to the above transactions as if they had taken place on June 30, 2004 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2004 and for the year ended December 31, 2003, give effect to these transaction as if they had taken place on January 1, 2003, the first day of the earliest financial period presented.

Note 7 — Acquisition of Minority Interests in Hoechst and Aventis Pharma Limited India

      Adjustments included in the column under the heading “Acquisition of Minority Interests in Hoechst and Aventis Pharma Limited India” give effect to the mandatory offer that Sanofi-Aventis is required to make under the German Securities and Corporate Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) for the 1.9% of the ordinary shares of Hoechst AG not held by Aventis or any of its subsidiaries. For further information, see “Recent Developments — Mandatory Offer for Hoechst AG”. Adjustments included in the column also give effect to the mandatory offer that Sanofi-Aventis is required to make under applicable Indian law for up to 4,606,125 shares of Aventis Pharma Limited India representing 20% of its outstanding share capital. For further information, see “Recent Developments — Mandatory Offer for 20% of the Share Capital of Aventis Pharma Limited India”.

      These adjustments assume:

•	all of the 10,701,838 Hoechst shares not held by Aventis or any of its subsidiaries are acquired by Sanofi-Aventis for a cash compensation of €51.23 per Hoechst share;

•	the maximum transaction amount (including transaction costs) is financed by €550 million of new Sanofi-Aventis debt at an interest rate of 3.6%;

•	4,606,125 shares of Aventis Pharma Limited India representing 20% of its outstanding share capital are acquired by Sanofi-Aventis for a cash compensation of $17.30 per share; and

•	the consideration paid in the Indian Offer is financed by $79.7 million (€65 million) of new Sanofi-Aventis debt at an interest rate of 3.6%.

      Goodwill on the Hoechst offer has been calculated as the difference between purchase price of €550 million and the minority interest as at June 30, 2004, amounting €123 million.

      Goodwill on Aventis Pharma Limited India offer has been calculated as the difference between purchase price of €65 million and the minority interest (40% of the missing shares) as at June 30, 2004 amounting €14 million.

Note 8 — Pro Forma Adjustments

      Adjustments included in the column under the heading “Pro Forma Adjustments” primarily relate to the following:

(a)	To eliminate historical goodwill and historical intangible assets (€9,114 million, excluding software), and related amortization expense recorded by Aventis of approximately €228 million and €74 million for the six month period ended June 30, 2004, and €480 million and €163 million for the year ended December 31, 2003, respectively, and to eliminate historic goodwill on equity investee which amount to €199 million and related amortization expense recorded by Aventis of respectively €6 million and €11 million for the six month period ended June 30, 2004 and the year ended December 31, 2003.

(b)	To record the allocation of the estimated purchase price as at June 30, 2004: to reflect the difference between the book value and the fair value of net assets acquired, and also the accrual of estimated direct transaction costs for €65 million net of tax, related taxes amount to €35 million. The differences between the book value and the fair value of net assets acquired are the following (see Note 2):

•	To record goodwill: €24,970 million;

•	To record identifiable intangible assets at fair value: €30,830 million;

•	To record identifiable tangible assets at fair value: €162 million;

•	To record in-process research and development: €4,000 million;

•	To increase equity investees to fair value: €1,420 million;

•	To increase inventory to fair value, based on the net realizable value, estimated as the expected selling price in the ordinary course of business less reasonable costs of completion and disposal and a reasonable profit allowance for the completion and selling effort: €2,100 million;

•	To increase benefit plan liability to fair value, based on the unrecognized net actuarial gains and losses of Aventis, as of June 30, 2004: €1,268 million, classified as a reduction in long-term assets on the asset side for €923 million and as an increase of provision and other long-term liabilities for €345 million;

•	To decrease the participating shares and capital equity notes to their estimated fair value: €16 million;

•	To record the Aventis BSAs for €6 million; and

•	To compute deferred taxes on the above adjustments: €11,349 million.

(c)	To record the amortization expense related to the value of identifiable intangible assets from the purchase price allocation, which are being amortized over their estimated useful lives ranging from 7 to 17 years, of approximately €1,518 million for the six month period ended June 30, 2004, and €3,036 million for the year ended December 31, 2003.

(d)	To record the amortization expense related to goodwill from the purchase price allocation, which is being amortized over an estimated useful life of 30 years, of approximately €416 million for the six month period ended June 30, 2004, and €832 million for the year ended December 31, 2003.

(e)	To eliminate the historical amortization of actuarial gains and losses as a result of the step-up of the pension liabilities to fair value for an amount of approximately €32 million for the six month period ended June 30, 2004, and €63 million for the year ended December 31, 2003.

(f)	To record the interest costs of the bridge financing, which were computed using an effective interest rate of 3.6%, for an amount of approximately €284 million for the six month period ended June 30, 2004 and €568 million for the year ended December 31, 2003. See “Source and Amount of Funds”.

(g)	To adjust the shareholders’ equity for the following:

•	To remove the historical balance of Aventis (€11,112 million decrease);

•	To record the consideration paid for Aventis through the issuance of ordinary shares by Sanofi-Aventis (€36,138 million increase), excluding the amount allocated to the transaction costs;

•	To record the estimated write-off of in-process research and development (€4,000 million decrease). See also Note 2; and

•	To record the transfer to minority interest of the book value of the capital equity notes, participating and preference shares (€681 million).

(h)	To record borrowing under new credit facility to finance the acquisition of Aventis ordinary shares (€15,791 million) and the debt related to the Aventis German warrants (€6 million).

(i)	To record the fair value of the capital equity notes and the participating and preference shares as minority interests (€665 million).

(j)	To adjust income taxes for pro forma adjustments, computed using a rate of 35.43%, equal to the French statutory tax rate.

(k)	To record the reversal of the step-up on inventory as the result of the sale of this inventory in 2003.

Note 9 — Significant Differences Between French GAAP and U.S. GAAP

      Sanofi-Aventis prepares its consolidated financial statements in accordance with French GAAP, which, as applied by Sanofi-Aventis, differs in certain significant respects from accounting principles generally accepted in the United States of America (commonly known as U.S. GAAP). The effects of the application of U.S. GAAP on the pro forma adjustments, and ultimately on combined pro forma net income and shareholders’ equity, are set out in the following tables.

      Historical U.S. GAAP adjustments for Sanofi-Aventis relative to the year ended December 31, 2003 have been derived from the consolidated financial statements for the year ended December 31, 2003 that are included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated into this document by reference. Historical U.S. GAAP adjustments for Sanofi-Aventis relative to the six months ended, and as of, June 30, 2004 are set out in footnote 1 to the tables included below in “— 9.1 Reconciliation of combined pro forma net income and combined pro forma shareholders’ equity” and have been derived from the consolidated financial statements included as Exhibit 99.1 to its Current Report on Form 6-K, dated September 14, 2004, which is incorporated into this document by reference. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference”.

      Historical U.S. GAAP adjustments for Aventis have been derived from the financial statements for the year ended December 31, 2003 that are included in its Annual Report on Form 20-F for the year ended December 31, 2003, which is incorporated into this document by reference. Historical U.S. GAAP adjustments for Aventis relative to the six months ended, and as of, June 30, 2004 have been derived from Note 14 to the consolidated financial statements included as Exhibit 99.2 to its Current Report on Form 6-K, dated August 6, 2004, which Exhibit (but not the entirety of the Form 6-K) is incorporated into this document by reference. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference”.

      The transaction is considered to be an acquisition by Sanofi-Aventis under French GAAP. Management carefully considered all of the factors in paragraph 17 of SFAS 141, and, in particular, the fact that if the merger is completed, taking into account the Aventis securities that were validly tendered and exchanged in the offers, immediately after the effective time of the merger, the holders of Sanofi-Aventis ordinary shares (including Sanofi-Aventis ordinary shares represented by Sanofi-Aventis ADSs), other than Sanofi-Aventis ordinary shares issued in connection with the offers and the merger, will own approximately 51% of the share capital and approximately 60% of the voting rights of the combined entity and the former holders of Aventis ordinary shares (including Aventis ordinary shares represented by Aventis ADSs) will own approximately 49% of the share capital and approximately 40% of the voting rights of the combined entity on a fully-diluted basis taking into account all options exercisable at the effective time of the merger. Management also considered, among other factors, that, immediately after the merger, and taking into account the Aventis securities that were validly tendered and exchanged in the offers, Total and L’Oréal, Sanofi-Aventis’s principal shareholders immediately prior to its acquisition of Aventis, will own approximately 13% and approximately 11%, respectively, of the share capital and approximately 21% and approximately 17%, respectively, of the voting rights of the combined entity, while the Kuwait Petroleum Corporation, the largest former shareholder of Aventis (before its acquisition by Sanofi-Aventis) would own approximately 6% of the share capital and approximately 5% of the voting rights in the combined entity. Management also considered that, based on a price of €58.72 per Sanofi-Aventis ordinary share, which was the average of the daily closing prices, weighted by volume, for Sanofi-Aventis ordinary shares on Euronext Paris during the calendar month ended on January 21, 2004, the terms of the revised offers and of the merger value each Aventis ordinary share at €68.93, which represents a premium of 31.4% over the average of the daily closing prices, weighted by volume, for Aventis ordinary shares on Euronext Paris during the same period, which was €52.46 per Aventis ordinary share. Management further considered that the composition of neither the board of directors nor the senior management of the combined entity will reflect a majority in favor of Aventis and that the Chairman and Chief Executive Officer of Sanofi-Aventis before its acquisition of Aventis will continue to be the Chairman and Chief Executive Officer of the combined entity and will select the senior managers who will form the Comité de Direction (management committee) of the combined entity. Based on this analysis, management has concluded that, under U.S. GAAP, the transaction is also to be treated as an acquisition of Aventis by Sanofi-Aventis.

      9.1 Reconciliation of combined pro forma net income and combined pro forma shareholders’ equity

      The effects of the application of U.S. GAAP on the combined pro forma net income for the six month period and year ended June 30, 2004 and December 31, 2003 are set out in the table below:

	Period ended	Year ended
	June 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)

	(In millions of euros)	(In millions of euros)
Combined pro forma net income before non-recurring charges or credits directly attributable to the transaction, as reported under French GAAP	1,092	1,613
Differences between French GAAP and U.S. GAAP, as they relate to Sanofi-Aventis (1)	(139)	(211)
Differences between French GAAP and U.S. GAAP, as they relate to Aventis (2)	133	127
Reversal of French GAAP pro forma adjustments already accounted for in U.S. GAAP (3)	23	123
Reversal of the write-off of historical goodwill amortization under French GAAP (4)	(228)	(480)
Elimination of additional historical goodwill and intangible assets amortization and impairment under U.S. GAAP (5)	142	302
Reversal of goodwill amortization under French GAAP (6)	424	849
Charge related to Aventis’s stock option plans valued at fair market value (FAS 123)	(72)	(145)
Income tax effect on the above adjustments (7)	(71)	(152)
Combined pro forma net income from continuing operations before non-recurring charges or credits directly attributable to the transaction, as determined under U.S. GAAP	1,304	2,026

      The effect of the application of U.S. GAAP on the combined pro forma shareholders’ equity as of June 30, 2004 is set out in the table below:

June 30, 2004
(Unaudited)

(In millions of euros)
Combined pro forma shareholders’ equity, as reported under French GAAP	39,073
Differences between French GAAP and U.S. GAAP, as they relate to Sanofi-Aventis (1)	6,253
Differences between French GAAP and U.S. GAAP, as they relate to Aventis (2)	4,426
Differences between French GAAP and U.S. GAAP, as they relate to the measurement of purchase price (8)	(697)
To remove the U.S. GAAP differences of Aventis on shareholders’ equity (9)	(4,426)

Combined pro forma shareholders’ equity, as determined under U.S. GAAP	44,629

      (1) Differences between French GAAP and U.S. GAAP, as they relate to Sanofi-Aventis

      These adjustments reflect the total of the U.S. GAAP adjustments on net income and on shareholders’ equity, as reported by Sanofi-Aventis in its consolidated financial statements and as of and for the six month period and year ended June 30, 2004 and December 31, 2003.

      Sanofi-Aventis’s consolidated financial statements as of and for the year ended December 31, 2003 are included in its Annual Report on Form 20-F for the year ended December 31, 2003 and are incorporated into this document by reference. Refer to Note G of Sanofi-Aventis’s consolidated financial statements as of and for the year ended December 31, 2003 for a description of the differences between French and U.S. GAAP as they apply to Sanofi-Aventis.

      Sanofi-Aventis’s interim consolidated financials statements as of, and for the six months ended June 30, 2004, are included in Exhibit 99.1 to its Report on Form 6-K, dated September 14, 2004, and are incorporated into this document by reference.

      The effects of the application of U.S. GAAP on net income for each of the periods ended June 30, 2004, 2003 and December 31, 2003 are set out in the table below:

			Year Ended
	Six Months Ended
			December 31,
	June 30, 2004	June 30, 2003	2003
	(Unaudited)	(Unaudited)	(Audited)

	(In millions of euros)
Net income, as reported under French GAAP	1,138	944	2,076
U.S. GAAP adjustments:
(a) Purchase accounting:
Synthélabo Group	(180)	(178)	(249)
Sterling	(10)	(10)	(20)
Other	–	–	–
(b) Stock-based compensation *	(31)	(25)	(50)
(c) Revenue recognition — US BMS Alliance	–	26	33
(d) Other	26	6	(16)
(e) Deferred income tax effect on above adjustments	60	50	94
(f) Deferred income tax on equity investees	(4)	(3)	(3)
Total U.S. GAAP adjustments	(139)	(134)	(211)
Net income, as determined under U.S. GAAP	999	810	1,865

*	Effective January 1, 2003, the Group voluntarily adopted the fair value recognition provisions of FASB Statements No. 123, “Accounting for Stock-Based Compensation”.

     The effects of the application of U.S. GAAP on shareholders’ equity as of June 30, 2004 and December 31, 2003 are set out in the table below:

	June 30, 2004	December 31,
	(Unaudited)	2003

	(In millions of euros)
Shareholders’ equity, as reported under French GAAP	6,834	6,323
U.S. GAAP adjustments:
(a) Purchase accounting:
Synthélabo Group	7,984	8,170
Sterling	(9)	6
Other	95	91
(b) Stock-based compensation	–	–
(c) Revenue recognition — US BMS Alliance	–	–
(d) Other	(673)	(635)
(e) Deferred income tax effect on above adjustments	(1,110)	(1,198)
(f) Deferred income taxes on equity investees	(25)	(21)
Total U.S. GAAP adjustments	6,262	6,413
Shareholders’ equity, as determined under U.S. GAAP	13,096	12,736

      The main adjustments were as follows:

      (a) Purchase accounting:

•	Sanofi-Aventis was formed following the merger of the Sanofi Group and the Synthélabo Group in 1999. Under French GAAP, the transaction between the Sanofi Group and the Synthélabo Group was accounted for as a merger, effective July 1, 1999, which resulted in the harmonization of accounting policies and the revaluation of assets and liabilities of both the Sanofi Group and the Synthélabo Group to adjust them to their value to the Group.

Under U.S. GAAP, the merger is required to be accounted for as a purchase. The Sanofi Group is deemed to be the accounting acquirer with the assets and liabilities of the Synthélabo Group being recorded at their estimated fair values.

With effect from January 1, 2002, the goodwill recorded in U.S. GAAP on the merger between Sanofi and Synthélabo is no longer amortized.

•	In September 1994, Sanofi acquired the worldwide assets of the human healthcare division of Eastman Kodak (“Sterling”). Under French GAAP, no goodwill or intangibles associated with the acquisition of Sterling are reflected in the Sanofi-Synthélabo consolidated financial statements.

•	Under U.S. GAAP certain intangible assets, including acquired in-process research and development, intellectual property rights and an assembled workforce, were valued and recorded, and were being amortized over their estimated useful lives ranging from 8 to 20 years.

•	Under French GAAP, no goodwill or intangible assets associated with certain other acquisitions made by the Sanofi Group before June 30, 1999 are reflected in the Sanofi-Aventis consolidated financial statements. Under U.S. GAAP, certain intangible assets, including assembled workforce, were initially valued and recorded, and were amortized over their estimated useful lives.

•	Effective January 1, 2002, assembled workforces have been reclassified as goodwill and are no longer amortized.

•	Goodwill and intangible assets accounted following business combinations have been subject to impairment tests. These tests, performed as of October 1, 2003 identified no impairment of goodwill. Impairment tests performed on identified intangible assets during the periods ended

June 30, 2004 and December 31, 2003 resulted in the recognition of an impairment loss of respectively 73 and 67 million euros.

      (b) Stock-based compensation:

Under French GAAP, no compensation expense related to stock-based compensation plans is recognized in the financial statements. The shares issued upon exercise of the options are reflected as an increase in share capital upon exercise of the option.

Under U.S. GAAP, prior to 2003, the company accounted for stock-based employee compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Under APB 25, when the exercise price of the stock options is less than the market price of the underlying shares on date of grant, compensation expense is recognized over the related vesting period, if any.

Effective January 1, 2003, the Group voluntarily adopted the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Under the modified prospective method of adoption selected by the Group under the provisions of FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, compensation cost recognized in 2003 and 2004 is the same as that which would have been recognized had the recognition provisions of Statement 123 been applied from its original effective date. In accordance with the modified prospective method of adoption, results for prior years have not been restated. In accordance with FAS 123, compensation expense for options is measured by the fair value of the option at the date of grant and recognized over the vesting period. This fair value is estimated using the Black-Scholes option-pricing model.

      (c) Revenue recognition — BMS Alliance:

Not all U.S. GAAP revenue recognition criteria were met for sales made by alliance entities under the operational management of BMS to certain wholesalers made between 1999 and 2002. The related revenues have therefore been restated under U.S. GAAP.

Certain revenues were recognized on the date of shipment, whereas under U.S. GAAP they should have been recognized on a consignment basis. In the case of these sales, the risks and rewards of ownership are not treated as having been transferred under U.S. GAAP, in that the wholesalers were holding inventory in excess of the requirements of their normal business cycle. Consequently, the seller had a future commitment to reduce the selling price to cover the costs incurred by the wholesalers in carrying the excess inventories.

Revenue recognition on a consignment basis involves accounting for the sale as deferred revenue on shipment, and accounting for the inventory physically held by the wholesaler as consignment inventory priced at cost. The revenue is recognized when the inventory is no longer subject to specific rebate conditions in favor of the wholesaler, or on final sale by the wholesaler at the latest.

These adjustments relate to entities treated as equity investees in the Group’s U.S. GAAP financial statements, and have an impact on these financial statements, primarily on the following three lines:

•	Revenues from licensing agreements;

•	Other income and expense, income from equity investees and minority interests; and

•	Income tax.

In 2003 no more sales have been made on a consignment basis and as at December 31, 2003 all specific rebate conditions in favor of wholesaler have been accrued.

(d) Other:

      The aggregate adjustment included as “Other” in the reconciliations of consolidated net income and shareholders’ equity as of and for the six months periods June 30, 2004 and 2003 and as of and for the year ended December 31, 2003, consists of:

				Shareholders’
	Net Income			Equity

	June	June		June
	2004	2003	2003	2004	2003

	(In millions of euros)
U.S. GAAP adjustments:
Treasury shares	25	20	(2)	(577)	(613)
Pensions and post-retirement benefits	–	(6)	(11)	(145)	(140)
Derivative financial instruments	–	(5)	1	46	112
Marketable and investment securities	1	(3)	(4)	3	6
Total adjustment, before tax	26	6	(16)	(673)	(635)

Treasury shares

Under French GAAP, treasury shares repurchased for purposes of re-allocating them to employees pursuant to a stock-based compensation plan are recorded as an asset in the Group’s balance sheet. Their valuation depends on the probability of exercise at the closing date:

•	purchase options whose future exercise is deemed probable, because their exercise price is less than their stock market value at the closing date, are valued separately for each plan at the lower of cost or exercise price; and

•	purchase options whose future exercise is deemed not probable, because their exercise price is higher than their stock market value at the closing date, are valued at the lower of their average acquisition cost or average stock market value during the last month; treasury shares repurchased that are not yet allocated to specific plans or that became expired during the period are valued in accordance with the same method.

Under U.S. GAAP, treasury shares repurchased are recorded, at cost, as a reduction of shareholders’ equity.

As of June 30, 2004, the Group held 13,028,354 of its common shares in treasury for the purposes of stock-based compensation plans, for a net value of 577 million euros.

Pensions and post-retirement benefits

Under French GAAP, the Group’s pension schemes and post-retirement benefits are reflected in the balance sheet as liabilities and in the statement of income as expense based on actuarial computations that comply with French GAAP requirements.

Under U.S. GAAP, the Group accounts for its pension and post-retirement benefit plans in accordance with SFAS 87, “Employers’ Accounting for Pensions” and SFAS 106, “Employers’ Accounting for Postretirement Benefits”. Transition obligations for pensions were calculated as of December 31, 1999 as permitted for companies outside the United States and have been amortized from the initial implementation date of SFAS 87 in 1989 over a period equal to the higher of 15 years or the remaining expected service life of employees.

In U.S. GAAP financial statements, an additional minimum pension liability is required when, as result of unamortized actuarial losses, prior service costs and transition obligation, the accrued liability is lower than the excess of the accumulated benefit obligation over the fair value of the plan assets. This additional minimum pension liability is recorded, according to the SFAS 87, with a counterpart in an asset account included in intangible assets for an amount limited to the addition of unrecognized prior service costs and transition obligation. The residual amount is recorded with a counterpart in other comprehensive income.

(e) Deferred income tax effect on above adjustments:

      This adjustment reflects the tax effects of the adjustments reflected in the reconciliations of shareholders’ equity and net income.

      The Group is in a net deferred tax liability position under U.S. GAAP principally due to the deferred tax liabilities recognized related to identified intangible assets recorded under U.S. GAAP in connection with the merger of Sanofi and Synthélabo. The reversal of these deferred tax liabilities will allow the Group to realize the benefit of certain deferred tax assets under U.S. GAAP. Therefore, this adjustment also includes the recognition of certain deferred tax assets under U.S. GAAP.

(f) Deferred income taxes on equity investees:

      Under French GAAP, a deferred tax liability is recorded for a taxable distribution when such distribution is considered probable.

      Under U.S. GAAP, a deferred tax liability is recorded for the excess of the amount for financial reporting over the tax basis of investments in a 50%-or-less owned entity.

Recent accounting pronouncements

Consolidation of Variable Interest Entities

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of ARB No. 51, which was subsequently revised, in December 2003, through the issuance of Interpretation No. 46 (revised) (“FIN 46”). FIN 46 requires variable interest entities (“VIE”) to be consolidated by the primary beneficiary of the VIE. Generally, entities are considered to be VIEs if the equity investors in the entity do not have the characteristics of a controlling financial interest or if the entity does not have sufficient equity at risk for it to finance its activities without additional subordinated financial support from other parties.

The consolidation requirements of FIN 46 were effective immediately for all VIEs created after January 31, 2003.

For VIEs created prior to February 1, 2003, the transition provisions of FIN 46 (revised) stipulate different transition provisions for application depending on whether or not a VIE constitutes a special purpose entity. For VIEs that are also considered to be special purpose entities, Sanofi-Aventis is required to apply the consolidation requirements of FIN 46 to that entity as of January 1, 2004. For VIEs that are not considered to be special purpose entities, Sanofi-Aventis is required to apply the consolidation requirements of FIN 46 to that entity as of June 30, 2004.

The application of FIN 46 to variable interest entities did not have any material impact on the consolidated financial statements of Sanofi-Aventis as of June 30, 2004.

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 affects the issuer’s accounting for three types of freestanding financial instruments:

(1) Mandatorily redeemable shares, which embodies an unconditional obligation requiring the issuer to redeem the instrument in exchange for cash or other assets at a specified or determinable date(s) or upon an event that is certain to occur;

(2) Instruments that require or may require the issuer to repurchase some of its shares in exchange for cash or other assets, including written put options and forward purchase contracts;

(3) Obligations that must or may be settled by issuing a variable number of equity shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index or varies inversely with the value of the issuers’ shares.

SFAS 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. For instruments entered into prior to May 31, 2003, the provisions of SFAS 150 are effective at the beginning of the first interim period beginning after June 15, 2003 (for the Company, as of January 1, 2004).

The adoption of SFAS 150 did not have a material impact on the results of operations, financial position or cash flows of the Group.

Revenue Arrangements with Multiple Deliverables

In November 2000, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables”. EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

The adoption of EITF 00-21 did not have a material impact on the results of operations, financial position or cash flows of the Group.

      (2) Differences between French GAAP and U.S. GAAP, as they relate to Aventis

      These adjustments reflect the total of the U.S. GAAP adjustments on net income and on shareholders’ equity, as reported by Aventis in its consolidated financial statements as of and for the six month period and year ended June 30, 2004 and December 31, 2003.

      Aventis’s consolidated financial statements as of, and for the year ended, December 31, 2003 are included in its Annual Report on Form 20-F for the year ended December 31, 2003 and are incorporated into this document by reference. Refer to Note 34 of Aventis’s consolidated financial statements as of and for the year ended December 31, 2003 for a description of the differences between French and U.S. GAAP as they apply to Aventis.

      Historical U.S. GAAP adjustments for Aventis relative to the six months ended, and as of, June 30, 2004 have been derived from Note 14 to the consolidated financial statements included as Exhibit 99.2 to its Current Report on Form 6-K, dated August 6, 2004, which Exhibit (but not the entirety of the Form 6-K) is incorporated into this document by reference. See “Additional Information for Securityholders — Incorporation of Certain Documents by Reference”.

      (3) Reversal of French GAAP pro forma adjustments already accounted for in U.S. GAAP

      In Aventis U.S. GAAP statements certain assets were revalued at their fair market value.

      In the French GAAP Unaudited Pro Forma Combined Condensed statements of income of Sanofi-Aventis, these assets are also reflected at fair market value.

      This adjustment is to remove the double accounting of these revaluations under U.S. GAAP.

      (4) Reversal of the write-off of historical goodwill amortization under French GAAP

      Aventis’s historical goodwill is amortized under French GAAP, and reversed under U.S. GAAP. In the unaudited pro forma condensed combined statements of income under French GAAP, Aventis’s historical goodwill amortization is eliminated as part of the pro forma adjustments.

      This adjustment is to remove the double elimination, so that Aventis’s historical goodwill amortization is properly eliminated in the unaudited pro forma condensed combined statements of income under U.S. GAAP.

      (5) Elimination of historical goodwill and intangible assets amortization and impairment under U.S. GAAP

      Under U.S. GAAP, certain adjustments are performed by Aventis to record the purchase price allocation resulting from the recognition of certain acquisitions, and in particular the initial business combination in 1999, as purchase combinations. As a consequence, the U.S. GAAP statements of income of Aventis include an additional amortization and depreciation charge related to the intangible assets and goodwill recorded as part of these business combinations.

      This adjustment is to eliminate the historical net book value of intangible assets and goodwill in the balance sheet of Aventis under U.S. GAAP, and to eliminate the amortization and depreciation charge recorded in the statements of income under U.S. GAAP on intangible assets and goodwill by Aventis.

      (6) Reversal of goodwill amortization under French GAAP

      Under French GAAP, goodwill is amortized. The combined pro forma statements of income were prepared with goodwill amortized over 30 years. Under U.S. GAAP, in accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill is not amortized.

      This adjustment is to reverse goodwill amortization under French GAAP.

      (7) Income tax effect on the above adjustments

      This adjustment reflects the tax effects of the adjustments included in the reconciliation which relate to the transaction.

      (8) Differences between French GAAP and U.S. GAAP, as they relate to the measurement of purchase price

      Under French GAAP, the purchase price is obtained, among other items, by multiplying the number of shares issued at closing by the Sanofi-Aventis stock price at the closing date which was equal to €55.55 on August 12, 2004 in respect of the Aventis ordinary shares purchased in the initial offering period ended July 30, 2004 and €57.30 in respect of the Aventis ordinary shares purchased in the subsequent offering period ended September 6, 2004. Under U.S. GAAP, this same element is obtained by multiplying the number of shares issued by the average Sanofi-Aventis stock price for the period beginning two days before and ending two days after April 25, 2004, the date when the revised terms of the transaction were agreed to and announced, in accordance with EITF 99-12, “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, for an amount of €53.81 per share.

      This adjustment is to reflect the impact on goodwill (and share capital) of the difference of purchase price as measured under French GAAP and U.S. GAAP.

      Moreover, under U.S. GAAP, the fair value of the exchanged vested Aventis stock options is considered part of the cost of acquisition.

      (9) To remove the U.S. GAAP differences of Aventis on shareholders’ equity

      Under French GAAP, the historical balance of the shareholders’ equity of Aventis is removed to record the consideration paid through the issuance of ordinary shares by Sanofi-Aventis, the exchange of stock options, and the estimated write-off of in-process research and development. Under U.S. GAAP, the historical balance of the shareholders’ equity of Aventis should also be removed.

      This adjustment is to remove the historical differences between French GAAP and U.S. GAAP on the shareholders’ equity of Aventis, resulting in the complete elimination of the historical balance of the shareholders’ equity of Aventis under U.S. GAAP.

9.2 Unaudited pro forma condensed combined U.S. GAAP statements of income and balance sheet

      The following are the unaudited pro forma condensed combined statements of income prepared in accordance with U.S. GAAP for the six month period and year ended June 30, 2004 and December 31, 2003:

	Period ended	Year Ended
	June 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)

	(In millions of euros, except per
	share data)
Revenue from sales of products	12,283	24,287
Revenues from licensing agreements	321	611

Revenues	12,604	24,898
Research and development expenses	(1,938)	(4,164)
Operating expenses excluding research and development	(7,096)	(13,963)
Intangible — amortization and impairment	(1,758)	(3,448)
Other income and expense, income from equity investees and minority interests	42	(569)

	1,854	2,754

Income taxes	(532)	(684)
Preferred remunerations	(18)	(44)

Combined pro forma net income from continuing operations before non-recurring charges or credits directly attributable to the transaction	1,304	2,026

Weighted average shares outstanding:
Basic	1,332,458,093	1,338,420,016
Diluted	1,335,779,822	1,343,276,160
Earnings per share based on continuing operations before non-recurring charges or credits directly attributable to the transaction:
Basic	0.98	1.51
Diluted	0.98	1.51

      The following is the unaudited pro forma condensed combined balance sheet prepared in accordance with U.S. GAAP as of June 30, 2004:

As of June 30, 2004
Combined Pro
Forma
U.S. GAAP
(Unaudited)

(In millions of euros)
ASSETS
Cash, marketable securities and short-term deposits	4,369
Other current assets	13,262
Property, plant and equipment	5,731
Goodwill and other intangible assets	64,543
Other non-current assets	5,649

Total assets	93,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	274
Accounts payable and current liabilities	10,339
Long-term debt	19,732
Other long-term liabilities	17,842
Minority interests	738
Shareholders’ equity	44,629

Total liabilities and shareholders’ equity	93,554

Note 10 — Significant Differences Expected between French GAAP and IFRS

      In the fourth quarter of 2003, Sanofi-Aventis began the project of converting its consolidated accounts prepared according to French GAAP to IFRS accounting principles, which will allow Sanofi-Aventis to present its consolidated accounts according to IFRS accounting principles for the year ended December 31, 2005 and to present the estimated impact in the financial statements for the year ended December 31, 2004.

      The accounting treatment adopted by Sanofi-Aventis under French GAAP to give effect to the acquisition of Aventis in the unaudited pro forma condensed combined financial statements differs from the accounting treatment that will be adopted under IFRS accounting principles mainly in the following ways (based on IFRS 3 on business combinations and on IAS 38 revised 2004):

•	Under French GAAP, in-process research and development is immediately expensed. Under IFRS 3, in-process research and development, provided it satisfies the criteria of an intangible asset distinct from goodwill defined under IAS 38, is included as an asset and amortized over its estimated economic life.

•	Under French GAAP, the goodwill attributable to the acquisition is amortized over its estimated economic life. Under IFRS 3, goodwill would not be amortized and would give rise to annual impairment tests.

•	Under French GAAP, the costs directly attributable to the acquisition are included in the acquisition cost net of taxes. Under IFRS accounting principles, these costs are included in the acquisition cost before taxes.

•	Under French GAAP, earnings per share can be calculated using both the treasury stock method and the excess earnings method. IFRS only allows the treasury stock method. Sanofi-Aventis chose to use the excess earnings method for the preparation of the pro formas.

•	Under French GAAP, stock option plans are not valued, whereas under IFRS stock option plans are valued in the balance sheet at their fair market value.

REGULATORY MATTERS

      Sanofi-Aventis is not aware of any material licenses or regulatory permits that it holds that might be adversely affected by the completion of the merger with Aventis or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the completion of the merger, except as have been obtained or applied for or as described in this document. Sanofi-Aventis believes that it has or can obtain all material approvals required in connection with the merger. Nevertheless, there can be no assurance that all such material approvals will be obtained prior to the completion of the merger.

Competition and Antitrust

European Union competition laws

      Sanofi-Aventis and Aventis each conducts business in the member states of the European Union. Council Regulation (EEC) No. 4064/89, as amended, requires that certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds be notified to and approved by the European Commission before such mergers and acquisitions are consummated. This Regulation also gives the member states of the European Union the right to request that the European Commission refer jurisdiction to review a merger to their national competition authorities under the provisions of the relevant national merger law where it may have an effect on competition in a distinct national market. No such referral was notified to the European Commission in connection with the offers.

      Sanofi-Aventis first submitted its proposed acquisition of Aventis to the European Commission in December 2003; on January 7, 2004, Sanofi-Aventis filed a draft Form CO and on March 9, 2004, filed its Form CO with the European Commission. The European Commission reviewed the acquisition of Aventis pursuant to the offers to determine whether the acquisition is compatible with the common market, and, accordingly, whether or not to allow it to proceed. An acquisition that does not create or strengthen a dominant position that would significantly impede effective competition in the common market or a substantial part of it must be declared compatible with the common market and must be allowed to proceed. If, following a preliminary Phase I investigation, the European Commission determines that it needs to examine an acquisition more closely because the acquisition raises serious doubts as to its compatibility with the common market, it must initiate a Phase II investigation. If the European Commission initiates a Phase II investigation, it must issue a final decision as to whether or not an acquisition is compatible with the common market no later than four months after the initiation of the Phase II investigation.

      On April 26, 2004, the European Commission announced that it had approved Sanofi-Aventis’s proposed acquisition, subject to conditions. As a result, the European Commission will not initiate a Phase II investigation. The conditions to the European Commission’s approval generally require Sanofi-Aventis to divest or grant licenses to products that, in aggregate, generated approximately €660 million of revenues in the year ended December 31, 2003, representing approximately 2.7% of the pro forma combined sales of Sanofi-Aventis and Aventis. These divestitures and required licenses are described further in the Commission’s press release and are summarized as follows:

•	sale of all of Sanofi-Aventis’s business involving the marketing of Vitamin B12 Delagrange® in France;

•	sale of, or grant a license for, all of Aventis’s rights and obligations relating to the marketing of Perfan® in the United Kingdom and Belgium;

•	sale of, or grant a license for, all of Sanofi-Aventis’s business involving the marketing of Hexopal® in Ireland;

•	sale of, or grant a license for, all of Sanofi-Aventis’s business involving the marketing of Lioton 1000® in Italy;

•	sale of, or grant a license for, all of Sanofi-Aventis’s rights and obligations under co-marketing contracts relating to the marketing of Naxy® in France;

•	sale of, or grant a license for, all of Sanofi-Aventis’s business involving the marketing of the generic product Vancomycine Dakota® in France;

•	sale of, or grant a license for, all of Sanofi-Aventis’s business involving the marketing of Plaquinol® in Portugal;

•	sale of, or grant a license for, all of Sanofi-Aventis’s rights and obligations relating to the marketing of Adalgur® and Coltramyl® in Portugal;

•	sale of, or grant a license for, all of Sanofi-Aventis’s rights and obligations relating to the marketing of Imovane® in Greece, Ireland, Luxembourg and Sweden;

•	sale of all of Sanofi-Aventis’s development, production and marketing activities relating to Fraxiparine® and Arixtra® worldwide. On April 13, 2004, Sanofi-Aventis announced that it had signed an agreement with GlaxoSmithKline to sell these interests. See “Recent Developments — Sale of Arixtra® and Fraxiparine®”; and

•	sale of all of Aventis’s development, production and marketing activities in the countries covered by the licensing contract which Aventis holds for Campto®, and all the rights and obligations that Aventis holds under that license and all other patents and intellectual property rights and/or know-how concerning Campto® held by Aventis, including outside the countries covered by the license.

      Sanofi-Aventis is confident that complying with the European Commission’s conditions in this manner did not materially impair the value of the transaction to Sanofi-Aventis or its shareholders. For information on the planned sales of Arixtra®, Fraxiparine®, and Campto®, please see “— Sale of Arixtra® and Fraxiparine®” and “— Sale of Campto®”, below.

United States Hart-Scott-Rodino Antitrust Improvements Act of 1976

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and its associated rules, our offer for Aventis could not be completed until notification had been filed with the U.S. Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and the required waiting period had expired or been terminated.

      We filed our notification and report form under the HSR Act with respect to the offers for Aventis on April 5, 2004. Accordingly, the 30-day waiting period under the HSR Act with respect to our offers was scheduled to expire at 11:59 p.m., New York City time, on May 5, 2004, unless this waiting period is terminated before that date. However, before the expiration of this deadline, on May 5, 2004, as is standard practice when investigating a recommended acquisition of the significance of Sanofi-Aventis’s offer for Aventis, the FTC extended the waiting period by requesting additional information and material from Sanofi-Aventis (a second request) in order to permit the FTC to complete its review of the acquisition. As a result of this second request the waiting period was extended until 11:59 p.m. New York City time, on the thirtieth calendar day after Sanofi-Aventis substantially complied with this second request, unless the FTC terminated the waiting period earlier. On June 22, 2004, the AMF announced that it had extended the expiration date of the offers from June 30, 2004 until July 30, 2004.

      On July 15, 2004, Sanofi-Aventis announced that the Bureau of Economics and Competition of the FTC had completed its review of the Sanofi-Aventis acquisition of Aventis and had forwarded a proposed consent decree to the Commission for acceptance and for placement on the public record. On July 29, 2004, Sanofi-Aventis announced that the FTC had accepted the consent decree for public comment, thereby clearing the way for Sanofi-Aventis to complete the acquisition of Aventis.

      Sanofi-Aventis believes that the product divestitures required by the FTC consent decree are not material to the combined businesses of Sanofi-Aventis and Aventis. In addition to the sales of Arixtra® to GlaxoSmithKline and certain of Aventis’s Campto® assets to Pfizer, the consent decree also requires Sanofi-Aventis to divest a royalty interest that Aventis holds in EstorraTM, an insomnia treatment expected to be marketed by Sepracor in the United States later in 2004.

Sale of Arixtra® and Fraxiparine®

      On January 7, 2004, Sanofi-Aventis announced that it had reached agreement with NV Organon to acquire all of Organon’s interests relating to Arixtra® (fondaparinux sodium), idraparinux and other oligosaccharides. For further information, please see Sanofi-Aventis’s Report on Form 6-K, dated January 8, 2004, which is incorporated into this document by reference.

      On January 26, 2004, Sanofi-Aventis began a sales process to divest its interests in Arixtra® and Fraxiparine® in order to be able to respond to possible demands of the competition authorities with respect to the acquisition of Aventis.

      On April 13, 2004, Sanofi-Aventis announced that it had signed an agreement with GlaxoSmithKline, or GSK, regarding the divestment by Sanofi-Aventis, on a worldwide basis, of Arixtra®, Fraxiparine®, and related assets, including the manufacturing facility located in Notre-Dame de Bondeville, France. As part of this transaction, it was announced that GSK will assume responsibility for ongoing Arixtra® clinical trials. The closing of this divestiture transaction was conditioned on the successful completion of Sanofi-Aventis’s offer for Aventis as well as on obtaining the requisite clearances from EU and U.S. competition authorities. The purchase price to be paid by GSK in this transaction is €453 million and will be satisfied by GSK in cash upon completion. For further information, please see Sanofi-Aventis’s Report on Form 6-K, dated April 13, 2004, which is incorporated into this document by reference.

      On September 1, 2004, GSK announced that it had successfully completed the acquisition of Arixtra®, Fraxiparine®, and related assets, including the manufacturing facility located in Notre-Dame de Bondeville, France. GSK’s press release confirmed that as part of the transaction, GSK was assuming responsibility for the ongoing clinical trials of Arixtra®.

Sale of Campto®

      On June 25, 2004, Sanofi-Aventis announced that it had signed an agreement with Pfizer Inc. regarding the divestment of Aventis’s interests in Campto® (irinotecan) in response to requests made by the competition authorities. Pursuant to the agreement, which was subject to the consent of the FTC and the successful completion of Sanofi-Aventis’s offer for Aventis, Pfizer will take over key clinical studies for Campto® that are currently conducted by Aventis, together with certain patents and other assets relating to territories where Pfizer currently markets irinotecan, including the United States. In addition, subject to certain conditions, including clearance by European competition authority, Pfizer will acquire all the other assets relating to Campto® held by Aventis.

      The aggregate consideration for the transaction is $620 million, which includes milestone payments for the registration of future indications. In 2003, Aventis’ sales of Campto® reached €264 million.

      On October 1, 2004, Pfizer announced that it had successfully completed the acquisition of the rights to Campto®.

Stock Exchanges

      Sanofi-Aventis ordinary shares are currently listed and admitted to trade on Euronext Paris. Sanofi-Aventis ADSs are currently listed and admitted to trade on the NYSE. Sanofi-Aventis will apply for the supplemental listing of the Sanofi-Aventis ordinary shares to be issued in the merger on Euronext Paris and on the NYSE (for listing purposes only), as applicable, and will apply for the supplemental listing (for trading purposes) on the NYSE of the Sanofi-Aventis ADSs to be issued to holders of Aventis ADSs in connection with the merger and will comply with all of the usual requirements of such exchanges within the time periods specified by such exchanges.

Securities Regulatory Authorities

      The proposed merger is governed by French corporate law and is being implemented in accordance with all applicable regulations. See “The Merger Agreement — Mergers under French Law”. On issuance, Sanofi-

Aventis ordinary shares, including Sanofi-Aventis ordinary shares to be represented by Sanofi-Aventis ADSs, to be issued to holders of Aventis ordinary shares who are resident in the United States (including the depositary holding the Aventis ordinary shares represented by Aventis ADSs) pursuant to the merger will have been registered with the SEC. The Sanofi-Aventis ADSs to be issued to holders of Aventis ADSs in connection with the merger have been registered with the SEC.

DESCRIPTION OF SANOFI-AVENTIS ORDINARY SHARES

      The following information is a summary of the material terms of the Sanofi-Aventis ordinary shares of nominal value €2, as set forth in Sanofi-Aventis’s corporate bylaws (statuts) and the material provisions of applicable French law, including Title II of Book 2 of the French Commercial Code (previously French Company Law No. 66-537 of July 24, 1966, as amended). This description is a summary and does not purport to be complete and is qualified by reference to applicable French law and to our statuts. You are encouraged to read our statuts, an English translation of which has been filed as an exhibit to the registration statement on Form F-4 of which this document forms a part and which are incorporated by reference into this document. You may also obtain copies of our statuts in French from the greffe (Clerk) of the Registre du Commerce et des Sociétés de Paris (Registry of Commerce and Companies of Paris, France).

Share Capital

      As of September 30, 2004, our registered share capital was €2,784,562,864 divided into 1,392,281,432 shares with a nominal value of €2 per share. All of our outstanding shares are of the same class and are fully paid.

      At an extraordinary general meeting held on June 23, 2004, our shareholders authorized our board of directors to increase our share capital, through the issuance of shares, securities with or without preferential rights or warrants, by an aggregate maximum nominal amount of €1,250 million. See “Changes in Share Capital — Increases in Share Capital” below.

      Our statuts provide that shares may be held in registered form or in bearer form, at the option of the shareholder. Our statuts provide that any fully paid-up shares acquire double voting rights if held in registered form for at least two years under the name of the same shareholder.

      Our statuts allow us to obtain from Euroclear France the name, nationality, address and number of shares held by the holders of our securities that have, or may in the future have, voting rights. If we have reason to believe that an individual on any list provided by Euroclear France holds for the account of another person, our statuts allow us to request such information regarding beneficial ownership directly of any shareholder named on the list provided by Euroclear France. See “— Form, Holding and Transfer of Shares” below.

Voting Rights

      In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. However, our statuts provide that any fully paid-up shares that have been held in registered form under the name of the same shareholder for at least two years acquire double voting rights. As of September 30, 2004 there were 336,569,393 shares that were entitled to double voting rights, representing 24.2% of the total share capital, approximately 25.6% of our outstanding share capital that is held by holders other than Sanofi-Aventis and its subsidiaries, including Aventis, and 20.4% of the total voting rights of Sanofi-Aventis.

      Double voting rights are not taken into account in determining whether a quorum exists.

      Under the French Commercial Code, shares of a company held in treasury or by entities controlled by that company are not entitled to voting rights and do not count for quorum purposes.

Shareholders’ Meetings

General

      In accordance with the French Commercial Code, there are three types of shareholders’ meetings: ordinary, extraordinary and special.

      Ordinary general meetings of shareholders are required for matters such as:

•	electing, replacing and removing directors;

•	appointing independent auditors;

•	approving the annual accounts;

•	declaring dividends or authorizing dividends to be paid in shares, provided the statuts contain a provision to that effect; and

•	approval of stock repurchase programs.

      Extraordinary general meetings of shareholders are required for approval of matters such as amendments to Sanofi-Aventis’s statuts, including any amendment required in connection with extraordinary corporate actions. Extraordinary corporate actions include:

•	changing our company’s name or corporate purpose;

•	increasing or decreasing our share capital;

•	creating a new class of equity securities;

•	authorizing the issuance of convertible or exchangeable securities;

•	establishing any other rights to equity securities;

•	selling or transferring substantially all of our assets; and

•	the voluntary liquidation of the company.

      Special meetings of shareholders of a certain category of shares (such as, among others, shares with double voting rights) are required for any modification of the rights derived from that category of shares. The resolutions of the shareholders’ general meeting affecting these rights are effective only after approval by the relevant special meeting.

Annual ordinary meetings

      The French Commercial Code requires the board of directors to convene an annual ordinary general meeting of shareholders for approval of the annual accounts. This meeting must be held within six months of the end of each fiscal year. This period may be extended by an order of the President of the Commercial Court. The board of directors may also convene an ordinary or extraordinary general meeting of shareholders upon proper notice at any time during the year. If the board of directors fails to convene a shareholders’ meeting, our independent auditors may call the meeting. In case of bankruptcy, the liquidator or court-appointed agent may also call a shareholders’ meeting in some instances. In addition, any of the following may request the court to appoint an agent for the purpose of calling a shareholders’ meeting:

•	one or several shareholders holding at least 5% of our share capital;

•	any interested party in cases of urgency;

•	the workers’ council in cases of urgency; or

•	duly qualified associations of shareholders who have held their shares in registered form for at least two years and who together hold at least 1% of the voting rights of our company.

Notice of shareholders’ meetings

      We must announce general meetings at least 30 days in advance by means of a preliminary notice (avis de réunion), which is published in the Bulletin des Annonces Légales Obligatoires, or BALO. The preliminary notice must first be sent to the AMF. The AMF also recommends that prior to or simultaneously with the publication of the preliminary notice we publish a summary of the notice indicating the date and place of the meeting in a newspaper of national circulation in France. The preliminary notice must contain, among other things, the agenda, a draft of the resolutions to be submitted to the shareholders and the procedure for voting by mail.

      At least 15 days prior to the date set for a first call, and at least 6 days prior to any second call, we must send a final notice (avis de convocation) containing the final agenda, the date, time and place of the meeting and other information for the meeting. Such final notice must be sent by mail to all registered shareholders who have held shares in registered form for more than one month prior to the date of the final notice and by registered mail, if shareholders have asked for it and paid the corresponding charges. The final notice must also be published in a newspaper authorized to publish legal announcements in the local administrative department (département) in which our company is registered as well as in the BALO, with prior notice having been given to the AMF. If no shareholder has proposed any new resolutions to be submitted to the vote of the shareholders at the meeting and provided that the board of directors has not altered the draft resolutions included in the preliminary notice, we are not required to publish the final notice; publishing a preliminary notice which stipulates that it shall be deemed to be equivalent to a final notice will be deemed sufficient.

      In general, shareholders can only take action at shareholders’ meetings on matters listed on the agenda. As an exception to this rule, shareholders may take action with respect to the dismissal of directors and certain other matters even though these actions have not been included on the agenda. Additional resolutions to be submitted for approval by the shareholders at the meeting may be proposed to the board of directors, for recommendation to the shareholders, within ten days of the publication of the preliminary notice in the BALO by:

•	one or several shareholders together holding a specified percentage of shares;

•	a duly qualified association of shareholders who have held their shares in registered form for at least two years and who together hold at least 1% of our voting rights; or

•	the workers’ council.

The board of directors must submit these resolutions to a vote of the shareholders after having made a recommendation thereon.

      Following the date on which documents must be made available to the shareholders, a shareholder may submit written questions to the board of directors relating to the agenda for the meeting. The board of directors must respond to these questions during the meeting.

Attendance at Shareholders’ Meetings; Proxies and Votes by Mail

      In general, all shareholders who have properly registered their shares may participate in general meetings. Shareholders may participate in general meetings either in person or by proxy. Shareholders may vote in person, by proxy or by mail.

      In order to participate in any general meeting, a holder of registered shares must have its shares registered in its name in a shareholder account maintained by us or on our behalf by an agent appointed by us at least five days prior to the date of the meeting. Similarly, a holder of bearer shares must obtain from the accredited financial intermediary (intermédiaire financier habilité) with whom such holder has deposited its shares, a certificate (certificat d’immobilisation) indicating the number of bearer shares owned by such holder and evidencing the holding of such shares in its account until the date of the meeting. Such certificate must be deposited at the place specified in the notice of the meeting at least five days before the meeting.

Attendance in person

      Shareholders may attend ordinary general meetings and extraordinary general meetings and exercise their voting rights subject to the conditions specified in the French Commercial Code and our statuts. There is no requirement that a shareholder have a minimum number of shares in order to attend, to be represented or to vote at an ordinary or extraordinary general meeting.

Proxies and votes by mail

      Proxies will be sent to any shareholder on request. In order to be counted, such proxies must be received at our registered office, or at any other address indicated on the notice convening the meeting, prior to the date of the meeting (in practice, we request that shareholders return proxies at least three business days prior to the meeting). A shareholder may grant proxies only to his or her spouse or to another shareholder. A shareholder that is a corporation may grant proxies to a legal representative. Alternatively, the shareholder may send us a blank proxy without nominating any representative. In this case, the chairman of the meeting will vote the blank proxies in favor of all resolutions proposed or approved by the board of directors and against all others.

      With respect to votes by mail, we must send shareholders a voting form upon request received six days prior to the general meeting date. The completed form must be returned to us at least three days prior to the date of the shareholders’ meeting.

Quorum

      The French Commercial Code requires that shareholders together holding at least 25% of the shares entitled to vote must be present in person, or vote by mail or by proxy, in order to fulfill the quorum requirement for:

•	an ordinary general meeting, and

•	an extraordinary general meeting where only an increase in our share capital is proposed through incorporation of reserves, profits or share premium.

      For any other extraordinary general meeting, the quorum requirement is one-third of the shares entitled to vote, present in person, or voting by mail or by proxy.

      For a special meeting of holders of a certain category of shares, the quorum requirement is half of the shares entitled to vote in that category, present in person, or voting by mail or by proxy.

      If a quorum is not present at a meeting, the meeting is adjourned. When an adjourned meeting is resumed, there is no quorum requirement for an ordinary meeting or for an extraordinary general meeting where only an increase in our share capital is proposed through incorporation of reserves, profits or share premium. However, only questions that were on the agenda of the adjourned meeting may be discussed and voted upon. In the case of any other reconvened extraordinary general meeting or special meeting, the quorum requirement is 25% of the shares entitled to vote (or voting shares belonging to the relevant category for special meetings of holders of shares of such specific category), present in person or voting by mail or by proxy. If a quorum is not present, the reconvened meeting may be adjourned for a maximum of two months. No deliberation or action by the shareholders may take place without a quorum.

Votes Required for Shareholder Action

      A simple majority of shareholders may pass a resolution at either an ordinary general meeting or an extraordinary general meeting where only an increase in our share capital is proposed (through incorporation of reserves, profits or share premium). At any other extraordinary general meeting and at any special meeting of holders of a specific category of shares, a two-thirds majority of the shareholder votes cast is required.

      A unanimous shareholder vote is required to increase liabilities of shareholders.

      Abstention from voting by those present or those represented by proxy or voting by mail is counted as a vote against the resolution submitted to a shareholder vote.

Amendments Affecting Shareholder Rights

      Shareholder rights can be amended only after an extraordinary general meeting of the class of shareholders affected has taken place. Two-thirds of the shares of the affected class voting either in person or by mail or proxy must approve any proposal to amend shareholder rights. The voting and quorum requirements applicable to this type of special meeting are the same as those applicable to an extraordinary general meeting, except that the quorum requirements for a special meeting are 50% of the voting shares, or 25% upon resumption of an adjourned meeting.

Financial Statements and Other Communications with Shareholders

      In connection with any shareholders’ meeting, we must provide a set of documents including our annual report and a summary of the results of the five previous fiscal years to any shareholder who so requests.

Dividends

      Sanofi-Aventis may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserve that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law or our statuts. “Distributable profits” consist of our unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to law or our statuts.

Legal reserve

      The French Commercial Code requires us to allocate 5% of our unconsolidated statutory net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Funds must be allocated until the amount in the legal reserve is equal to 10% of the aggregate nominal value of the issued and outstanding share capital. This restriction on the payment of dividends also applies to each of our French subsidiaries on an unconsolidated basis. At September 30, 2004, our legal reserve was €278,456,286, representing 10% of the aggregate nominal value of our issued and outstanding share capital as of that date. The legal reserve of any company subject to this requirement may only be distributed to shareholders upon liquidation of the company.

Approval of dividends

      According to the French Commercial Code, our board of directors may propose a dividend for approval by the annual general meeting of shareholders. If we have earned distributable profits since the end of the preceding fiscal year, as reflected in an interim income statement certified by our auditors, our board of directors may distribute interim dividends to the extent of the distributable profits for the period covered by the interim income statement. Our board of directors exercises this authority subject to French law and regulations and may do so without obtaining shareholder approval.

Distribution of dividends

      Dividends are distributed to shareholders pro rata according to their respective holdings of shares. In the case of interim dividends, distributions are made to shareholders on the date of our board of directors’ meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

      Dividends may be paid in cash or, if the shareholders’ meeting so decides by ordinary resolution, in kind, provided that all shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our statuts provide that, upon a decision of the shareholders’ meeting taken by ordinary resolution, each shareholder may be given the choice to receive his dividend in cash or in shares.

Timing of payment

      According to the French Commercial Code, we must pay any existing dividends within nine months of the end of our fiscal year, unless otherwise authorized by court order. Dividends on shares that are not claimed within five years of the date of declared payment revert to the French State.

Changes in Share Capital

Increases in share capital

      As provided by the French Commercial Code, our share capital may be increased only with the shareholders’ approval at an extraordinary general meeting following the recommendation of our board of directors. Increases in our share capital may be effected by:

•	issuing additional shares,

•	increasing the nominal value of existing shares, or

•	creating a new class of equity securities.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	in consideration for cash,

•	in consideration for assets contributed in kind,

•	through an exchange offer,

•	by conversion of debt securities previously issued,

•	by capitalization of profits, reserves or share premiums, or

•	subject to various conditions, in satisfaction of debt incurred by Sanofi-Aventis.

      Decisions to increase the share capital through the capitalization of reserves, profits and/or share premiums require the approval of an extraordinary general meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases effected by an increase in the nominal value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premiums. All other capital increases require the approval of an extraordinary general meeting acting under the regular quorum and majority requirements for such meetings. See “— Quorum” and “— Votes Required for Shareholder Action” above.

      The shareholders may delegate the right to carry out any increase in share capital to our board of directors, provided that the increase has been previously authorized by the shareholders. Our board of directors may further delegate this right to our chairman and chief executive officer.

      On June 23, 2004, our shareholders approved resolutions to delegate to the Sanofi-Aventis board of directors the power to increase the Sanofi-Aventis share capital, on one or more occasions until 26 months after such approval as it deems appropriate, up to an aggregate par value amount of €750 million with respect to Sanofi-Aventis ordinary shares carrying preemptive rights, up to an aggregate par value amount of €750 million with respect to Sanofi-Aventis ordinary shares carrying no preemptive rights, and up to an aggregate value of €500 million with respect to Sanofi-Aventis ordinary shares convertible from share premiums, reserves, profits or other sums, with an overall cap on all such increases equal to €1,250 million.

      On June 23, 2004, our shareholders also approved resolutions to delegate to the Sanofi-Aventis board of directors the power to increase the share capital, on one or more occasions until 26 months after such approval, up to 2% of the share capital on the date of the Sanofi-Aventis board’s decision, by issuing shares or other securities convertible into Sanofi-Aventis’s capital reserved for employees, early retirees or retirees of the company under the Sanofi-Aventis employee savings plan. Under such resolution, the issue price for the new Sanofi-Aventis shares may not exceed the average of the first quoted prices of Sanofi-Aventis ordinary shares on the Premier marché during the 20 consecutive trading days preceding the date on which the decision is taken setting the opening date for subscriptions, and may not be more than 20% below such average for members of an employee savings plan or 30% where the period of inaccessibility stipulated by the plan in application of L.443-6 of the French Labor Code is greater than or equal to 10 years.

      On June 23, 2004, our shareholders also authorized our board for 38 months after this authorization to grant options to Sanofi-Aventis employees. The options to purchase Sanofi-Aventis ordinary shares could not exceed 2% of the share capital as of the day the decision is made by the Sanofi-Aventis board. Under such resolution, the option price may not be lower than the average of the first quoted prices of Sanofi-Aventis ordinary shares on the Premier marché during the 20 consecutive trading days preceding the date on which the options are granted.

Decreases in share capital

      According to the French Commercial Code, any decrease in our share capital requires approval by the shareholders entitled to vote at an extraordinary general meeting. The share capital may be reduced either by decreasing the nominal value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced either by an exchange of shares or by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

      Our shareholders may delegate the right to effect a decrease in our share capital to our board of directors, provided that the decrease has been previously approved by the shareholders.

Preferential Subscription Rights

      According to the French Commercial Code, if we issue specific kinds of additional securities, current shareholders will have preferential subscription rights to these securities on a pro rata basis. These preferential rights require us to give priority treatment to current shareholders. The rights entitle the individual or entity that holds them to subscribe to an issue of any securities that may increase the share capital of our company by means of a cash payment or a set-off of cash debts. Preferential subscription rights are transferable during the subscription period relating to a particular offering. These rights may also be listed on the Premier marché of Euronext Paris.

      Preferential subscription rights with respect to any particular offering may be waived by the vote of shareholders holding a two-thirds majority of the shares entitled to vote at an extraordinary general meeting. Our board of directors and our independent auditors are required by French law to present reports that specifically address any proposal to waive preferential subscription rights. In the event of a waiver, the issue of securities must be completed within the period prescribed by law. Shareholders also may notify us that they wish to waive their own preferential subscription rights with respect to any particular offering if they so choose.

      The shareholders may decide at an extraordinary general meeting to give the existing shareholders a nontransferable priority right to subscribe to the new securities, during a limited period of time.

      In the event of a capital increase without preferential subscription rights to existing shareholders, French law requires that the capital increase be made at a price equal to or exceeding the average market price of the shares in any consecutive ten trading day period within the 20 trading days preceding the capital increase.

Form, Holding and Transfer of Shares

Form of shares

      Our statuts provide that the shares may be held in either bearer form or registered form at the option of the holder.

Holding of shares

      In accordance with French law relating to the dematerialization of securities, shareholders’ ownership rights are represented by book entries instead of share certificates. Sanofi-Aventis maintains a share account with Euroclear France (a French clearing system, which holds securities for its participants) for all shares in registered form, which is administered by BNP Paribas Securities Services. In addition, we maintain separate accounts in the name of each shareholder either directly or, at a shareholder’s request, through the shareholder’s accredited intermediary. Each shareholder account shows the name of the holder and the number of shares held. BNP Paribas Securities Services issues confirmations (attestations d’inscription en compte) to each registered shareholder as to shares registered in the shareholder’s account, but these confirmations are not documents of title.

      Shares of a listed company may also be issued in bearer form. Shares held in bearer form are held and registered on the shareholder’s behalf in an account maintained by an accredited financial intermediary and are credited to an account at Euroclear France maintained by such intermediary. Each accredited financial intermediary maintains a record of shares held through it and issues certificates of inscription for the shares it holds. Transfers of shares held in bearer form may only be made through accredited financial intermediaries and Euroclear France.

      Shares held by persons who are not domiciled in France may be registered in the name of intermediaries who act on behalf of one or more investors. Under a French statute dated May 15, 2001, when shares are so held, we are entitled to request from such intermediaries the names of the investors. Also, we may request any legal person (personne morale) who holds more than 2.5% of our shares, to disclose the name of any person who owns, directly or indirectly, more than a third of its share capital or of its voting rights. A person who does not provide the information requested in time, or who provides incomplete or false information will be deprived of its voting rights at shareholders’ meetings and will have its payment of dividends withheld until it has provided the requested information in strict compliance with French law. If such a person acted willfully, the person may be deprived by a French court of either its voting rights or its dividends or both for a period of up to five years.

Transfer of shares

      Our statuts do not contain any restrictions relating to the transfer of shares.

      Registered shares must be converted into bearer form before being transferred on the Premier marché on the shareholders’ behalf and, accordingly, must be registered in an account maintained by an accredited financial intermediary on the shareholders’ behalf. A shareholder may initiate a transfer by giving instructions to the relevant accredited financial intermediary. For dealings on the Premier marché, a tax assessed on the price at which the securities were traded, or impôt sur les opérations de bourse, is payable at the rate of 0.3% on transactions of up to €153,000 and at a rate of 0.15% thereafter. This tax is subject to a rebate of €23 per transaction and a maximum assessment of €610 per transaction. However, non-residents of France are not required to pay this tax. In addition, a fee or commission is payable to the broker involved in the transaction, regardless of whether the transaction occurs within or outside France. No registration duty is normally payable in France, unless a transfer instrument has been executed in France.

Liquidation Rights

      If we are liquidated, any assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will be first distributed to repay in full the nominal value of our shares. Any surplus will be distributed pro rata among shareholders in proportion to the nominal value of their shareholdings.

Disclosure of Holdings Exceeding Certain Percentages

Statutory requirements

      The French Commercial Code provides that any individual or entity, acting alone or in concert with others, that becomes the owner, directly or indirectly, of more than 5%, 10%, 20%, 33 1/3%, 50% or 66 2/3% of the outstanding shares or voting rights of a listed company in France, such as Sanofi-Aventis, or that increases or decreases its shareholding or voting rights above or below any of those percentages, must notify the company, within five trading days of the date when it crosses the threshold, of the number of shares it holds and their voting rights. The individual or entity must also notify the Autorité des marchés financiers, or AMF, within five trading days of the date when it crosses the threshold. The AMF makes the notice public.

      French law and AMF regulations impose additional reporting requirements on persons who acquire more than 10% or 20% of the outstanding shares or voting rights of a listed company. These persons must file a report with the company and the AMF within 10 trading days of the date that they cross the threshold. In the report, the acquirer must specify if it acts alone or in concert with others and specify its intentions for the following 12-month period, including whether or not it intends to continue its purchases, to acquire control of the company in question or to seek nomination to the board of directors. The AMF makes the report public. The acquirer must also publish a press release stating its intentions in a financial newspaper of national circulation in France. The acquirer may amend its stated intentions, provided that it does so on the basis of significant changes in its own situation or shareholding. Upon any change of intention, it must file a new report.

      In order to permit holders to give the required notice, we must publish in the BALO, not later than 15 calendar days after the annual ordinary general meeting of shareholders, information with respect to the total number of voting rights outstanding as of the date of such meeting. In addition, if the number of outstanding voting rights changes by 5% or more between two annual ordinary general meetings, we must publish in the BALO, within 15 calendar days of such change, the number of voting rights outstanding. In both cases, we must also provide the AMF with a written notice setting forth the number of voting rights outstanding. The AMF publishes the total number of voting rights so notified by all listed companies in a weekly notice (avis), mentioning the date each such number was last updated.

      If any proprietary owner fails to comply with the legal notification requirement, the shares or voting rights in excess of the relevant threshold will be deprived of voting rights for all shareholders’ meetings until the end of a two-year period following the date on which the owner complies with the notification requirements. In addition, any shareholder who fails to comply with these requirements may have all or part of its voting rights suspended for up to five years by the Commercial Court at the request of our Chairman, any shareholder or the AMF, and may be subject to criminal fines.

      Under AMF regulations, and subject to limited exemptions granted by the AMF, any person or persons acting in concert that crosses the ownership threshold of 33 1/3% of the share capital or voting rights of a French listed company must initiate a public tender offer for the balance of the share capital of such company.

Requirements under Sanofi-Aventis statuts

      In addition, our statuts provide that any person or entity, acting alone or in concert with others, who becomes the owner of 1% of our share capital or our voting rights, or any multiple of that percentage, must notify us by certified mail, return receipt requested, within five trading days of the total number of shares and voting rights that such person then owns. The same provisions of our statuts apply to each increase or decrease in excess of 1%. Any person or entity that fails to comply with such notification requirements, upon the request of one or more shareholders holding at least 5% of our share capital or of our voting rights made at the general shareholders’ meeting, will be deprived of voting rights with respect to the shares in excess of the relevant threshold for all shareholders’ meetings until the end of a two-year period following the date on which such person or entity complies with the notification requirements.

•	On August 30, 2004, the Caisse de Dépôts et Consignations reported that it had fallen below the 1% threshold provided by our bylaws (statuts) and held 11,755,112 Sanofi-Aventis ordinary shares and voting rights, representing 0.85% of our share capital and 0.70% of our voting rights.

•	The Caisse National des Caisses d’Epargne et de Prévoyance has reported that it had fallen below and subsequently risen above various thresholds provided by our bylaws (statuts) with respect to our voting rights and our share capital. As of October 12, 2004, Caisse National des Caisses d’Epargne et de Prévoyance held 9,776,355 Sanofi-Aventis ordinary shares and voting rights, representing 0.70% of our share capital and 0.58% of our voting rights.

•	On September 13, 2004, the Kuwait Petroleum Corporation reported that it had fallen below the 5% thresholds with respect to our share capital and voting rights and held 47,040,230 Sanofi-Aventis ordinary shares and voting rights, representing 3.42% of our share capital and 2.83% of our voting rights.

Purchase of Our Own Shares

      Under French law, Sanofi-Aventis may not issue shares to itself. However, Sanofi-Aventis may, either directly or through a financial intermediary acting on its behalf, acquire up to 10% of its share capital within a maximum period of 18 months, provided our shares are listed on a regulated market. To acquire our shares for this purpose, we must file a note d’information that has received the approval (visa) of the AMF. We can elect to file such note d’information either prior to obtaining our shareholders’ approval at an ordinary general meeting, or after our board of directors, duly authorized by our shareholders, has decided to initiate the share purchase plan.

      If we repurchase our shares in the foregoing manner, we have three options. We may:

•	keep the shares;

•	sell or transfer them, including to our employees under an authorized profit-sharing plan or stock option plan; or

•	cancel the shares, with our shareholders’ approval at an extraordinary general meeting.

      We may not cancel more than 10% of our outstanding share capital over any 24-month period. Our repurchase of shares also must not result in our company holding, directly or through a person acting on our behalf, more than 10% of our outstanding share capital, or if we have different classes of shares, 10% of the shares of each class.

      We must hold any shares that we repurchase in registered form. These shares also must be fully paid up. Shares repurchased by us are deemed outstanding under French law but are not entitled to dividends or voting rights, and we may not exercise the preferential subscription rights attached to them.

      The shareholders, at an extraordinary general meeting, may decide not to take these shares into account in determining the preferential subscription rights attached to the other shares. However, if the shareholders decide to take them into account, we must either sell the rights attached to the shares we hold on the market before the end of the subscription period or distribute them to the other shareholders on a pro rata basis.

      The purchase and possible cancellation of 10% of our shares (up to €7.3 billion) was authorized by our shareholders on May 22, 2002. Under this authorization, the purchase price for any share purchased could not be greater than €100, and the selling price of any share sold could not be lower than €40, except for shares sold to beneficiaries of certain stock option plans (which could be sold at a price between €5.86 and €64.50). The authorization permitted us to purchase our shares from the date of our shareholders’ meeting of May 22, 2002 through November 22, 2003. The prospectus (note d’information) relating to this share repurchase program was granted visa n° 02-421 by the COB. Shares repurchased under this program may be used to:

•	respond to market conditions;

•	stabilize market prices;

•	provide shares to our employees and officers under stock option plans;

•	provide shares to our employees and officers under share purchase plans;

•	finance external growth;

•	grant shares following the exercise of rights attached to securities that give the right to receive shares; and

•	optimize our capital allocation.

      During 2002, pursuant to the May 22, 2001 and May 22, 2002 share purchase authorizations, we acquired 19,550,679 of our own shares at an average share price of €60.57. Fees associated with such purchases were €3,320,064 before taxes, or approximately €40.17 per share. During 2002, we sold 484,595 of our shares in connection with the exercise of purchase options at an average price of €14.49 per share, and sold 109,000 of our shares on the market at an average price of €59.29 per share.

      On May 19, 2003, our shareholders authorized the purchase and possible cancellation of 10% of our shares (up to €5.8 billion). Under this authorization, the purchase price for any share purchased may not be greater than €80, and the selling price of any share sold may not be lower than €20, except for shares sold to beneficiaries of certain stock option plans (which may be sold at a price between €6.01 and €69.94). We may purchase our shares from the date of our shareholders’ meeting, which was May 19, 2003 through the period ending 18 months from that date, which is November 19, 2004. The prospectus (note d’information) relating to this share repurchase program was granted visa n° 03-299 by the COB. Shares repurchased under this program may be used for the same purposes as under the previous buy-back program set forth above.

      During 2003, pursuant to the May 22, 2002 and May 19, 2003 share purchase authorizations, we acquired 20,192,769 of our own shares at an average share price of €50.43. Fees associated with such purchases were €2,422,416 before taxes, or approximately €0.12 per share. During 2003, we sold 550,882 of our shares in connection with the exercise of purchase options at an average price of €23.41 per share, and sold 28,000 of our shares on the market at an average price of €65.84 per share. As of December 31, 2003, we held 49,990,262 of our own ordinary shares, representing 6.8% of our share capital.

      On June 23, 2004, our shareholders approved a resolution to authorize us to purchase up to 10% of our shares for an additional 18-month period. Such authorization was effective as of the meeting date of the Sanofi-Aventis board of directors held to review Sanofi-Aventis’s financial statements for the six months ended June 30, 2004, and voided any unused portion of the May 19, 2003 share purchase authorization as of that effective date. Under this authorization, the purchase price for each Sanofi-Aventis ordinary share may not be greater than €90.00, and the maximum amount that Sanofi-Aventis could pay for the repurchases is €13,026,566,790. A prospectus (note d’information) describing this share repurchase programme as adopted by the Sanofi-Aventis board of directors on August 30, 2004 was granted visa n° 04-757 by the AMF on September 13, 2004.

Trading in Our Own Shares

      Under Règlement no° 90-04 of the COB, as amended, we may not trade in our own shares for the purpose of manipulating the market. There are three requirements for trades by a company in its own shares to be considered valid. Specifically, in order to be valid:

•	trades must be executed on behalf of the company by only one intermediary in each trading session, unless the issuer executes its purchase plan partly through derivative instruments, in which case two intermediaries may be used, but only to the extent that the issuer is able to ensure adequate coordination between the intermediaries;

•	any block trades may not be made at a price above the current market price; and

•	each trade must be made at a price that falls between the lowest and the highest trading price of the trading session during which it is executed.

Because Sanofi-Aventis ordinary shares are continuously quoted (cotation en continu), our trades must meet three further requirements to be considered valid:

•	the trade must not influence the determination of the quoted price before the opening of trading, at the first trade of the shares, at the reopening of trading following a suspension, or, as applicable, in the last five minutes of any trading session or at the fixing of the closing price;

•	the trade must not account for more than 25% of the average total daily trading volume on Euronext Paris in the shares during the three trading days immediately preceding the trade; and

•	the trade must not be carried out in order to influence the price of a derivative instrument relating to the company’s shares.

      There are two periods during which we are not permitted to trade in our own securities: the 15-day period before the date on which we make our consolidated or annual accounts public, and the period beginning on the date at which we become aware of information that, if disclosed, would have a significant impact on the market price of our securities and ending on the date this information is made public.

      There are certain exceptions to the above requirements:

•	trades by a company in its own shares that are used to finance an acquisition are deemed valid, regardless of whether the six requirements listed above are met if (1) the acquisition takes place at least three months after the company’s last trade in its own shares and (2) an independent advisor has been appointed in order to assess the value of the shares, the value of the assets acquired and the fairness of the exchange ratio; and

•	trades by a company in its own shares that are executed on behalf of the company by an intermediary pursuant to a liquidity agreement are deemed valid, regardless of whether the first two requirements listed above regarding continuous quotation and the two restrictions regarding the trading period are met, provided that the terms of the liquidity agreement comply with the ethics guidelines (charte de déontologie) approved by the COB in its Instruction of April 10, 2001.

      After making an initial purchase of our own shares, we must file monthly reports with the AMF that contain specified information about subsequent transactions (including purchases, sales and share cancellations). The AMF makes this information publicly available.

Ownership of Shares by Non-French Persons

      The French Commercial Code currently does not limit the right of non-residents of France or non-French persons to own and vote shares. However, non-residents of France must file an administrative notice with French authorities in connection with the acquisition of a controlling interest in our company. Under existing administrative rulings, ownership of 20% or more of our share capital or voting rights is regarded as a controlling interest, but a lower percentage might be held to be a controlling interest in certain circumstances depending upon factors such as:

•	the acquiring party’s intentions;

•	the acquiring party’s ability to elect directors; or

•	financial reliance by the company on the acquiring party.

DESCRIPTION OF SANOFI-AVENTIS AMERICAN DEPOSITARY SHARES

General

      The Bank of New York, as depositary, will issue Sanofi-Aventis ADSs in certificated form (evidenced by an American depositary receipt, or ADR) or book-entry form. Each ADR is a certificate evidencing a specific number of Sanofi-Aventis ADSs. Each Sanofi-Aventis ADS will represent one-half of one Sanofi-Aventis ordinary share (or the right to receive one-half of one Sanofi-Aventis ordinary share) deposited with the Paris, France office of BNP Paribas, as custodian.

      Each Sanofi-Aventis ADS will also represent any other securities, cash or other property that may be held by the depositary under the deposit agreement. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286. The principal executive office of the depositary is located at One Wall Street, New York, New York 10286.

      You may hold Sanofi-Aventis ADSs either directly or indirectly through your broker or other financial institution. The following description assumes you hold your Sanofi-Aventis ADSs directly, in certificated form evidenced by ADRs. If you hold the Sanofi-Aventis ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      As a holder of Sanofi-Aventis ADSs, we will not treat you as one of our shareholders, and you will not have shareholder rights. French law governs shareholder rights. The depositary will be the holder of the Sanofi-Aventis ordinary shares underlying your Sanofi-Aventis ADSs. Your rights as a holder of Sanofi-Aventis ADSs are set forth in the deposit agreement between Sanofi-Aventis and The Bank of New York, as depositary, and your ADR. New York law governs the deposit agreement and the ADRs.

      The following is a summary of the deposit agreement, a form of which has been filed as an exhibit to the registration statement on Form F-4 of which this document forms a part and which is incorporated by reference into this document. For more complete information, you should read the entire deposit agreement and the ADR itself. You may also inspect a copy of the deposit agreement at the depositary’s Corporate Trust Office.

Share Dividends and Other Distributions

     Receipt of dividends and other distributions

      The depositary has agreed to pay to holders of Sanofi-Aventis ADSs the cash dividends or other distributions that it or the custodian receives on the deposited Sanofi-Aventis ordinary shares and other deposited securities after deducting its fees and expenses. Holders of Sanofi-Aventis ADSs will receive these distributions in proportion to the number of Sanofi-Aventis ADSs that they hold.

      Cash. The depositary will convert any cash dividend or other cash distribution paid on the shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the French government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the dividends only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert into U.S. dollars for the account of the ADR holders who have not been paid. It will not invest the funds it holds and it will not be liable for any interest.

      Before making a distribution, any withholding taxes that must be paid under French law will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the euro, you may lose some or all of the value of the distribution.

      Shares. The depositary may, and at our request will, distribute new ADRs representing any shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole Sanofi-Aventis ADSs. It will sell shares that would require it to deliver a fractional Sanofi-Aventis ADS and distribute the net proceeds in the same way as it distributes cash. If the depositary does not distribute additional Sanofi-Aventis ADSs, the outstanding ADRs will also represent the new shares.

      Rights to Receive Additional Shares. If we offer holders of Sanofi-Aventis ordinary shares any rights to subscribe for additional shares or any other rights, the depositary after consultation with us may make these rights available to you. The depositary must first consult with us, and we must furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds in the same way as it distributes cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, holders of Sanofi-Aventis ADSs will receive no value for them.

      If the depositary makes rights available to holders of Sanofi-Aventis ADSs, upon instruction from such holders, it will exercise the rights and purchase the shares on such holder’s behalf. The depositary will then deposit the shares and deliver ADRs to such holders. It will only exercise rights if holders of Sanofi-Aventis ADSs pay it the exercise price and any other charges the rights require such holders to pay.

      U.S. securities laws may restrict the sale, deposit, cancellation and transfer of ADRs issued upon exercise of rights. For example, holders of Sanofi-Aventis ADSs may not be able to trade these Sanofi-Aventis ADSs freely in the United States. In this case, the depositary may deliver Sanofi-Aventis ADSs under a separate restricted deposit agreement that will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

      Other Distributions. The depositary will send to holders of Sanofi-Aventis ADSs anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it distributes cash, or it may choose any method to distribute the property it deems equitable and practicable.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Sanofi-Aventis ADSs. We have no obligation to register Sanofi-Aventis ADSs, shares, rights or other securities under the Securities Act. Other than our obligation to register the Sanofi-Aventis ADSs, we also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to holders of Sanofi-Aventis ADSs. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for the depositary to make them available to such holders.

Deposit, Withdrawal and Cancellation

Delivery of ADRs

      The depositary will deliver ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Sanofi-Aventis ADSs in the names you request and will deliver the ADRs to the persons you request at its Corporate Trust Office.

Obtaining Sanofi-Aventis ordinary shares

      You may turn in your ADRs at the depositary’s Corporate Trust Office. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of a custodian or, at your request, risk and expense, the depositary will deliver the deposited securities at its Corporate Trust Office.

Voting Rights

      You may instruct the depositary to vote the Sanofi-Aventis ordinary shares underlying your Sanofi-Aventis ADSs, but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares from the ADR program and vote as an ordinary shareholder. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

      If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to French law and the provisions of our statuts, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

      We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

      Similar to our shares, Sanofi-Aventis ADSs evidenced by ADRs registered in the name of the same owner for at least two (2) years will be eligible for double voting rights if certain procedures are followed, as set out in the deposit agreement. For additional information regarding double voting rights, see “Description of Sanofi-Aventis Ordinary Shares — Voting Rights”.

      The deposit agreement allows the depositary and Sanofi-Aventis to change the voting procedures or require additional voting procedures in addition to the ones described above if necessary or appropriate to comply with French or United States law or our statuts. For example, you might be required to arrange to have your Sanofi-Aventis ADSs deposited in a blocked account for a specified period of time prior to a shareholders’ meeting in order to be allowed to give voting instructions.

Fees and Expenses

      Sanofi-Aventis will pay specified fees, charges and expenses of The Bank of New York as agreed between Sanofi-Aventis and The Bank of New York. The fees for which a holder of Sanofi-Aventis ADSs is responsible include those set forth in the following table:

ADS holder must pay:	For:

$5.00 (or less) per 100 Sanofi-Aventis ADSs (or portion thereof)	Each issuance of Sanofi-Aventis ADSs, including as a result of a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.02 (or less) per Sanofi-Aventis ADS	Any cash payment

Registration or Transfer Fees	Transfer and registration of Sanofi-Aventis ordinary shares on the share register of the foreign registrar from your name to the name of the depositary or its agent when you deposit or withdraw Sanofi-Aventis ordinary shares

Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars

Cable, telex and facsimile transmission expenses

Servicing of shares or deposited securities

Taxes and other governmental charges the depositary or the custodian have to pay on any Sanofi-Aventis ADS or shares underlying Sanofi-Aventis ADSs, including, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

A fee equal to the fee that would be payable if securities distributed to you had been shares, and the shares had been deposited for issuance of ADSs	Distribution of securities to holders of deposited securities by the depositary

Payment of Taxes

      You will be responsible for any taxes or other governmental charges payable on your Sanofi-Aventis ADSs or on the deposited securities underlying your Sanofi-Aventis ADSs. The depositary may refuse to transfer your Sanofi-Aventis ADSs or allow you to withdraw the deposited securities underlying your Sanofi-Aventis ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your Sanofi-Aventis ADSs to pay any taxes owed, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of Sanofi-Aventis ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Changes Affecting Deposited Securities

      If we:

•	change the nominal or par value of our Sanofi-Aventis ordinary shares;

•	recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action;

•	reclassify, split up or consolidate any of the deposited securities; or

•	distribute securities on the deposited shares that are not distributed to you;

then either:

•	the cash, shares or other securities received by the depositary will become deposited securities and each Sanofi-Aventis ADS will automatically represent its equal share of the new deposited securities; or

•	the depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it receives. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Disclosure of Interests

      The obligation of a holder or other person with an interest in our shares to disclose information under French law and under our statuts also applies to you and any other persons with an interest in the Sanofi-Aventis ADSs other than the depositary. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest as a holder of our ordinary shares. For additional information regarding these obligations, see “Description of Sanofi-Aventis’s Ordinary Shares — Disclosure of Holdings Exceeding Certain Percentages”.

Amendment and Termination

      We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices a substantial right of holders of Sanofi-Aventis ADSs, it will only become effective 30 days after the depositary notifies such holders of the amendment. At the time an amendment becomes effective, such holders will be considered, by continuing to hold their ADR, to have agreed to the amendment and to be bound by the ADR and the deposit agreement as amended.

      The depositary will terminate the agreement if we ask it to do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 30 days before termination.

      After termination, the depositary and its agents will be required to do only the following under the deposit agreement: (1) collect distributions on the deposited securities and (2) deliver shares and other deposited securities upon cancellation of ADRs. One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the holders of Sanofi-Aventis ADSs that have not surrendered their Sanofi-Aventis ADSs. It will not invest the money and will have no liability for interest. The depositary’s only obligations will be to account for the proceeds of the sale and other cash and with respect to indemnification. After termination, our only obligation will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations on Obligations and Liability to Holders of Sanofi-Aventis ADSs

      The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

•	are obligated only to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond its control from performing its obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Sanofi-Aventis ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents it believes in good faith to be genuine and to have been signed or presented by the proper party.

      In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

      Before the depositary will deliver or register the transfer of Sanofi-Aventis ADSs, make a distribution on Sanofi-Aventis ADSs or process a withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver Sanofi-Aventis ADSs, register transfers of Sanofi-Aventis ADSs or permit withdrawals of shares when the transfer books of the depositary or our transfer books are closed, or at any time if the depositary or we think it advisable to do so.

Right to Receive the Shares Underlying the Sanofi-Aventis ADSs

      You have the right to cancel your Sanofi-Aventis ADSs and withdraw the underlying Sanofi-Aventis ordinary shares at any time except:

•	when temporary delays arise when we or the depositary have closed our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	when you or other holders of Sanofi-Aventis ADSs seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Sanofi-Aventis ADSs or to the withdrawal of shares or other deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of Sanofi-Aventis ADSs

      Unless we tell the depositary not to, the deposit agreement permits the depositary to deliver Sanofi-Aventis ADSs before deposit of the underlying shares. This is called a pre-release of the Sanofi-Aventis ADSs. The depositary may also deliver shares upon cancellation of pre-released Sanofi-Aventis ADSs (even if the Sanofi-Aventis ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive Sanofi-Aventis ADSs instead of shares to close out a pre-release. The depositary may pre-release Sanofi-Aventis ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer (i) owns the shares or Sanofi-Aventis ADSs to be deposited, (ii) assigns all beneficial rights, title and interest in such shares or ADRs to the depositary and (iii) will not take any action with respect to such shares or ADRs that is inconsistent with the transfer of beneficial ownership, other than in satisfaction of such pre-release; (2) the pre-release must be fully collateralized with cash, U.S. government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of Sanofi-Aventis ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

COMPARISON OF SHAREHOLDERS’ RIGHTS

      If the merger is completed, all outstanding Aventis ordinary shares will be converted into the right to receive Sanofi-Aventis ordinary shares. The following is a summary of the material differences between the rights of Sanofi-Aventis shareholders and the rights of Aventis shareholders. Because each of Sanofi-Aventis and Aventis is a limited liability corporation (société anonyme) organized under French law, these differences arise primarily from the differences between the corporate bylaws (statuts) of the two companies. The following information is a summary and does not purport to be complete. For more complete information, you should read our statuts and the statuts of Aventis. An unofficial translation of our statuts has been included as an exhibit to our registration statement on Form F-4 of which this document is a part and which has been filed with the SEC. Aventis’s statuts are filed as an exhibit to Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003. To find out where you can obtain these documents, see “Additional Information for Securityholders — Where You Can Find More Information”.

General

      The rights of holders of ordinary shares of Sanofi-Aventis are governed by Book 2 (Livre 2) of the French Commercial Code (Code de commerce) and the decree n-67-236 of March 23, 1967 and by the provisions of Sanofi-Aventis’s statuts dated September 16, 2004, as amended.

      The rights of holders of ordinary shares of Aventis are governed by Book 2 (Livre 2) of the French Commercial Code (Code de commerce) and the decree n-67-236 of March 23, 1967 and by the provisions of Aventis’s statuts dated June 11, 2004, as amended.

      French law allows the shareholders of a limited liability corporation (société anonyme) to adopt a governance structure that has a single board of directors (conseil d’administration) or a two-tiered board structure, with a supervisory board (conseil de surveillance) and a management board (directoire). Sanofi-Aventis has a single board of directors and Aventis has a management board and a supervisory board. The following summary of the material differences between the rights of Sanofi-Aventis shareholders and the rights of Aventis shareholders includes a discussion of the material differences arising from these different statutory governance structures, as well as from differences arising from each company’s statuts.

Sanofi-Aventis	Aventis

Structure of the Board of Directors; Duties of the Board of Directors	Sanofi-Aventis’s statuts provide for a single board of directors (conseil d’administration).

The board determines the strategic orientations of Sanofi-Aventis’s business and ensures that such orientations are implemented. Subject to the powers expressly granted to the shareholders and within the limits of Sanofi-Aventis’s corporate purpose, the board addresses all issues of relevance to the proper functioning of Sanofi-Aventis and settles all issues concerning its affairs.	Aventis’s statuts provide for a two-tiered board structure, consisting of a management board (directoire) and a supervisory board (conseil de surveillance). No person can be a member of both boards.

Management Board.
The management board is responsible for managing Aventis’s business and affairs, including determining the overall business and financial strategy. The management board acts in the name of the company. The Chairman of the management board and any managing director (directeur général) have the sole authority to represent

Sanofi-Aventis	Aventis

the company in dealings with a third party.
Supervisory Board.
The supervisory board is responsible for supervising the management board, including appointing the members of the management board, the chairman of the management board and any vice chairman or managing director (directeur général).
Under French law, any sale of real property or of equity interests or the giving of any guaranty or surety must be approved by the supervisory board. In addition, Aventis’s statuts provide that any corporate decision that is of major strategic importance to, or that is likely to have a material effect on the financial situation of, Aventis or its subsidiaries requires the prior approval of the supervisory board.

Size and Qualifications of the Board of Directors	Sanofi-Aventis’s statuts provide that the board of directors shall consist of between 3 and 18 members. The board of directors currently has 17 members.

Under Sanofi-Aventis’s statuts, as soon as the number of directors who are 70 years of age or older represents more than one-third of the directors in office, the oldest director shall be deemed to have resigned, and his or her term of office shall end at the date of the next ordinary shareholders’ meeting.

French law allows entities, including corporations, to be members of the board of directors of Sanofi-Aventis. If an entity is a director, it must appoint an individual to act as its permanent representative on the board of directors. Permanent	Management Board.
Aventis’s statuts provide that the management board shall consist of up to 7 members. The management board currently has 7 members. Members of the management board need not be shareholders. Under French law, members of the management board must be individuals. Aventis’s statuts provide that no person may be appointed a member of the management board if he or she is over 65 years of age. Any member of the management board who reaches the age of 65 shall be deemed to have resigned at the end of the next meeting of the supervisory board.

Supervisory Board.
Aventis’s statuts provide that the supervisory board of directors shall consist of up to 16 members. Under French law, the supervisory board

Sanofi-Aventis	Aventis

representatives are subject to the same qualification requirements as other individual directors.	must have at least 3 members. The supervisory board currently has 11 members. French law requires each member of the supervisory board to be a shareholder and Aventis’s statuts provide that each member of the supervisory board must hold at least 1 Aventis ordinary share.

Aventis’s statuts require that the members of the supervisory board must be individuals.

Under Aventis’s statuts, no more than one-third of the members of the supervisory board at any time may be 75 years of age or older.

Election of Directors; Term of Office	Under French law, the members of Sanofi-Aventis’s board of directors are elected by shareholders at an ordinary general meeting.

Sanofi-Aventis’s statuts provide that the shareholders at the ordinary shareholders’ meeting determine the term of office of directors so that members of the board are reappointed on a regular basis in the most equal proportion possible, but that such term shall be for a maximum of four years, subject to re-election by rotation	Management Board.
The supervisory board appoints the members of the management board for fixed three-year terms. The management board also appoints the Chairman, and the vice- chairman and managing directors, if any.

Supervisory Board.
Aventis’s statuts provide that members of the supervisory board are elected for fixed three-year terms by a majority vote of Aventis’s shareholders at the ordinary shareholders’ meetings.

Removal of Directors	Members of Sanofi-Aventis’s board of directors may be removed with or without cause (juste motif) at any time by the affirmative vote of a simple majority of the shareholders at an ordinary general meeting. They have no right to damages for removal against Sanofi-Aventis, unless such removal was abusive or persecutory (injurieux ou vexatoire).	Management Board.
Members of the management board may be removed with or without cause (juste motif) at any time by action of the supervisory board or by the affirmative vote of a simple majority of the shareholders at an ordinary general meeting. However, if the removal is without cause (juste motif), the removed member may have a right to damages (dommages-intérêts) against Aventis.
Supervisory Board.

Sanofi-Aventis	Aventis

Members of the supervisory board may be removed with or without cause (juste motif) at any time by the affirmative vote of a simple majority of the shareholders at an ordinary general meeting. A removed member has no right to damages (dommages-intérêts) against Aventis unless such removal was abusive or persecutory (injurieux ou vexatoire).

Liability of Members of the Board	French law provides that members of Sanofi-Aventis’s board of directors (conseil d’administration) can be civilly liable, individually or jointly, to the company or to third parties for violations of legal and regulatory provisions applicable to “sociétés anonymes”, violations of the company’s bylaws or for mismanaging the company. Mismanagement is broadly defined as any act, intentional or unintentional, contrary to the interest of the company and which damages the company. If the mismanagement results in the company’s bankruptcy, the directors themselves, in their individual capacity, may be subject to the bankruptcy proceedings.

Directors are generally jointly and severally liable for the misconduct of the board, unless misconduct can only be attributed to certain directors. In particular, all directors will be jointly and severally liable for actions taken by the board of directors unless an individual director can prove that he or she did not attend the meeting at which the action was taken for a real reason or they opposed the action, made their opposition known in the minutes of the meeting and took all steps available to them to prevent the action from being taken. In any suit against the directors for mismanagement, third parties, including shareholders, have the	Management Board.
French law provides that members of the management board (directoire) of a dual-board company (société anonyme à conseil de surveillance et à directoire) are subject to the same liability as directors (administrateurs) in a single board company (société anonyme à conseil d’administration). Accordingly, members of the management board of Aventis are subject to the same liability as the members of Sanofi-Aventis’s board of directors set forth opposite.

Supervisory Board.
French law provides that members of the supervisory board are individually liable to the company or to third parties only in the case of their personal misconduct.

Members of the supervisory board are not liable for the mismanagement of the company or for the consequences of such mismanagement. They can, however, be held liable for civil claims for the crimes (délits) of members of the management board if they knew of those crimes and did not disclose them at the shareholders’ meeting.

Sanofi-Aventis	Aventis

burden of proving that they have suffered a loss, either personally or through the company, and the action of the directors caused the loss.

Members of the Sanofi-Aventis board can also incur criminal liability for violating certain provisions of the French Commercial Code (Code de commerce) and other laws and regulations, including employment laws and securities laws. In particular, the French Commercial Code (Code de commerce) provides that a director can be fined and/or imprisoned if he or she, in bad faith and for his or her own direct or indirect benefit, uses the company’s assets or credit for purposes which he or she knows are not to the company’s benefit.

The French Commercial Code (Code de commerce) prohibits any provision in a company’s statuts purporting to limit a director’s liability.

Voting Rights	Under Sanofi-Aventis’s statuts, each Sanofi-Aventis ordinary share generally entitles its holder to one vote. A double voting right, however, is assigned to each Sanofi-Aventis ordinary share that has been paid in full and registered in the name of the same shareholder for at least two years. This double voting right ceases automatically for any Sanofi-Aventis ordinary share converted into a bearer share or transferred from one owner to another, subject to exceptions provided by French company law.

Bonus shares arising from an increase of share capital by incorporation of reserves, profits or share premiums receive the benefit of the double vote as from the time of their issue insofar as they have	Aventis’s statuts do not provide for double voting rights. Each Aventis ordinary share entitles its holder to one vote.

Sanofi-Aventis	Aventis

been assigned on the basis of shares already benefiting from the right.

Equity Threshold Disclosure	Under Sanofi-Aventis’s statuts, any person, acting individually or jointly, who acquires a number of Sanofi-Aventis ordinary shares representing a proportion of capital or voting rights equal to 1% or more of the share capital, or any multiple thereof, must notify Sanofi-Aventis of the total number of Sanofi-Aventis shares and voting rights held by such person and also of any securities giving future access to the capital or voting rights that may potentially be attached. Such notification must also be made when the shareholders’ holding of capital or voting rights falls below the thresholds described above.

The notice must be made by registered mail within five stock exchange days of the date on which such threshold was crossed.

If a person fails to comply with such notification requirements, a shareholder holding at least 5% of the Sanofi-Aventis’s share capital or voting rights may request the application of the penalties provided for by French law for noncompliance with the obligation to declare the crossing of the legal threshold.

In addition, holders of Sanofi-Aventis ordinary shares and holders of Aventis ADSs are subject to certain statutory reporting requirements with respect to their level of share ownership. See “Description of Sanofi-Aventis Ordinary Shares — Disclosure of Holdings Exceeding Certain Percentages — Statutory requirements”.	Under Aventis’s bylaws, any person who acquires, directly or indirectly, a number of Aventis ordinary shares representing a proportion of capital or voting rights equal to 0.5% or more of the share capital and/or voting rights, or any multiple thereof up to and including 50%, must notify Aventis of the total number of shares and voting rights held by such person. Such notification must also be made when the shareholders’ holding of capital or voting rights falls below the thresholds described above.

The notice must be made by mail, telefax or telex within five days of the date on which such threshold was crossed.

If a person fails to comply with such notification requirements, such person, within the conditions and limitations defined by French law, shall be deprived of the voting rights attached to those securities exceeding the levels to be notified, upon request of a shareholder holding 5% or more of the share capital of Aventis.

In addition, under Aventis’s statuts, any person who acquires, directly or indirectly, a number of Aventis ordinary shares representing a proportion of capital or voting rights equal to 1% or more of the share capital and/or voting rights, or any multiple thereof, must, within five days of exceeding such level, request Aventis to convert all of its Aventis ordinary shares into registered shares.

	Sanofi-Aventis	Aventis

Interest on Late Payments of the Share’s Nominal Amounts	Sanofi-Aventis’s statuts provide that shareholders who do not make the required payments on their Sanofi-Aventis ordinary shares must pay interest at a rate equal to three points above the legal rate in business matters, calculated on a daily basis starting from the due date of the payments.	Aventis’s statuts provide that shareholders who do not the make the required payments on their Aventis ordinary shares must pay interest at a rate equal to 6% per annum, calculated on a daily basis starting from the due date of the payments.

Participation in Shareholders’ Meetings	Under Sanofi-Aventis’s statuts, the board of directors may decide whether to permit Sanofi-Aventis shareholders to participate in and vote at a shareholders’ meeting by videoconference and tele-
communication.

Sanofi-Aventis’s statuts do not provide for voting at a shareholders’ meeting by secret ballot.	Under Aventis’s statuts, Aventis shareholders may participate in shareholders’ meetings by means of videoconference and telecommunication in accordance with applicable law.

Under Aventis’s statuts, voting at a shareholders’ meeting may proceed by secret ballot upon request of a participant at the meeting holding at least 10% of the capital present at such meeting.

MARKET PRICE AND DIVIDEND DATA

Market Prices

Sanofi-Aventis

      Sanofi-Aventis ordinary shares are listed on the Premier marché of Euronext Paris under the symbol “SAN”. Sanofi-Aventis ADSs, each representing an ownership interest in one half of one Sanofi-Aventis ordinary share, are issued by The Bank of New York, as depositary, and are listed on the NYSE and trade under the symbol “SNY”.

      The table below sets forth the highest and lowest quoted prices of Sanofi-Aventis ordinary shares on the Premier marché of Euronext Paris and the highest and lowest sales on the NYSE for the periods indicated.

	Sanofi-Aventis		Sanofi-Aventis
	Ordinary Shares (1)		ADSs (2)

	High	Low	High	Low

	(€ per		(U.S.$ per
	Sanofi-Aventis		Sanofi-Aventis
	ordinary share)		ADS)
Year ended December 31,
1999	48.10	34.13	–	–
2000	71.00	34.70	–	–
2001	86.50	52.60	–	–
2002	84.30	49.78	32.80	24.90
2003	60.00	41.50	37.92	22.53
Year ended December 31, 2002
First Quarter	84.30	69.15	–	–
Second Quarter	73.95	53.00	–	–
Third Quarter	65.85	49.78	32.80	24.90
Fourth Quarter	65.90	54.25	31.65	27.72
Year ended December 31, 2003
First Quarter	59.50	41.50	32.00	22.53
Second Quarter	58.20	46.32	33.67	25.65
Third Quarter	56.75	47.61	32.00	26.02
Fourth Quarter	60.00	50.80	37.92	30.26
Year ending December 31, 2004
First Quarter	63.25	52.90	40.10	32.23
Second Quarter	56.90	49.42	33.91	29.22
Third Quarter	59.90	51.70	36.94	31.61
Fourth Quarter (through October 14)	60.30	56.50	37.36	34.81
Year ending December 31, 2004
January	63.25	54.10	40.10	33.75
February	58.30	54.30	36.99	33.87
March	57.55	52.90	35.51	32.23
April	56.90	49.42	33.66	29.22
May	54.70	51.20	33.57	30.60
June	54.95	52.05	33.91	31.56
July	55.40	51.70	33.96	31.61
August	59.55	53.90	36.78	33.13
September	59.90	55.70	36.94	33.72
October (through October 14)	60.30	56.50	37.36	34.81

(1)	Price quotations for periods prior to May 1999 are for Sanofi ordinary shares.

(2)	Sanofi-Aventis ADSs began trading on NYSE on July 1, 2002.

Aventis

      Aventis ordinary shares are listed on the Premier marché of Euronext Paris under the symbol “AVE”. Aventis ordinary shares are also listed to trade on the Frankfurt Stock Exchange and are also traded on the Xetra computerized trading system. Aventis ADSs, each representing an ownership interest in one Aventis ordinary share, are issued by Citibank N.A., as depositary and are listed on the NYSE, where they trade under the symbol “AVE”.

      The table below sets forth the reported high and low sales prices in euros of Aventis ordinary shares on the Premier marché of Euronext Paris and the reported high and low sale prices in U.S. dollars of Aventis ADSs on the NYSE for the periods indicated.

	Aventis
	Ordinary Shares (1)		Aventis ADSs

	High	Low	High	Low

	(€ per Aventis		(U.S.$ per
	ordinary share)		Aventis ADS)
Year ended December 31,
1999	68.60	39.21	68.56	43.38
2000	95.40	47.28	87.50	45.50
2001	94.75	65.20	86.44	64.05
2002	85.95	47.60	74.21	48.00
2003	54.55	37.50	66.60	41.85
Year ended December 31, 2002
First Quarter	85.95	74.10	74.21	66.04
Second Quarter	80.25	62.75	72.06	62.59
Third Quarter	72.90	47.60	71.29	48.00
Fourth Quarter	64.95	49.60	62.08	51.07
Year ended December 31, 2003
First Quarter	54.55	37.50	56.79	41.85
Second Quarter	52.50	39.55	61.11	42.90
Third Quarter	49.66	43.07	56.01	47.64
Fourth Quarter	53.00	44.12	66.60	51.95
Year ending December 31, 2004
First Quarter	65.40	50.10	80.58	63.92
Second Quarter	66.55	60.35	80.74	71.46
Third Quarter	69.45	61.75	84.75	74.98
Fourth Quarter (through October 14)	69.20	66.00	86.28	81.25
Year ending December 31, 2004
January	63.60	50.10	78.75	63.92
February	63.35	59.45	80.58	75.50
March	65.40	60.80	79.52	74.06
April	66.55	60.35	79.80	71.46
May	65.25	62.40	79.83	74.60
June	65.50	62.05	80.74	75.36
July	65.45	61.75	80.25	74.98
August	69.45	64.50	84.68	78.40
September	68.65	63.00	84.75	79.00
October (through October 14)	69.20	66.00	86.28	81.25

(1)	For all periods prior to December 20, 1999, Aventis ordinary shares were traded under the name Rhône-Poulenc and the symbol “RP”.

Dividends

Sanofi-Aventis

      The following table sets forth the euro amount of net dividends paid on each Sanofi-Aventis ordinary share and the U.S. dollar amount of dividends paid on each Sanofi-Aventis ADS in respect of the years indicated.

	€ per Sanofi-Aventis	U.S.$ per Sanofi-
	Ordinary Share (1)(2)	Aventis ADS (3)
Year ended December 31,
2003	€1.02	$0.52
2002	0.84	0.42
2001	0.66	-
2000	0.44	-
1999	0.32	-

(1)	Translations of French francs into euro amounts are based on the fixed rate established by the European Council of Ministers of FF 6.55957 = €1.00.

(2)	Holders of record of Sanofi ordinary shares as of May 5, 1999 received a 4-for-1 stock split on their Sanofi ordinary shares.

(3)	Represents the net dividend paid in U.S.$, net of French tax withheld, assuming 15% rate under French Treaty. Does not include any amount paid in respect of avoir fiscal. (Source: Bloomberg)

Aventis

      The following table sets forth the euro amount of net dividends paid on each Aventis ordinary share and the U.S. dollar amount of dividends paid on each Aventis ADS in respect of the years indicated.

	€ per Aventis	U.S.$ per
	Ordinary Share (1)(2)	Aventis ADS (3)
Year ended December 31,
2003	€0.82	$0.86
2002	0.70	0.69
2001	0.58	0.47
2000	0.50	0.36
1999	0.45	0.34

(1)	For all periods prior to December 20, 1999, Aventis ordinary shares were traded under the name Rhône-Poulenc and the symbol “RP”.

(2)	Translations of French francs into euro amounts are based on the fixed rate established by the European Council of Ministers of FF 6.55957 = €1.00.

(3)	Represents the net dividend paid in U.S.$, net of French tax withheld, assuming 15% rate under French Treaty. Does not include any amount paid in respect of avoir fiscal. (Source: Bloomberg)

NON-GAAP FINANCIAL MEASURES

Adjusted Net Income

      Sanofi-Aventis defines “core business” as the combination of Sanofi-Synthelabo’s activities and Aventis’s activities in prescription drugs and human vaccines, together with Aventis’s 50% interest in Merial, its animal health joint venture with Merck & Co., and its corporate activities. The non-core segment therefore consists of legacy Aventis businesses that Aventis already considers as non-core activities and with respect to which Sanofi-Aventis intends to continue Aventis’s program of divestitures. Sanofi-Aventis believes that the presentation of a segmentation between its core and non-core businesses will enhance investors’ understanding of the business on a comparative basis, as Aventis has reported its results in this manner in the past. Sanofi-Aventis also believes that the presentation of the performance of the combined company’s entire pharmaceutical business, in addition to its GAAP consolidated results, will enhance comparability with Sanofi-Aventis’s historic performance because prior to the transaction Sanofi-Aventis operated in one business segment: the research and development, production, marketing and sale of pharmaceutical products. With the completion of planned divestitures the non-core segment has disappeared, and as announced Aventis has ended the distinction between “core” and “non-core” as of the first quarter 2004. The distinction will, however, remain pertinent for the purposes of comparisons with periods before that time.

      Sanofi-Aventis also believes that investors’ understanding of Sanofi-Aventis’s performance following the acquisition of Aventis will be enhanced by disclosing “adjusted net income” for Sanofi-Aventis’s core business. Sanofi-Aventis defines “adjusted net income”, a non-GAAP financial measure, as net income as determined under French GAAP (which will include under the equity method Aventis’s 50% interest in the earnings of Merial), excluding the impact of purchase accounting for the Aventis acquisition and acquisition-related integration and restructuring costs. Sanofi-Aventis views adjusted net income as an operating performance measure and believes that the most directly comparable French GAAP measure is net income.

      Adjusted net income excludes the effects of purchase-accounting treatments under French GAAP related to the acquisition of Aventis. The purchase-accounting effects on net income will primarily relate to the one-time charge for purchased in-process research and development, the charges to cost of goods sold from the workdown of purchased inventory that was written up to fair value, the charges related to the amortization of Aventis’s goodwill and the charges related to the amortization of Aventis’s definite-lived intangible assets. Sanofi-Aventis believes that excluding these non-cash charges will enhance an investor’s understanding of Sanofi-Aventis’s underlying economic performance after the combination with Aventis because the excluded charges are not considered by management and the board of directors of Sanofi-Aventis to reflect the combined entity’s ongoing operating performance after the business combination. Rather, management and the board of directors of Sanofi-Aventis consider that each of the excluded fixed, non-cash charges reflects the decision, in 2004, to acquire the businesses of Aventis.

      Sanofi-Aventis also believes (subject to the material limitations discussed below) that disclosing “adjusted net income” will also enhance the comparability of its ongoing operating performance. The elimination of the non-recurring items (the one-time charge for purchased in-process research and development and the charges to cost-of-goods sold resulting from the workdown of purchased inventory that was written up to fair value) will enhance comparability after the combination from one period to the other. The elimination of the amortization of goodwill resulting from the acquisition of Aventis will also enhance comparability (1) across periods after the combination (because in April 2005, Sanofi-Aventis will be required to publish its financial statements under IFRS, and it is presently expected that, under IFRS, goodwill will no longer be amortized) and (2) relative to its peers in the pharmaceutical industry (many of which, including Eli Lilly, Johnson & Johnson, Pfizer, Bristol Myers Squibb, Abbott, Wyeth, Merck & Co. and Schering Plough, report their results under U.S. GAAP, under which accounting principles goodwill is not amortized). Lastly, Sanofi-Aventis believes that the elimination of charges related to the amortization of Aventis’s definite-lived intangible assets will also enhance the comparability of its ongoing operating performance relative to its peers in the pharmaceutical industry that carry these intangible assets (principally patents and trademarks) at low book values either because they are the result of in-house research and development that has already been expensed in prior periods or because they were acquired through business combinations that were accounted as poolings-of-interest.

      Sanofi-Aventis anticipates that the acquisition of Aventis will give rise to significant integration and restructuring costs. Sanofi-Aventis intends to exclude these costs from adjusted net income because these integration and restructuring costs will be directly and only incurred in connection with this transaction, and Sanofi-Aventis reasonably believes that these costs will disappear or become immaterial within eighteen months. Sanofi-Aventis currently expects to have incurred substantially all of the integration and restructuring costs by the end of 2005. The costs will occur over an eighteen-month period because of the unusual complexity and size of this global business combination and the highly regulated nature of our operations. It is not the business or past practice of Sanofi-Aventis to restructure on a continuous basis. The last material integration and restructuring costs incurred arose out of the May 1999 merger between Sanofi and Synthelabo and were substantially expensed by the end of 2001, in accordance with the expectations of management at the time of that merger. Since 2001, there have been no material restructuring charges.

      Management intends to use adjusted net income to manage and to evaluate Sanofi-Aventis’s performance and believes it is appropriate to disclose this non-GAAP financial measure, as a supplement to its French GAAP reporting, to assist investors with their analysis of the factors and trends affecting Sanofi-Aventis’s business performance. On completion of the acquisition of Aventis, management intends to revise the format of its internal management reporting to include this measure as a subtotal and will consider adjusting its segment information in accordance with SFAS 131 criteria to take into account this revised format. Management expects to use the measure as a component in setting incentive compensation targets, because it better measures the underlying operational performance of the business and excludes charges over which managers have no control. Management also intends that, after the acquisition of Aventis, future earnings guidance for the combined entity will be given on the basis of non-GAAP adjusted net income. As announced on January 26, 2004, management also intends to use adjusted net income to manage and analyze dividend policy for the combined group. After the acquisition of Aventis, in general, and subject to any applicable legal restrictions on distributions, Sanofi-Aventis intends to propose that its shareholders approve an annual dividend determined as a percentage of adjusted net income achieved in respect of the relevant year, and management intends to manage and analyze dividends paid as a ratio of non-GAAP adjusted net income, which it believes provides a consistent basis for comparison across periods. Accordingly, management believes that an investor’s understanding of the evolution of Sanofi-Aventis’s dividend policy will be enhanced by disclosing non-GAAP adjusted net income.

      Sanofi-Aventis reminds investors, however, that non-GAAP adjusted net income should not be considered in isolation from, or as a substitute for, net income reported in accordance with French GAAP. In addition, Sanofi-Aventis strongly encourages investors and potential investors, including holders of Aventis ordinary shares prior to the vote on the merger, not to rely on any single financial measure but to review its financial statements, including the notes thereto, and its other publicly-filed reports carefully and in their entirety.

      There are material limitations associated with the use of non-GAAP adjusted net income as compared to the use of French GAAP net income in evaluating Sanofi-Aventis’s performance, as described below:

•	The results presented by non-GAAP adjusted net income cannot be achieved without incurring the following costs that the measure excludes:

•	Amortization of identifiable intangible assets acquired from Aventis. Although this amortization is a non-cash charge, it is important for investors to consider it because it represents an allocation in each reporting period of a portion of the purchase price that we will pay for the identifiable intangible assets of Aventis (principally patents and trademarks). Sanofi-Aventis estimates that it will pay an aggregate of €30,830 million for these intangible assets (which, in general, will be amortized over their useful lives ranging from 7 to 17 years). A large part of our revenues after the combination could not be generated without owning these assets. Also, a significant portion of the purchase price paid for these assets will be financed by debt obligations which will need to be repaid in cash in the future. Further, if we do not continuously replace revenue-generating intangible assets as they become unproductive (for example, through researching and developing new pharmaceutical products), we may not be able to maintain or grow our revenues.

•	Integration and restructuring costs. Non-GAAP adjusted net income will not reflect any integration and restructuring costs even though it will reflect any synergies that may arise from the combination of Sanofi-Aventis and Aventis.

•	The difference in treatment of similar charges may complicate the use of non-GAAP adjusted net income as a comparative measure:

•	Amortization of identifiable intangible assets. Non-GAAP adjusted net income will reflect amortization charges related to intangible assets that Sanofi-Aventis owns at the time that it acquires Aventis (and to intangible assets that it may acquire after that acquisition), even though non-GAAP adjusted net income will not reflect the amortization charges related to identifiable intangible assets acquired from Aventis.

•	Amortization of Goodwill. Non-GAAP adjusted net income will reflect the amortization of goodwill that Sanofi-Aventis has recorded on its accounts at the time that it acquires Aventis (and the amortization of goodwill that Sanofi-Aventis may acquire after that acquisition), even though non-GAAP adjusted net income will exclude the amortization of goodwill that arises as a result of the acquisition of Aventis.

      Sanofi-Aventis will compensate for the above described material limitations by using non-GAAP adjusted net income only to supplement its French GAAP financial reporting (and any reconciliation of French GAAP results to U.S. GAAP that Sanofi-Aventis is required to make under the rules of the SEC) and by ensuring that its disclosures provide sufficient information for a full understanding of all adjustments included in non-GAAP adjusted net income. In addition, subject to applicable law, Sanofi-Aventis may in the future decide to report additional non-GAAP financial measures which, in combination with non-GAAP adjusted net income, may compensate further for some of the material limitations described above.

      In determining the level of future dividend payments, and in analyzing dividend policy on the basis of non-GAAP net income, Sanofi-Aventis’s management intends to take into account the fact that a significant portion (approximately €10.5 billion) of the purchase price paid for Aventis (including the purchase price allocated to identifiable intangible assets and goodwill) will have been financed under the credit facility and that this borrowed money will have to be repaid in cash in the medium term. See “Source and Amount of Funds”. Further, management intends to take into account the fact that the adjustments reflected in non-GAAP adjusted net income have no effect on the underlying amount of cash available to pay dividends, and that although the adjustments relating to the elimination of the effect of the purchase accounting treatment of the Aventis acquisition represent non-cash charges, the adjustments relating to integration and restructuring costs may represent significant cash charges in the periods immediately following the closing of the offers.

      Because non-GAAP adjusted net income is not a standardized measure, it may not be comparable with the non-GAAP financial measures of other companies having the same or a similar name.

      A reconciliation between pro forma combined net income, as reported under French GAAP, reflecting the combination of Sanofi-Aventis and Aventis, and adjusted pro forma combined net income, showing the breakdown between core and non-core business, as considered by the Sanofi-Aventis board of directors on April 24, 2004, follows:

	For the Year Ended			For the Six Months Ended
	December 31, 2003			June 30, 2004

	Non-		Pro	Non-		Pro
	core	Core	forma	core	Core	forma
	business	business	combined	business	business	combined

	(In millions of euros, except per share data)
Pro forma combined net income (French GAAP) (1)	(543)	(3,031)	(3,574)	—	989	989
Less: Significant purchase accounting treatments:
• To eliminate one-time charge for purchased In-Process R&D	—	4,000	4,000	—	—	—
• To eliminate the charges from the workdown of purchased inventory that was written-up to fair value, net of tax	—	1,298	1,298	—	—	—
• To eliminate the charges related to the amortization of Aventis’s goodwill	—	832	832	—	416	416
• To eliminate the charges related to the amortization of Aventis’s intangible assets, net of tax	—	1,960	1,960	—	980	980
• To eliminate the estimated gain on the planned disposal of Arixtra®, Fraxiparine® and related assets, net of tax	—	(111)	(111)	—	—	—
Total significant purchase accounting treatments:	—	7,979	7,979	—	1,396	1,396
Adjusted pro forma combined net income	(543)	4,948	4,405	—	2,385	2,385
Earnings per share, based on adjusted pro forma combined net income
Basic	(0.40)	3.66	3.26	—	1.77	1.77
Diluted	(0.39)	3.56	3.17	—	1.72	1.72

(1)	For details of how the pro forma combined net income for the periods is derived, please see “Unaudited Pro Forma Condensed Combined Financial Statements of Sanofi-Aventis and Aventis”.

     The adjusted pro forma combined net income is based on preliminary assumptions that Sanofi-Aventis made, on the basis of limited publicly available information. In particular, with the exception of the amortization of goodwill, all other purchase accounting adjustments, and in particular those relating to inventories and amortization of existing intangible assets, are entirely allocated to the core business.

Comparable Sales

      When Sanofi-Aventis refers to the change in its sales on a “comparable” basis, Sanofi-Aventis means that it excludes the impact of exchange rate fluctuations and changes in Group structure (acquisitions and divestitures of entities and rights to products as well as change in the consolidation percentage for consolidated entities).

      For any two periods, Sanofi-Aventis excludes the impact of exchange rates by recalculating sales for the earlier period on the basis of exchange rates used in the later period.

      Sanofi-Aventis excludes the impact of acquisitions by including sales for a portion of the prior period equal to the portion of the current period during which it owned the entity or product rights based on sales information that Sanofi-Aventis receives from the party from whom it makes the acquisition. Similarly, Sanofi-Aventis excludes sales in the relevant portion of the prior period when it has sold an entity or rights to a product.

      For a change in the consolidation percentage of a consolidated entity, the prior period is recalculated on the basis of the consolidation method used for the current period.

      Set out below is a reconciliation of sales on a reported basis, under French GAAP, to comparable basis sales for the first half of 2003:

Reconciliation of First-Half 2003 Reported-Basis Sales to First-Half 2003 Comparable-Basis Sales

(In millions of euros)

First-Half 2003 Reported-Basis Sales	3,903
Impact of changes in Group structure	(5)
Impact of exchange rates	(147)

First-Half 2003 Comparable-Basis Sales	3,751

Developed Sales

      When Sanofi-Aventis refers to “developed sales” of a product, it means consolidated sales, excluding sales of products to its alliance partners, but including those that are made through its alliances and which are not included in its consolidated sales (with Bristol-Myers Squibb on Plavix®/Iscover® (clopidogrel) and Aprovel®/Avapro®/Karvea® (irbesartan) and with Fujisawa on Stilnox®/Myslee® (zolpidem)). Our alliance partners provide us with information regarding their sales in order to allow us to calculate developed sales.

      Sanofi-Aventis believes that developed sales are a useful measurement tool because they demonstrate trends in the overall presence of Sanofi-Aventis’s products in the market.

      Set out below is a reconciliation of consolidated sales, under French GAAP, to developed sales for the first half of 2004:

Reconciliation of First-Half 2004 Consolidated Sales to First-Half 2004 Developed Sales

(In millions of euros)

First-Half 2004 Consolidated Sales	4,460
Non-consolidated sales of Plavix®/Iscover® net of sales of product to Bristol-Myers Squibb	1,051
Non-consolidated sales of Aprovel®/Avapro®/Karvea® net of sales of product to Bristol-Myers Squibb	302
Non-consolidated sales of Stilnox®/Myslee® net of sales of product to Fujisawa	19

First-Half 2004 Developed Sales	5,832

VALIDITY OF THE SECURITIES

      The validity of the Sanofi-Aventis ordinary shares (including those represented by Sanofi-Aventis ADSs) to be issued in the merger has been passed upon by Patricia Kodyra, Manager — Financial and Securities Law of Sanofi-Aventis.

EXPERTS

      The consolidated financial statements of Sanofi-Aventis incorporated into this document by reference to Sanofi-Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the joint reports of PricewaterhouseCoopers Audit (Paris, France), independent accountants, and Ernst & Young Audit (Paris, France), independent accountants, given on the authority of said firms as experts in auditing and accounting.

      The consolidated financial statements of Aventis incorporated into this document by reference to Aventis’s Annual Report on Form 20-F for the year ended December 31, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers (Paris, France), independent auditors, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION FOR SECURITYHOLDERS

Where You Can Find More Information

      Each of Sanofi-Aventis and Aventis files annual and special reports and certain other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the availability of the Public Reference Room. The SEC maintains an Internet site at the URL http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The Sanofi-Aventis ADSs and Aventis ADSs are listed on the NYSE and, consequently, the annual and special reports and other information filed by Sanofi-Aventis and Aventis with the SEC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      In connection with the proposed merger, Sanofi-Aventis has filed a post-effective amendment to its registration statement on Form F-4 with the SEC (SEC file no. 333-112314). This document is part of that registration statement on Form F-4. This document does not contain all of the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement, including all amendments and supplements thereto, because they will contain important information.

Incorporation of Certain Documents by Reference

      The SEC permits us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document previously filed with or furnished to the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained in this document. This document incorporates by reference the documents set forth below that Sanofi-Aventis and Aventis have previously filed with or furnished to the SEC. These documents contain important information about Sanofi-Aventis and Aventis and their financial condition.

Sanofi-Aventis SEC Filings (Commission
File No. 001-31368; CIK no. 0001121404)	Period

Annual Report on Form 20-F	Year ended December 31, 2003, filed on April 2, 2004.

Reports on Form 6-K	Furnished on January 7, 2004, January 8, 2004, January 12, 2004, January 20, 2004, January 29, 2004, February 4, 2004, February 16, 2004, March 9, 2004, March 10, 2004, March 19, 2004, March 23, 2004, March 31, 2004, April 5, 2004, April 12, 2004, April 13, 2004, April 15, 2004, April 22, 2004, April 26, 2004, April 27, 2004, May 4, 2004, May 5, 2004, May 14, 2004, May 21, 2004, May 26, 2004, June 2, 2004, June 4, 2004, June 14, 2004, June 22, 2004, June 24, 2004, June 25, 2004, July 15, 2004 (two reports), July 21, 2004, July 29, 2004, August 2, 2004, August 9, 2004, August 12, 2004, August 13, 2004, August 19, 2004, August 24, 2004, August 31, 2004, September 7, 2004, September 14, 2004, September 16, 2004, September 17, 2004, September 22 (two reports), October 8, 2004 (report relating to Actonel press release) and October 14, 2004.

Registration Statement on Form 20-F	Filed with the SEC on June 25, 2002.

Aventis SEC Filings (Commission
File No. 001-10378;
CIK no. 0000807198)	Period

Annual Report on Form 20-F	Year ended December 31, 2003, filed on March 8, 2004.

Reports on Form 6-K	January 2, 2004, January 20, 2004 (two reports), January 26, 2004, January 28, 2004, February 17, 2004 and March 5, 2004 (four reports), March 8, 2004 (two reports), March 9, 2004, March 10, 2004, March 25, 2004, March 26, 2004, April 2, 2004 (two reports), April 5, 2004, April 19, 2004, April 22, 2004, April 30, 2004, May 5, 2004, May 12, 2004, May 14, 2004, May 21, 2004, May 28, 2004, June 7, 2004, June 14, 2004, June 17, 2004, July 16, 2004, July 27, 2004, August 4, 2004, August 6, 2004 (exhibit 99.2 only), August 23, 2004, August 31, 2004, October 8, 2004, October 14, 2004 and October 15, 2004.

      We also incorporate by reference into this document any Annual Report on Form 20-F and any Reports on Form 6-K specifically designating that they are to be incorporated that Sanofi-Aventis or Aventis may file with the SEC after the date of this document until the completion of the merger.

      You may obtain copies of any of the documents incorporated by reference into this document through Sanofi-Aventis or the SEC. Sanofi-Aventis makes available free of charge through its Internet site, accessible at the URL http://www.sanofi-aventis.com, all of Sanofi-Aventis’s annual reports and current reports filed with or furnished to the SEC as soon as reasonably practicable after those reports are electronically submitted to the SEC.

      You may also obtain documents incorporated by reference into this document at no cost by requesting them in writing or by telephone at the following address:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

      In evaluating the merger described in this document, you should rely only on the information contained in, or incorporated by reference into, this document. Neither Sanofi-Aventis nor Aventis has authorized anyone to provide you with information that is different from that which is contained in, or incorporated by reference into, this document. This document is dated November [ • ], 2004. The information contained in this document speaks only as of such date, unless the information specifically indicates that another date applies.

SERVICE OF PROCESS AND

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

      Sanofi-Aventis is a limited liability corporation (société anonyme) organized under the laws of France. Sanofi-Aventis’s directors and officers, as well as certain experts named in this document, are not citizens or residents of the United States, and all or a substantial part of the assets of these individuals may be located outside the United States. Also, a large part of Sanofi-Aventis’s assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on such persons within the United States. It may also be difficult to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in France, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws. Actions for enforcement of foreign judgments against such persons would require such persons who are of French nationality to waive their right under Article 15 of the French Civil Code to be sued only in France. We believe that no such French person has waived such right with respect to actions predicated solely upon U.S. federal securities laws. In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law of July 26, 1968, as amended, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. Additionally, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in France.

WHO CAN HELP ANSWER MY QUESTIONS?

      If you have more questions about the proposed merger, you should contact the information agent at the address or telephone numbers set forth in the inside front cover of this document under “Information Incorporated by Reference”.

      Additional copies of this document and the letter of transmittal may be obtained from the information agent, brokers, dealers, commercial banks or trust companies.

      To obtain timely delivery of these documents, you must request them no later than December 7, 2004.

Annex A

The following is a free translation of the French language document and is provided for information purposes only, and is of no binding or other legal effect. Only the original French language document shall govern with respect to the matters described herein.

AGREEMENT AND PLAN OF MERGER

FOR THE

MERGER OF AVENTIS WITH AND INTO SANOFI-AVENTIS

THE UNDERSIGNED:

(1) AVENTIS

a limited company with a Management Board and Supervisory Board (société anonyme à Directoire et Conseil de surveillance), with share capital of 3,085,061,398.72 euros, having its registered office at 16 avenue de l’Europe, Espace Européen de l’Entreprise, 67300 Schiltigheim, and registered under reference 542 064 308 RCS Strasbourg,

(hereafter “Aventis”),

represented by Mr. Gérard Le Fur, specially authorized for the purposes of this Agreement by an authorization of the Management Board, dated October 13, 2004

ON THE ONE HAND,

AND:

(2) SANOFI-AVENTIS

a limited company (société anonyme), with share capital of 2,784,562,864 euros, having its registered office at 174 avenue de France, 75013 Paris, and registered under reference 395 030 844 RCS Paris,

(hereafter “Sanofi-Aventis”),

represented by Mr. Jean-Claude Leroy, specially authorized for the purposes of this Agreement by an authorization of the Board of Directors, dated October 14, 2004.

ON THE OTHER HAND.

THE PARTIES AGREE AND CONTRACT AS FOLLOWS:

Agreement and Plan of Merger of Aventis

with and into Sanofi-Aventis

I

CHARACTERISTICS OF EACH COMPANY;

MOTIVES AND GOALS OF THE MERGER; FINANCIAL STATEMENTS
USED IN DETERMINING THE TERMS OF THE MERGER;
VALUATION METHODS

      1     Presentation of the companies

      1.1.     AVENTIS (acquired corporation)

      Aventis was registered on July 25, 1895, as a joint stock corporation with limited liability (société anonyme). The duration of the company expires on July 17, 2030.

      As of the date hereof, Aventis has share capital of 3,085,061,398.72 euros. The share capital is divided into 807,607,696 shares with a nominal value of 3.82 euros per share, fully paid and all of the same class. As of the date hereof, Aventis holds no shares of its own stock.

      The Aventis shares are listed on the Premier Marché of Euronext Paris SA under the reference ISIN FR 0000130460.

      Aventis has not issued any securities (whether giving access to its capital or not) nor any subscription stock options, except for:

(i) the shares making up its share capital,

(ii) the subscription stock options set forth on Schedule 1; in accordance with Schedule 1, as of the date hereof, the exercise of the subscription stock options would give rise to the subscription of 48,080,289 Aventis shares, such options having the terms set forth on Schedule 1. By decision of the Management Board of Aventis dated September 27, 2004, in accordance with the possibility permitted under the subscription stock option plans, in order to freeze the share capital of Aventis in contemplation of the merger, the ability to exercise subscription stock options has been suspended from October 8, 2004 (inclusive) to December 31, 2004 (inclusive),

(iii) the equity warrants (bons de souscriptions d’actions) set forth on Schedule 2 (the “BSAs”),

(iv) the bonds issued in April 2001 in principal amount of 1,250 million euros, due in 2006, bearing annual interest at 5.0% under the “Euro Medium Term Note” 2000 program,

(v) the bonds issued in September 2003 in principal amount of 1,500 million euros, due in 2010, bearing annual interest at 4.25% under the “Euro Medium Term Note Programme”, as amended and restated in August 2003,

(vi) the bonds issued in November 2003 in principal amount of 100 million Swiss francs, due in 2007, bearing annual interest at 1.98% under the “Euro Medium Term Note Programme”, as amended and restated in August 2003,

(vii) the participating shares issued in 1983, in 1984 and in 1987, of which, as of the date hereof, 146,678 shares were outstanding, with a nominal amount of 22 million euros, together with a six million euros premium,

(viii) the participating shares, Series A (titres participatifs série A) issued in 1989, of which 3,296 were outstanding on December 31, 2003 (the “TPSA”), and

(ix) the perpetual floating rate notes issued in June 1993 for nominal amount of U.S.$370 million, of which notes in an aggregate nominal amount of U.S.$355 million remained outstanding (the “TSDI”).

      The purpose of Aventis, in France and abroad is:

•	the acquisition by all means without exception or reservation, the possession in ownership or in use, the management, and the transfer, as the case may be, by any means without exception or reservation, in whole or in part, of any majority or minority investment linked to any sector of activity, in particular related to “life sciences”, including notably the “pharma” sector (including the pharmaceutical, biological, diagnostic and vaccine sectors), the “food processing” sector (including cultivation and animal nutrition) and the “veterinary” sector, and more generally, of any investment in any company or enterprise of any kind, whether existing now or created hereafter;

•	the support of its subsidiaries and investments in all areas, notably administration and finance;

•	and generally, any industrial, commercial, financial, civil, securities or real property transaction related, directly or indirectly, to one of the aforementioned purposes, or to any similar or related purpose.

      1.2.     SANOFI-AVENTIS (acquiring corporation)

      Sanofi-Aventis was registered on May 18, 1994, as a joint stock corporation with limited liability (société anonyme). The duration of the company expires on May 18, 2093.

      As of the date hereof, Sanofi-Aventis has share capital of 2,784,562,864 euros. The share capital is divided into 1,392,281,432 shares with a nominal value of 2 euros per share, fully paid and all of the same class.

      The Sanofi-Aventis shares are listed on the Premier Marché of Euronext Paris SA under the reference ISIN FR 0000120578.

      Sanofi-Aventis has not issued any securities or other rights (whether giving access to its capital or not), except for the shares making up its share capital and the subscription stock options and the purchase stock options set forth on Schedule 3.

      The purpose of Sanofi-Aventis, in France and abroad is:

•	the acquisition of any interest or investment, in any form whatsoever, in any company or enterprise existing now or created hereafter, directly or indirectly involved in particular in the health sector or the pure chemical sector, or the human or animal therapeutic, nutritional or bioindustrial sectors;

in the aforementioned sectors;

•	the purchase and sale of any raw materials and products necessary to carry out these activities;

•	the research, study, conception of new products, techniques and methods;

•	the manufacture and sale of any chemical, biological, dietary and hygienic products;

•	obtaining or acquiring all industrial property rights covering the results obtained and, in particular, registering any patent, manufacturing brand, model, method or invention;

•	the direct or indirect exploitation, purchase, transfer for value or not, deposit in bond or in pledge of any patent right and in particular of any patent, brand, model, method or invention;

•	obtaining, exploiting, taking and granting of any licence;

•	the participation, within the context of a group policy, in cash-flow management activities and, in accordance with applicable law, as lead manager or not, either under the form of a centralized treasury function, the centralized management of exchange rate risk, or the off-setting of intra-group settlements (a “netting”), or in any manner otherwise authorized by applicable law;

and, more generally:

•	any commercial, industrial, securities, real property, financial operation, or any other form of operation, linked directly or indirectly, in whole or in part, to the aforementioned activities or to any similar or related purpose or to any other purpose which could benefit or develop the company’s business.

      1.3.     Relationships between Aventis and Sanofi-Aventis

      1.3.1     As of the date of this Agreement, Sanofi-Aventis holds directly (i) 791,317,831 Aventis shares, representing approximately 97.98% of the capital and approximately 98.02% of the voting rights of Aventis, based on 807,607,696 Aventis shares and 807,277,210 voting rights outstanding as of October 8, 2004, and (ii) 257,248 BSAs.

      1.3.2     As of the date hereof, Aventis holds 27,347,271 shares of Sanofi-Aventis.

      1.3.3     As of the date of this Agreement, the following persons are at the same time (i) members of the Board of Directors of Sanofi-Aventis and (ii) members of the Supervisory Board or members of the Management Board of Aventis:

•	Jean-François Dehecq, Chairman and Chief Executive Officer of Sanofi-Aventis and Chairman of the Supervisory Board of Aventis;

•	René Barbier de la Serre, director of Sanofi-Aventis and member of the Supervisory Board of Aventis;

•	Gérard Van Kemmel, a director of Sanofi-Aventis and member of the Supervisory Board of Aventis.

      1.3.4     Except for (i) this Agreement, dated October 14, 2004 and entered into in contemplation of the merger of Aventis with and into Sanofi-Aventis, (ii) that certain agreement, dated April 25, 2004, as amended on May 19, 2004, relating to the recommended revised offer of Sanofi-Aventis for Aventis shares, and (iii) that certain confidentiality agreement, effective as of April 26, 2004, between Aventis and Sanofi-Aventis, relating to the exchange of confidential information between the parties in the context of obtaining regulatory approvals and planning for the subsequent integration of the two businesses. No other contract has been signed by and between Sanofi-Aventis and Aventis.

      2     Motives and goals of the transaction

      The present agreement and plan of merger between the two companies is viewed as the next step following the mixed cash tender/exchange offer initiated by Sanofi-Aventis on Aventis shares on April 26, 2004 and described in a prospectus (note d’information) that was approved by the French financial authority (Autorité des marchés financiers) (“AMF”) no04-384 dated May 7, 2004 (the “Offer”),1 in order to create the largest pharmaceutical group in Europe and the third largest worldwide.

      In light of the results of the Offer, including the subsequent offering period,2 evidencing the very enthusiastic welcome given to this business combination by Aventis’ shareholders, Sanofi-Aventis and Aventis have decided to start the merger process, Sanofi-Aventis having reserved the right to do so in the prospectus (note d’information) approved by the AMF on February 12, 2004 under reference 04-0090 and incorporated into the May 7, 2004 prospectus (no04-384) by reference.

      This merger is intended to simplify the legal structures of the new group and to facilitate the integration of the two groups by allowing a direct and dynamic management of their operating assets.

      This merger will also allow the shareholders of Aventis (and the holders of Aventis options) to benefit from the liquidity of Sanofi-Aventis shares.

[1]	Revised offer relating to the original principal cash/exchange offer, with a subsidiary all share offer and a subsidiary all cash offer, filed by Sanofi- Aventis on January 26, 2004 (prospectus granted visa by AMF under number 04-0090 on February 12, 2004). Substantially identical offers were made in Germany and in the United States of America and are deemed to be included in the definition of Offer for purposes of the present document.

[2]	The Offer expired on July 30, 2004. After accounting for the definitive results of this initial offering period, there was a subsequent offering period from August 23 until September 6, 2004.

      3     Financial statements of the concerned companies used to settle the terms of the merger.

      The terms of the merger have been determined on the basis of the financial statements of the two companies as of December 31, 2003. Those financial statements appear in Schedules 4 and 5.

      The financial statements of Sanofi-Aventis, as of December 31, 2003 were approved by its Board of Directors on February 13, 2004 and certified by its Auditors.

      The financial statements of Aventis, as of December 31, 2003 were approved by its Management Board on February 26, 2004 and certified by its Auditors.

      The financial statements of Sanofi-Aventis and those of Aventis, as of December 31, 2003, have been approved by the general meeting of Sanofi-Aventis shareholders on June 23, 2004 and by the general meeting of Aventis shareholders on June 11, 2004, respectively.

      In addition, interim financial information, as of August 31, 2004, has been prepared for each of the companies. This interim information has been the subject of a limited review by the Auditors of each company and will be made available to shareholders in accordance with applicable law.

      4     Valuation methods

      The parties agree to adopt the net book value as of December 31, 2003 as the contribution value of the contributed assets and the assumed liabilities.

      The valuation methods used to determine the exchange ratio of Aventis shares for newly-issued Sanofi-Aventis shares are set forth in Schedule 6.

5	Significant transactions having an impact on the capital of the companies and distributions of dividends that have occurred since January 1, 2004 or are to occur before the merger

      (i) Sanofi-Aventis

•	As a result of the success of the initial and subsequent offering periods in the Offer, Sanofi-Aventis increased its share capital on August 12, 2004 and on September 16, 2004, in an aggregate amount of 1,318,866,720 euros through the issuance of 659,433,360 new shares to pay for the 791,317,811 Aventis shares tendered in the Offer during the initial offering period and the subsequent offering period;

•	During the 2004 accounting year, Sanofi-Aventis has paid, after taking into account the interim dividend paid on May 5, 2004, a dividend of 1.02 euros per share, representing a distribution of 1,404 million euros (including the précompte), all the shares issued in consideration in the initial and subsequent offering periods in the Offer having dividend rights to the dividend paid in respect of the 2003 results.

      (ii) Aventis

•	On July 15, 2004, Aventis paid a dividend in an aggregate amount of 638,548,410 euros, representing 0.82 euros per share (ex-dividend date of June 15, 2004).

•	5,314,889 Aventis shares have been subscribed between January 1, 2004 and October 7, 2004 as a result of the exercise of subscription stock options and BSAs; these transactions have resulted in an increase in share capital of 20,302,876, together with an increase in additional paid-in capital of 189,635,531.

6	Other significant transactions and events that have occurred since January 1, 2004 or are to occur involving the acquired corporation and the acquiring corporation

•	Sanofi-Aventis, formerly known as Sanofi-Synthélabo, adopted its new registered name on August 20, 2004, the settlement date of the Offer.

•	Following the tender into the Offer of 23,575,234 Aventis shares owned by Aventis, Aventis holds 27,347,271 Sanofi-Aventis shares.

•	The general meetings of the Aventis and Sanofi-Aventis shareholders, dated respectively June 11, 2004 and June 23, 2004, have authorized each such company to buy or sell their own shares under certain conditions.

As of September 30, 2004, Sanofi-Aventis holds 48,868,462 of its own shares.

•	As a result of the success of the Offer, Sanofi-Aventis was required to launch a public tender offer for the public float of Hoechst AG, which Sanofi-Aventis did on October 1, 2004. In addition, Aventis, which holds 98.1% of the Hoechst shares, expects to acquire the shares of the minority shareholders of Hoechst through the operation of a compulsory squeeze-out offer at an appropriate cash price.

II

MERGER CONTRIBUTION OF AVENTIS TO SANOFI-AVENTIS

ARTICLE 1     MERGER OF AVENTIS

      Aventis contributes to Sanofi-Aventis, by way of merger, pursuant to articles L.236-1 et seq. of the French Commercial Code (Code de commerce) and to articles 254 et seq. of the Decree (Décret) dated March 23, 1967, which contribution is accepted by Mr. Jean-Claude Leroy, ex officio, under general warranties in-fact or at-law, all of the assets and liabilities making up its entire estate (patrimoine), it being acknowledged that:

•	from a tax and accounting point of view, the merger will take effect retroactively as of January 1, 2004 and that, correlatively, the results of all transactions, affecting the assets or liabilities of Aventis, undertaken by Aventis from January 1, 2004 until the effective time of the merger (which is December 31, 2004, subject to the conditions precedent provided by Article 14 of Chapter II of this Agreement), will be exclusively to the profit or the responsibility of Sanofi-Aventis, those operations being deemed to have been accomplished by Sanofi- Aventis from January 1, 2004;

•	the following list is, by principle, non-exclusive. The present merger constitutes a universal transfer of the assets and liabilities that make up the entire estate (patrimoine) of Aventis.

ARTICLE 2     DESCRIPTION AND VALUATION OF THE ASSETS BROUGHT IN

      The merger contribution of Aventis to Sanofi-Aventis comprises all the assets appearing in its balance sheet closed on December 31, 2003.

FIXED ASSETS

      The fixed assets making up the intangible fixed assets, the tangible fixed assets and the long-term loans and investments contributed by Aventis set forth in Schedule 7, are:

		Accumulated
In euros	Gross value	Depreciation	Net book value

Intangible fixed assets
Trademarks	2,932,286		2,932,286
Other intangible fixed assets contributed for	23,624,175	10,510,042	13,114,133
Tangible fixed assets
Land contributed for	481,160	16,083	465,077
Buildings contributed for	13,392,134	4,258,310	9,133,824
Technical plant and equipment contributed for	115,059	57,529	57,530
Other tangible fixed assets contributed for	6,111,334	2,259,812	3,851,522
Long-term loans and investments
Investments or controlling interests contributed for	32,423,903,541	357,268,947	32,066,634,594
Receivables linked to investments contributed for	3,045,775,402	55,830	3,045,719,572
Other long-term financial assets contributed for	25,596,582	11,205,179	14,391,403
Loans contributed for	106,488,000	0	106,488,000
Other Long-term loans and investments contributed for	1,196,528,286	38,851,564	1,157,676,722
Total of Fixed Assets Contributed	36,844,947,959	424,483,296	36,420,464,663

CURRENT ASSETS

      The current assets contributed by Aventis, set forth on Schedule 8, are:

		Accumulated
In euros	Gross value	Depreciation	Net book value

Advances and deposits paid on orders contributed for	3,303,242		3,303,242
Receivables contributed for	4,344,125,833	134,817	4,343,991,016
Marketable securities contributed for	197,456,190		197,456,190
Cash contributed for	11,125,169		11,125,169
Prepaid expenses contributed for	4,372,369		4,372,369
Total of current assets contributed	4,560,382,803	134,817	4,560,247,986

PREPAYMENTS AND DEFERRED CHARGES

      The prepayments and deferred charges are:

		Accumulated
In euros	Gross value	Depreciation	Net book value

Deferred charges, in a total amount of	5,750,002		5,750,002
Premiums on redemption of bonds, in a total amount of	12,143,818		12,143,818
Those prepayments and deferred incomes are therefore contributed for a total value of	17,893,820		17,893,820

THE TOTAL AMOUNT OF ASSETS OF AVENTIS, AS OF DECEMBER 31, 2003	40,998,606,469 euros

To which shall be added the proceeds resulting from the exercise of subscription options and BSAs between January 1, 2004 and October 8, 2004	209,938,407 euros

THE TOTAL AMOUNT OF ASSETS OF AVENTIS TO BE TRANSFERRED IS THEREFORE	41,208,544,876 euros

ARTICLE 3     LIABILITIES OF AVENTIS ASSUMED BY SANOFI-AVENTIS

      The merger contribution of Aventis is granted and accepted in consideration of the assumption by Sanofi-Aventis, in receipt from the acquired corporation, of all the liabilities of Aventis, that is, in accordance with its balance sheet closed on December 31, 2003:

Participating shares and TSDI

      The participating shares and perpetual floating rate notes (TSDI) contributed by Aventis, set forth in Schedule 9, amount to:

In euros

The proceeds of the issuance of participating shares	28,023,808
The proceeds of the issuance of perpetual floating rate notes	306,461,933
The total proceeds of the issuance of participating shares and perpetual floating rate notes	334,485,741

PROVISIONS FOR RISKS

      The provisions for risks contributed by Aventis, set forth in Schedule 10, are:

In euros

The provisions for risks, in a total amount of	180,618,457
Other provisions, in a total amount of	225,239,012
The total amount of those provisions	405,857,469

LIABILITIES

      The debts contributed by Aventis, set forth on Schedule 11, are:

In euros

Other securitized loans, in a total amount of	2,929,224,695
Loans and debts to credit institutions, in a total amount of	112,531,933
Various loans and financial debts, in a total amount of	9,379,621,348
Trade payables, in a total amount of	32,573,317
Tax and social liabilities, in a total amount of	87,584,936
Payables to fixed assets suppliers and related accounts, in a total amount of	652,482
Other liabilities, in a total amount of	127,927,112
Deferred revenue, in a total amount of	3,618,758
The total amount of liabilities	12,673,734,581

ACCRUED LIABILITIES

      The accrued liabilities account is:

In euros

Differences arising on translation of liabilities in a total amount of	46,692,996
THE TOTAL AMOUNT OF LIABILITIES OF AVENTIS AS OF DECEMBER 31, 2003 IS THEREFORE	13,460,770,787 euros

– To which shall be added the aggregate amount of the dividend distribution paid on July 15, 2004	638,548,410 euros

THE AMOUNT OF THE LIABILITIES ASSUMED IS THEREFORE:	14,099,319,197 euros

ARTICLE 4	DETERMINATION OF THE NET ASSET VALUE CONTRIBUTED BY AVENTIS IN THE MERGER

      As a result of the foregoing designations and valuations:

The assets contributed by Aventis amount to	41,208,544,876 euros
The liabilities assumed by Sanofi-Aventis amount to	(14,099,319,197) euros
THE NET ASSET VALUE CONTRIBUTED BY AVENTIS AMOUNTS TO	27,109,225,679 euros

ARTICLE 5	OFF-BALANCE SHEET LIABILITIES

      Irrespective of the assets and liabilities set forth above, Sanofi-Aventis shall benefit, if applicable, from the commitments given to Aventis, and shall assume the obligations with respect to commitments given by Aventis. The commitments given by Aventis are by way of indication only in Schedule 12.

ARTICLE 6	OWNERSHIP AND ENJOYMENT OF THE MERGER CONTRIBUTION OF AVENTIS

      Sanofi-Aventis shall become the owner and shall take possession of the property and rights contributed by Aventis from the effective time of this Agreement, which is December 31, 2004, subject to the satisfaction of the conditions precedent provided for in Article 14 of Chapter II of this Agreement.

      Pursuant to the provisions of article L.236-3 of the French Commercial Code (Code de commerce), Sanofi-Aventis undertakes, from the date of this Agreement, to accept, on the day that such property and rights are remitted to it, all the assets and liabilities making up the estate (patrimoine) of Aventis, as they then exist.

      Aventis undertakes, until the effective time of the merger not to undertake, without the prior written authorization of Sanofi-Aventis, on the one hand, any act of disposal or action that can affect the ownership or the free disposal of those assets (in particular the Sanofi-Aventis shares), and, on the other hand, any action that can reduce the value of the net assets contributed or modify the exchange ratio used for the present merger.

ARTICLE 7	LIABILITIES AND GENERAL CONDITIONS OF THE MERGER OF AVENTIS

      As stated in Article 3 above, the merger of Aventis with and into Sanofi-Aventis is subject to the condition that Sanofi-Aventis pays the liabilities of Aventis.

      Those liabilities and off-balance sheet liabilities will be assumed by Sanofi-Aventis, who will become the obligor of those debts and other liabilities in place of Aventis without such assumption effecting a novation.

      As a consequence, pursuant to articles L.236-14 and L.236-15 of the French Commercial Code (Code de commerce), the creditors of Sanofi-Aventis and Aventis whose debt was created prior to the announcement of this agreement and plan of merger shall have the right to object for a period of thirty days running from the latest announcement of this agreement and plan of merger placed in an offical legal paper for notices or in the Bulletin des Légales Obligatoires.

      The merger contribution of Aventis is also granted and accepted subject to the following charges and conditions:

1. Sanofi-Aventis will take the goods contributed in the state they are in at the effective time of the merger, without any power of recourse for whatever reason, including for the poor condition of buildings, equipment and furnishings, problems with the soil or sub-soil, errors in the description, boundaries, registration numbers in the land register and the registration of real estate located abroad and the indicated capacity, all positive or negative variances between the indicated capacity and the actual capacity, in excess of one-twentieth, shall be for the profit or loss of Sanofi-Aventis without recourse against Aventis.

2. Sanofi-Aventis shall purely and simply succeed to all the rights and powers of Aventis.

3. Sanofi-Aventis will suffer any negative servitudes, apparent or disguised, ongoing or discontinued, capable of being asserted against the contributed real estate, except it may defend against such negative servitudes and benefit from positive servitudes, if any, at all times at its own risk and peril, without recourse against Aventis, provided that this provision shall confer no further rights on any person whatsoever beyond those that they enjoy by virtue of regular unrestricted title or applicable law.

4. Sanofi-Aventis shall be required to pay the liabilities contributed by Aventis according to the terms and conditions on which they are and will become payable, to pay all the interests and more generally to perform all the terms and conditions of any existing loan contract or commercial paper in the same manner as Aventis was obligated. This requirement includes any early payment if applicable. In particular, Sanofi-Aventis shall succeed to all the rights and obligations of Aventis relating to any debt securities issued by Aventis and described in Section I.1.1 of this Agreement.

Sanofi-Aventis shall be subject to all the guarantees that have been granted on the liabilities that Sanofi-Aventis assumes.

Sanofi-Aventis shall also be subject, subject to the same conditions, to the obligations under the guarantees and sureties granted by Aventis. Sanofi-Aventis shall benefit from all counter-guarantees and securities.

5. Sanofi-Aventis will bear all the charges that occur after the date of the effective time of the merger (taxes, fees, salaries, etc.) to which the property and assets contributed can or could be subjected.

6. Sanofi-Aventis shall be subrogated to the benefit of all rights, as well as the benefits and obligations of any contract, treaty, convention or pact entered into by Aventis with any administrative agency or third party, as well as to the benefits and obligations of any licenses or permits that may have been granted to Aventis.

In this respect, Aventis undertakes jointly with Sanofi-Aventis to effect all the prior legal formalities necessary for this subrogation as soon as practicable.

7. Sanofi-Aventis shall continue to keep in effect all the contracts to which Aventis is a party, until their expiration or shall terminate such contracts at its sole expense, without recourse against Aventis.

8. Pursuant to the provisions of articles L.122-12 and L. 123-8 of the French Labor Code (Code de travail), Sanofi-Aventis shall be, solely by the effectiveness of this merger and without further action, subrogated to Aventis in the benefits and obligations under the provisions of all labor contracts, commitments and agreements relating to retirement benefits of any kind existing at the time of transfer.

9. Sanofi-Aventis shall succeed to the rights and obligations of Aventis regarding the right to occupy, in whatever form (lease, rent, domiciliation) the real estate assets to which Aventis has title and shall pay all the corresponding rents all at its own risk and peril.

10. Sanofi-Aventis shall have, from and after the effective time of the merger, all powers to, in lieu of Aventis, initiate or continue to prosecute any judicial action or arbitration proceedings, whether as defendant or claimant, to acquiesce in any decision, to pay or receive all amounts due as a result of such actions, procedures and decisions relating to the transfer of Aventis’ estate (including, without limitation, the items set forth on Schedule 16).

11. Solely by the effectiveness of this merger and without further action, the securities and rights held by Aventis in any other company included in the merger contribution or that Aventis possesses and that have been issued by venture capital mutual funds or by other mutual funds subject to French law or to any other right shall be transferred to the benefit of Sanofi-Aventis. Sanofi-Aventis will become directly the shareholder or partner of those companies or the holder of those securities or rights, subject to any applicable regulatory and contractual provisions. Aventis shall comply with all legal and regulatory provisions relating to the transferability of these securities and these rights and to all applicable contractual or by-law provisions, particularly those regarding approval and preemptive rights. Aventis, or Sanofi-Aventis, as the case may be, shall notify any third party of the transfer of securities by operation of the merger, pursuant to the applicable provisions in each case.

It is specified that the absence of any approval, when such approval is legally required, shall not compromise the validity of the merger and of this Agreement in any way; moreover, in case of the exercise of any other preemptive right, the merger contribution would apply to the repurchase price of the preempted securities.

Sanofi-Aventis will procure, at its own cost, the registration in the books for its benefit of the securities, shares and equity interests of any kind contributed to Sanofi-Aventis.

Similarly, Sanofi-Aventis will notify, at its own cost, any authority, individual or legal entity concerned, that Sanofi-Aventis holds the securities, shares and equity interests of any kind contributed in the merger.

12. Sanofi-Aventis will comply with all laws, regulations, decrees, ordinances and practices regarding the use of the property and assets contributed.

13. With respect to the trademarks and the internet domain names included in the merger contribution of Aventis, Sanofi-Aventis shall have the sole right to dispose of this property and all rights attached thereto, from and after the effective time of the merger.

As a result, from and after the effective time of the merger, Sanofi-Aventis will have the sole right to exploit these rights as it sees fit and to the risks and profits of these rights throughout the entire territory where these intangible rights are or may be protected, it being understood that Sanofi-Aventis will be substituted and subrogated in all the respective rights and obligations under any contract with a third party relating to these intangible rights.

14. Sanofi-Aventis will complete all the required procedures in order to perfect and to make the transfer of the various assets and rights contributed in the merger enforceable against third parties, including, without limitation, those assets and rights set forth on Schedules 13 and 16. The holder of a copy or a certified extract of this Agreement shall have all powers to effect the foregoing. Aventis shall, at the first request of Sanofi-Aventis, cooperate to execute any instrument that complements, modifies, reiterates or ratifies this Agreement, and shall provide any documentary evidence or signature necessary to transfer the assets and rights contributed, including, without limitation, the guarantees and sureties being transferred, and shall also hand over any title or deed in its possession regarding the assets and rights contributed.

15. Sanofi-Aventis will be responsible for all the costs, fees and charges resulting from this Agreement, from any action necessary to give effect to the merger and all taxes resulting directly or indirectly therefrom.

ARTICLE 8	ASSUMPTION BY SANOFI-AVENTIS OF THE OBLIGATIONS OF AVENTIS UNDER THE SUBSCRIPTION STOCK OPTIONS AND BSAs OF AVENTIS

      1.     Sanofi-Aventis expressly assumes the obligations of Aventis in respect of the holders of the subscription stock options of Aventis set forth on Schedule 1.

      As a result, the subscription stock options set forth on Schedule 1 will, as a result of the merger contemplated hereby, entitle the holder to subscribe for Sanofi-Aventis shares in lieu of Aventis shares, after adjusting the exercise price and the number of shares subject to option to give effect to the exchange ratio provided by Article 10 below in the following manner subject to any subsequent adjustments:

•	the number of Sanofi-Aventis shares that each holder of options shall have the right to subscribe under any given subscription option plan shall equal that number of Aventis shares that could formerly have been subscribed under such plan multiplied by the merger exchange ratio of 27/23 applicable to shareholders, rounded down to the nearest whole number;

•	the exercise price per Sanofi-Aventis share shall be equal to the exercise price per Aventis share divided by the merger exchange ratio of 27/23 applicable to shareholders, rounded down to the nearest whole euro centime;

with all other terms of exercise remaining unaltered.

      With respect to the purchase option plans issued by Aventis Inc. and Hoechst providing for the purchase of Aventis shares, Sanofi-Aventis shall cause the regulations of these plans to be amended to provide that holders of these purchase options may purchase Sanofi-Aventis shares after adjusting the purchase price and the number of shares subject to option by the merger exchange ratio in the foregoing manner, with all other terms of exercise remaining unaltered.

      The extraordinary general meeting of Sanofi-Aventis shareholders convened to approve the merger contemplated hereby will also ratify the assumption of the options and the shareholders of Sanofi-Aventis shall be asked to vote to waive their preferential rights of subscription with respect to the Sanofi-Aventis shares that will be issued from time to time on the exercise of the subscription stock options.

      2.     In accordance with Article 228-101 of the French Commercial Code, Sanofi-Aventis fully assumes the obligations of Aventis arising under the BSAs.

      As a result, the number of Sanofi-Aventis shares for which the holders may exercise their BSAs will be determined by application of the exchange ratio provided under Article 10 to the number of Aventis shares for which they used to be exercisable. The BSAs issued in 2002 will therefore give the right to subscribe for 108,812 Sanofi-Aventis shares and those issued in 2003 will give the right to subscribe for 193,174 Sanofi-Aventis shares, subject to any other financial adjustments. The number Sanofi-Aventis shares for which these BSAs will be exercisable will be the subject of a notice of the merger accountants (Commissaires aux apports) in accordance with Article L.228-101 of the French Commercial Code.

      In accordance with Article L.228-101 of the French Commercial Code, the approval of the merger by the extraordinary general meeting of Sanofi-Aventis shareholders requires the waiver by the Sanofi-Aventis shareholders of their preferential rights of subscription contemplated by Article 228-91 of the French Commercial Code in favour of the holders of the BSAs. The extraordinary general meeting of Sanofi-Aventis shareholders convened to approve the merger contemplated by this Agreement will be invited to consider and vote upon, to the extent necessary, the waiver of their preferential rights of subscription of the Sanofi-Aventis shares to be issued from time to time in respect of the exercise of the BSAs.

ARTICLE 9	DECLARATIONS REGARDING AVENTIS AND ITS CONTRIBUTION IN THE MERGER

•	Mr. Gérard Le Fur makes, ex officio, the following declarations:

1.	Regarding Aventis

•	that Aventis is not currently and has never been in insolvency, bankruptcy, judicial or privately negotiated liquidation, or any similar proceedings and is not likely to be subject to such proceedings after the date of this Agreement;

•	that Aventis has not been the subject of any criminal judgment or any other measure that could adversely affect its civil capacity or its freedom to transfer its property;

•	that Aventis is registered at the INSEE under reference: 542 064 308 RCS Strasbourg;

•	that Aventis is up to date, with respect to the assets contributed, in the payment of its taxes, social charges and parafiscal taxes, as well as any other obligation owed to the tax administration and the various social security authorities;

•	that all the books of account, other registers and archives and any other complementary or supporting documents will be delivered to Sanofi-Aventis at the effective time of the merger; and

•	that since January 1, 2004 Aventis has not taken any action which could modify the exchange ratio adopted for the present merger.

      2.     Regarding the merger contribution

•	that the contribution does not include any real property assets or rights other than those set forth in Schedule 13;

•	that the only lease rights or occupation agreements contributed are described in Schedule 14;

•	that the elements contributed are not subject to any collateral security, privilege, seizure or right of any kind which can encumber or restrict the free enjoyment, transfer or use of the property right, it being understood that certain of the assets of Aventis may be the subject of indefeasible property rights, retention liens and other rights arising out of and relating to third parties in the course of the ordinary contractual or commercial dealings of Aventis;

•	that the contribution does not include any financial leases relating to property or to equipment, that are still in force;

•	that the contribution does not include any commitment which could modify the exchange ratio set forth in article 10 of this Agreement; and

•	that the contribution does not include any commitment (financial or otherwise) which could modify the exchange ratio adopted for the present merger.

III

EXCHANGE RATIO;

MERGER CONSIDERATION;
INCREASE IN THE SHARE CAPITAL OF SANOFI-AVENTIS;
EXPECTED AMOUNT OF THE MERGER PREMIUM;
DISSOLUTION OF AVENTIS

ARTICLE 10	EXCHANGE RATIO

      In order to determine the merger consideration for the contribution of Aventis, an evaluation of the relative values of Aventis and Sanofi-Aventis, as well as of their shares, was undertaken according to certain principles set forth in Schedule 6.

      As a result of these evaluations, the exchange ratio has been fixed at 27 Sanofi-Aventis shares for every 23 Aventis shares.

ARTICLE 11	MERGER CONSIDERATION

      In accordance with article L.236-3 of the French Commercial Code (Code de commerce), the Aventis shares held by Sanofi-Aventis will not be exchanged in the merger. As of the date hereof, Sanofi-Aventis holds 791,317,831 Aventis shares.

      Giving effect to the merger exchange ratio of 27 Sanofi-Aventis shares for 23 Aventis shares, 19,122,885 Sanofi-Aventis shares will be created in exchange for 16,289,865 Aventis shares held by Aventis shareholders, other than Sanofi-Aventis.

      Assuming that the number of Aventis shares held respectively by Aventis and Sanofi-Aventis will not change until the effective time of the merger, Sanofi-Aventis will therefore proceed to a capital increase of 38,245,770 euros, increasing its capital from 2,784,562,864 euros to 2,822,808,634 euros, divided into 1,411,404,317 shares, nominal value 2 euros per share. These shares will be distributed among the Aventis shareholders other than Sanofi-Aventis, at the rate of 27 Sanofi-Aventis shares for 23 Aventis shares.

      Aventis shareholders who do not hold enough shares to exercise all of their rights will have the individual responsibility of purchasing or selling the necessary number of shares to exercise those rights. Subject to the effectiveness of the merger, Sanofi-Aventis undertakes until March 31, 2005, to pay for the brokerage fees and value-added tax incurred by shareholders of Aventis, up to 0.3% of the price of each share bought or sold and related to the purchase or sale of up to a maximum of 22 Aventis shares per holder.

      These new shares will be identical to and fungible with the existing Sanofi-Aventis shares, subject to all the provisions of the Sanofi-Aventis bylaws, and will in particular be entitled to all distributions of dividends, interim dividends and any reserves declared after their issuance, which will be on December 31, 2004, subject to the conditions precedent provided in Article 14 hereof (therefore, the new shares will not have dividend rights to the dividend paid by Sanofi-Aventis in 2004 in respect of its 2003 results).

      Moreover, the Sanofi-Aventis shares will be freely tradable from and after the effective time of the increase in the share capital of Sanofi-Aventis effected to provide the merger consideration (which will be December 31, 2004, subject to the conditions precedent provided by Article 14) in accordance with Article L.228-10 of the French Commercial Code, and will be the subject of an application for trading privileges on the Premier marché of Euronext Paris SA.

      An application to list the new Sanofi-Aventis shares, and to list Sanofi-Aventis ADSs representing the new Sanofi-Aventis shares for trading purposes, will also be made with the New York Stock Exchange in due course.

      As Aventis holds 27,347,271 Sanofi-Aventis shares before the merger, Sanofi-Aventis will hold, after the merger, 76,215,733 of its own shares, taking into account the 48,868,462 Sanofi-Aventis shares that Sanofi-

Aventis held as of September 30, 2004, representing in total approximately 5.40% of the share capital of Sanofi-Aventis.3

ARTICLE 12	INCREASE IN SHARE CAPITAL OF SANOFI-AVENTIS — EXPECTED AMOUNT OF MERGER PREMIUM — LOSS ON CANCELLED SHARES

1	Capital increase of Sanofi-Aventis

      As stated in Article 11 above, Sanofi-Aventis will create 19,122,885 new shares, nominal value 2 euros per share, in exchange for the merger contribution of Aventis, and will therefore proceed with an increase of its share capital of 38,245,770.

The share capital of Sanofi-Aventis will be increased by	38,245,770 euros
And will therefore increase from	2,784,562,864 euros
To	2,822,808,634 euros

      The share capital will be divided into 1,411,403,317 shares, nominal value 2 euros per share, fully paid and all of the same class.

      2     Expected amount of merger premium

The net asset value of the merger contribution of Aventis amounts to	27,109,225,679 euros

Less: that part of the net asset value of the merger contribution of Aventis that corresponds to the Aventis shares held by Sanofi-Aventis, amounting to	(26,562,418,574) euros

and the amount of the increase in the share capital of Sanofi-Aventis, amounting to	(38,245,770) euros

The difference representing the expected amount of the merger premium	508,561,335 euros

      In respect of 27,347,271 Sanofi-Aventis shares that it held, Aventis received a dividend of 27,894,216 euros on September 30, 2004. On account of the retroactivity of the merger for accounting purposes, the extraordinary general meeting of Sanofi-Aventis shareholders called to approve the merger will be asked to consider and approve the allocation of this amount of dividends to the “merger premium” account. The total amount allocated to the “merger premium” account will thus amount to 536,455,551 euros.

      This amount will be allocated to the “merger premium” account, in which the existing and the new shareholders of Sanofi-Aventis will have rights, and which will be recognized in the liabilities side of the balance sheet.

      The merger premium may receive any allocation that complies with the general principles in force and decided by the general meeting of Sanofi-Aventis shareholders. In particular, the extraordinary general meeting of Sanofi-Aventis shareholders convened to approve this agreement and plan of merger, will be asked to consider and authorize the board of directors of Sanofi-Aventis to make any debit against the merger premium for the purposes of: (i) restoring, on the liabilities side of the balance sheet, the statutory provisions and reserves that existed on the balance sheet of Aventis, in particular the special reserve for long term capital gain by an amount of 319,518,918 euros, as well as all other reserves or provisions, the restoration of which is considered necessary; such restoration, if any, may be completed by utilizing all other premiums and reserves; (ii) attributing all or part of the fees, costs and expenses resulting from the merger; and (iii) restoring the legal reserve to 10% of the share capital, after the merger.

[3]	These figures may change owing to any changes in the number of Sanofi-Aventis treasury shares and the level of Aventis’s investment in Sanofi- Aventis.

3	Loss on cancelled shares

      The cancellation of the Aventis shares held by Sanofi-Aventis will lead to a loss on cancelled shares in an amount of 25,277,722,121 euros:

That part of the net asset value of the merger contribution of Aventis that corresponds to the Aventis shares held by Sanofi-Aventis, in amount of	26,562,418,574 euros
Less: the net book value of the Aventis shares held by Sanofi-Aventis, amounting to	51,840,140,695 euros
Equals the loss on cancelled shares, amounting to	25,277,722,121 euros

      The general meeting of Sanofi-Aventis shareholders will be asked to consider and approve the recognition of this loss on cancelled shares, without any economic impact, against the premium for stock issuance released in the initial and subsequent offering period of the offer.

ARTICLE 13	AVENTIS DISSOLUTION

      In accordance with article L.236-3 of the French Commercial Code (Code de commerce), the merger of Aventis with and into Sanofi-Aventis will be effective on December 31, 2004, subject to the satisfaction of the conditions precedent set forth in Article 14, and will result in the dissolution without liquidation of Aventis and the universal transfer by operation of law of all the assets and liabilities of Aventis to Sanofi-Aventis.

IV

CONDITIONS PRECEDENT — TAX TREATMENT OF THE MERGER

ARTICLE 14	CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THE MERGER

      The merger of Aventis with and into Sanofi-Aventis and the resulting increase in the share capital of Sanofi-Aventis shall become effective, from a legal point of view, on December 31, 2004, subject to the satisfaction of the following conditions precedent:

•	Approval by the extraordinary general meeting of Aventis shareholders of this Agreement, of the merger which is agreed herein and of the dissolution without liquidation of Aventis;

•	Approval by the extraordinary general meeting of Sanofi-Aventis shareholders of this Agreement, of the merger which is agreed herein, of the increase in the share capital of Sanofi-Aventis to permit the payment of the merger consideration set forth in Article 11 above, of the waiver of preferential rights of subscription to the Sanofi- Aventis shares to be issued as a result of the assumption of the subscription stock options of Aventis and, to the extent necessary, the waiver of preferential rights of subscription to the Sanofi-Aventis shares to be issued as a result of the assumption of the obligations of Aventis with respect to the BSAs; this meeting will be held last and it being understood that the effective time of the merger and the dissolution without liquidation of Aventis will take effect on December 31, 2004;

•	The absence or dismissal of any objection filed in any court of competent jurisdiction in opposition to the decision by the AMF stating that there is no need to file a compulsory acquisition offer (offre publique de retrait) for the Aventis shares pursuant to Article 5-6-6 of the General Regulation of the Conseil des marchés financiers.

      If all these conditions are not met on December 31, 2004, at the latest, plan and agreement of merger will automatically become null and void and of no legal effect, except if Sanofi-Aventis and Aventis otherwise agree, without any right of indemnity on either side.

      The delivery of a copy or a certified extract of the minutes of extraordinary general meeting of Sanofi-Aventis shareholders that takes notice of the satisfaction of the conditions precedent shall be sufficient to establish the satisfaction of those conditions precedent.

ARTICLE 15	TAX DECLARATIONS AND TAX OBLIGATIONS

      Mr. Jean-Claude Leroy and Mr. Gérard Le Fur, ex officio, declare that:

•	Sanofi-Aventis and Aventis are limited liability companies (sociétés anonymes) that have their principal place of business in France, and therefore, are subject to the French corporate income tax (impôt des sociétés);

•	Sanofi-Aventis and Aventis elect to have the merger treated under the preferential tax regime provided by articles 816 of the French tax code (Code Général des Impôts) and 301 A to 301 F of Annex II of the French tax code regarding registration taxes, and article 210 A of the French tax code regarding corporate income tax and article 115-1 of the French tax code.

      As a result, the elections and undertakings relating to this Agreement, according to the current state of the law and subject to changes to the law and the regulations, provide as follows:

      1.     Undertakings according to article 210 A of the CGI

      The companies elect to have the merger treated under article 210 A of the Code Général des Impôts (“CGI”).

      Sanofi-Aventis undertakes therefore to respect all the provisions set forth in article 210 A of the CGI and particularly:

•	to record the provisions of Aventis, on which tax is deferred and which will not be cancelled because of the present merger, as liabilities on its balance sheet, to record in addition, and if needed, the long-term capital gains reserve earlier subject to corporate income tax at a reduced rate, as well as the special reserve for provisions for inventory price changes;

•	to substitute for Aventis for the add-back of the income which taxation would been delayed for Aventis, according to article 210 A-3 b of the CGI;

•	to calculate the capital gains made later on when non-depreciable assets that are contributed to are sold, considering the value these assets had from a tax point of view, in Aventis book entries the day of the merger’s achievement, according to article 210 A-3 c of the CGI (securities on hands are included, since they are assimilated to elements of fixed assets pursuant to article 210 A-6 of the CGI);

•	to add back in its taxable income, according to the terms and conditions of article 210 A-3 d of the CGI, capital gains made when Aventis depreciable assets are contributed to, and, if one of these assets is later sold, to take notice of the immediate taxation of the capital gain’s part relating to that asset that would still not have been added back;

•	to book the elements other than fixed assets received from Aventis for the value they had, from a tax point of view, in Aventis’s book; if it is not done, Sanofi-Aventis would have to include in its income of the tax year of the merger the profits relating to the difference between the new value of these elements and the value they had, from a tax point of view, in Aventis book;

•	if need be, given that rights relating to a financial lease are assimilated to elements of fixed assets according to article 210 A-5 of the CGI, to calculate, to the extent necessary, the capital gain realized in the event of a subsequent sale of rights relating to a contract of leasing or a land are sold, considering the value these rights had, for tax purposes, on the books of Aventis.

      2.     Declaratory undertakings

      Sanofi-Aventis undertakes to join to its declaration of income a statement in the official form provided by the tax administration, that discloses, for each kind of element included in the merger contribution of Aventis, all information necessary to calculate the taxable income arising out of the subsequent sale of these items, according to article 54 septies I of the CGI and article 38 quindecies of Annex III of the CGI.

      Moreover, Sanofi-Aventis undertakes to comply with the procedures provided by article 54 septies of the CGI by indicating the amount of the capital gains shown by the non-depreciable assets included in the merger contribution, and on which taxation has been delayed, on the register created for this purpose.

      Moreover, at the same time that it files its last tax return, which must be signed within 60 days of the effective time of the merger, Aventis will sign an informational tax return regarding the deferral of capital gains tax as provided under Article 54 septies I of the French general tax code.

      3.     Treatment of costs of issuing loans

      By virtue of the election provided by article 39 1-1° quarter of the CGI, Aventis has proceeded to pay by installment the issuance costs for the loans that Aventis entered into during the 2001 and 2003 financial years.

      As a result, Sanofi-Aventis, as the surviving corporation, takes the place of Aventis with respect to the obligations related to this treatment with respect to the loans issued by Aventis as the absorbed company.

      4.     Consolidation of the income of Aventis from the retroactive effectiveness date

      Moreover, because for accounting and tax purposes the merger will be given effect retroactively as of January 1, 2004, Aventis income generated after this date will be included in Sanofi-Aventis taxable income.

      5.     Recovery of Aventis accounting entries

      Because the entire contribution is being recorded on the basis of its net book value, Sanofi-Aventis will include on its balance sheet the accounting entries of Aventis (original value, depreciation, loss provisions) and will continue to calculate the depreciation charges on the basis of the original value of the assets recorded on the entries of Aventis, according to the guidelines dated August 3, 2000 (BOI 4 I-2-OO dated August 18, 2000).

      6.     Regarding registration taxes

      The registration procedures will be carried out at a fixed fee of 230 euros, according to article 816 of the CGI.

      7.     Value-added-tax (VAT)

      The Parties confirm that the operation will be governed by the tax guidelines dated February 22, 1990,
3 A-6-90.

      According to the aforementioned guidelines, Sanofi-Aventis undertakes to subject to VAT the subsequent sale of equipment assets and to proceed, if need be, to adjustments, according to articles 210 and 215 of the CGI Annex II, that Aventis should have done if it had carried on its activities.

      According to the solution referenced under 8 A-1131 n°21 in the administrative documentation up to date as of November 15, 2001, Aventis and Sanofi-Aventis declare that, notwithstanding the provisions of this contribution by merger, the transfer of real property will be deemed to be non-existent pursuant to article 257-7° of the CGI.

      Pursuant to article 210-III of the CGI Annex II, Sanofi-Aventis undertakes to proceed to VAT adjustments related to real property, that Aventis should have done according to articles 210-I and 215-I of the CGI Annex II.

      In order to benefit from the tax exemption provided by the administrative doctrine registered 3 A-1151 n°6 dated October 20, 1999, Sanofi-Aventis undertakes to allocate goods to a resale taxable at VAT or giving right to a deduction (exonerated intra-community deliveries, exports).

      Sanofi-Aventis undertakes to proceed, if need be, to taxation of self-adressed deliveries (article 257-8° of the CGI) or to tax adjustments (article 271 of the CGI), likely to concern assets other than fixed assets if the VAT relating to the goods or other elements included therein may have been subject to a partial or total deduction from Aventis.

      According to the administrative doctrine registered 3 D-1411, n°73, dated November 2, 1996, Aventis declares its VAT credit as of the effective time of the merger purely and simply transfered to Sanofi-Aventis, who will be subrogated in its rights and obligations.

      Aventis specifies that it expressly reserves the right, if need be, to submit to VAT all or part of the goods included in the capital contribution. A mention shall be made relating to that tax on a document equivalent to an invoice made out at the name of Sanofi-Aventis that would pay the amount of the said tax to Aventis.

      Sanofi-Aventis undertakes to address to the competent tax administration a declaration in two copies making reference to the merger operations in which it will mention first, the undertaking to proceed to readjustments Aventis would have done relating to real and personal property concerned by these readjustments and then, the amount of VAT credit possibly transferred, and the undertaking to submit to VAT the later sales of equipment assets and goods.

      8.     Business use tax

      By virtue of the principle according to which the business use tax is due for the whole year by the tax payer who was carrying out the taxable activity on January 1, Aventis will remain liable for business use tax for 2004. Aventis will indicate the change of owner by, at the latest, December 31 of the year in which the transaction is effective.

9.	Employment training tax; contribution to the continuing professional education; tax on salaries; corporate social security tax

      Sanofi-Aventis undertakes to assume the employment training tax and the employers contribution to the financing of continuing professional education, that could remain due by Aventis on the effective date of the merger and to proceed, according to articles 229-A and 235 ter KD of the CGI, on Aventis behalf, within a period of 60 days provided by article 201 of the CGI, to make the special tax return with respect to employment training tax and the contribution to continuing professional education and the payments related to it.

      Moreover, Sanofi-Aventis undertakes to assume the tax on salaries and the social security tax that could remain due by Aventis at the effective date of the merger and to proceed, according to articles 89 of the CGI and 369 of the CGI Annex III, on Aventis behalf, within a period of 60 days pursuant to article 201 of the CGI, to make the special tax return with respect to the tax on salaries and the payments related to it.

      10.     Aventis profit-sharing scheme

      This merger will not lead to the acceleration of the rights of transferred employees arising under the profit-sharing agreements currently in force at Aventis.

      Sanofi-Aventis will assume the obligations of Aventis under the profit-sharing agreements, towards the transferred employees.

      11.     Participation-Building

      According to article 163 of the CGI Annex II, Sanofi-Aventis will take over the Aventis’ investment obligations arising from the salaries paid by Aventis since January 1, 2003.

      In order to ensure the reporting of excess investments made by Aventis, Sanofi-Aventis undertakes also to:

•	take over on its balance sheet the investments made by Aventis;

•	to expressly be subject to the Aventis’ obligations related to the former investments.

      12.     Previous Transactions

      Sanofi-Aventis assumes and Mr. Jean-Claude Leroy, acting in his official capacity, binds the company, the profit and/or the cost of any tax commitments that may have been undertaken previously by Aventis on the occasion of any merger, any so-called “English Merger”, split, partial merger or any other similar transactions, subject to the preferential tax treatment of mergers, according to the law dated July 12, 1965, regarding registration tax and/or corporate income tax, or subject to any other deferred or suspended period.

      According to article 145-1-c) of the CGI, Sanofi-Aventis undertakes to assume all the commitments undertaken by Aventis, if need be, to hold for two years the shares of associated companies acquired under the parent company statutory regime and included in Aventis’ merger contribution, especially those listed in Schedule 15.

ARTICLE 16     DELIVERY OF DEEDS

      At the effective time of this Agreement, Sanofi-Aventis will be given all the title deeds, instruments, documents and other papers related to the contributed assets.

ARTICLE 17     POWERS — ELECTION OF RESIDENCE

      1.     The holder of an original, of a copy or of a certified extract of this Agreement shall have all necessary powers to make any registrations or announcements required by law, especially in order to cause the objection period accorded to creditors to have run before the holding of the general meetings of shareholders convened to consider and vote on this Agreement, and in general, to fulfil any statutory requirements and to make any notification that would be necessary.

      2.     In addition, Aventis confers all power on Jean-Claude Leroy, Laurence Debroux and Jean-Luc Renard, who can act alone, together, or by a proxy designated by them, to bring about the effectiveness of the merger transactions, and, if needed, to reiterate the contribution effected to Sanofi-Aventis, to make any confirmatory, complementary or corrective instruments, to certify the conformity of any instrument (including this Agreement), to take any actions and to make all useful formalities in order to facilitate and make the transfer of the estate of Aventis enforceable against third parties and, in particular, to permit the transfer of real property assets and rights according to any regulations applicable to them and to make all declarations.

      A copy or an extract from this Agreement will be published in the relevant office of mortgages after being filed as notarized minutes, duly acknowledged and verified, in order to comply with the necessary legal requirement of publication applicable to real estate and property situated in France.

      3.     For the execution of this Agreement, the undersigned, in their official capacities, have elected to be resident at the registered office of the companies they represent.

Made in Paris
On October 14, 2004
In 16 original copies
One copy is for registration
Two copies are for each party
Four copies are for court filing
Two copies are for the INPI

/s/ JEAN-CLAUDE LEROY Sanofi-Aventis, represented by Mr. Jean-Claude Leroy	/s/ GÉRARD LE FUR Aventis, represented by Mr. Gérard Le Fur

LIST OF SCHEDULES

Schedule n [o]1	Description of Aventis stock option plans
Schedule n [o]2	Description of Aventis BSAs
Schedule n [o]3	Description of Sanofi-Aventis stock option plans
Schedule n [o]4	Aventis financial statements on December 31, 2003
Schedule n [o]5	Sanofi-Aventis (formerly known as Sanofi-Synthélabo) financial statements on December 31, 2003
Schedule n [o]6	Determination of the exchange ratio
Schedule n [o]7	Description of Aventis fixed assets on December 31, 2003
Schedule n [o]8	Description of Aventis current assets on December 31, 2003
Schedule n [o]9	Description of participating shares and perpetual floating rate bonds on December 31, 2003
Schedule n [o]10	Description of contingencies and loss provisions on December 31, 2003
Schedule n [o]11	Description of Aventis liabilities on December 31, 2003
Schedule n [o]12	Description of Aventis liabilities not appearing on the balance sheet received and given from Aventis on December 31, 2003
Schedule n [o]13	Description of real property and real property rights
Schedule n [o]14	Description of Aventis leases and occupation rights
Schedule n [o]15	List of shares held by Aventis subject to an undertaking to keep them for 2 years
Schedule n [o]16	Description of intellectual property rights of Aventis

Annex B

Report of Merger Auditors on the

Merger Consideration
[To be filed by amendment]

The following is a free translation of the French language document and is provided for information purposes only, and is of no binding or other legal effect. Only the original French language document shall govern with respect to the matters described herein.

B-1

Annex C

Report of Merger Auditors on the Valuation

of the Assets and Liabilities Contributed by Aventis
[To be filed by amendment]

The following is a free translation of the French language document and is provided for information purposes only, and is of no binding or other legal effect. Only the original French language document shall govern with respect to the matters described herein.

C-1

Annex D

BACKGROUND OF THE ACQUISITION OF AVENTIS

      The following text combines and updates the disclosure regarding the background of the acquisition of Aventis by Sanofi-Aventis (formerly known as Sanofi-Synthelabo), as set forth in our prospectus, dated April 9, 2004, relating to the original offers and our prospectus supplement, dated May 27, 2004, relating to the revised offers, each of which were filed under Rule 424(b) with the SEC on April 12, 2004 and May 28, 2004, respectively. References in this Annex D to Sanofi-Synthelabo refer to Sanofi-Aventis by its former name.

      Since the completion of the merger of Sanofi and Synthelabo in 1999, the management of Sanofi-Synthelabo has periodically analyzed and assessed the strategic options for Sanofi-Synthelabo as part of its ongoing effort to strengthen Sanofi-Synthelabo’s business, to improve its product mix and geographical market diversification, and to create value for its shareholders.

      At the time of the merger, Elf Aquitaine (itself subsequently acquired by Total) and Valorisation et Gestion Financière, on the one hand, and L’Oréal, on the other hand, the controlling shareholders of Sanofi and Synthelabo, respectively, entered into a shareholders’ agreement providing, among other things, that they would act in concert with respect to their shareholdings in Sanofi-Synthelabo and agreeing to certain restrictions on the transfer of their Sanofi-Synthelabo ordinary shares. The shareholders’ agreement had an initial term of six years, subject to a termination option, to be exercised by either party no later than December 2, 2003. On November 24, 2003, Total, Elf Aquitaine and Valorisation et Gestion Financière and L’Oréal amended the shareholders’ agreement so that it terminates on December 2, 2004 according to its terms. For further information on the shareholders’ agreement, see “Recent Developments” and Item 7.A “Major Shareholders and Related Party Transactions — Major Shareholders — Shareholders’ Agreement” of Sanofi-Synthelabo’s Annual Report on Form 20-F for the year ended December 31, 2003.

      As part of Sanofi-Synthelabo’s ongoing strategic review, during 2002 Sanofi-Synthelabo retained Merrill Lynch Capital Markets (France) S.A.S., or Merrill Lynch (France), an affiliate of Merrill Lynch & Co., as its financial adviser to assist its management in assessing Sanofi-Synthelabo’s strategic options. Merrill Lynch (France) assisted management in analyzing the competitive dynamic in the worldwide pharmaceutical industry, the strategies pursued by key competitors of Sanofi-Synthelabo and the relative strengths and weaknesses of those competitors.

      In 2002 and 2003, Jean-François Dehecq, Sanofi-Synthelabo’s Chairman and Chief Executive Officer, while attending professional meetings of the pharmaceutical industry, including meetings of the European Federation of Pharmaceutical Industries and Associations, took part in informal conversations with certain members of the Aventis management board (directoire) and supervisory board (conseil de surveillance), including Igor Landau, Chairman of the management board, regarding the future of the pharmaceutical industry. In the course of these conversations, among other potential scenarios for the industry, the merits of a possible future combination of Sanofi-Synthelabo and Aventis was discussed in general terms.

      During the first eight months of 2003, a small number of Sanofi-Synthelabo’s top management, assisted by representatives of Merrill Lynch (France), further studied Sanofi-Synthelabo’s strategic alternatives, including the possibility of a strategic combination with Aventis in strict confidence. Throughout this period no discussions or negotiations regarding any potential business combination took place with Aventis’s management.

      In September 2003, Mr. Dehecq asked the senior management team which had been studying the possibility of a business combination with Aventis to consider the resources and the nature of the preparations that would be required if Sanofi-Synthelabo were to pursue a public offer for all the Aventis securities.

      In Fall 2003, Mr. Dehecq first discussed with Total and L’Oréal, Sanofi-Synthelabo’s controlling shareholders, the possibility of a strategic business combination with Aventis, through a public offer for all the Aventis securities. Total and L’Oréal agreed with Mr. Dehecq that the possibility of such a transaction merited further detailed analysis and consideration.

      Also, in Fall 2003, Sanofi-Synthelabo assembled a team of outside advisers to assist in analyzing the feasibility of a possible public offer for all the Aventis securities, including an unsolicited public offer. Sanofi-

Synthelabo retained BNP Paribas to act as its co-financial adviser with respect to any potential public offer for all of the Aventis securities. For legal counsel, Sanofi-Synthelabo retained Linklaters, Darrois Villey Maillot Brochier and Rambaud Martel to advise on French law and potential European antitrust issues and retained Wachtell, Lipton, Rosen & Katz to advise on U.S. securities law issues and related matters, and Arnold & Porter to advise on U.S. antitrust considerations. Sanofi-Synthelabo also retained Publicis SA as its communications adviser.

      Through the end of 2003, Sanofi-Synthelabo’s senior management team worked with Sanofi-Synthelabo’s advisers to analyze the opportunity presented by a combination with Aventis and begin preliminary preparations for a possible unsolicited offer for all the Aventis securities that would be presented directly to Aventis’s shareholders. During this period, drafts of the applicable offer documentation required to be filed with stock market and securities regulators in France, Germany and the United States were prepared and Sanofi-Synthelabo’s senior management and legal advisers negotiated with BNP Paribas and an affiliate of Merrill Lynch & Co. the terms of the debt that would be required to finance the cash portion of the offer consideration.

      During December 2003, Sanofi-Synthelabo’s senior management had confidential discussions with representatives of its controlling shareholders, at the end of which each controlling shareholder agreed that Sanofi-Synthelabo’s management continue to analyze the possibility of an offer for all the Aventis securities. Sanofi-Synthelabo’s senior management and advisers periodically updated representatives of its controlling shareholders on the progress of the preparations for a possible offer for all the Aventis securities through January 2004.

      In mid-December 2003, Sanofi-Synthelabo’s senior management and advisers reviewed with Mr. Dehecq various aspects of a possible transaction with Aventis, including the potential financial impact of a possible transaction with Aventis under a range of possible offer terms. However, no decision was made to proceed with the offer or regarding the definitive terms of any offer.

      Prior to the announcement of the offers, Sanofi-Synthelabo’s U.S. antitrust counsel and a member of Sanofi-Synthelabo’s management engaged in confidential discussions with members of the staff of the U.S. Federal Trade Commission, or FTC, regarding potential competition issues arising out of a possible tender offer for Aventis securities by Sanofi-Synthelabo and related matters. In addition, Sanofi-Synthelabo’s European antitrust counsel and a member of Sanofi-Synthelabo’s management engaged in confidential discussions with members of staff of the European Commission regarding potential competition issues. On January 7, 2004, Sanofi-Synthelabo submitted confidentially a draft Form CO to the European Commission. Prior to the announcement of the offers, representatives of Sanofi-Synthelabo’s U.S. legal advisers contacted the staff of the SEC to discuss certain aspects of the U.S. offer and related documentation.

      On January 7, 2004, Mr. Dehecq received an unsolicited call from Mr. Landau. During the telephone conversation that followed, Mr. Dehecq did not respond to Mr. Landau’s inquiry as to whether Sanofi-Synthelabo was preparing to make an unsolicited offer to acquire Aventis.

      On January 16, 2004, Sanofi-Synthelabo issued a press release stating:

Following market rumors, and at the express request of the French Financial Regulatory Authority — Autorité des marchés financiers (AMF) — Sanofi-Synthelabo indicates that, while it continues to evaluate any transaction that might consolidate its medium-and long-term future, it is not engaged in any negotiation to that effect.

Subsequently on January 16, 2004, Aventis issued a press release stating:

Responding to market speculation concerning a potential transaction, and at the request of the French stock market authority AMF, Aventis wishes to make clear that it is not engaged in any discussions.

      Prior to making a recommendation to proceed with the offer for Aventis, Sanofi-Synthelabo’s senior management had confidential discussions with representatives of its controlling shareholders, at the end of which each controlling shareholder indicated its support for Sanofi-Synthelabo’s management to proceed with such recommendation, subject to a detailed presentation to the board. Total and L’Oréal have indicated to Sanofi-

Synthelabo that, pursuant to the shareholders’ agreement by which they are bound, Total and L’Oréal have consulted each other with respect to the offers in a manner satisfactory to each of them.

      On January 25, 2004, the Sanofi-Synthelabo board of directors (conseil d’administration) held a special meeting in Paris, France, at which Sanofi-Synthelabo’s senior management and its financial and legal advisers were present. Sanofi-Synthelabo’s senior management gave presentations on the background and strategic rationale for the proposed acquisition of Aventis. Representatives of Sanofi-Synthelabo’s financial advisers assisted in the review of the financial aspects of the proposed transaction. Representatives of Sanofi-Synthelabo’s French and German legal advisers reviewed the legal aspects of the French offer and the German offer and a representative of Sanofi-Synthelabo’s U.S. legal adviser reviewed the legal aspects of the U.S. offer and related matters. The Sanofi-Synthelabo board of directors also reviewed the regulatory considerations, including European and U.S. antitrust matters, of the proposed transaction. Following extensive discussion and deliberation, the Sanofi-Synthelabo board of directors voted unanimously:

•	to approve the French offer, the German offer and the U.S. offer on the terms and conditions set forth in this prospectus and to approve the terms of the related letter of engagement between Sanofi- Synthelabo and Merrill Lynch and to authorize Mr. Dehecq (with full powers of delegation) to finalize and execute any related documents and to take all necessary steps to commence the offers, including filing the French offer documentation with the AMF, the German offer documentation with the BaFin and the U.S. offer documentation with the SEC;

•	to approve the terms of the credit agreement negotiated in connection with the offers and to authorize Mr. Dehecq (with full powers of delegation) to finalize and execute the definitive credit agreement and any related agreements (in accordance with French law, Lindsay Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from this vote);

•	to approve the terms of the guarantee that Sanofi-Synthelabo may put in place with respect to the indebtedness of certain of its subsidiaries under the terms of the credit agreement approved above and to authorize Mr. Dehecq (with full powers of delegation) to finalize and execute the definitive guarantee and any related agreements (in accordance with French law, Mr. Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from this vote);

•	to decide to call an extraordinary general meeting of shareholders for the purpose of approving the issuance of the additional Sanofi-Synthelabo ordinary shares to be issued in exchange for the Aventis securities pursuant to the terms of the offers; and

•	to approve the terms of the letters of engagement between Sanofi-Synthelabo and BNP Paribas and to authorize Mr. Dehecq (with full powers of delegation) to negotiate and execute the definitive letters of engagement and any related agreements (in accordance with French law, Mr. Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from this vote).

      Late in the evening on January 25, 2004, Mr. Dehecq called Jean-René Fourtou, Vice Chairman of the Aventis Supervisory Board, and Mr. Landau to inform them that Sanofi-Synthelabo was proceeding with its offer for Aventis.

      On January 26, 2004, Sanofi-Synthelabo filed its French offer documentation with the AMF and the AMF published the material terms of the French offer in an official notice (avis de dépôt). On January 26, 2004, Sanofi-Synthelabo publicly announced its intention to make the U.S. offer, the French offer and the German offer by issuing a press release that stated (most footnotes and annex omitted):

Sanofi-Synthelabo announced a share and cash offer on Aventis’s shares. The offer documents have been filed in Paris today and will be filed in the coming days in the United States and Germany.

Completion of the transaction will create the No. 1 pharmaceutical group in Europe, No. 3 in the world, with pro forma 2002 consolidated sales of €25 bn in the core business, and a strong direct presence in all major world markets. The headquarters will be in Paris.

The new group will benefit from a large portfolio of high-growth drugs, with 9 products that individually generated annual sales of over €500 million in 2003. It will enjoy firmly established positions in key fast-growth therapeutic fields such as cardiovascular, thrombosis, oncology, diabetes, central nervous system, urology, internal medicine and human vaccines.

The new group will have the third largest R&D budget in the industry, with close to 60 projects in late-stage clinical development (Phases II, III and life cycle management), to drive medium and long-term growth.

Annual synergies are expected to be €1.6 bn before tax, with 10% achievable in 2004, 60% in 2005 and 100% from 2006. The integration and restructuring costs are forecast at approximately €2 bn before tax.

The offer is attractive for Aventis’s shareholders, with a premium of 15.2% based on the average share price over the month ended January 21, 2004, valuing each Aventis share at €60.43.

The transaction is expected to be accretive to adjusted net income per share of the core business from 2004 onwards.

The offer was approved unanimously by the Board of Directors of Sanofi-Synthelabo on January 25, 2004 and is fully supported by Total and L’Oréal, Sanofi-Synthelabo’s principal shareholders.

“This major strategic project will enable us to take advantage of our exceptional complementary businesses to create a market leader with strong, sustainable, profitable growth for the benefit of patients,” said Mr. Jean-François Dehecq.

“Our goals are:

•	to accelerate expected revenue growth by tailoring our strategy to products and geographic markets

•	to optimize upcoming major product launches through the combined marketing and sales resources of Sanofi-Synthelabo and Aventis

•	to enhance R&D productivity by focusing combined resources on the most promising projects in order to continue providing patients with innovative medicines

•	to improve profitability through a strategy based on rapid growth and an optimized organization

“The combination of Sanofi-Synthelabo and Aventis will create long-term value for all shareholders and will be successful thanks to the dedication of both groups’ employees around a shared future”.

The principal terms of the offer are as follows:

•	a “standard entitlement” of 5 Sanofi-Synthelabo shares and €69 in cash for 6 Aventis shares (1)

•	an “all stock election”: 35 Sanofi-Synthelabo shares for 34 Aventis shares (1)

•	an “all cash election”: €60.43 for each Aventis share

(1)	0.8333 Sanofi-Synthelabo share and 411.50 in cash for 1 Aventis share for standard entitlement; 1.0294 Sanofi-Synthelabo shares for 1 Aventis share for all stock election.

Aventis shareholders can opt for either or a combination of the above, provided that, in aggregate, 81% of the Aventis shares tendered will be exchanged for Sanofi-Synthelabo shares and 19% of the Aventis shares tendered will be exchanged for cash.

The offer is conditional on obtaining over 50% of the issued share capital and the voting rights on a fully diluted basis, as well as expiration or termination of the applicable waiting period under the US Hart-Scott Rodino Act and no order being entered prohibiting the transaction.

A General Meeting of Sanofi-Synthelabo shareholders will be convened to approve the issuance of the new shares to be exchanged for the Aventis shares tendered.

Sanofi-Synthelabo estimates that the offer should be completed during the second quarter of 2004.

On January 26, 2004, Total issued a press release that stated:

Sanofi-Synthélabo has just announced a public offer for the shares of Aventis. This operation would lead to the creation of the No. 1 player in the pharmaceutical industry in Europe and No. 3 worldwide.

Total has approved this offer and will approve the capital increase that will be submitted to the general meeting of the shareholders of Sanofi-Synthélabo.

      On January 26, 2004, L’Oréal issued a press release that stated, among other matters, that “L’Oréal has approved Sanofi-Synthélabo’s offer for Aventis announced today and will approve the issuance of new shares that will be submitted to the shareholders’ meeting. L’Oréal will keep its Sanofi-Synthélabo shares.”

      On January 26, Aventis issued a press release that stated:

Aventis has been informed that Sanofi-Synthelabo has submitted an unsolicited offer to take control of Aventis.

The Aventis Management Board, led by Chairman Igor Landau, would like to emphasize that the offer, which was launched without any prior approach from Sanofi-Synthelabo, is of a hostile nature and does not take into account the wide range of risks associated with this move.

Furthermore, the offer contains a premium of 3.6% over the last closing price of the Aventis share. The Management Board of Aventis believes that this proposal is not in the best interest of its shareholders, because it offers inferior value compared to the achievement of the current stand-alone strategy and would compel its shareholders to assume significant risks associated with Sanofi’s main products.

The Management Board believes that there are other scenarios with a stronger industrial and social rationale.

For these reasons, the Management Board has decided to recommend to the Supervisory Board to reject the offer. Jürgen Dormann, Chairman of the Supervisory Board, and Jean-René Fourtou, Vice Chairman of the Supervisory Board, will also recommend a rejection of the offer.

On January 28, 2004, Aventis issued a press release that stated:

After a review and consideration of the terms and conditions of the unsolicited offer put forward by Sanofi-Synthelabo on Monday, January 26, 2004, the Supervisory Board of Aventis has unanimously concluded today that this bid is not in the best interest of Aventis shareholders and employees. Of the 16 Supervisory Board members, 15 were present at the meeting including the representative of Kuwait Petroleum Corp.

Consequently, the Supervisory Board recommends to the shareholders of Aventis to reject this hostile bid.

“The Supervisory Board supports the Management Board in its rejection of this offer and has mandated the Management Board to explore all scenarios offering a stronger industrial and social rationale for both our shareholders and our employees,” said Jürgen Dormann, Chairman of the Supervisory Board, and Jean-René Fourtou, Vice Chairman of the Supervisory Board.

      On January 29, 2004, Sanofi-Synthelabo caused the registration statement on Form F-4 (including a preliminary prospectus) relating to the Sanofi-Synthelabo securities to be exchanged for Aventis securities in the U.S. offer to be filed with the SEC. On January 30, 2004, Sanofi-Synthelabo caused the draft German offer documents (Angebotsunterlage und Verkaufsprospekt) to be filed with the BaFin.

      On February 3, 2004, the AMF announced (Décision et Information n° 204C0182) that it had examined the terms of the French offer and declared it “recevable”, meaning that the AMF has cleared the terms of the French offer as complying with applicable French tender offer rules. In its clearance decision, the AMF announced that the expiration date of the French offer would be fixed after the AMF had received the recommendation statement (note d’information en réponse) of Aventis and after the AMF had received evidence that the FTC had “authorized” the acquisition. In addition, the AMF confirmed that it had agreed to set the expiration date for the French offer such that the French offer, the German offer and the U.S. offer would expire at the same time. Notice of the AMF’s clearance decision was published in BALO on February 6, 2004, with the result that, under applicable French regulations, the decision could be challenged in the French courts on or before February 16, 2004.

      On February 5, 2004, Aventis announced its results for 2003. In presentations at a press conference and an analyst conference in London on February 5, 2004, Igor Landau confirmed that Aventis had firmly rejected Sanofi-Synthelabo’s offer.

      On February 13, 2004, Aventis filed an appeal with the Court of Appeals of Paris challenging the AMF’s clearance decision (Décision et Information n° 204C0182), dated February 3, 2004. In its notice of appeal (déclaration de recours), Aventis committed to file a memorandum of law setting forth the reasons for its appeal within fifteen days.

      On February 12, 2004, the French prospectus (note d’information) was granted visa n° 04-0090 by the AMF.

      On February 16, 2004, Sanofi-Synthelabo announced its results for 2003. In presentations at information meetings in Paris and London on February 16, 2004, Jean-François Dehecq confirmed that Sanofi-Synthelabo believes that there is a compelling strategic rationale for the offers, that Sanofi-Synthelabo believes that the creation of the number one pharmaceutical company in Europe and the number three worldwide should allow the combined company to achieve strong, sustainable and profitable growth and to create value, and that Sanofi-Synthelabo believes that the terms of the offers are attractive to Aventis shareholders and to Sanofi-Synthelabo’s shareholders. For a discussion of the risk factors that you should consider carefully in evaluating the U.S. offer, see “Risk Factors”.

      On February 16, 2004, the French prospectus (note d’information), in the final form that was granted visa n° 04-0090 by the AMF, was published in France in Les Echos, a French daily financial newspaper of general circulation. On February 16, 2004, the AMF published a notice (Décision et Information n° 204C0182) announcing that the French offer would open on February 17, 2004 and that the expiration date would be fixed at a later date. Also on February 16, 2004, Aventis filed a request with the Court of Appeals of Paris for a suspension of the AMF’s clearance decision.

      On February 17, 2004, the French offer was opened.

      On February 17, 2004, Aventis issued a press release that stated:

At a meeting today, the Supervisory Board of Aventis concluded unanimously that Sanofi-Synthélabo’s offer is clearly inadequate from a financial standpoint. In addition, the

Supervisory Board determined that the offer entails important social risks with limited benefits for Aventis. All members of the Supervisory Board were present or represented at the meeting.

The Supervisory Board concluded that the Offer is not in the interest of the Company, its shareholders and its employees and, therefore, recommends that Aventis’ shareholders do not tender their Aventis shares in the Offer. None of the Supervisory Board intend to tender their own securities into the Offer.

The Supervisory Board directed the Management Board to study all alternatives with stronger industrial, social and financial rationale in the interest of the shareholders and employees of Aventis.

The Supervisory Board resolved that the treasury shares held by Aventis and its subsidiaries not be tendered in the Offer, and gave authority to the Chairman of the Management Board to finalize and sign the “note d’information en réponse”, which will be filed with the AMF and published following its approval.

      On February 17, 2004, the AMF filed with the Court of Appeals of Paris its comments in response to Aventis’s request for a suspension of the AMF’s clearance decision.

      On February 19, 2004, Total announced its results for 2003. In its press release issued on that day, Total stated:

With a 24.4% interest in Sanofi-Synthelabo, Total is closely monitoring the progress of the proposed merger with Aventis. Total supports the proposed transaction, considering that value will be created. Further, Total confirms that its strategy to divest over the medium term is unchanged. The Group anticipates that it will benefit from increased flexibility to exit at the appropriate times and to capture the value creation.

In its presentation in Paris on that day, Total publicly confirmed its strategy to divest its interest in the medium term, stating that there was “no urgency to divest”. The presentation also stated Total’s belief that the proposed combination will create value.

      On February 20, 2004, L’Oréal announced its results for 2003. At a press conference on that day, Mr. Owen-Jones, L’Oréal’s Chairman and Chief Executive Officer, stated, in respect of Sanofi-Synthelabo: “We are going to maintain our shareholding in this company. We see this transaction as the logical outcome of our involvement in the pharmaceutical sector for several years. It’s a choice.”

      On February 20, 2004, Aventis filed with the Court of Appeals of Paris its memorandum of law setting forth the reasons for its appeal against the AMF’s decision (Décision et Information n° 204C0182), dated February 3, 2004, to clear the terms of the French offer as complying with applicable French tender offer rules. Also on February 20, 2004, at a hearing before the Court of Appeals of Paris to determine certain procedural matters, the AMF undertook to set the expiration date of the French offer to be at least eight days after the Court of Appeals of Paris announces its decision on the appeal by Aventis.

      On February 23, 2004, Aventis filed an appeal with the Court of Appeals of Paris challenging the AMF’s decision, dated February 12, 2004, to grant the French prospectus (note d’information) its visa (n° 04-0090). In its notice of appeal (déclaration de recours), Aventis committed to file a memorandum of law setting forth the reasons for its appeal within fifteen days.

      On February 27, 2004, Sanofi-Synthelabo caused the final German offer documents to be filed with the BaFin.

      On March 1, 2004, Aventis filed with the Court of Appeals of Paris its memorandum of law setting forth the reasons for its appeal against the AMF’s decision to grant the French prospectus (note d’information) its visa (n° 04-0090). On March 1, 2004, the Court of Appeals of Paris issued its decision on Aventis’ request for a suspension of the AMF’s clearance decision (avis de recevabilité), ruling that because the AMF had undertaken to set the expiration date for the French offer to be at least eight days after the Court of Appeals of Paris announces its decision on the appeals by Aventis, there was no need to rule on Aventis’ request for a suspension of the AMF’s clearance decision.

      On March 4, 2004, Aventis’s recommendation statement (note d’information en réponse) responding to Sanofi-Synthélabo’s offer was granted a visa (n° 04-0135) by the AMF.

      On March 5, 2004 Aventis issued a press release stating that it had obtained the AMF’s visa for its recommendation statement (note d’information en réponse) and setting forth the reasons why Aventis was rejecting Sanofi-Synthelabo’s offer.

      On March 9, 2004, Sanofi-Synthelabo caused its Form CO to be filed with the European Commission.

      On March 10, 2004, the BaFin approved the German offer document for publication and March 15, 2004 was set as the date on which the German offer would open.

      On March 11, 2004, at a press and analysts’ conference in Paris, Mr. Dehecq made a presentation rebutting the arguments and correcting misstatements of fact made by Aventis in its recommendation statement.

      On March 12, 2004, Novartis AG issued a press release that stated:

Responding to a request by AMF, the French market authority, Novartis AG confirms they are exploring the feasibility of a combination with Aventis. No decision has been taken yet whether or not to pursue such a transaction.

      On March 18, 2004, Sanofi-Synthelabo announced the successful completion of the first round of syndication of the credit facility entered into in connection with the offers. See “Source and Amount of Funds”.

      On March 23, 2004, Novartis AG issued a press release that stated:

Following a second request from the French market authority (AMF) to clarify its position regarding Aventis, Novartis confirmed today that it had completed its feasibility study on a potential combination with Aventis. This study concluded that a business case is viable.

A working hypothesis included a potential spin-off of non-core Aventis and Novartis products into a new entity that would preserve jobs, specifically in France and Germany, creating a pharmaceutical company with product development, licensing and commercial operations including manufacturing.

Although the business case looks viable, the negative attitude of the French Government has influenced Novartis’ consideration to a point that it will only enter into a negotiation phase if formally invited by the Aventis Supervisory Board and if the French Government assumed a neutral position.

The company stated that neither negotiations nor discussions about price have taken place.

      On April 2, 2004, Aventis issued a press release that stated (footnote omitted):

At its meeting today, the Supervisory Board of Aventis reviewed the current status of the unsolicited offer from Sanofi-Synthelabo of January 26, 2004, and reiterated that this bid is not in the best interests of Aventis, its shareholders and its employees.

During the meeting, the Management Board reported to the Supervisory Board on the discussions between Aventis and Novartis. After consideration of this report, the Supervisory Board unanimously mandated the Management Board to enter into negotiations with Novartis on the terms and conditions of a potential combination and to pursue discussions with the relevant authorities in France and Germany to address their specific issues. Of the 16 Supervisory Board members, 15 were present or represented at the meeting including the representative of Kuwait Petroleum Corp.

“We are inviting Novartis to enter negotiations because we believe that such a combination would offer significant advantages for Aventis shareholders and employees as it would create the leading European pharmaceutical company with an attractive portfolio, a strong product pipeline and outstanding R&D capabilities,” Jürgen Dormann and Jean-René Fourtou, Chairman and Vice Chairman of the Aventis Supervisory Board, said in a joint statement. “We are aware of the views of the French and German governments and Aventis will do its best to address them.”

The Supervisory Board also proposed resolutions to be presented to Aventis shareholders for their approval at the next Aventis General Meeting, which is scheduled for May 19, 2004, including a dividend for 2003 of €0.82 per share and the renewal of 10 Supervisory Board member mandates for three years.

Furthermore, a resolution will be proposed to amend the Articles of Association of the company to limit shareholders’ voting rights to a maximum of 15%. Such a limitation, which has been adopted by several other listed companies in France, would prevent shareholders from obtaining control of the company with less than a 50% shareholding. This limitation would not apply if a shareholder obtained 50% or more of the voting rights following a public offer.

The Supervisory Board has also considered how to protect Aventis shareholders against the significant decline in value which would be caused by the potential loss of the Plavix patent. A resolution to issue warrants (Bons de Souscriptions d’Actions) will be proposed to shareholders in order to prevent Sanofi-Synthelabo from shifting their Plavix patent risk to Aventis shareholders.

Under the proposed terms, Aventis shareholders would receive one warrant for each Aventis share, each warrant conferring the right to subscribe to 0.28 new Aventis shares at their nominal value of €3.82 per share in the event that:

•	the hostile offer of Sanofi-Synthelabo were to succeed against the recommendation of the Supervisory Board of Aventis, and

•	a generic version of Plavix were launched in the U.S. before the end of 2007.

If all warrants were to be exercised, the resulting new shares would represent about 22% of Aventis’ increased share capital.

While the issuance of such warrants, if approved by Aventis shareholders, would provide protection against the Plavix patent risk, the Aventis Supervisory Board continues to consider the Sanofi-Synthelabo offer inadequate.

      On April 2, 2004, Novartis issued a press release that stated:

Novartis takes note of the invitation by the Aventis Supervisory Board to enter into negotiations regarding a potential transaction.

Novartis now expects that the Supervisory Board and management of Aventis will clarify with the French Government the importance of such a transaction for the shareholders of Aventis as well as its benefits for employment and for research and development.

      On April 5, 2004, Mr. Dehecq sent a letter to Mr. Landau which reflected concerns regarding Aventis’s publicity campaign of systematically denigrating Sanofi-Synthelabo and certain of its products, in particular Plavix®. The letter served as formal notice (mise en demeure) that Mr. Landau and Aventis desist from denigrating Sanofi-Synthelabo and its products immediately and reserved Sanofi-Synthelabo’s legal rights with respect to Aventis’s past actions as well as any actions that Aventis may take in the future in breach of the formal notification to desist.

      On April 5, 2004, Aventis organized an analyst conference call with senior management to discuss in more detail the decisions taken by the Aventis Supervisory Board on April 2, 2004.

      On April 5, 2004, pursuant to the HSR Act, Sanofi-Synthelabo filed with the FTC its notification and report form with respect to its proposed acquisition of Aventis. Accordingly, the initial waiting period with respect to the offers was initially scheduled to expire at 11:59 p.m. on May 5, 2004.

      On April 8, 2004, Mr. Dehecq made a presentation regarding the proposed acquisition of Aventis by Sanofi-Synthelabo in Strasbourg to the Group Council of Aventis (le comité de groupe d’Aventis), the representative body of Aventis’s French employees constituted pursuant to Article 439-1 of the French Labor Code.

      On April 9, 2004, the proposed resolutions for the upcoming general meeting of Aventis shareholders were published in the Bulletin des Annonces Légales Obligatoires, or BALO, the French official legal gazette.

      On April 9, 2004, the SEC declared effective the registration statement on Form F-4, which included a form of the prospectus dated April 9, 2004, a final version of which was filed on April 12, 2004, under Rule 424(b) under the Securities Act.

      On April 12, 2004, Sanofi-Synthelabo filed with the SEC its tender offer statement on Schedule TO and commenced the U.S. offer. On that same day, Sanofi-Synthelabo began to deliver the prospectus, dated April 9, 2004, and the related U.S. offer documents, to holders of Aventis securities eligible to participate in the U.S. offer.

      On April 13, 2004, Sanofi-Synthelabo announced that it had signed an agreement with GlaxoSmithKline regarding the divestment by Sanofi-Synthelabo, on a worldwide basis, of Arixtra®, Fraxiparine®, and related assets including the manufacturing facility located in Notre-Dame de Bondeville, France. For further information see “Recent Developments — Sale of Arixtra® and Fraxiparine®” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 27, 2004.

      On April 15, 2004, Sanofi-Synthelabo announced that in accordance with a resolution adopted on February 13, 2004, at its meeting held on April 14, 2004, the board of directors of Sanofi-Synthelabo had decided to distribute an interim dividend of €0.97 per Sanofi-Synthelabo ordinary share to be paid on May 5, 2004. For further information see “Recent Developments — Dividends” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 27, 2004.

      On April 15, 2004, Mr. Landau sent a letter to Mr. Dehecq in reply to Mr. Dehecq’s letter, dated April 5, 2004, which had reflected concerns regarding Aventis’s publicity campaign of systematically denigrating Sanofi-Synthelabo and certain of its products, in particular Plavix®. Mr. Landau’s letter rejected the charge that Aventis had engaged in a campaign of systematically denigrating Sanofi-Synthelabo and its products. Mr. Landau asserted that Aventis’s actions had been motivated by a duty to inform holders of Aventis securities about the possible risks associated with the offers.

      On April 16, 2004, Aventis filed with the SEC its recommendation statement on Schedule 14D-9, in which Aventis recommended that the holders of Aventis securities eligible to participate in the U.S. offer should not tender their Aventis securities in the U.S. offer.

      On April 19, 2004, the AMF announced that it would announce its decision on April 23, 2004 regarding the legality of the warrants to subscribe for additional Aventis ordinary shares (bons de souscription d’actions) that Aventis has proposed for approval at the upcoming general meeting of Aventis shareholders. Pursuant to their proposed terms, these warrants, which we refer to as the Plavix® warrants, would become exercisable under certain conditions, including in the event that the offers are successful and that a generic version of Plavix® is introduced on the U.S. market on or before 2007.

      On April 19, 2004, Aventis filed a complaint in the United States District Court for the District of New Jersey alleging that the public filings and public statements of Sanofi-Synthelabo in connection with the U.S. offer violate Section 14(d) and Section 14(e) of the Exchange Act. For further information see “Recent Developments — Aventis Litigation Relating to the U.S. Offer” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 27, 2004.

      On April 21, 2004, Aventis announced that in order to satisfy any potential concerns regarding the principle of free and fair competition in bid situations, Aventis has informed the AMF that the draft resolution to be presented to the general meeting of Aventis shareholders, scheduled for May 19, 2004, that contemplates the issuance of the Plavix® warrants would provide for the cancellation of the issuance of those warrants in the event that a competing offer to that of Sanofi-Synthelabo is declared admissible by the AMF. On April 22, 2004, Novartis AG issued a press release announcing its results for the first quarter of 2004. That press release also stated that: “the Board of Directors of Novartis has decided to accept the offer of the Aventis supervisory board to negotiate conditions for a potential business combination. No assurances can be given that an agreement can be reached.”

      On April 22, 2004, Sanofi-Synthelabo announced its consolidated sales figures for the first quarter of 2004. See “Recent Developments — Sanofi-Synthelabo 2004 First Quarter Sales” in our prospectus supplement dated May 27, 2004, filed with the SEC under Rule 424(b) on May 27, 2004.

      On the afternoon of April 22, 2004, Mr. Dehecq and Mr. Landau met for the first time since the public announcement of the offers to discuss in general terms the possibility of an agreed offer by Sanofi-Synthelabo for Aventis, pursuant to which Sanofi-Synthelabo would make an improved offer and Aventis would recommend that offer to its shareholders. At this meeting, there was no discussion or negotiation of the amount by which Sanofi-Synthelabo would or should increase its offer. The meeting concluded with Mr. Dehecq and Mr. Landau agreeing to continue the discussions the next day.

      On April 23, 2004, the AMF issued a press release announcing its decision regarding the Plavix® warrants and concluding “that the issuance of the warrants contemplated by Aventis is not consistent with the principles that regulate the orderly conduct of public tender offers.” Among other things, the press release stated that:

[The AMF] takes note, moreover, that the warrants, apparently intended to cover the Plavix® risk, already known by the market, could be exercised even though this risk has not materialized and could be cancelled even though this risk continues.

[The AMF] believes that the issuance of the warrants in reality constitutes an indirect method of unilaterally raising the price offered by the bidder which creates an ambiguous situation with respect to the bidder’s control of its offer terms and an uncertainty with respect to the well-ordered conduct of the offer procedures of which the AMF is the caretaker.

While the AMF reaffirms the principle according to which defensive measures against a public tender offer may be adopted during the pendency of an offer by a general meeting of shareholders convened for that purpose, the AMF believes that it would not be able to accept devices intended only to act in opposition to one of the possible participants and the use of which would be likely to provoke a sequence of reactions creating great disorder for the market.

For this reason the AMF considers that the plan to issue warrants in the manner set forth in the draft resolution contemplated by the Management Board and the Supervisory Board of Aventis, of which it takes notice, is inconsistent with the principles that regulate the orderly conduct of public tender offers and that the AMF has the responsibility to enforce.

      On April 23, 2004, Mr. Dehecq, Mr. Lindsay Owen-Jones, a member of the Sanofi-Synthelabo board of directors and Chairman and Chief Executive Officer of L’Oréal, and Mr. Thierry Desmarest, a member of the Sanofi-Synthelabo board of directors and Chairman and Chief Executive Officer of Total, on the one hand, met with Mr. Landau, Mr. Jürgen Dormann, Chairman of the Aventis supervisory board, and Mr. Jean-René Fourtou, Vice Chairman of the Aventis supervisory board, on the other hand. At this meeting the parties continued to discuss the possibility of an agreed transaction. At this meeting, there was no discussion or negotiation of the amount by which Sanofi-Synthelabo would or should increase its offer.

      On April 23 and April 24, 2004, various advisors and representatives of Sanofi-Synthelabo had contacts and discussions with various advisors and representatives of Aventis to explore the possibility of an agreed transaction.

      The foregoing discussions generally covered the following material topics: the possible name of the combined company; the corporate governance of the combined company, including the composition of its board of directors; its standing board committees and its management committee (Comité de direction); termination policies and severance arrangements; arrangements for the treatment of Aventis stock options and the warrants issued to German employees; and the ongoing commitment of the combined company to maintain the manufacturing and research facilities of Aventis located in Frankfurt, Germany.

      On April 24, 2004, the Sanofi-Synthelabo board of directors (conseil d’administration) held a meeting in Paris, France, at which all of the members of the Sanofi-Synthelabo board of directors were present, except for Pierre Gilles de Gennes. Certain members of Sanofi-Synthelabo’s senior management were present and representatives of Sanofi-Synthelabo’s financial and legal advisers were available to answer questions raised by the Sanofi-Synthelabo board of directors. Mr. Dehecq presided at the meeting. The meeting received presentations confirming the strategic rationale for the proposed acquisition of Aventis, providing an update on the progress of the offers to date and the likely future timetable for the offers, and setting forth the proposed terms and conditions for the revised offers. The Sanofi-Synthelabo board of directors also reviewed the regulatory considerations, including European and U.S. antitrust matters, of the revised offers. The Sanofi-Synthelabo board of directors also received an update on the discussions and contacts that had taken place over the previous two days with representatives and advisors of Aventis with respect to the possibility of an agreed transaction between Sanofi-Synthelabo and Aventis. Following extensive discussion and deliberation, the Sanofi-Synthelabo board of directors voted unanimously:

•	to approve the terms of the credit agreement negotiated in connection with the revised offers and to authorize Mr. Dehecq (with full powers of delegation) to negotiate and execute the definitive credit agreement and any related, necessary or useful agreements or contracts and generally to take all actions necessary or desirable in order to put in place the credit facility (in accordance with French law, Mr. Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from this vote);

•	to approve the guarantee that may be granted by Sanofi-Synthelabo, in connection with the above credit agreement, with respect to the obligations of its subsidiaries that become borrowers under such credit agreement, for an amount equal to the principal amount able to be borrowed under tranche C of the credit facility (plus an amount of 15% of such principal amount to cover interest, fees and other related charges) and to authorize Mr. Dehecq (with full power of delegation) to negotiate and execute the final guarantee and any related, necessary or useful agreements or contracts and generally to take all actions necessary or desirable in relation to this matter (in accordance with French law, Mr. Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from the vote); this authorization was given in addition to the one given on December 10, 2003 but replaced the authorization given on January 25, 2004 in relation to the guarantee related to the credit facility entered into by Sanofi-Synthelabo on January 25, 2004;

•	to approve (1) the revised offers on the terms and conditions set forth in this prospectus supplement, (2) the drafts of the revised offer documentation relating to the revised French offer and the revised U.S. offer, (3) the draft information notice required to be published under regulation n 2002-04 of the COB (communiqué) and (4) the revised letter of engagement between Sanofi-Synthelabo and Merrill Lynch and to authorize Mr. Dehecq (with full powers of delegation) to file the improved offer, to take all necessary steps (including negotiations with the target on the basis agreed by the board of directors) and to negotiate and execute any necessary documents (including filing the necessary documentation with governmental and administrative authorities in various countries in connection with the revised offers) and generally to take all necessary actions to effect the revised offers;

•	to approve the terms of a revised letter of engagement between Sanofi-Synthelabo and BNP Paribas and to authorize Mr. Dehecq (with full powers of delegation) to negotiate and execute the definitive letters of engagement and any related agreements (in accordance with French law, Mr. Owen-Jones, who is also a member of the board of directors of BNP Paribas, recused himself from this vote);

•	to supplement the agenda and the draft resolutions to be put to the general meeting of Sanofi-Synthelabo shareholders on May 24, 2004 (as well as the notice of that meeting) so as to include the additional resolution (number 27) necessary to increase the capital of

Sanofi-Synthelabo through the issuance of the number of new ordinary shares to be issued in exchange for the Aventis ordinary shares tendered in the revised offers (a draft of which resolution was reviewed by the board), it being understood that no vote would be taken on this resolution at the meeting of Sanofi-Synthelabo shareholders on May 24, 2004 except in the case that Sanofi-Synthelabo had received satisfactory assurances that the Aventis resolution relating to the issuance of the Plavix® warrants and/or the Plavix® warrants themselves had been withdrawn, cancelled or become null and void. In the case that no such assurance had been received, the board authorized Mr. Dehecq to ensure that a vote would be taken on this resolution at another general meeting of Sanofi-Synthelabo shareholders to be held no later than five trading days before the expiration date of the revised offers;

•	to amend the report of the board of directors to be presented to the shareholders’ meeting on May 24, 2004;

•	to establish a special ad hoc committee of the board of directors, composed of Mr. Dehecq, René Barbier de la Serre, Robert Castaigne, Christian Mulliez, and Gérard Van Kemmel and to authorize this committee to finalize the official extract of the minutes (l’extrait du procès-verbal) of the meeting of the Sanofi-Synthelabo board of directors; and

•	to authorize Mr. Dehecq (with full powers of delegation) to execute all documents and to take all action necessary to give effect to the revised offers.

      On the morning of April 25, 2004, pursuant to the authorization to negotiate granted by the Sanofi-Synthelabo board of directors, Mr. Dehecq faxed a letter to Mr. Landau together with an executed agreement setting out the terms on which Sanofi-Synthelabo was willing to make an improved offer for Aventis; provided, among other things, that the Aventis supervisory board agree to recommend that all holders of Aventis ordinary shares and Aventis ADSs tender their Aventis securities into the revised offer. The main terms of this agreement had been reviewed by the Sanofi-Synthelabo board of directors at its meeting on April 24, 2004. Mr. Dehecq’s letter stated that Sanofi-Synthelabo’s enclosed agreement to make an improved offer would expire unless agreed to in writing by the Aventis management board and the Aventis supervisory board by 10:00 p.m. on April 25, 2004. The letter and the proposed agreement generally covered the topics set forth in the description of the agreement in its final form, see “Background and Reasons for the Revised Offers — Past Contacts, Transactions, Negotiations and Agreements” in our prospectus supplement dated May 27, 2004, filed with the SEC under the Rule 424(b) on May 28, 2004. The letter and the proposed agreement were the first communication between Sanofi-Synthelabo and Aventis concerning the specific price terms on which Sanofi-Synthelabo was prepared to make the revised offers.

      Throughout the day on April 25, 2004, various representatives and advisors of Sanofi-Synthelabo had contacts and discussions with various representatives and advisors of Aventis, generally related to the terms and conditions of an improved offer by Sanofi-Synthelabo to be recommended by the Aventis supervisory board and the final terms of the proposed agreement between Sanofi-Synthelabo and Aventis.

      In the afternoon of April 25, 2004, the Aventis supervisory board met. At the end of that meeting, Aventis communicated to Sanofi-Synthelabo that the Aventis supervisory board had concluded that Sanofi-Synthelabo’s revised offers were in the interest of the Company, its shareholders and employees and that the Aventis supervisory board, therefore, had authorized the Aventis management board to execute the agreement between Aventis and Sanofi-Synthelabo and that the Aventis supervisory board was recommending that Aventis shareholders tender their Aventis shares in the revised offers.

      Following the meeting of the Aventis supervisory board, representatives of Sanofi-Synthelabo and Aventis negotiated the definitive agreement between the companies, and Sanofi-Synthelabo and Aventis executed the definitive agreement.

      On April 26, 2004, Sanofi-Synthelabo filed its revised French offer documentation with the AMF, and the AMF published the material terms of the revised French offer in an official notice (avis de dépôt n 204C0545).

      On April 26, 2004, Sanofi-Synthelabo publicly announced the revised offers by issuing a press release that stated (most footnotes and annex omitted):

Following an agreement reached between the two groups, Sanofi-Synthelabo (Paris: SAN, NYSE: SNY) announces a friendly improved offer for Aventis. This improved offer has been filed today in Paris and will be filed over the next few days in the United States and Germany.

Sanofi-Synthelabo’s offer, which creates value for all shareholders, offers a very attractive premium to Aventis shareholders and is immediately accretive to adjusted net earnings for Sanofi-Synthelabo shareholders.

This offer was unanimously approved by the Board of Directors of Sanofi-Synthelabo on April 24, 2004 and is fully supported by Total and L’Oréal, Sanofi-Synthelabo’s two principal shareholders, who, in view of the agreement, will approve the corresponding increase in share capital.

The offer was approved on April 25, 2004 by the Management Board and by the Supervisory Board of Aventis, which recommends that Aventis shareholders tender their shares into Sanofi-Synthelabo’s offer.

Sanofi-Synthelabo is delighted by the agreement reached with Aventis, which achieves a friendly business combination between two companies to create the third largest pharmaceutical group in the world, and the number one in Europe. It will be led by Jean-François Dehecq, with a management team drawn equally from both groups, respecting the cultures of each, with a strong presence in France and Germany. The strategic project presented by Sanofi-Synthelabo will thus be implemented.

Main Terms of the Agreement

      The agreement will be made public in its entirety.

      Besides the financial elements of the offer and the recommendation of the Supervisory Board of Aventis, it covers the following main points:

•	Company name: SANOFI-AVENTIS

•	Board of Directors: the Board will be composed of 17 members, of which Jean-François Dehecq, Chairman and Chief Executive Officer, 8 members chosen by Aventis and 8 members chosen by Sanofi-Synthelabo. In addition to the three existing board committees (Audit, Remuneration, Scientific), a Strategic Committee will be created. These committees will have equal representation.

•	Management Committee: the management Committee will be chaired by Jean-François Dehecq who will nominate an equal number of persons selected from Sanofi-Synthelabo and Aventis.

•	Withdrawal of the proposed resolutions to the annual general meeting of shareholders of Aventis relating to the Plavix® warrants and to the limitation of voting rights and withdrawal of all legal proceedings.

Terms of the Offer

•	«Standard entitlement»: 5 Sanofi-Synthelabo shares and €120 in cash for 6 Aventis shares,

•	All-stock election: 1.1739 Sanofi-Synthelabo shares for each Aventis share,

•	All-cash election: €68.93 in cash for each Aventis share,

•	Aventis shareholders are free to choose one or other election, or a combination of different elections. However, the all-stock election and the all-cash election will be adjusted and prorated such that, in aggregate, the consideration offered shall always be 71% in shares and 29% in cash.

The offer is subject to the condition that shares representing more than 50% of the share capital and voting rights of Aventis are tendered, on a fully diluted basis.

The improved offer will not be subject to the condition precedent of the expiration or termination of the applicable waiting period under the US Hart-Scott-Rodino Antitrust Improvements Act and no order being entered prohibiting the transaction.

The extraordinary meeting of Sanofi-Synthelabo shareholders will be convened on May 24, 2004 for the purpose of approving the issuance of the Sanofi-Synthelabo shares to pay for the Aventis shares tendered in the offer.

      On April 26, 2004, Aventis issued a press release that stated:

On April 25, 2004, Aventis and Sanofi-Synthelabo agreed on a substantially improved offer as well as a balanced governance structure. After reviewing this new offer, the Management Board and the Supervisory Board decided to recommend this offer to Aventis shareholders. This decision was based on a majority of 13 members, with two opposing votes by employee representatives and an abstention by the representative of Kuwait Petroleum Corporation, Mrs. Seham Razzouqi. All members of the Aventis Supervisory Board were present or represented.

Igor Landau, Chairman of the Management Board, said: “We are pleased to have reached an agreement that recognizes the value of Aventis from a financial standpoint as well as the talent and expertise of our employees. By being equally represented in the management of Sanofi-Aventis, this agreement provides the necessary conditions for the success and development of the new group.”

Terms of the Offer

      Under the revised offer terms, Sanofi-Synthelabo offers:

•	0.8333 of a newly issued Sanofi-Synthelabo ordinary share and a cash compensation of €20 for each Aventis ordinary share tendered (2003 dividend attached), and

•	1.6667 newly issued Sanofi-Synthelabo ADSs and a cash compensation of €20 for each Aventis ADS.

      The offer consists of 71% Sanofi-Synthelabo shares and 29% cash.

      This improved offer would value one Aventis share at €68.93 based on the unaffected share price of Sanofi-Synthelabo (one month-average) prior to the launch of their initial offer on January 26, 2004, which valued Aventis with €60.43 per share.

      The improved offer values Aventis in total at €55.3 billion compared to €48.5 billion for the initial offer.

Principles for the new combined company

      The combined company will operate and function under the following principles:

•	the name of the new group will be Sanofi-Aventis

•	the Board of Directors will be made up of 17 members: Jean-François Dehecq, Chairman and CEO (President Directeur General), eight members selected by the Aventis Supervisory Board, including the Vice-Chairman of the board of directors, who will be a German representative, and eight members selected by the Sanofi-Synthelabo board of directors;

•	the Board of Directors of the combined company will appoint four committees (Strategic Committee, Compensation and Nomination Committee, Audit Committee and Scientific Committee) which will consist of an equal number of Aventis and Sanofi-Synthelabo directors, two of such committees being chaired by a director designated by Aventis and two being chaired by a director designated by Sanofi-Synthelabo;

•	a Comité de Direction will include an equal number of persons from Aventis and Sanofi-Synthelabo selected by Mr. Jean-François Dehecq as Chairman;

•	an integration committee consisting of an equal number of members selected from Aventis and Sanofi-Synthelabo and Mr. Jean-François Dehecq as Chairman, will oversee the integration of the two companies and select the managers of the combined group.

     Reasons for Recommending the Offer

      The Supervisory Board determined that:

•	the terms of the improved offer reflect a substantial increase in the premium offered to Aventis shareholders which is now in line with comparable transactions based on various valuation methods;

•	compared to Sanofi-Synthelabo’s initial offer, the improved terms reflect adequately the expected growth potential of Aventis in the next few years and its expected contribution to the results and growth of the combined group;

•	the governance rules and contemplated integration processes, as defined in the proposed agreement, should allow a successful and fair integration between the two companies;

•	the status of the review and negotiation with the antitrust authorities in Europe and in the U.S., indicate that Sanofi-Synthelabo’s commitments to secure approval should not significantly impact the growth profile of the combined group;

•	Sanofi-Synthelabo has assured Aventis that the disclosure in its Registration Statement on US Form F-4 regarding the Plavix litigation is true and correct in all material respects and that there are no material omissions from that disclosure that make such disclosure misleading; and

•	completion of the transaction can be reasonably expected in a short time frame.

Aventis to withdraw outstanding litigation and specific resolutions from Aventis Annual General Meeting

      Aventis will withdraw all claims against Sanofi-Synthelabo and the Autorite des Marches Financiers in connection with Sanofi-Synthelabo’s offer, and will withdraw the resolutions relating to the issuance of Plavix warrants and the limitation of voting rights from its Annual General Meeting, for which a new date will be scheduled.

      On April 22, 2004, Novartis accepted the offer of the Aventis Supervisory Board to negotiate the conditions of a potential business combination. During the course of these negotiations, Aventis invited Novartis to submit an offer for consideration by the Supervisory Board. Novartis indicated that it would not be prepared to submit a bid, unless the Supervisory Board first rejected any improved offer from Sanofi-Synthelabo. Aventis has not received any offer from Novartis.

      On April 26, 2004, Total issued a press release that stated:

Sanofi-Synthelabo has just announced an increased, friendly offer for the shares of Aventis, following an original public offer announced January 26.

Total has approved this increased, friendly offer and in light of agreements will approve the capital increase that will be put to the vote of the general shareholders meeting of Sanofi-Synthélabo.

Total congratulates the decision of the Supervisory Board of Aventis to recommend this offer to its shareholders.

Total considers that this combination, as now recommended, should facilitate implementation of synergies.

The combination of the two groups will permit the creation of the number one player in the pharmaceutical industry in Europe and number three on a worldwide level.

On April 26, 2004, L’Oréal issued a press release in French that stated, in translation:

L’Oréal has fully approved Sanofi-Synthelabo’s proposed offer for Aventis announced today and will approve the increase in share capital that will be submitted to a general meeting of Sanofi-Synthelabo shareholders.

L’Oréal is delighted by the friendly character of this offer, the spirit of which should facilitate the combination between the two groups and the success of the new entity, Sanofi-Aventis. This transaction has been recommended by the Supervisory Board and the Management Board of Aventis.

This transaction will permit the creation of a new and important global player in the pharmaceutical industry.

As announced on January 26, 2004, L’Oréal intends to keep its shares and will reflect its share of the dividends paid by Sanofi-Synthelabo in its income statement.

      On April 26, 2004, the European Commission announced that it had approved Sanofi-Synthelabo’s proposed acquisition of Aventis, subject to certain conditions. For further information, see “Recent Developments — European Commission Competition Approval” in our prospectus supplement dated May 27, 2004, filed with the SEC under Rule 424(b) on May 28, 2004.

      On May 4, 2004, the AMF announced (Decision et Information n 204C0579) that it had examined the terms of the revised French offer and declared it “recevable”, meaning that the AMF has cleared the terms of the revised French offer as complying with applicable French tender offer rules. See “Recent Developments — AMF Clearance Decision” in our prospectus supplement dated May 27, 2004, filed with the SEC under Rule 424(b) on May 28, 2004.

      On May 5, 2004, Sanofi-Synthelabo announced that the FTC had issued a request for additional information (a second request) to enable the FTC to complete its ongoing review of the acquisition of Aventis securities pursuant to the offers. See “Recent Developments — Request for Additional Information from the U.S. Federal Trade Commission” in our prospectus supplement dated May 27, 2004, filed with the SEC under Rule 426(b) on May 28, 2004.

      On May 5, 2004, Sanofi-Synthelabo caused a post-effective amendment to its registration statement on Form F-4 (including a preliminary form of this prospectus supplement) to be filed with the SEC.

      On May 7, 2004, the AMF granted the revised French offer prospectus (note d’information complémentaire) its visa (n° 04-0384).

      On May 11, 2004, Sanofi-Synthelabo published the revised French offer prospectus in La Tribune, a French financial newspaper of general circulation.

      On May 12, 2004, the revised French offer opened. Also on May 12, 2004, Aventis announced that its annual general meeting of shareholders has been rescheduled for June 11, 2004. See “Recent Developments — Postponement of General Meeting of Shareholders” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 28, 2004.

      On May 13, 2004, the SEC declared the post-effective amendment to Sanofi-Synthelabo’s registration statement on Form F-4 to be effective.

      On May 14, 2004, Sanofi-Synthelabo announced that its general meeting of shareholders has been rescheduled for June 23, 2004. See “Recent Developments — Postponement of General Meetings of Shareholders” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 28, 2004.

      On May 14, 2004, Aventis announced that it had submitted its draft recommendation statement (note d’information en réponse) to the AMF.

      On May 24, 2004, Aventis announced that it had submitted its draft recommendation statement (note d’information en réponse) to AMR.

      On May 24, 2004, the board of directors of Sanofi-Synthelabo finalized the list of directors whose nomination will be proposed to the general meeting of Sanofi-Synthelabo shareholders to be held on June 23, 2004. See “Recent Developments — Postponement of General Meetings of Shareholders” in our prospectus supplement dated May 27, 2004 filed with the SEC under Rule 424(b) on May 27, 2004.

      On May 26, 2004, Sanofi-Synthelabo announced the successful completion of the first round of syndication of the €16 billion credit facility entered into in connection with the revised offers. See “Source and Amount of Funds”.

      On June 1, 2004, the AMF announced that it set June 30, 2004 as the expiration date of Sanofi-Aventis’s (formerly known as Sanofi-Synthelabo) revised offer for Aventis.

      On June 14, 2004, Sanofi-Aventis announced that, at the Aventis annual general meeting held on June 11, 2004, the Aventis shareholders voted to approve Aventis’s 2003 dividend in the amount of €0.82 per share, with an ex-dividend date of June 15, 2004 and a payment date of July 15, 2004. As a result, in accordance with Sanofi-Aventis’s revised offer for Aventis, the terms of Sanofi-Aventis’s offer for Aventis were adjusted as follows:

•	Standard Entitlement: 5 Sanofi-Aventis ordinary shares and €115.08 in cash for 6 Aventis ordinary shares (or 0.8333 of a Sanofi-Aventis ordinary share and €19.18 in cash for each Aventis ordinary share; and 1.6667 Sanofi-Aventis ADSs and an amount in U.S. dollars equal to €19.18 in cash for each Aventis ADS);

•	All Stock Election: 1.1600 Sanofi-Aventis ordinary shares for each Aventis ordinary share (or 2.3200 Sanofi-Aventis ADSs for each Aventis ADS); and

•	All Cash Election: €68.11 in cash for each Aventis ordinary share (or an amount in U.S. dollars equal to €68.11 in cash for each Aventis ADS).

      On June 21, 2004, Sanofi-Aventis announced that, after the successful completion of Sanofi-Aventis’s offer for Aventis, it would establish a management committee under the authority of Jean-François Dehecq to bring together all of the main functions and operating divisions. See “Recent Events — New Management Committee of Sanofi-Aventis” for a description of the management committee of Sanofi-Aventis.

      On June 22, 2004, the AMF announced that it had extended the expiration date of Sanofi-Aventis’s revised offer for the Aventis ordinary shares until July 30, 2004.

      On June 23, 2004, the extraordinary general meeting of Sanofi-Aventis shareholders voted to approve the increase in the share capital of Sanofi-Aventis and the issuance of the new Sanofi-Aventis ordinary shares to be issued to Aventis shareholders in consideration of their Aventis securities tendered into the offers.

      On June 25, 2004, Sanofi-Aventis announced that it had signed an agreement with Pfizer Inc. regarding the divestment of Aventis’s interests in Campto® in response to requests made by the competition authorities. For more information on this agreement, see “Regulatory Matters — Competition and Antitrust — Sale of Campto®”.

      On July 15, 2004, Sanofi-Aventis announced that the FTC’s Bureau of Competition and Economics completed its review of Sanofi-Aventis’s proposed acquisition of Aventis and forwarded a proposed consent decree to the FTC for acceptance and placement on the public record.

      On July 29, 2004, Sanofi-Aventis announced that the FTC accepted a consent decree for public comment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

      The French Commercial Code prohibits provisions of statuts that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

      Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi-Aventis has purchased insurance for all of its directors.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statements Schedules.

           (a)     The following Exhibits are filed herewith unless otherwise indicated:

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement, dated April 25, 2004, between Sanofi-Synthelabo (now known as Sanofi-Aventis) and Aventis (Incorporated by reference to Exhibit (d)(1) of Amendment No. 2 to the Tender Offer Statement on Schedule TO of Sanofi-Aventis dated April 26, 2004 (SEC File No. 005-49593))
2.2	Agreement and Plan of Merger, dated October 14, 2004, by and among Sanofi-Aventis and Aventis (in English translation for information purposes only) (included as Annex A to the information statement/prospectus included as part of this registration statement)
3.1	Bylaws (statuts) of Sanofi-Aventis
4	Form of Deposit Agreement between Sanofi-Aventis and The Bank of New York, as depositary (incorporated into this document by reference to Exhibit A to the Registration Statement on Form F-6, relating to Sanofi-Aventis ADSs, SEC File No. 333-91658)
5	Opinion of Laurent Cohen-Tanugi regarding validity of the securities registered to the extent issued in the offers****
5.1	Form of opinion of Patricia Kodyra regarding validity of securities being registered, to the extent issued in the merger
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain United States federal income tax matters in relation to the offers****

Exhibit
Number	Description

8.2	Opinion of Linklaters regarding certain French tax matters in relation to the offers****
8.3	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding certain United States federal income tax matters in relation to the merger
8.4	Form of opinion of Linklaters regarding certain French tax matters in relation to the merger
10.1	Shareholders’ Agreement, dated April 9, 1999, between Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only) (incorporated herein by reference to Exhibit 2.2 to the Registration Statement on Form 20-F, dated June 25, 2002, SEC File No. 001-31368)
10.2	Amendment to Shareholders’ Agreement, dated November 24, 2003, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*
10.3	Protocol of Agreement, dated January 25, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*
10.4	Credit Facility Agreement, dated January 25, 2004***
10.5	Credit Facility Agreement, dated April 26, 2004*****
10.6	Protocol of Agreement, dated April 24, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*****
10.7	Letter from Mr. Jean-François Dehecq to Mr. Igor Landau confirming certain severance and other employment-related benefits of Mr. Landau (Incorporated by reference to Exhibit (d)(2) of Amendment No. 2 to the Tender Offer Statement on Schedule TO of Sanofi-Aventis dated April 26, 2004 (SEC File No. 005-49593))
10.8	Amendment No. 2 to Shareholders’ Agreement, dated August 30, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal, (in English translation for information purposes only)†
21	List of Subsidiaries of Sanofi-Aventis (incorporated into this document by reference to Item 4 “Information on the Company — Organizational Structure” of the Annual Report on the Annual Report on Form 20-F for the period ended December 31, 2002, SEC File No. 001-31368)
23.1	Consent of PricewaterhouseCoopers Audit as auditors of the financial statements of Sanofi-Aventis
23.2	Consent of Ernst & Young Audit as auditors of the financial statements of Sanofi-Aventis
23.3	Consent of Laurent Cohen-Tanugi (included in the opinion filed as Exhibit 5 to this Registration Statement)
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.5	Consent of Linklaters (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23.6	Consent of PricewaterhouseCoopers as auditors of the financial statements of Aventis
99.1	Form of ADS Letter of Transmittal (Aventis ADSs)**
99.2	Form of Notice of Guaranteed Delivery (Aventis ADSs)**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ADSs)**
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ADSs)**
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9**
99.6	Form of Acceptance for Aventis ordinary shares**

Exhibit
Number	Description

99.7	Form of Technical Notice to French Financial Intermediaries and U.S. Custodians (Aventis ordinary shares)**
99.8	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ordinary shares)**
99.9	Consent of Merrill Lynch Capital Markets (France) S.A.S.*
99.10	Consent of BNP Paribas*

*	Previously filed on January 29, 2004

**	Previously filed on March 12, 2004

***	Previously filed on March 29, 2004

****	Previously filed on April 7, 2004

*****	Previously filed on May 5, 2004

†	To be filed by amendment

           (b)     Financial Statement Schedules

Not Applicable.

Item 22.     Undertakings.

(a)	In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus to provide such interim financial information.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on October 15, 2004.

SANOFI-AVENTIS

By: /s/ JEAN-FRANÇOIS DEHECQ

Name: Jean-François Dehecq
Title: Chairman & Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jean-François Dehecq, Jean-Claude Leroy and Dirk Oldenburg, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JEAN-FRANÇOIS DEHECQ Jean-François Dehecq	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2004

/s/ JEAN-CLAUDE LEROY Jean-Claude Leroy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 15, 2004

/s/ JEAN-LUC RENARD Jean-Luc Renard	Vice President Corporate Accounting and Tax (Principal Accounting Officer)	October 15, 2004

/s/ RENÉ BARBIER DE LA SERRE René Barbier de la Serre	Director	October 15, 2004

/s/ JEAN-MARC BRUEL Jean-Marc Bruel	Director	October 15, 2004

/s/ ROBERT CASTAIGNE Robert Castaigne	Director	October 15, 2004

/s/ THIERRY DESMAREST Thierry Desmarest	Director	October 15, 2004

Signature	Title	Date

Jürgen Dormann	Director

/s/ DOURO Lord Douro	Director	October 15, 2004

/s/ JEAN-RENÉ FOURTOU Jean-René Fourtou	Director	October 15, 2004

/s/ SERGE KAMPF Serge Kampf	Director	October 15, 2004

/s/ IGOR LANDAU Igor Landau	Director	October 15, 2004

/s/ HUBERT MARKL Hubert Markl	Director	October 15, 2004

/s/ CHRISTIAN MULLIEZ Christian Mulliez	Director	October 15, 2004

/s/ LINDSAY OWEN-JONES Lindsay Owen-Jones	Director	October 15, 2004

/s/ KLAUS POHLE Klaus Pohle	Director	October 15, 2004

Hermann Scholl	Director

/s/ GÉRARD VAN KEMMEL Gérard Van Kemmel	Director	October 15, 2004

/s/ BRUNO WEYMULLER Bruno Weymuller	Director	October 15, 2004

/s/ TIMOTHY ROTHWELL Timothy Rothwell	Authorized Representative in the United States of America	October 13, 2004

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement, dated April 25, 2004, between Sanofi-Synthelabo (now known as Sanofi-Aventis) and Aventis (Incorporated by reference to Exhibit(d)(1) of Amendment No. 2 to the Tender Offer Statement on Schedule TO of Sanofi-Aventis, dated April 26, 2004 (SEC File No. 005-49593))
2.2	Agreement and Plan of Merger, dated October 14, 2004, by and among Sanofi-Aventis and Aventis (in English translation for information purposes only) (included as Annex A to the information statement/prospectus included as part of this registration statement)
3.1	Bylaws (statuts) of Sanofi-Aventis
4	Form of Deposit Agreement between Sanofi-Aventis and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6, relating to Sanofi-Aventis ADSs, SEC File No. 333-91658)
5	Opinion of Laurent Cohen-Tanugi regarding validity of the securities registered to the extent issued in the offers****
5.1	Form of opinion of Patricia Kodyra regarding the validity of the securities registered, to the extent issued in the merger
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain United States federal income tax matters****
8.2	Opinion of Linklaters regarding certain French tax matters****
8.3	Form of opinion of Wachtell, Lipton, Rosen & Katz regarding certain United States federal income tax matters in relation to the merger
8.4	Form of opinion of Linklaters regarding certain French matters in relation to the merger
10.1	Shareholders’ Agreement, dated April 9, 1999, between Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only) (incorporated herein by reference to Exhibit 2.2 to the Registration Statement on Form 20-F, dated June 25, 2002, SEC File No. 001-31368)
10.2	Amendment to Shareholders’ Agreement, dated November 24, 2003, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*
10.3	Protocol of Agreement, dated January 25, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*
10.4	Credit Facility Agreement, dated January 25, 2004***
10.5	Credit Facility Agreement, dated April 26, 2004*****
10.6	Protocol of Agreement, dated April 24, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal (in English translation for information purposes only)*****
10.7	Letter from Mr. Jean-François Dehecq to Mr. Igor Landau confirming certain severance and other employment-related benefits of Mr. Landau (Incorporated by reference to Exhibit(d)(1) of Amendment No. 2 to the Tender Offer Statement on Schedule TO of Sanofi-Aventis, dated April 26, 2004 (SEC File No. 005-49593))
10.8	Amendment No. 2 to Shareholders’ Agreement, dated August 30, 2004, between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal, (in English translation for information purposes only)†
21	List of Subsidiaries of Sanofi-Aventis (incorporated herein by reference to Item 4 “Information on the Company — Organizational Structure” of the Annual Report on the Annual Report on Form 20-F for the period ended December 31, 2002, SEC File No. 001-31368)
23.1	Consent of PricewaterhouseCoopers Audit as auditors of the financial statements of Sanofi-Aventis
23.2	Consent of Ernst & Young Audit as auditors of the financial statements of Sanofi-Aventis

Exhibit
Number	Description

23.3	Consent of Laurent Cohen-Tanugi (included in the opinion filed as Exhibit 5 to this Registration Statement)
23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.5	Consent of Linklaters (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23.6	Consent of PricewaterhouseCoopers as auditors of the financial statements of Aventis
99.1	Form of ADS Letter of Transmittal (Aventis ADSs)**
99.2	Form of Notice of Guaranteed Delivery (Aventis ADSs)**
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ADSs)**
99.4	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ADSs)**
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9**
99.6	Form of Acceptance for Aventis Ordinary Shares**
99.7	Form of Technical Notice to French Financial Intermediaries and U.S. Custodians (Aventis ordinary shares)**
99.8	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Aventis ordinary shares)**
99.9	Consent of Merrill Lynch Capital Markets (France) S.A.S.*
99.10	Consent of BNP Paribas*

*	Previously filed on January 29, 2004

**	Previously filed on March 12, 2004

***	Previously filed on March 29, 2004

****	Previously filed on April 7, 2004

*****	Previously filed on May 5, 2004

†	To be filed by amendment